Exhibit 10.1

Execution Version

THIS RESTRUCTURING SUPPORT AGREEMENT IS THE PRODUCT OF SETTLEMENT DISCUSSIONS AMONG THE PARTIES THERETO. ACCORDINGLY, THIS RESTRUCTURING SUPPORT AGREEMENT IS PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS.

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.

THIS RESTRUCTURING SUPPORT AGREEMENT DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE TRANSACTIONS DESCRIBED HEREIN, WHICH TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS AND THE APPROVAL RIGHTS OF THE PARTIES SET FORTH HEREIN AND IN SUCH DEFINITIVE DOCUMENTS.

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (including all exhibits, annexes, and schedules hereto in accordance with Section 15.03, in each case, as may be amended, amended and restated, supplemented, or otherwise modified from time to time, in accordance with the terms hereof, this “Agreement”) is made and entered into as of June 11, 2021 (the “Execution Date”), by and among the following parties (each of the following described in sub-clauses (i) through (v) of this preamble, collectively, the “Parties”):1

i.	Washington Prime Group Inc., a company incorporated under the Laws of Indiana (“WPG Inc.”), and each of its affiliates listed on Exhibit A to this Agreement (collectively, the “Company Parties”);

ii.

the beneficial holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold 2018 Credit Facility Claims and that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to Counsel to the Company Parties, Counsel to the Ad Hoc Lender Group, and Counsel to the Plan Sponsor (collectively, the “Consenting 2018 Credit Facility Lenders”);

iii.

the beneficial holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold 2015 Credit Facility Claims and that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to Counsel to the Company Parties, Counsel to the Ad Hoc Lender Group, and Counsel to the Plan Sponsor (collectively, the “Consenting 2015 Credit Facility Lenders”);

[1]	Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1 of this Agreement.

iv.

the beneficial holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold Weberstown Term Loan Facility Claims and that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to Counsel to the Company Parties, Counsel to the Ad Hoc Lender Group, and Counsel to the Plan Sponsor (collectively, the “Consenting Weberstown Lenders”); and

v.

the undersigned holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold Unsecured Note Claims and that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to Counsel to the Company Parties, Counsel to the Ad Hoc Lender Group, and Counsel to the Plan Sponsor (collectively, the “Consenting Unsecured Noteholders”).

RECITALS

WHEREAS, the Parties have in good faith and at arms’ length negotiated or been apprised of certain restructuring and recapitalization transactions with respect to the Company Parties’ capital structure on the terms set forth in this Agreement and as specified in the term sheet attached hereto as Exhibit B (the “Restructuring Term Sheet”), the DIP Credit Agreement attached hereto as Exhibit C, the New Term Loan Exit Facility Term Sheet attached hereto as Exhibit D, and the Backstop Commitment Agreement attached hereto as Exhibit E (collectively, the “Restructuring Transactions”);

WHEREAS, the Company Parties intend to implement the Restructuring Transactions, including through the commencement of voluntary cases under chapter 11 of the Bankruptcy Code (the “Chapter 11 Cases”) filed under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (as amended, the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”);

WHEREAS, the Parties agree that this Agreement and the Restructuring Transactions are the product of good faith, arm’s-length negotiations among all of the Parties; and

WHEREAS, the Parties desire to express their mutual support and commitment to take certain actions in support of the Restructuring Transactions, including with respect to the consummation of the Plan on the terms and conditions contained in this Agreement and the Restructuring Term Sheet.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, severally, and not jointly, intending to be legally bound hereby, agrees as follows:

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AGREEMENT

Section 1.	Definitions and Interpretation.

1.01.    Definitions. The following terms shall have the following definitions:

“2015 Credit Agreement” means that certain Term Loan Agreement, dated as December 10, 2015 (as amended, supplemented, or otherwise modified on or prior to the date hereof, including by that certain Amendment No. 1 to Term Loan Agreement, dated January 22, 2018, and that certain Amendment No. 2 to Term Loan Agreement, dated August 13, 2020) by and among WPG LP, as borrower, certain Company Parties as guarantors, GLAS USA LLC and Americas LLC (as successor to PNC Bank, National Association), as collateral and administrative agent, and the lenders party thereto.

“2015 Credit Facility” means the credit facility under the 2015 Credit Agreement.

“2015 Credit Facility Claim” means any Claim arising under, derived from, secured by, based on, or related to the 2015 Credit Facility or any other agreement, instrument or document executed at any time in connection therewith and any guaranty thereof.

“2018 Credit Agreement” means that certain Revolving Credit and Term Loan Agreement, dated as of January 22, 2018 (as amended, supplemented, or otherwise modified on or prior to the date hereof, including by that certain Amendment No. 1, dated August 13, 2020) by and among WPG LP, as borrower, certain Company Parties as guarantors, Bank of America, N.A. as collateral and administrative agent, and the lenders party thereto.

“2018 Credit Facility” means those certain credit facilities under the 2018 Credit Agreement.

“2018 Credit Facility Claim” means any Claim arising under, derived from, secured by, based on, or related to the 2018 Credit Facility or any other agreement, instrument or document executed at any time in connection therewith and any guaranty thereof.

“Acceptable Alternative Restructuring Proposal” means any Alternative Restructuring Proposal that provides for (A) the payment in full in Cash on the Effective Date of (i) Administrative Claims, (ii) DIP Claims, (iii) 2015 Credit Facility Claims, (iv) 2018 Credit Facility Claims, (v) Weberstown Term Loan Facility Claims, (vi) Unsecured Notes Claims (in each case, including, postpetition interest at the default contract rate, where applicable), (vii) General Unsecured Claims, and (viii) the Backstop Base Premium, and (B) additional value in an amount not less than the value of either Cash or New Common Equity provided to Holders of Existing Equity Interests under the Equitization Restructuring, as compared to Cash or non-Cash consideration provided to Holders of Existing Equity Interests under such Acceptable Alternative Restructuring Proposal; provided that the Company shall have the right to assess the value of New Common Equity or non-Cash consideration, as applicable, in its sole discretion; provided, however, that if the Company so elects to assess the value of New Common Equity or non-Cash consideration, it shall do so with respect to each of the Alternative Restructuring Proposal and the Equitization Restructuring.

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“Ad Hoc Lender Group” means the group or committee of Consenting 2018 Credit Facility Lenders, Consenting 2015 Credit Facility Lenders, and Consenting Weberstown Lenders, as applicable, represented by Wachtell, Lipton, Rosen & Katz and PJT Partners LP.

“Agent” means any administrative agent, collateral agent, or similar Entity under the 2015 Credit Facility, the 2018 Credit Facility, and/or the Weberstown Term Loan Facility, including any successors thereto.

“Agents/Trustees” means, collectively, all of the Agents and Trustees.

“Agreement” has the meaning set forth in the preamble to this Agreement and, for the avoidance of doubt, includes all the exhibits, annexes, and schedules hereto in accordance with Section 15.03 (including the Restructuring Term Sheet).

“Agreement Effective Date” means the date on which the conditions set forth in Section 2 have been satisfied or waived by the appropriate Party or Parties in accordance with this Agreement.

“Agreement Effective Period” means, with respect to a Party, the period from the Agreement Effective Date to the Termination Date applicable to that Party.

“Alternative Restructuring Proposal” means any inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, repurchase, refinancing, extension or repayment of a material portion of the Company’s or the Company Party’s funded debt, liquidation, tender offer, recapitalization, plan of reorganization, share exchange, business combination, or similar transaction involving any one or more Company Parties or the debt, equity, or other interests in any one or more Company Parties that is an alternative to one or more of the Restructuring Transactions.

“Backstop Approval Order” shall have the meaning given to such term in the Backstop Commitment Agreement; provided that such order shall be consistent with this Agreement.

“Backstop Base Premium” shall have the meaning given to such term in the Backstop Commitment Agreement.

“Backstop Commitment Agreement” means the backstop commitment agreement in substantially the form attached hereto as Exhibit E, as may be amended, modified, or supplemented from time to time, in accordance with its terms, which will govern certain matters related to the Equity Rights Offering, consistent with this Agreement.

“Backstop Equity Premium” shall have the meaning given to such term in the Backstop Commitment Agreement.

“Backstop Parties” means the Plan Sponsor and certain of its related funds, as signatories to the Backstop Commitment Agreement, solely in their capacity as such.

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“Bankruptcy Code” has the meaning set forth in the recitals to this Agreement.

“Bankruptcy Court” has the meaning set forth in the recitals to this Agreement.

“Bidding Procedures” means the bidding procedures or equivalent establishing procedures by which parties may submit and the Company Parties will consider Alternative Restructuring Proposals, including all documents required to implement such bidding procedures or equivalent, and so long as the class of Unsecured Notes Claims votes to accept the Plan, the Bidding Procedures will consider Alternative Restructuring Proposals where Cash value distributable to Existing Equity Interests (as defined in the Restructuring Term Sheet) matches dollar for dollar equal irrespective of the total amount of value or form of consideration distributed to holders of Claims that are senior to Existing Equity Interests.

“Business Day” means any day other than a Saturday, Sunday, or a legal holiday, as defined in Bankruptcy Rule 9006(a).

“Cash” or “$” means the legal tender of the United States of America or the equivalent thereof, including bank deposits, checks, and cash equivalents, as applicable.

“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.

“Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors.

“Company Claims/Interests” means any Claim against, or Interest in, a Company Party, including the 2015 Credit Facility Claims, the 2018 Credit Facility Claims, the DIP Claims, the Unsecured Notes Claims, and the Weberstown Term Loan Facility Claims.

“Company Parties” has the meaning set forth in the recitals to this Agreement.

“Confidentiality Agreement” means an executed confidentiality agreement, including with respect to the issuance of a “cleansing letter” or other public disclosure of material non-public information agreement, in connection with any proposed Restructuring Transactions.

“Confirmation Order Milestone” means the milestone described in Section 4.01(g).

“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan and Plan Supplement under section 1129 of the Bankruptcy Code; provided that such order shall be consistent with this Agreement.

“Consenting 2015 Credit Facility Lenders” has the meaning set forth in the recitals to this Agreement.

“Consenting 2018 Credit Facility Lenders” has the meaning set forth in the recitals to this Agreement.

“Consenting Ad Hoc Lenders” means the members of the Ad Hoc Lender Group that are party to this Agreement.

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“Consenting Stakeholders” means collectively, the Consenting 2015 Credit Facility Lenders, the Consenting 2018 Credit Facility Lenders, the Consenting Unsecured Noteholders, and the Consenting Weberstown Lenders, which for the avoidance of doubt, shall include the Consenting Ad Hoc Lender Group and the Plan Sponsor.

“Consenting Unsecured Noteholders” has the meaning set forth in the recitals to this Agreement.

“Consenting Weberstown Term Lenders” has the meaning set forth in the recitals to this Agreement.

“Counsel to the Ad Hoc Lender Group” means Wachtell, Lipton, Rosen & Katz

“Counsel to the Company Parties” means Kirkland & Ellis LLP.

“Counsel to the Plan Sponsor” means Davis Polk & Wardwell LLP.

“Debtors” means the Company Parties that commence Chapter 11 Cases.

“Definitive Documents” means the documents listed in Section 3.01 of this Agreement.

“DIP Claims” means any Claim arising under, derived from, secured by, based on, or related to the DIP Facility or any other agreement, instrument or document executed at any time in connection therewith and any guaranty thereof.

“DIP Commitment Parties” means the parties listed on Exhibit G.

“DIP Commitments” means (i) prior to the closing date under the DIP Credit Agreement, the commitments of the DIP Commitment Parties pursuant to Section 5.02(a), and (ii) after the closing date under the DIP Credit Agreement, the “Commitments” as defined in the DIP Credit Agreement.

“DIP Credit Agreement” means the credit agreement evidencing the DIP Facility, substantially in the form of Exhibit C.

“DIP Facility” means the term loan credit facility provided for in the DIP Credit Agreement.

“DIP Final Order” means the Final Order entered by the Bankruptcy Court authorizing use of cash collateral, and entry into and performance of the DIP Credit Agreement.

“DIP Interim Order” means the interim order entered by the Bankruptcy Court authorizing use of cash collateral, and entry into and performance of the DIP Credit Agreement.

“DIP Orders” means, collectively, the DIP Interim Order and the DIP Final Order.

“Disclosure Statement” means the disclosure statement for the Plan, including all exhibits, schedules, supplements, modifications, and amendments thereto, including the ballots and solicitation procedures, that is prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any other applicable law and approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code; provided that such Disclosure Statement shall be consistent with this Agreement.

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“Disclosure Statement Order” means an order of the Bankruptcy Court approving the Disclosure Statement, the Solicitation Materials, and the solicitation of the Plan; provided that such order shall be consistent with this Agreement.

“Effective Date Milestone” means the milestone described in Section 4.01(h).

“Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

“Equitization Restructuring” shall have the meaning set forth in the Restructuring Term Sheet.

“Equity Rights Offering” shall have the meaning set forth in the Restructuring Term Sheet.

“Equity Rights Offering Amount” shall have the meaning set forth in the Restructuring Term Sheet.

“Equity Rights Offering Documents” means collectively, the Backstop Commitment Agreement and any and all other agreements, documents, and instruments delivered or entered into in connection with the Equity Rights Offering, including the Equity Rights Offering Procedures.

“Equity Rights Offering Procedures” means those certain rights offering procedures with respect to the Equity Rights Offering, which shall be set forth in the Equity Rights Offering Documents.

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, modified, or amended, vacated or stayed and as to which (i) the time to appeal, petition for certiorari, or move for a new trial, stay, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, stay, reargument, or rehearing shall then be pending or (ii) if an appeal, writ of certiorari, new trial, stay, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court (or other court of competent jurisdiction) shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, stay, reargument, or rehearing shall have been denied, or resulted in no modification of such order, and such time to take any further appeal, petition for certiorari or move for a new trial, stay, reargument or rehearing shall have expired, as a result of which such order shall have become final in accordance with Bankruptcy Rule 8002; provided, that the possibility that a motion under rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules may be filed relating to such order, shall not cause an order not to be a Final Order.

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“First Day Pleadings” means the first-day pleadings that the Company Parties determine are necessary or desirable to file on or immediately after the Petition Date, which shall not include the DIP Orders or any pleadings related thereto.

“Interests” means, collectively, the shares (or any class thereof), common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any Company Party, and options, warrants, rights, or other securities or agreements to acquire or subscribe for, or which are convertible into the shares (or any class thereof) of, common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Company Party (in each case whether or not arising under or in connection with any employment agreement).

“Joinder” means a joinder to this Agreement substantially in the form attached hereto as Exhibit G.

“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

“Material Executory Contract” means any executory contract that requires any Company Party to use, sell, or lease property other than in the ordinary course of business, consistent with the Company Party’s historical practices.

“Material Lease” means either a (a) New Material Lease or (b) Renewal Material Lease, as applicable.

“Milestones” has the meaning set forth in Section 4.

“New Common Equity” means the common equity interests of Reorganized WPG to be issued upon the Plan Effective Date in accordance with the Plan.

“New Common Equity Documents” means any and all documentation required to implement, issue, and distribute the New Common Equity.

“New Governance Documents” means any document that may be included with the Plan Supplement with respect to the governance of any of the reorganized Company Parties following the consummation of the Restructuring Transactions, and any certificates of formation, charters, certificates or articles of incorporation, bylaws, operating agreements, limited liability company agreements or other applicable organizational documents or charter documents and any shareholder agreements or other shareholder documents, in each case, on the terms set forth in the New Governance Term Sheet and otherwise in accordance with this Agreement.

“New Governance Term Sheet” means that certain corporate governance term sheet setting forth the terms of the New Governance Documents, as contemplated by the Restructuring Term Sheet, to be included in the Plan Supplement, and any modification, supplement, or amendment thereto in accordance with the terms hereof and thereof.

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“New Material Lease” means any lease (i) with respect to more than 15,000 square feet of gross leasable area of collateral owned by the Company Parties, (ii) that would require a tenant improvement, tenant allowance, landlord work, or free rent in lieu of tenant allowance pursuant to the terms of such lease in excess of $1,000,000 in the aggregate, or (iii) that would require only the payment of percentage rent and have a term of at least 60 months or greater.

“New Term Loan Exit Facility” shall have the meaning set forth in the Restructuring Term Sheet.

“New Term Loan Exit Facility Documents” means the credit agreement, security agreements, mortgages, pledge agreements, and all other collateral, guarantee, intercreditor, and ancillary documents governing the New Term Loan Exit Facility, in each case consistent with the New Term Loan Exit Facility Term Sheet and this Agreement.

“New Term Loan Exit Facility Term Sheet” means the term sheet setting forth the material terms for the New Term Loan Exit Facility, attached as Exhibit D hereto.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Permitted Transfer” means each transfer of any Company Claims/Interests that meet the requirements of Section 9.01 hereof.

“Permitted Transferee” means each transferee of any Company Claims/Interests who meets the requirements of Section 9.01 hereof.

“Petition Date” means the first date any of the Company Parties commences a Chapter 11 Case.

“Plan” means the joint plan of reorganization filed by the Debtors under chapter 11 of the Bankruptcy Code that embodies the Restructuring Transactions; provided that the such Plan shall be consistent with this Agreement, including all exhibits and other documents and instruments related thereto.

“Plan Effective Date” means the occurrence of the effective date of the Plan according to its terms.

“Plan Sponsor” means Strategic Value Partners, LLC and affiliated funds in their capacity as holders of 2018 Credit Facility Claims, 2015 Credit Facility Claims, Weberstown Term Loan Facility Claims, and Unsecured Notes Claims.

“Plan Sponsor Advisors” means, collectively Davis Polk & Wardwell LLP, Evercore Group L.L.C., Agora Advisors, Inc., and Raider Hill Advisors, L.L.C, as advisors to the Plan Sponsor, and such other advisors to the Plan Sponsor that are reasonably acceptable as between the Company Parties and the Plan Sponsor.

“Plan Supplement” means the compilation of documents and forms and/or term sheets of documents, agreements, schedules, and exhibits to the Plan that will be filed by the Debtors with the Bankruptcy Court. The Debtors shall have the right to alter, amend, modify, or supplement the documents contained in the Plan Supplement as set forth in this Plan and in accordance with this Agreement (and subject to the consent, approval and consultation rights set forth herein).

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“Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Company Claims/Interests (or enter with customers into long and short positions in Company Claims/Interests), in its capacity as a dealer or market maker in Company Claims/Interests and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

“Renewal Material Lease” means any lease (i) with respect to more than 15,000 square feet of gross leasable area of collateral owned by the Company Parties, (ii) that would require a tenant improvement, tenant allowance, landlord work, or free rent in lieu of tenant allowance pursuant to the terms of such lease in excess of $1,000,000 in the aggregate, or (iii) results in a decrease in annual rents of over $100,000 from the expiring amount.

“Reorganized WPG” means WPG Inc., any successor or assign thereto, by merger, consolidation, reorganization, or otherwise, or such other entity as may be designated as such, and which holds all or a portion of the direct and indirect assets and properties of WPG Inc. or WPG LP, in the form of a corporation, limited liability company, partnership, or other form, as the case may be, on and after the Plan Effective Date.

“Required Consenting Ad Hoc Lenders” means, as of the relevant date, Consenting Ad Hoc Lenders holding at least 80% of the aggregate outstanding principal amount of the 2018 Credit Facility Claims, 2015 Credit Facility Claims, and Weberstown Term Loan Facility Claims that are held by the Consenting Ad Hoc Lenders.

“Required Consenting Stakeholders” means, collectively, the Required Consenting Ad Hoc Lenders, and the Plan Sponsor.

“Requisite DIP Commitment Parties” means, as of the date of determination, the DIP Commitment Parties holding at least a simple majority, by aggregate principal amount, of the DIP Commitments held by the DIP Commitment Parties, as of such date.

“Restructuring Expenses” means the reasonable and documented fees and expenses of (a) the Plan Sponsor, including the reasonable and documented fees and expenses of Davis Polk & Wardwell LLP, Evercore Group L.L.C., Agora Advisors, Inc., and Raider Hill Advisors, L.L.C., and (b) the Ad Hoc Lender Group, including the reasonable and documented fees and expenses of Wachtell, Lipton, Rosen & Katz and PJT Partners LP, and, in each case, local counsel.

“Restructuring Term Sheet” has the meaning set forth in the recitals to this Agreement.

“Restructuring Transactions” has the meaning set forth in the recitals to this Agreement.

“Rules” means Rule 501(a)(1), (2), (3), and (7) of the Securities Act.

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“Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a–77aa, or any similar federal, state, or local law, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

“Solicitation Materials” means all solicitation materials with respect to the Plan, including the Disclosure Statement and related ballots thereto.

“Specified Extension Mortgage Loans” means those certain property‑level mortgage loans associated with the following affiliates of the Company Parties: Palms Crossing Town Center, LLC, Arbor Walk Mall, LLC, ATC Glimcher, LLC, and Grand Central Parkersburg LLC.

“Specified Forbearance Mortgage Loans” means those certain property-level mortgage loans associated with the following affiliates of Company Parties: Canyon View Marketplace, LLC, Forest Plaza, LLC, Lakeline Plaza, LLC, White Oaks Plaza, LLC, Muncie Plaza, LLC and Lakeline Village, LLC, MOG Crossing, LLC, Arbor Walk Mall, LLC, Palms Crossing Town Center, LLC, BRE/Pearlridge LLC, Pearlridge Uptown II LLC, and ATC Glimcher, LLC.

“Specified Material Executory Contracts” means the following executory contracts: (i) the limited partnership agreements related to (a) WPG-OC JV, LP, (b) WPG-OC JV II, LP, (c) WPG-OF JV III, LP, (d) WPG-OC JV IV, LP, (e) WPG-OC JV V, LP, (f) WPG-OC JV VI, LP, and (g) WPG-OC JV VII, LP; (ii) the Separation and Distribution Agreement, dated May 27, 2014, by and among various Simon entities and WPG Inc. and WPG LP; and (iii) any new or amendment to an existing reciprocal easement agreement where, with respect to an amendment, the intent is to extend the term by more than five (5) years from its current expiration date or to otherwise materially increase the monetary obligations of the Company Parties or any of its subsidiaries under the applicable reciprocal easement agreement.

“Specified Refinancing Mortgage Loans” means those certain property‑level mortgage loans associated with the following affiliates of Company Parties: Palms Crossing Town Center, LLC and Arbor Walk Mall, LLC.

“Substitute/Replacement Guarantor Mortgage Loans” means those certain property‑level mortgage loans associated with the following affiliates of Company Parties: BRE/Pearlridge, LLC, Pearlridge Uptown II LLC, SDQ III Fee, LLC and SDQ III Retail, LLC on substantially the same terms in effect as of the date hereof.

“Termination Date” means, as to any Party, the date on which termination of this Agreement as to such Party is effective in accordance with Sections 12.01, 12.02, 12.03, or 12.04, as applicable.

“Termination Event” means the events set forth in Section 12 of this Agreement.

“Toggle Election Notice” means a notice sent to the Plan Sponsor stating that the Company Parties are electing to pursue an Acceptable Alternative Restructuring Proposal; provided, that no such notice shall qualify as a Toggle Election Notice unless such Acceptable Alternative Restructuring Proposal is binding and does not contain any financing or due diligence conditions.

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“Toggle Restructuring” shall have the meaning set forth in the Restructuring Term Sheet.

“Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales, or other transactions).

“Transfer Agreement” means an executed form of the transfer agreement providing, among other things, that a transferee is bound by the terms of this Agreement and substantially in the form attached hereto as Exhibit H.

“Trustee” means any indenture trustee, collateral trustee, or other trustee or similar entity under the Unsecured Notes.

“Unsecured Notes” means those certain 5.95% Senior Unsecured Notes due 2024, pursuant to that certain Indenture dated as of March 24, 2015, as supplemented on August 4, 2017, by and among WPG LP, as issuer, and U.S. Bank National Association, as trustee.

“Unsecured Notes Claims” means any Claim arising under, derived from, secured by, based on, or related to the Unsecured Notes or any other agreement, instrument or document executed at any time in connection therewith and any guaranty thereof.

“Weberstown Term Loan Agreement” means that certain senior secured term loan facility under that certain Senior Secured Term Loan Agreement, dated as of June 8, 2016 (as amended, supplemented, or otherwise modified on or prior to the date hereof, including by that certain First Amendment and Waiver to Senior Secured Term Loan Agreement, dated December 23, 2016, that certain Second Amendment and Waiver to Senior Secured Term Loan Agreement, dated April 10, 2018, and that certain Third Amendment to Senior Secured Term Loan Agreement, dated August 13, 2020) by and between WTM Stockton, LLC and WPG LP as borrowers, GLAS USA LLC and Americas LLC (as successor to Huntington National Bank), as collateral and administrative agent, and the lenders party thereto.

“Weberstown Term Loan Facility” means the credit facility under the Weberstown Term Loan Agreement.

“Weberstown Term Loan Facility Claim” means any Claim arising under, derived from, secured by, based on, or related to the Weberstown Term Loan Facility or any other agreement, instrument or document executed at any time in connection therewith and any guaranty thereof.

“WPG LP” means Washington Prime Group, L.P., an Indiana limited partnership.

1.02.    Interpretation. For purposes of this Agreement:

(a)    in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

(b)    capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

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(c)    unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

(d)    unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; provided that any capitalized terms herein which are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof;

(e)    unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;

(f)    the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(g)    captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(h)    references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws; and

(i)    the use of “include” or “including” is without limitation, whether stated or not.

Section 2.      Effectiveness of this Agreement. This Agreement shall become effective and binding upon each of the Parties at 12:00 a.m., prevailing Eastern Time, on the Agreement Effective Date, which is the date on which all of the following conditions have been satisfied or waived in accordance with this Agreement:

(a)    each of the Company Parties shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties;

(b)    the following shall have executed and delivered counterpart signature pages of this Agreement:

(i)    holders of at least 62.0% of the aggregate outstanding principal amount of the 2015 Credit Facility;

(ii)    holders of at least 74.5% of the aggregate outstanding principal amount of 2018 Credit Facility;

(iii)    holders of 100% of the aggregate outstanding principal amount of the Weberstown Term Loan Facility; and

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(iv)    holders of at least 66.67% of the aggregate outstanding principal amount of Unsecured Notes;

(c)    Counsel to the Company Parties shall have given notice to Counsel to the Ad Hoc Lender Group and Counsel to the Plan Sponsor in the manner set forth in Section 15.11 hereof (by email or otherwise) that the other conditions to the Agreement Effective Date set forth in this Section 2 have occurred;

(d)    the Company Parties shall have paid in full all Restructuring Expenses incurred and invoiced at least two (2) Business Days prior to the Agreement Effective Date that were not previously paid by the Company Parties; and

(e)    the Consenting Stakeholders shall provide signature pages to the Company Parties in unredacted form; provided, that the Company Parties and Counsel to the Company Parties shall not make any public disclosure of any kind with respect to the Restructuring or other matters covered by this Agreement without the consent of the Required Consenting Stakeholders and shall not disclose the identity of or individual holdings of any Consenting Stakeholders (including the signature pages hereto, which shall not be publicly disclosed or filed), in each case, without the prior written consent of such Consenting Stakeholder, the order of a Bankruptcy Court or other court with competent jurisdiction, or as required by applicable Law.

Section 3.      Definitive Documents.

3.01.    The Definitive Documents governing the Restructuring Transactions shall include the following:

(a)    the Plan, provided, however, that any plan that provides for the payment of the 2018 Credit Facility Claims, 2015 Credit Facility Claims, and Weberstown Term Loan Facility Claims, in full, in Cash, (including, in each case, default interest, if applicable) shall be deemed reasonably acceptable to the Consenting Ad Hoc Lenders;2

(b)    the Confirmation Order;

(c)    the DIP Orders, the DIP Credit Agreement, and the other DIP Documents and related documentation;

(d)    the Disclosure Statement;

(e)    the Disclosure Statement Order;

(f)    the First Day Pleadings, and all orders sought pursuant thereto;

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Notwithstanding the foregoing, the Plan shall, to the extent not amended prior to confirmation to provide for such payment in full, require the parties to implement (or at the election of the Debtors and the Plan Sponsor be deemed to implement and immediately refinance, subject to the terms of the New Term Loan Exit Facility) the class treatment of the 2015 Credit Facility Claims, the 2018 Credit Facility Claims and the Weberstown Term Loan Facility Claims.

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(g)    the New Governance Documents;

(h)    the New Term Loan Exit Facility Documents;

(i)    the Plan Supplement;

(j)    the New Common Equity Documents;

(k)    the Bidding Procedures;

(l)    the Equity Rights Offering Documents;

(m)    the Backstop Commitment Agreement, and all documents required to implement the Backstop Commitment Agreement;

(n)    any and all documents required to implement, issue, and distribute the New Common Equity;

(o)    any other document necessary to implement or consummate the Restructuring Transactions; and

(p)    any other material agreements, motions, pleadings, briefs, applications, orders, and other filings with the Bankruptcy Court related to the Restructuring Transactions.

3.02.    The Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date, including all exhibits, annexes, schedules, amendments, and supplements relating to such Definitive Documents, remain subject to negotiation and completion. Upon completion, the Definitive Documents and every other document, deed, agreement, filing, notification, letter, or instrument related to the Restructuring Transactions shall contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement, including, for the avoidance of doubt, as they may be modified, amended, or supplemented in accordance with Section 13. Further:

(a)    the Definitive Documents not executed or in a form attached to this Agreement, as of the Execution Date shall at all times be consistent with this Agreement and all exhibits, annexes, and schedules hereto and otherwise in form and substance reasonably acceptable to the Company Parties, the Plan Sponsor, and solely as such affects their rights, obligations, or treatment in any material aspect, the Required Consenting Ad Hoc Lenders;

(b)    the Backstop Commitment Agreement, Backstop Approval Order, and the New Governance Documents shall be acceptable to the Plan Sponsor;

(c)    the New Term Loan Exit Facility Documents shall be in form and substance acceptable to the Required Consenting Ad Hoc Lenders and the Plan Sponsor; and

(d)    the DIP Credit Agreement and DIP Orders (Exhibit C and Exhibit I, respectively) shall be consistent with the terms of this Agreement and otherwise in form and substance acceptable to the Requisite DIP Commitment Parties. The other DIP Documents shall be in form and substance reasonably acceptable to the Requisite DIP Commitment Parties. The DIP Orders shall be reasonably acceptable to the Required Consenting Ad Hoc Lenders.

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Section 4.       Milestones.

4.01.    The Company Parties shall implement the Restructuring Transactions in accordance with the following milestones (the “Milestones”), unless extended or waived in writing (which may be by email among counsel) by the Company Parties and the Plan Sponsor; provided, that if any such Milestone falls on a date which is not a Business Day, such Milestone shall be automatically extended to the first Business Day thereafter; provided, further, that the Confirmation Order Milestone shall not be extended beyond 150 days after the Petition Date, and the Effective Date Milestone shall not be extended beyond 180 days after the Petition Date, in each case without the consent of the Required Consenting Ad Hoc Lenders:

(a)    prior to the Petition Date, the Backstop Commitment Agreement shall have been executed;

(b)    no later than June 14, 2021, the Petition Date shall have occurred;

(c)    no later than 2 calendar days after the Petition Date, the Debtors shall have filed the Plan and the Disclosure Statement with the Bankruptcy Court;

(d)    no later than 5 calendar days after the Petition Date, the Bankruptcy Court shall have entered the DIP Interim Order;

(e)    no later than 30 calendar days after the Petition Date, or such other date as agreed by the Plan Sponsor and the Company Parties, the Bankruptcy Court shall have entered the Backstop Approval Order;

(f)    no later than 45 calendar days after the Petition Date, the Bankruptcy Court shall have entered the DIP Final Order;

(g)    no later than 60 calendar days after the Petition Date, the Bankruptcy Court shall have entered the Confirmation Order; provided that the Confirmation Order Milestone shall be extended to 74 calendar days after the Petition Date in the event the Company Parties have received a binding Acceptable Alternative Restructuring Proposal with no financial or due diligence conditions and deliver the Toggle Election Notice, which such extension shall be valid for so long as the Company Parties are pursuing confirmation of such Acceptable Alternative Restructuring Proposal through the Toggle Restructuring or the Equitization Restructuring; and

(h)    no later than 15 calendar days after the entry of the Confirmation Order, the Plan Effective Date shall have occurred.

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Section 5.    Commitments of the Consenting Stakeholders.

5.01.    General Commitments, Forbearances, and Waivers.

(a)    Affirmative Commitments. During the Agreement Effective Period, each Consenting Stakeholder, severally, and not jointly, agrees, in respect of all of its Company Claims/Interests presently owned and hereafter acquired (for so long as it remains the beneficial or record owner thereof, or the nominee, investment manager, or advisor for beneficial holders thereof), to:

(i)    support the Restructuring Transactions and timely vote to accept the Plan by delivering its duly executed and completed ballot(s) accepting the Plan on a timely basis following the commencement of the Solicitation and its actual receipt of the Disclosure Statement and other related Solicitation Materials;

(ii)    to the extent it is permitted to elect whether to opt out of the releases set forth in the Plan, elect not to opt out of the releases set forth in the Plan by timely delivering its duly executed and completed ballot(s) indicating such election;

(iii)    not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clauses (i) and (ii);

(iv)    use commercially reasonable efforts to give, subject to applicable Laws, any notice, order, instruction, or direction to the applicable Agents/Trustees necessary to give effect to the Restructuring Transactions; provided that such Consenting Stakeholder shall not be required to provide such Agent/Trustee with any indemnities or similar undertakings in connection with taking any such action;

(v)    use its commercially reasonable efforts and work in good faith to take all steps reasonably necessary to consummate the Restructuring Transactions in accordance with this Agreement;

(vi)    support, and not oppose, entry of the DIP Orders, to the extent consistent with the terms of this Agreement;

(vii)    negotiate in good faith any additional or alternative provisions or agreements to address any legal, financial, or structural impediment that may arise that would reasonably be expected to prevent, hinder, impede, delay, or are necessary to effectuate the consummation of the Restructuring Transactions; and

(viii)    negotiate in good faith and use commercially reasonable efforts to execute and implement the Definitive Documents that are consistent with this Agreement to which it is required to be a party.

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(b)    Negative Commitments. Notwithstanding anything to the contrary herein, during the Agreement Effective Period, each Consenting Stakeholder agrees, in respect of all of its Company Claims/Interests presently owned and hereafter acquired (for so long as it remains the beneficial or record owner thereof, or the nominee, investment manager, or advisor for beneficial holders thereof) that it shall not directly or indirectly, and shall not direct any other Entity to:

(i)    object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Plan, or any provision thereof, or other Restructuring Transactions;

(ii)    take any other actions in contravention of this Agreement, the Restructuring Term Sheet, or the Definitive Documents, or to the material detriment of the Restructuring Transactions;

(iii)    propose, file, support, solicit, initiate, negotiate, facilitate, propose, continue, respond to, or vote for any Alternative Restructuring Proposal;

(iv)    propose, file, or support a pleading with the Bankruptcy Court seeking entry of an order authorizing any use of cash collateral or debtor-in-possession financing other than as proposed in the DIP Orders;

(v)    file any motion, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement, the Restructuring Term Sheet, the Restructuring Transactions, or the Plan;

(vi)    exercise any right or remedy for the enforcement, collection, or recovery of any of the Company Claims/Interests other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement;

(vii)    initiate, or cause to be initiated on its behalf, any litigation or proceeding of any kind with respect to the Chapter 11 Cases, this Agreement, or the other Restructuring Transactions contemplated herein against the Company Parties or the other Parties other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement;

(viii)    exercise, or direct any other person to exercise, any right or remedy for the enforcement, collection, or recovery of any of Claims against or Interests in the Company Parties;

(ix)    directly or indirectly, through any Entity, seek, solicit, propose, support, assist, engage in negotiations in connection with or participate in the formulation, preparation, filing, or prosecution of any Alternative Restructuring Proposal or object to or take any other action that would reasonably be expected to prevent, interfere with, delay, or impede the solicitation, approval of the Disclosure Statement, or the confirmation and consummation of the Plan and the Restructuring Transactions;

(x)    prior to the expiration of the Confirmation Order Milestone, object to, delay, impede, or take any other action to interfere with the Company Parties’ efforts detailed in Section 8.02(b);

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(xi)    object to, delay, impede, or take any other action to interfere with the Company Parties’ ownership and possession of their assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code; or

(xii)    object to or commence any legal proceeding challenging the liens, claims, or adequate protection granted or proposed to be granted to the holders of Claims under the DIP Orders or the prepetition liens and claims of any Consenting Stakeholder.

5.02.    Commitments with Respect to the DIP Facility.

(a)    Subject to the conditions set forth in the DIP Credit Agreement and the DIP Orders, each of the DIP Commitment Parties, severally and not jointly, agrees to provide (or cause any of its designees to provide) its allocable share of the DIP Facility as set forth in Exhibit F attached hereto on the terms and conditions set forth in the DIP Credit Agreement; provided, that upon termination or expiration of this Agreement in accordance with its terms prior to the closing of the DIP Credit Agreement, the commitments of the DIP Commitment Parties made pursuant to this Section 5.02(a) with respect to the DIP Facility shall terminate.

5.03.    Commitments with Respect to Real Estate Matters. During the Agreement Effective Period, each Consenting Stakeholder, severally and not jointly, agrees to consent to the Company Parties and their affiliates entering into the following, subject to any standard for the exercise of such consent that is set forth in the Restructuring Term Sheet:

(a)    reasonable and customary forbearance agreements, and any necessary additional documents attendant thereto, related to the Specified Forbearance Mortgage Loans;

(b)    all documents necessary to authorize the granting of supplemental unsecured guarantees, by WPG-OC JV, L.P. or WPG‑OC JV IV, L.P. related to the Substitute/Replacement Guarantor Mortgage Loans;

(c)    all documents necessary to refinance the Specified Refinancing Mortgage Loans; and

(d)    all documents necessary to extend the Specified Extension Mortgage Loans.

Section 6.    Additional Provisions Regarding the Consenting Stakeholders’ Commitments. Notwithstanding anything contained in this Agreement, nothing in this Agreement shall:

(a)    be construed to prohibit any Consenting Stakeholder from appearing as a party in interest in any matter to be adjudicated in a Chapter 11 Case, so long as such appearance and the positions advocated in connection therewith are not inconsistent with this Agreement and are not for the purpose of delaying, interfering, or impeding, directly or indirectly, the Restructuring Transactions;

(b)    affect the ability of any Consenting Stakeholder to consult with any other Consenting Stakeholder, the Company Parties, or any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee), so as long as such consultation and any communications in connection therewith are not inconsistent with this Agreement or any applicable Confidentiality Agreement, and are not for the purpose of delaying, interfering, or impeding, directly or indirectly, the Restructuring Transactions;

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(c)    impair or waive the rights of any Consenting Stakeholder to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions;

(d)    prevent any Consenting Stakeholder from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with this Agreement;

(e)    be construed to prohibit any Consenting Stakeholder from either itself or through any representatives or agents, soliciting, initiating, negotiating, facilitating, proposing, continuing, or responding to any proposal to purchase or sell Company Claims/Interests, so long as such Consenting Stakeholder complies with Section 9; or

(f)    prohibit any Consenting Stakeholder from taking any other action that is not inconsistent with this Agreement.

Section 7.     Commitments of the Company Parties.

7.01.    Affirmative Commitments. Except as set forth in Section 8, during the Agreement Effective Period, the Company Parties agree to, and to cause their subsidiaries (if applicable) to:

(a)    support and take all steps reasonably necessary and desirable to consummate the Restructuring Transactions in accordance with this Agreement;

(b)    support and take all steps necessary to facilitate solicitation of the Plan in accordance with this Agreement;

(c)    to the extent any legal, tax, or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated herein, take all steps reasonably necessary and desirable to address any such impediment;

(d)    use commercially reasonable efforts to obtain any and all required regulatory and/or third-party approvals for the Restructuring Transactions or the Definitive Documents as provided herein, subject to the terms of the Backstop Commitment Agreement;

(e)    negotiate in good faith and use commercially reasonable efforts to execute and deliver the Definitive Documents and any other required agreements to effectuate and consummate the Restructuring Transactions as contemplated by this Agreement;

(f)    use commercially reasonable efforts to seek additional support for the Restructuring Transactions from their other material stakeholders to the extent reasonably prudent;

(g)    provide Counsel to the Ad Hoc Lender Group, and Counsel to the Plan Sponsor a reasonable opportunity (which to the extent reasonably practicable under the circumstances, shall be no less than two (2) Business Days) to review draft copies of all First Day Pleadings and any Definitive Documents, as applicable, prior to the date that the Company Parties intend to file such documents or pleadings with the Bankruptcy Court;

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(h)    provide a reasonable opportunity (which to the extent reasonably practicable under the circumstances, shall be no less than two (2) Business Days) to counsel to any Consenting Stakeholder materially affected by a Definitive Document to review draft copies of such Definitive Documents that the Company Parties intend to file with Bankruptcy Court;

(i)    provide to each of the Consenting Stakeholders, and each of their respective professionals:

(i)    reasonable access to the Company Parties’ books and records on reasonable advance notice to the Company Parties’ representatives during regular business hours and without disruption to the operation of the Company Parties’ business,

(ii)    reasonable access to the management and advisors of the Company Parties on reasonable advance notice to such persons during regular business hours and without disruption to the operation of the Company Parties’ business, and

(iii)    timely and reasonable responses to all reasonable diligence requests;

(j)    oppose and object to the efforts of any person seeking to object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Restructuring Transactions (including, if applicable, the filing of timely objections or written responses) to the extent such opposition or objection is reasonably necessary to facilitate the implementation of the Restructuring Transactions;

(k)    oppose and object to any motion, application, adversary proceeding or cause of action:

(i)    seeking the entry of an order directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code);

(ii)    seeking the entry of an order converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code;

(iii)    seeking entry of an order dismissing the Chapter 11 Cases; or

(iv)    seeking entry of an order modifying or terminating the Company Parties’ exclusive right to file and/or solicit acceptances of a plan of reorganization, as applicable;

(l)    upon reasonable request of any of the Consenting Stakeholders, reasonably and promptly inform Counsel to the Ad Hoc Lender Group and Counsel to the Plan Sponsor of:

(i)    the material business and financial (including liquidity) performance of the Company Parties;

(ii)    the status and progress of the Restructuring Transactions, including progress in relation to the negotiations of the Definitive Documents; and

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(iii)    the status of obtaining any necessary authorizations (including any consents) from each Consenting Stakeholder, any competent judicial body, governmental authority, banking, taxation, supervisory, regulatory body, or any stock exchange;

(m)    inform Counsel to the Ad Hoc Lender Group and Counsel to the Plan Sponsor as soon as reasonably practicable after becoming aware of:

(i)    any matter or circumstance, that they know, or believe is likely, to be a material impediment to the implementation or consummation of the Restructuring Transactions;

(ii)    any notice of any commencement of any material involuntary insolvency proceedings, material legal suit for payment of debt; and

(iii)    a breach of this Agreement (including a breach by any Company Party);

(n)    pay in Cash all Restructuring Expenses within seven (7) calendar days of receipt of invoice, regardless of whether the Restructuring Transactions are or have been consummated, or such other time set forth in a Court order;

(o)    use commercially reasonable efforts to, and cause its relevant subsidiaries to, obtain consent from the property-level mortgage lenders and joint venture partners (including, O’Connor Mall Partners, L.P. and its relevant affiliates), as necessary, to accommodate a tax-efficient post‑emergence legal entity structure; and

(p)    except if the Plan Sponsor agrees otherwise, or if necessary to effectuate the Restructuring Transactions, take such actions as necessary to ensure that WPG LP continues to be treated as a partnership for U.S. federal income tax purposes.

7.02.    Negative Commitments. Except as set forth in Section 8, during the Agreement Effective Period, each of the Company Parties shall (and shall cause their subsidiaries to) not directly or indirectly:

(a)    object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(b)    take any action that is inconsistent in any material respect with, or is intended or could reasonably be expected to frustrate or impede approval, implementation and consummation of the Restructuring Transactions described in, this Agreement or the Plan;

(c)    modify the Plan or any Definitive Document, in whole or in part, in a manner that is not consistent with this Agreement in all material respects;

(d)    file any motion, pleading, or Definitive Document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement or the Plan;

(e)    (i) operate its business outside the ordinary course (other than changes in the operations resulting from or relating to the Restructuring Transactions or the filing of the Chapter 11 Cases), taking into account the Restructuring Transactions, or (ii) engage in material merger, consolidation, disposition, acquisition, investment, dividend, incurrence of indebtedness (including, as a result of the refinancing of existing mortgage indebtedness, but excluding the Specified Refinancing Mortgage Loans), or other similar transaction or transfer any material asset or right of the Company Parties, or any material asset or right used in the business of the Company Parties to any person or entity outside the ordinary course of business, in each of cases (i) and (ii), without the reasonable consent of the Required Consenting Stakeholders;

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(f)    except to the extent required by this Agreement or, with the consent of the Plan Sponsor, as necessary to effectuate the Restructuring Transactions, take, or fail to take, any action that would cause a change to the tax status (including, the status of any Company Party as a “real estate investment trust” within the meaning of Section 856 of the Internal Revenue Code of 1986, as amended) or classification of any Company Party;

(g)    enter into, amend, modify, renew, or terminate any Material Lease or any Material Executory Contract that is a Specified Material Executory Contract without the reasonable consent of the Plan Sponsor; provided that the Plan Sponsor shall be deemed to have consented to a request to enter into, amend, modify, renew, or terminate any such Material Lease or any such Material Executory Contract if the Plan Sponsor does not approve or disapprove of such transaction within five (5) business days from receipt of all required and reasonable information and documentation relating thereto and a written request (by email to an approved designee of the Plan Sponsor) to approve or disapprove of such transaction, plus two (2) additional business days following receipt of a second written request (by email to an approved designee of the Plan Sponsor) to approve or disapprove of such transaction; provided, further, that the Plan Sponsor’s consent, reasonable or otherwise, shall not be required to terminate a Material Lease in the event that the (x) Material Lease is terminated by the Company Party upon a monetary default or a material non-monetary default by the tenant under such Material Lease, (y) tenant under such Material Lease is subject to a bankruptcy proceeding and elects to reject such Material Lease under such bankruptcy proceeding, or (z) tenant terminates such Material Lease pursuant to its rights under such Material Lease;

(h)    propose, file, or support a pleading with the Bankruptcy Court seeking entry of an order authorizing any use of cash collateral or debtor‑in‑possession financing other than as proposed in the DIP Orders; or

(i)    initiate, or cause to be initiated on its behalf, any litigation or proceeding of any kind with respect to these Chapter 11 Cases, this Agreement, or the other Restructuring Transactions contemplated herein against any other Parties other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement.

Section 8.    Additional Provisions Regarding Company Parties’ Commitments.

8.01.    Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require a Company Party or the board of directors, board of managers, or similar governing body of a Company Party, after consulting with counsel, to take any action or to refrain from taking any action with respect to the Restructuring Transactions to the extent taking or failing to take such action would be inconsistent with applicable Law or its fiduciary obligations under applicable Law, and any such action or inaction pursuant to this Section 8.01 shall not be deemed to constitute a breach of this Agreement. The Company Parties shall give written notice to the Consenting Stakeholders within two (2) Business Days of any determination in accordance with this Section 8.01 to take or refrain from taking any action. This Section 8.01 shall not impede any Party’s right to terminate this Agreement pursuant to Section 12.01(h).

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8.02.    Notwithstanding anything to the contrary in this Agreement (but subject to Section 8.01), each Company Party and its respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the rights to:

(a)    provide access to non-public information concerning any Company Party to any Entity or enter into Confidentiality Agreements or nondisclosure agreements with any Entity; provided that if the Company Parties decide to make a written proposal or counterproposal to any party relating to any Alternative Restructuring Proposal, the Company Parties shall provide notice to the Plan Sponsor and the Consenting Ad Hoc Lenders contemporaneously with taking any such action;

(b)    prior to the expiration of the Confirmation Order Milestone, the Company Parties may, directly or indirectly:

(i)      (x) actively initiate, solicit, and induce any Acceptable Alternative Restructuring Proposals, or (y) consider, develop, facilitate, and respond to any Alternative Restructuring Proposals (or inquiries or indications of interest with respect thereto); or

(ii)    otherwise cooperate with, assist, participate in, or facilitate any inquiries, proposals, discussions, or negotiation of Alternative Restructuring Proposals; provided that if the Company Parties receive an Alternative Restructuring Proposal, or any update to an Alternative Restructuring Proposal from the counterparty thereto, then the Company Parties shall, and in each case subject to any confidentiality provisions contained therein:

a.    within two (2) Business Days of receiving such proposal, provide Counsel to the Ad Hoc Lender Group and Counsel to the Plan Sponsor with such Alternative Restructuring Proposal; provided that after submission by the Plan Sponsor of a proposal in any postpetition bidding process, then the Company Parties may, in their sole discretion, elect not to provide Counsel to the Plan Sponsor and Counsel to the Ad Hoc Lender Group with such Alternative Restructuring Proposal;

b.    upon written request, provide Counsel to the Ad Hoc Lender Group and Counsel to the Plan Sponsor with timely updates as to the status and progress of such Alternative Restructuring Proposals; and

c.    respond to reasonable information requests and questions from Counsel to the Ad Hoc Lender Group and Counsel to the Plan Sponsor relating to such Alternative Restructuring Proposal; and

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(iii)    continue discussions or negotiations with holders of Claims against or Interests in a Company Party (including any Consenting Stakeholder), any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee), or any other Entity regarding the Restructuring Transactions or an Alternative Restructuring Proposal (in each case, consistent with the terms hereof).

8.03.    As soon as reasonably practicable (and in any case within one (1) Business Day) after the delivery of the Toggle Election Notice, the Company Parties shall publicly disclose the material terms of such Acceptable Alternative Restructuring Proposal by filing material documentation thereof with the Bankruptcy Court or otherwise.

8.04.    Nothing in this Agreement shall:

(a)    impair or waive the rights of any Company Party to assert or raise any objection, to the extent not inconsistent with this Agreement, in connection with the Restructuring Transactions or implementation thereof;

(b)    affect the ability of any Company Party to consult with any Consenting Stakeholder;

(c)    prevent any Company Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement; or

(d)    prohibit any Company Party from taking any action that is not inconsistent with this Agreement.

Section 9.      Transfer of Interests and Securities.

9.01.    During the Agreement Effective Period, no Consenting Stakeholder shall Transfer any ownership (including any beneficial ownership as defined in the Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in any Company Claims/Interests to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless:

(a)    in the case of any Company Claims/Interests, the authorized transferee is either: (i) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (ii) a non-U.S. person in an offshore transaction as defined under Regulation S under the Securities Act, (iii) an accredited investor (as defined in the Rules), (iv) with respect to the 2015 Credit Facility Claims, the 2018 Credit Facility Claims or the Weberstown Facility Claims, an Eligible Assignee (as defined in the 2015 Credit Agreement, the 2018 Credit Agreement or the Weberstown Credit Agreement, as applicable), or (v) a Consenting Stakeholder;

(b)    either (i) the transferee executes and delivers to Counsel to the Company Parties, Counsel to the Ad Hoc Lender Group, and Counsel to the Plan Sponsor, at or before the time of the proposed Transfer, a Transfer Agreement or (ii) the transferee is a Consenting Stakeholder and the transferee provides notice of such Transfer (including the amount and type of Company Claim/Interest Transferred) to Counsel to the Company Parties at or before the time of the proposed Transfer; and

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(c)    with respect to the Transfer of any Company Claims/Interests, such Transfer shall not violate the terms of any order entered by the Bankruptcy Court with respect to the preservation of net operating losses or other tax attributes.

9.02.    Upon compliance with the requirements of Section 9.01, the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of the rights and obligations in respect of such transferred Company Claims/Interests. Any Transfer in violation of Section 9.01 shall be void ab initio. Any Consenting Stakeholder that effectuates a transfer in accordance with this Section 9 shall have no liability under this Agreement arising from or related to the failure of the transferee to comply with the terms of this Agreement.

9.03.    This Agreement shall in no way be construed to preclude the Consenting Stakeholders from acquiring additional Company Claims/Interests; provided, however, that (a) such additional Company Claims/Interests shall automatically and immediately upon acquisition by a Consenting Stakeholder be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to Counsel to the Company Parties or counsel to any other Consenting Stakeholder) and (b) such Consenting Stakeholder must provide notice of such acquisition (including the amount and type of Company Claim/Interest acquired) to Counsel to the Company Parties, Counsel to the Ad Hoc Lender Group, and Counsel to the Plan Sponsor, within one (1) Business Day of such acquisition.

9.04.    This Section 9 shall not impose any obligation on any Company Party to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Stakeholder to Transfer any of its Company Claims/Interests. Notwithstanding anything to the contrary herein, to the extent a Company Party and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such Confidentiality Agreements.

9.05.    Notwithstanding Section 9.01, a Consenting Stakeholder may Transfer any Company Claims/Interests to a Qualified Marketmaker, and a Qualified Marketmaker that acquires any Company Claims/Interests with the purpose and intent of acting as a Qualified Marketmaker for such Company Claims/Interests shall not be required to execute and deliver a Transfer Agreement in respect of such Company Claims/Interests if:

(a)    such Qualified Marketmaker subsequently transfers such Company Claims/Interests (by purchase, sale assignment, participation, or otherwise) within five (5) Business Days of its acquisition to a transferee that is an entity that is not an affiliate, affiliated fund, or affiliated entity with a common investment advisor;

(b)    the transferee otherwise is a Permitted Transferee under Section 9.01; and

(c)    the Transfer otherwise is a Permitted Transfer under Section 9.01. Notwithstanding the foregoing, to the extent that a Consenting Stakeholder is acting in its capacity as a Qualified Marketmaker, it may Transfer (by purchase, sale, assignment, participation, or otherwise) any right, title or interests in Company Claims/Interests that the Qualified Marketmaker acquires from a holder of the Company Claims/Interests who is not a Consenting Stakeholder without the requirement that the transferee be a Permitted Transferee.

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9.06.    Notwithstanding anything to the contrary in this Section 9, the restrictions on Transfers set forth in this Section 9 shall not apply to the grant of any liens or encumbrances on any claims and interests in favor of a bank or broker-dealer holding custody of such claims and interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such claims and interests.

9.07.    Additional Consenting Stakeholders. Any holder of Company Claims/Interests that is not a party to this Agreement as of the Agreement Effective Date may, at any time after the Agreement Effective Date, become a Consenting Stakeholder by executing and delivering a Joinder to Counsel to the Company Parties, Counsel to the Ad Hoc Lender Group, and Counsel to the Plan Sponsor, pursuant to which such Entity shall be bound by the terms of this Agreement.

Section 10.    Representations and Warranties of Consenting Stakeholders. Each Consenting Stakeholder severally, and not jointly, represents and warrants that, as of the date such Consenting Stakeholder executes and delivers this Agreement and as of the Plan Effective Date:

(a)    it is the beneficial or record owner of the face amount of the Company Claims/Interests or is the nominee, investment manager, or advisor for beneficial holders of the Company Claims/Interests reflected in, and, having made reasonable inquiry, is not the beneficial or record owner of any Company Claims/Interests other than those reflected in, such Consenting Stakeholder’s signature page to this Agreement or a Transfer Agreement, as applicable (as may be updated pursuant to Section 9);

(b)    it has the full power and authority to act on behalf of, vote and consent to matters concerning, such Company Claims/Interests;

(c)    such Company Claims/Interests are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would adversely affect in any way such Consenting Stakeholder’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;

(d)    it has the full power to vote, approve changes to, and transfer all of its Company Claims/Interests referable to it as contemplated by this Agreement subject to applicable Law; and

(e)    solely with respect to holders of Company Claims/Interests, (i) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) not a U.S. person (as defined in Regulation S of the Securities Act), or (C) an accredited investor (as defined in the Rules); (ii) any securities acquired by the Consenting Stakeholder in connection with the Restructuring Transactions will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act; (iii) understands that the securities contemplated by this Agreement have not been registered under the Securities Act as of the date hereof and may not be resold without registration under the Securities Act except pursuant to a specific exemption from the registration provisions of the Securities Act; and (iv) is not acquiring the securities contemplated by this Agreement as a result of any advertisement, article, notice, or other communication regarding such securities published in any newspaper, magazine, or similar media or broadcast over television, radio, or presented at any seminar or any other general solicitation or general advertisement.

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Section 11.    Mutual Representations, Warranties, and Covenants. Each of the Parties, severally and not jointly, represents, warrants, and covenants to each other Party, as of the date such Party executes and delivers this Agreement, on the Plan Effective Date:

(a)    it is validly existing and in good standing under the Laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b)    except as expressly provided in this Agreement, the Plan, and the Bankruptcy Code, no consent or approval is required by any other person or Entity in order for it to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;

(c)    the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association, or other constitutional documents;

(d)    except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement; and

(e)    except as expressly provided by this Agreement, it is not party to any restructuring or similar agreements or arrangements regarding the Debtors with the other Parties to this Agreement that have not been disclosed to all Parties to this Agreement.

Section 12.    Termination Events.

12.01.    Consenting Stakeholder Termination Events. This Agreement may be terminated (a) with respect to the Consenting Ad Hoc Lenders, by the Required Consenting Ad Hoc Lenders, or (b) with respect to the Plan Sponsor, by the Plan Sponsor, in each case, by the delivery to Counsel to the Company Parties, Counsel to the Ad Hoc Lender Group, and Counsel to the Plan Sponsor of a written notice in accordance with Section 15.11 hereof upon the occurrence of any of the following events:

(a)    the breach in any material respect by a Company Party of any of the representations, warranties, obligations, or covenants of the Company Parties set forth in this Agreement or any Definitive Documents that (i) is adverse to the Consenting Stakeholders seeking termination pursuant to this provision and (ii) remains uncured for seven (7) Business Days after such terminating Consenting Stakeholders transmit a written notice in accordance with Section 15.11 hereof detailing any such breach;

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(b)    the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling, judgment, or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for fifteen (15) Business Days; provided, that this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(c)    the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order (without the prior written consent of the Required Consenting Stakeholders):

(i)    converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code;

(ii)    appointing a trustee, receiver, or an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code in one or more of the Chapter 11 Cases of a Company Party;

(iii)    dismissing the Chapter 11 Cases;

(iv)    rejecting this Agreement; or

(v)    approving any (a) plan of reorganization (or disclosure statement related thereto) in the Chapter 11 Cases inconsistent with the terms of this Agreement or (b) Definitive Documents inconsistent in any material respect with this Agreement in a manner that directly and adversely impacts the treatment of the terminating Consenting Stakeholders;

(d)    the Bankruptcy Court enters an order denying confirmation of the Plan, and the Bankruptcy Court does not enter a Confirmation Order reasonably acceptable to the Required Consenting Stakeholders within ten (10) Business Days;

(e)    the entry of an order by the Bankruptcy Court or any other court of competent jurisdiction reversing, vacating, reconsidering, or dismissing the Confirmation Order, or any of the DIP Orders, and the Bankruptcy Court does not enter a revised Confirmation Order or DIP Order, as applicable, reasonably acceptable to the Required Consenting Stakeholders within ten (10) Business Days;

(f)    subject to Section 7.02(g) in its entirety, the entrance, amendment, modification, renewal, or termination of any Material Lease, or any amendment of the foregoing, without the consent of (i) the Plan Sponsor (such consent not to be unreasonably withheld) and (ii) to the extent such action would materially and adversely affect the interests of any Consenting Stakeholder, the reasonable consent of such Consenting Stakeholder whose interests are affected;

(g)    any of the Company Parties enters into any key employee incentive plan or key employee retention plan, any new or amended agreement regarding executive compensation, or other compensation agreement, in each case, outside of the ordinary course of business without obtaining the prior written consent of the Required Consenting Ad Hoc Lenders and the Plan Sponsor (in each case, such consent not to be unreasonably withheld);

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(h)    with respect to the Plan Sponsor, the failure to comply with or achieve any one of the Milestones, and with respect to the Required Consenting Ad Hoc Lenders, the failure to comply with or achieve the Confirmation Order Milestone or the Effective Date Milestone, in each case as such Milestones may be extended or waived pursuant to Section 4.01;

(i)    the occurrence and continuation of any event of default under the DIP Credit Agreement that is not cured in accordance with the terms of the DIP Credit Agreement;

(j)    any Company Party challenges the principal amount, perfection, priority, and/or validity of any 2015 Credit Facility Claim, 2018 Credit Facility Claim, Weberstown Term Loan Facility Claim, or Unsecured Notes Claim held by a Consenting Stakeholder, or any liens associated with such claims;

(k)    an order is entered by the Bankruptcy Court granting relief from the automatic stay imposed by Section 362 of the Bankruptcy Code authorizing any party to proceed against any material asset of a Company Party that is a borrower or guarantor in respect of any of the Existing Debt Agreements;

(l)    the Bankruptcy Court enters an order in the Chapter 11 Cases terminating any of the Company Parties’ exclusive right to file a plan or plans of reorganization pursuant to Section 1121 of the Bankruptcy Code;

(m)    the board of directors, board of managers, or such similar governing body of any Company Party determines, pursuant to Section 8.01, after consulting with counsel, (i) that proceeding with any of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties or applicable Law or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring Proposal and any Company Party, and (a) makes a public announcement that it intends to accept an Alternative Restructuring Proposal or (b) enters into a definitive agreement with respect to an Alternative Restructuring Proposal; provided that no Consenting Stakeholder may terminate this Agreement solely pursuant to this Section 12.01(m) if such Alternative Restructuring Proposal is an Acceptable Alternative Restructuring Proposal that is binding and does not contain any financing or due diligence condition; or

(n)    the Backstop Commitment Agreement has been terminated in accordance with its terms; provided that if the Backstop Commitment Agreement is terminated by the Company Parties upon the material breach of the Backstop Parties, neither the Backstop Equity Premium, the Backstop Base Premium, nor the Backstop Termination Premium shall be earned by the Backstop Parties; provided, further that, following delivery of a Toggle Election Notice, no Consenting Stakeholder may terminate this Agreement pursuant to this Section 12.01(n) solely because the Backstop Commitment Agreement has been terminated by the Company Parties; or

(o)    solely as to the Consenting Ad Hoc Lenders, the breach in any material respect by the Plan Sponsor, and solely as to the Plan Sponsor, the breach in any material respect by the Required Consenting Ad Hoc Lenders, in each case of any of the representations, warranties, obligations, or covenants of the Plan Sponsor (or, as applicable, the Consenting Ad Hoc Lenders) set forth in this Agreement or any Definitive Documents that (i) is adverse, in any material way, to the Consenting Stakeholder or Consenting Stakeholders seeking termination pursuant to this provision and (ii) remains uncured for seven (7) Business Days after such terminating Consenting Stakeholders transmit a written notice in accordance with Section 15.11 hereof detailing any such breach.

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12.02.    Company Party Termination Events.  Any Company Party may terminate this Agreement as to all Parties upon prior written notice to all Parties in accordance with Section 15.11 hereof upon the occurrence of any of the following events:

(a)    the breach in any material respect by one or more of the Consenting Stakeholders of any provision set forth in this Agreement that remains uncured for a period of ten (10) Business Days after the receipt by the breaching Consenting Stakeholders of notice of such breach;

(b)    the board of directors, board of managers, or such similar governing body of any Company Party determines, after consulting with counsel, (i) that proceeding with any of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties or applicable Law or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring Proposal that is not an Acceptable Alternative Restructuring Proposal;

(c)    the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for fifteen (15) Business Days after such terminating Company Party transmits a written notice in accordance with Section 15.11 hereof detailing any such issuance; provided, that this termination right shall not apply to or be exercised by any Company Party that sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement;

(d)    the termination of this Agreement by the Required Consenting Ad Hoc Lenders or the Plan Sponsor pursuant to Section 12.01(o); provided that if such termination is by the Required Consenting Ad Hoc Lenders, the Plan Sponsor shall have forty-five (45) days to provide alternative financing sufficient to pay the 2015 Credit Facility Claims, the 2018 Credit Facility Claims, and the Weberstown Term Loan Claims in Cash in full3; or

(e)    the Bankruptcy Court enters an order denying confirmation of the Plan.

12.03.    Mutual Termination.  This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among all of the following: (a) the Required Consenting Stakeholders; and (b) each Company Party.

12.04.    Automatic Termination.  This Agreement shall terminate automatically without any further required action or notice upon the Plan Effective Date, or if the milestone set forth in Section 4.01(a) has not been met.

12.05.    Effect of Termination.  Upon the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or causes of action.  Upon the occurrence of a Termination Date prior to the Confirmation Order being entered by a Bankruptcy Court, any and all consents or ballots tendered by the Parties subject to such termination before a Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions and this Agreement or otherwise; provided that such ballots may be changed or resubmitted regardless of whether the applicable voting deadline has passed (without the need to seek a court order or consent from the Company Parties allowing such change or resubmission); provided, however, any Consenting Stakeholder withdrawing or changing its vote pursuant to this Section 12.05 shall promptly provide written notice of such withdrawal or change to each other Party to this Agreement.

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Backstop Commitment Agreement to provide that if the Company terminates pursuant to this Section 12.02(d), none of the Backstop Equity Premium, the Backstop Base Premium, or the Backstop Termination Premium shall be due.

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Nothing in this Agreement shall be construed as prohibiting a Company Party or any of the Consenting Stakeholders from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of any Company Party or the ability of any Company Party to protect and reserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Consenting Stakeholder, and (b) any right of any Consenting Stakeholder, or the ability of any Consenting Stakeholder, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Company Party or Consenting Stakeholder. No purported termination of this Agreement shall be effective under this Section 12.05 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement, except a termination pursuant to Section 12.02(e).

Section 13.    Amendments and Waivers

13.01.    This Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 13.

13.02.    This Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, in a writing signed by:

(a)    each Company Party;

(b)    solely with respect to any modification, amendment, waiver or supplement that adversely affects the rights of the Ad Hoc Lenders in any material respect and unless otherwise specified in this Agreement, the Required Consenting Ad Hoc Lenders; and

(c)    the Plan Sponsor, provided, however, that if the proposed modification, amendment, waiver, or supplement has a material, disproportionate, and adverse effect on any of the Company Claims/Interests held by a Consenting Stakeholder, then the consent of each such affected Consenting Stakeholder shall also be required to effectuate such modification, amendment, waiver or supplement.

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13.03.    Any proposed modification, amendment, waiver or supplement that does not comply with this Section 13 shall be ineffective and void ab initio.

13.04.    Any consent or waiver contemplated in this Section 13 may be provided by electronic mail from counsel to the relevant Parties.

13.05.    The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

Section 14.    Reserved.

Section 15.    Miscellaneous.

15.01.    Confidentiality. The Parties understand and acknowledge that this Agreement may be disclosed and filed with the Bankruptcy Court and the U.S. Securities and Exchange Commission; provided that in such disclosure the executed signature pages to this Agreement shall be redacted and no individual holdings information shall be included, except as may be required by applicable law; provided, further that the Company Parties may disclose the aggregate amount of each of the Company Claims/Interests held by the Consenting Stakeholders. The Company Parties shall not disclose to any person the amount or percentage of Claims held by any individual Consenting Stakeholder, except as may be required by law. If in either case such disclosure is required by law, the Company Parties shall provide each Consenting Stakeholder with advanced notice (to the extent practicable) of the intent to disclose and shall afford each Consenting Stakeholder a reasonable opportunity to (i) seek a protective order or other appropriate remedy, or (ii) review and comment upon any such disclosure prior to the Company Parties making such disclosure.

15.02.    Acknowledgements. Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise.  Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code, and/or other applicable Law. Notwithstanding anything to the contrary in this Agreement, the Backstop Commitment Agreement, or any other document, no party shall be entitled to terminate this Agreement or the Backstop Commitment Agreement because the Bidding Procedures are amended in a manner contrary to the proviso in the definition of “Bidding Procedures” herein, if such amendment is required by the Bankruptcy Court.

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15.03.    Exhibits Incorporated by Reference; Conflicts. Each of the exhibits, annexes, signatures pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules. In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules hereto) and the exhibits, annexes, and schedules hereto, the exhibits, annexes, and schedules shall govern until such time that the Definitive Documents have been negotiated and agreed in accordance with the consent rights hereunder, at which time, the terms and conditions set forth in the Definitive Documents, to the extent intended to supersede this Agreement, shall govern.

15.04.    Further Assurances. Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transactions, as applicable.

15.05.    Complete Agreement.  Except as otherwise explicitly provided herein, this Agreement, including all exhibits, schedules and annexes hereto, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than any Confidentiality Agreement.

15.06.    GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM.  THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.  Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Bankruptcy Court, and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party hereto; and (d) consents to entry of a Final Order or judgment by the Bankruptcy Court.

15.07.     TRIAL BY JURY WAIVER. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

15.08.    Execution of Agreement.  This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.  Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

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15.09.    Rules of Construction.  This Agreement is the product of negotiations among the Company Parties and the Consenting Stakeholders, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Company Parties and the Consenting Stakeholders were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

15.10.    Successors and Assigns; Third Parties.  This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. Other than with respect to the persons, advisors, or other Entities referenced in Section 15.12, there are no third party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or entity, except as set forth in Section 9.

15.11.    Notices.  All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a)          if to a Company Party, to:

Washington Prime Group Inc.
Salesforce Tower
111 Monument Circle
Indianapolis, IN 46204
Attention: Robert P. Demchak, Executive Vice President and General Counsel

with copies to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention: Joshua A. Sussberg, P.C., Alexander J. Nicas
E-mail address: joshua.sussberg@kirkland.com, alexander.nicas@kirkland.com

and

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, IL 60654
Attention: Chad J. Husnick, P.C, Dan Latona
E-mail address: chad.husnick@kirkland.com, dan.latona@kirkland.com

and

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(b)          if to the Ad Hoc Lender Group, to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention: Joshua A. Feltman, Rod N. Ghods, Elyssa C. Eisenberg
E-mail address: jafeltman@wlrk.com, rnghods@wlrk.com, eceisenberg@wlrk.com

and

(c)          if to the Plan Sponsor, to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention: Damian Schaible, Angela Libby, Aryeh Ethan Falk
E-mail address: damian.schaible@davispolk.com, angela.libby@davispolk.com, aryeh.falk@davispolk.com

Any notice given by delivery, mail, or courier shall be effective when received.

15.12.    Independent Due Diligence and Decision Making. Each Consenting Stakeholder hereby confirms for the benefit of the Company Parties (including for the benefit of any person acting on behalf of any of the Company Parties, including any financial or other advisor of any of the foregoing) that (i) it has the requisite knowledge and experience in financial and business matters so that it is capable of evaluating the merits and risks of the securities to be acquired by it pursuant to the Restructuring Transactions contemplated hereby and has had such opportunity as it has deemed adequate to obtain such information as is necessary to permit such Party to evaluate the merits and risks of the securities to be acquired by it pursuant to the Restructuring Transactions contemplated hereby, and (ii) that its decision to execute this Agreement and participate in any of the Restructuring Transactions contemplated hereby has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company Parties and/or the Restructuring Transactions, and such decision is not in reliance upon any representations or warranties other than those contained in the Definitive Documents.

15.13.    Enforceability of Agreement. Each of the Parties, to the extent enforceable, waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.

15.14.    Waiver. If the Restructuring Transactions are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.

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15.15.    Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

15.16.    Several, Not Joint, Claims. Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

15.17.    Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

15.18.    Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

15.19.    Capacities of Consenting Stakeholders. Each Consenting Stakeholder has entered into this agreement on account of all Company Claims/Interests that it holds (directly or through discretionary accounts that it manages or advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Company Claims/Interests.

15.20.    Survival. Notwithstanding (i) any Transfer of any Company Claims/Interests in accordance with this Agreement or (ii) the termination of this Agreement in accordance with its terms, the agreements and obligations of the Company Parties in Section 7.01(n) (with respect to amounts accrued prior to the date of termination of this Agreement), each of the Parties in Section 15 and the Confidentiality Agreements shall survive such Transfer and/or termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof and thereof.

15.21.    Relationship Among Consenting Stakeholders.

(a)    Notwithstanding anything to the contrary herein, the duties and obligations of the Consenting Stakeholders under this Agreement shall be several, not joint, with respect to each Consenting Stakeholder. None of the Consenting Stakeholders shall have any fiduciary duty, any duty of trust or confidence in any form, or other duties or responsibilities in any kind or form to each other, any Consenting Stakeholders, any Company Party, or any of the Company Party’s respective creditors or other stakeholders.

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(b)    The Company Parties acknowledge that the Consenting Stakeholders are engaged in a wide range of financial services and business, and, in furtherance of the foregoing, the Consenting Stakeholders and Company Parties acknowledge and agree that the obligations set forth in this Agreement shall only apply to the trading desk(s) and/or business group(s) of the Consenting Stakeholders that principally manage and/or supervise such Consenting Stakeholder’s investment in the Company Parties, and shall not apply to any other trading desk or business group of such Consenting Stakeholder so long as they are not acting at the direction or for the benefit of such Consenting Stakeholder.

15.22.    Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, pursuant to Section 3.02, Section 13, or otherwise, including a written approval by the Company Parties, the Required Consenting Ad Hoc Lenders, or the Plan Sponsor, as applicable, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

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Company Parties’ Signature Page to
the Restructuring Support Agreement

IN WITNESS WHEREOF, the Company Parties hereto have caused this Agreement to be executed and delivered by their respective Authorized Officers, solely in their respective capacity as Authorized Officers of the undersigned and not in any other capacity, as of the date first set forth above.

WASHINGTON PRIME GROUP INC. on behalf of itself, and as sole general partner of

WASHINGTON PRIME GROUP, L.P.,

on behalf of itself, and as sole member of:

BLOOMINGDALE COURT, LLC

BOYNTON BEACH MALL, LLC

CHAUTAUQUA MALL, LLC

CHESAPEAKE CENTER, LLC

CHESAPEAKE THEATER, LLC

CT PARTNERS, LLC,

on behalf of itself, and as sole member of:

CLAY TERRACE PARTNERS, LLC

DARE CENTER, LLC

DAYTON MALL III, LLC

DOWNEAST LLC

EDISON MALL, LLC

EMPIRE EAST, LLC

FAIRFAX COURT CENTER LLC

FAIRFIELD TOWN CENTER, LLC

FAIRFIELD VILLAGE, LLC

KEYSTONE SHOPPES, LLC

KI-HENDERSON SQUARE ASSOCIATES, LLC

KI-WHITEMAK ASSOCIATES, LLC

LAKEVIEW PLAZA (ORLAND), LLC

LIMA CENTER, LLC

LINCOLN CROSSING, LLC

LINDALE MALL, LLC

MALL AT COTTONWOOD II LLC

MALL AT GREAT LAKES, LLC

MALL AT IRVING, LLC

MALL AT LAKE PLAZA, LLC

MALL AT LIMA, LLC

MALL AT LONGVIEW, LLC

MAPLEWOOD MALL, LLC

MARTINSVILLE PLAZA, LLC

MELBOURNE SQUARE, LLC

MFC BEAVERCREEK, LLC

MORGANTOWN MALL LLC

NORTHWOODS RAVINE, LLC

NORTHWOODS SHOPPING CENTER, LLC

ORANGE PARK MALL, LLC

PADDOCK MALL, LLC

PLAZA AT BUCKLAND HILLS, LLC

PLAZA AT COUNTRYSIDE, LLC

PLAZA AT NORTHWOOD, LLC

PLAZA AT TIPPECANOE, LLC

RICHARDSON SQUARE, LLC

ROCKAWAY TOWN COURT, LLC

ROCKAWAY TOWN PLAZA, LLC

ROLLING OAKS MALL, LLC

ROYAL EAGLE PLAZA, LLC

ROYAL EAGLE PLAZA II, LLC

SHOPS AT NORTHEAST MALL, LLC

SIMON MV, LLC

SM MESA MALL, LLC

SOUTHERN PARK MALL, LLC

ST. CHARLES TOWNE PLAZA, LLC

on behalf of itself, and as sole member of:

GREENWOOD PLUS CENTER, LLC

MARKLAND PLAZA, LLC

SUNLAND PARK MALL, LLC

THE OUTLET COLLECTION LLC

TOWN CENTER AT AURORA II LLC

UNIVERSITY PARK MALL CC, LLC

UNIVERSITY TOWN PLAZA, LLC

VILLAGES AT MACGREGOR, LLC

VILLAGE PARK PLAZA, LLC

WPG MANAGEMENT ASSOCIATES, INC.

WASHINGTON PLAZA, LLC

WASHINGTON PRIME MANAGEMENT ASSOCIATES, LLC

WESTSHORE PLAZA II LLC

WPG NORTHTOWN VENTURE, LLC

WPG ROCKAWAY COMMONS, LLC

WPG WESTSHORE, LLC

WPG WOLF RANCH, LLC

WTM STOCKTON, LLC

By: Washington Prime Group Inc.

By: Washington Prime Group, L.P.

BOWIE MALL COMPANY, LLC

on behalf of itself, and as sole member of:

MARKLAND FEE OWNER LLC

MARKLAND MALL, LLC

Signature Page to RSA

By: Washington Prime Group Inc.

By:         Washington Prime Group, L.P.

JEFFERSON VALLEY CENTER, LLC

on behalf of itself, and as sole member of:

MALL AT JEFFERSON VALLEY, LLC

SOUTHERN HILLS MALL LLC

By:  Washington Prime Group, L.P., as its sole limited partner

By:         Washington Prime Group Inc., as its sole general partner

By:  KI-Henderson Square Associates, LLC, its sole general partner

KI-HENDERSON SQUARE ASSOCIATES, L.P.

By:  Washington Prime Group, L.P., as its sole limited partner

By:         Washington Prime Group Inc., its sole general partner

By:  KI-Whitemak Associates, LLC, as its sole general partner

WHITEMAK ASSOCIATES

By:  Royal Eagle Plaza II LLC, a general partner

By:  Royal Eagle Plaza LLC, a general partner

CORAL SPRINGS JOINT VENTURE

By: Simon MV, LLC, as their limited partner

By: Washington Prime Group, L.P., as their general partner

By: Washington Prime Group Inc., its sole general partner

MSA/PSI ALTAMONTE LIMITED PARTNERSHIP

MSA/PSI OCALA LIMITED PARTNERSHIP

By:  MSA/PSI Ocala Limited Partnership, a general partner

By: Washington Prime Group, L.P., a general partner

By:         Washington Prime Group Inc., its general partner

By:  Washington Prime Group, L.P., a general partner

By: Washington Prime Group Inc., its general partner

C.C. OCALA JOINT VENTURE

By: C.C. Ocala Joint Venture, as its sole member

By:  Washington Prime Group, L.P., a general partner

By:         Washington Prime Group Inc., its sole general partner

By: Washington Prime Group Inc., a general partner

GAITWAY PLAZA, LLC

Signature Page to RSA

By: MSA/PSI Altamonte Limited Partnership, an Indiana limited partnership

By:    Washington Prime Group, L.P., a general partner

By:         Washington Prime Group Inc., its sole general partner

By: Washington Prime Group Inc., a general partner

C.C. ALTAMONTE JOINT VENTURE

By: MSA/PSI Westland Limited Partnership, its managing general partner

By:    Washington Prime Group, L.P., a general partner

By:         Washington Prime Group Inc., its sole general partner

By: Washington Prime Group Inc., a general partner

C.C. WESTLAND JOINT VENTURE

By: C.C. Altamonte Joint Venture, as its sole member

By:  Washington Prime Group, L.P. a general partner

By:         Washington Prime Group Inc., as its sole general partner

By: Washington Prime Group Inc., a general partner

WEST TOWN CORNERS, LLC

By: Washington Prime Properties, LLC, as its sole general partner

By: WPG Subsidiary Holdings I, LLC, as its sole limited partner

WASHINGTON PRIME PROPERTY LIMITED PARTNERSHIP

By:	/s/ Mark E. Yale
Name:	Mark E. Yale
Title:	Executive Vice President
and Chief Financial Officer

Authorized Officer

Signature Page to RSA

[All Consenting Stakeholder Signature Pages on File with the Debtors]

EXHIBIT A

Company Parties

Washington Prime Group Inc.	Melbourne Square, LLC
Washington Prime Group, L.P.	MFC Beavercreek, LLC
Bloomingdale Court, LLC	Morgantown Mall LLC
Bowie Mall Company, LLC	MSA/PSI Altamonte Limited Partnership
Boynton Beach Mall, LLC	MSA/PSI Ocala Limited Partnership
C.C. Altamonte Joint Venture	Northwoods Ravine, LLC
C.C. Ocala Joint Venture	Northwoods Shopping Center, LLC
C.C. Westland Joint Venture	Orange Park Mall, LLC
Chautauqua Mall, LLC	Paddock Mall, LLC
Chesapeake Center, LLC	Plaza at Buckland Hills, LLC
Chesapeake Theater, LLC	Plaza at Countryside, LLC
Clay Terrace Partners, LLC	Plaza at Northwood, LLC
Coral Springs Joint Venture	Plaza at Tippecanoe, LLC
CT Partners, LLC	Richardson Square, LLC
Dare Center, LLC	Rockaway Town Court, LLC
Dayton Mall III LLC	Rockaway Town Plaza, LLC
Downeast LLC	Rolling Oaks Mall, LLC
Edison Mall, LLC	Royal Eagle Plaza LLC
Empire East, LLC	Royal Eagle Plaza II LLC
Fairfax Court Center LLC	Shops at Northeast Mall, LLC
Fairfield Town Center, LLC	Simon MV, LLC
Fairfield Village, LLC	SM Mesa Mall, LLC
Gaitway Plaza, LLC	Southern Hills Mall LLC
Greenwood Plus Center, LLC	Southern Park Mall, LLC
Jefferson Valley Center LLC	St. Charles Towne Plaza, LLC
Keystone Shoppes, LLC	Sunland Park Mall, LLC
KI-Henderson Square Associates, L.P.	The Outlet Collection LLC
KI-Henderson Square Associates, LLC	Town Center at Aurora II LLC
KI-Whitemak Associates, LLC	University Park Mall CC, LLC
Lakeview Plaza (Orland), LLC	University Town Plaza, LLC
Lima Center, LLC	Village Park Plaza, LLC
Lincoln Crossing, LLC	Villages at MacGregor, LLC
Lindale Mall, LLC	Washington Plaza, LLC
Mall at Cottonwood II LLC	Washington Prime Management Associates, LLC
Mall at Great Lakes, LLC	Washington Prime Property Limited Partnership
Mall at Irving, LLC	West Town Corners, LLC
Mall at Jefferson Valley, LLC	Westshore Plaza II LLC
Mall at Lake Plaza, LLC	Whitemak Associates
Mall at Lima, LLC	WPG Management Associates, Inc.
Mall at Longview, LLC	WPG Northtown Venture LLC
Maplewood Mall, LLC	WPG Rockaway Commons, LLC
Markland Fee Owner LLC	WPG Westshore, LLC
Markland Mall, LLC	WPG Wolf Ranch, LLC
Markland Plaza, LLC	WTM Stockton, LLC
Martinsville Plaza, LLC

Debtor Entities

Washington Prime Group Inc.	Melbourne Square, LLC
Washington Prime Group, L.P.	MFC Beavercreek, LLC
Bloomingdale Court, LLC	Morgantown Mall LLC
Bowie Mall Company, LLC	MSA/PSI Altamonte Limited Partnership
Boynton Beach Mall, LLC	MSA/PSI Ocala Limited Partnership
C.C. Altamonte Joint Venture	Northwoods Ravine, LLC
C.C. Ocala Joint Venture	Northwoods Shopping Center, LLC
C.C. Westland Joint Venture	Orange Park Mall, LLC
Chautauqua Mall, LLC	Paddock Mall, LLC
Chesapeake Center, LLC	Plaza at Buckland Hills, LLC
Chesapeake Theater, LLC	Plaza at Countryside, LLC
Clay Terrace Partners, LLC	Plaza at Northwood, LLC
Coral Springs Joint Venture	Plaza at Tippecanoe, LLC
CT Partners, LLC	Richardson Square, LLC
Dare Center, LLC	Rockaway Town Court, LLC
Dayton Mall III LLC	Rockaway Town Plaza, LLC
Downeast LLC	Rolling Oaks Mall, LLC
Edison Mall, LLC	Royal Eagle Plaza LLC
Empire East, LLC	Royal Eagle Plaza II LLC
Fairfax Court Center LLC	Shops at Northeast Mall, LLC
Fairfield Town Center, LLC	Simon MV, LLC
Fairfield Village, LLC	SM Mesa Mall, LLC
Gaitway Plaza, LLC	Southern Hills Mall LLC
Greenwood Plus Center, LLC	Southern Park Mall, LLC
Jefferson Valley Center LLC	St. Charles Towne Plaza, LLC
Keystone Shoppes, LLC	Sunland Park Mall, LLC
KI-Henderson Square Associates, L.P.	The Outlet Collection LLC
KI-Henderson Square Associates, LLC	Town Center at Aurora II LLC
KI-Whitemak Associates, LLC	University Park Mall CC, LLC
Lakeview Plaza (Orland), LLC	University Town Plaza, LLC
Lima Center, LLC	Village Park Plaza, LLC
Lincoln Crossing, LLC	Villages at MacGregor, LLC
Lindale Mall, LLC	Washington Plaza, LLC
Mall at Cottonwood II LLC	Washington Prime Management Associates, LLC
Mall at Great Lakes, LLC	Washington Prime Property Limited Partnership
Mall at Irving, LLC	West Town Corners, LLC
Mall at Jefferson Valley, LLC	Westshore Plaza II LLC
Mall at Lake Plaza, LLC	Whitemak Associates
Mall at Lima, LLC	WPG Management Associates, Inc.
Mall at Longview, LLC	WPG Northtown Venture LLC
Maplewood Mall, LLC	WPG Rockaway Commons, LLC
Markland Fee Owner LLC	WPG Westshore, LLC
Markland Mall, LLC	WPG Wolf Ranch, LLC
Markland Plaza, LLC	WTM Stockton, LLC
Martinsville Plaza, LLC

EXHIBIT B

Restructuring Term Sheet

Washington Prime Group
Restructuring Term Sheet

This term sheet (this “Term Sheet”) sets forth certain material terms of a proposed restructuring (the “Restructuring”) of Washington Prime Group, L.P. (“WPG LP”) and the other Company Parties listed on Annex A hereto (collectively, the “Company” or the “Debtors”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the DIP Credit Agreement, the New Term Loan Exit Facility Term Sheet, the Backstop Commitment Term Sheet, or the restructuring support agreement to which this Term Sheet will be attached (together with all exhibits and supplements attached thereto, including this Term Sheet, the “RSA”).1

This Term Sheet does not include a description of all the terms, conditions, and other provisions that are to be contained in the definitive documentation governing the Restructuring, which remain subject to negotiation and completion in accordance with the RSA and applicable bankruptcy law. The documents executed to effectuate the Restructuring will not contain any material terms or conditions that are inconsistent in any material respect with this Term Sheet or the RSA.

This Term Sheet is neither an offer to buy or sell any security nor a solicitation of acceptances of a chapter 11 plan within the meaning of Section 1125 of the Bankruptcy Code. Any such offer or solicitation will comply with all applicable securities laws and provisions of the Bankruptcy Code. Nothing contained in this Term Sheet shall be an admission of fact or liability or, until the occurrence of the Plan Effective Date in the RSA, deemed binding on any of the parties hereto. Nothing herein constitutes an agreement, understanding or commitment to effectuate or implement a restructuring on the terms described herein or on any other terms.

OVERVIEW
Implementation

The Restructuring will be accomplished through the Company’s voluntary cases under Chapter 11 of title 11 of the United States Code, 11 U.S.C. § § 101–1532, as amended (the “Bankruptcy Code”) (the “Chapter 11 Cases”) commenced in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) to implement a chapter 11 plan of reorganization described herein and otherwise consistent with the RSA (the “Plan”).

The RSA will be executed by: (a) the Company, (b) Strategic Value Partners, LLC (the “Plan Sponsor”), (c) the holders of at least 66.7% of the aggregate principal amount of the Unsecured Notes, (d) the holders of 100% of the aggregate principal amount of the Weberstown Term Loan Facility Claims, and (e) the holders of at least 71.5% of the aggregate principal amount of the Revolving and Term Loan Facilities Claims.

Pursuant to the RSA, and subject to the terms and conditions thereof, the parties thereto have agreed to support the transactions contemplated herein and therein.

[1]	Capitalized Terms used but not defined herein shall have the meanings ascribed to such terms in the RSA.

Each undersigned holder of, or investment advisor, sub-advisor, or manager of discretionary accounts that hold, Unsecured Notes Claims, Weberstown Term Loan Facility Claims, and/or Revolving and Term Loan Facilities Claims (each a “Consenting Stakeholder”) shall be required to execute the RSA with respect to all of its holdings under the following agreements, as applicable (such agreements, the “Existing Debt Agreements”):

a)    that certain Amended and Restated Revolving Credit and Term Loan Agreement, dated as of January 22, 2018 (as amended, supplemented or otherwise modified on or prior to the date hereof, including by that certain Amendment No. 1, dated August 13, 2020) by and among WPG LP, as borrower, certain Company Parties as guarantors, Bank of America, N.A., as collateral and administrative agent, and the lenders party thereto, the “2018 Credit Agreement” and the credit facility under such agreement, the “2018 Credit Facility”);

b)   that certain Term Loan Agreement, dated as of December 10, 2015 (as amended, supplemented or otherwise modified on or prior to the date hereof, including by that certain Amendment No. 1 to Term Loan Agreement, dated January 22, 2018, and that certain Amendment No. 2 to Term Loan Agreement, dated as of August 13, 2020) by and among WPG LP, as borrower, certain Company Parties as guarantors, GLAS USA LLC and Americas LLC (as successor to PNC Bank, National Association) as collateral and administrative agent, and the lenders party thereto, the “2015 Credit Agreement” (and the credit facility under such agreement, the “2015 Credit Facility”) and together with the 2018 Credit Agreement, the “Revolving and Term Loan Credit Agreements”; the claims in respect of the Revolving and Term Loan Credit Agreements, the “Revolving and Term Loan Facilities Claims”);

c)    that certain Indenture, dated as of March 24, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Base Indenture”), between WPG LP, and U.S. Bank National Association, as trustee, registrar, paying agent and transfer agent (the “Trustee”) and the Second Supplemental Indenture, dated as of August 4, 2017 (the “Second Supplemental Indenture” (and the notes issued pursuant to the Second Supplemental Indenture, the “Unsecured Notes”) and together with the Base Indenture, the “Unsecured Notes Indenture”; the claims in respect of the Unsecured Notes, the “Unsecured Notes Claims”); and

d)    that certain Senior Secured Term Loan Agreement, dated as of June 8, 2016, (as amended, supplemented or otherwise modified on or prior to the date hereof), including by that certain First Amendment and Waiver to Senior Secured Term Loan Agreement, dated as of December 23, 2016, that certain Second Amendment and Waiver to Senior Secured Term Loan Agreement, dated as of April 10, 2018, and that certain Third Amendment to Senior Secured Term Loan Agreement, dated as of August 13, 2020) by and among WPG LP and WTM Stockton, LLC as borrowers, GLAS USA LLC and Americas LLC (as successor to Huntington National Bank), as collateral and administrative agent, and the lenders party thereto, the “Weberstown Term Loan Agreement” and the credit facility under such agreement, the “Weberstown Term Loan Facility”; the claims in respect of the Weberstown Term Loan Facility, the “Weberstown Term Loan Facility Claims”).

DIP Facility/Use of Cash Collateral

The “DIP Facility” shall mean a super-priority debtor in possession credit facility in the aggregate principal amount of $100 million, to be provided by the Plan Sponsor and the members of the Ad Hoc Lender Group that elect to participate on a ratable basis based on their respective aggregate principal claims under each of the Existing Debt Agreements, on the terms and conditions set forth in the DIP Credit Agreement attached as Exhibit C to the RSA and the debtor-in-possession financing credit agreement.

The terms of the DIP Facility and any related order approving the DIP Facility, adequate protection, the use of cash collateral or related matters shall be consistent with Exhibit C to the RSA and otherwise consistent with the RSA and this Term Sheet, including the consent rights set forth in the RSA.

New Term Loan Exit Facility

The “New Term Loan Exit Facility” shall consist of a 4-year senior secured term loan facility of take-back debt, in an amount equal to $1,212 million plus, at the election of the Plan Sponsor, all accrued and unpaid default interest (up to 2.0% per annum), if applicable, on the Revolving and Term Loan Facilities Claims and Weberstown Term Loan Claims that is not paid in Cash as of the Effective Date as adequate protection (as provided below), on the terms set forth in the term sheet attached hereto as Exhibit D to the RSA (the “New Term Loan Exit Facility Term Sheet”) and otherwise on terms satisfactory to the Debtors, the Required Consenting Ad Hoc Lenders, and the Plan Sponsor, and to be included in the Plan Supplement.

New Money Equity Rights Offering

The Company will distribute to holders of Unsecured Notes Claims, the Plan subscription rights (the “Equity Rights”) to purchase new common equity in Reorganized WPG[2] (the “New Common Equity”) for Cash. The Equity Rights will allow the holders thereof, on a record date to be determined, to purchase New Common Equity at a 32.5% discount to Set‑Up Equity Value (as defined below).

[2]

“Reorganized WPG” means WPG Inc., any successor or assign thereto, by merger, consolidation, reorganization, or otherwise, or such other entity as may be designated as such, and which holds all or a portion of the direct and indirect assets and properties of WPG Inc. or WPG LP, in the form of a corporation, limited liability company, partnership, or other form, as the case may be, on and after the Plan Effective Date.

The New Common Equity offered in the Equity Rights Offering (as defined below) shall dilute the New Common Equity issued under the Plan on account of any prepetition claims and shall dilute the New Common Equity issued under the Plan on account of the Existing Preferred Equity Interests, and Existing Common Equity Interests (collectively, the “Existing Equity Interests”) solely to the extent provided below. For the avoidance of doubt, the New Common Equity issued in the Equity Rights Offering shall be subject to dilution for the MIP (as defined below).

The offering (the “Equity Rights Offering”) will be sized to raise gross Cash proceeds of $190 million plus the amount required to pay the DIP Facility Claims in full, fund emergence Cash flows, and fund Cash payments to holders of Allowed[3] Existing Equity Interests pursuant to the Equity Option (collectively, the “Equity Rights Offering Amount”), in an aggregate amount not to exceed $325 million (such maximum amount, the “Total Backstop Commitment”) to be funded on the Plan Effective Date. The Cash proceeds of the Equity Rights Offering shall be applied by the Company to (i) pay the DIP Facility Claims, (ii) make distributions pursuant to the Plan, (iii) fund working capital, and (iv) fund general corporate purposes.

The Equity Rights Offering shall be offered, implemented, or conducted by the Company pursuant to the terms of the RSA and otherwise on the terms (including procedures for the implementation thereof) set forth in the agreement attached as Exhibit E to the RSA (the “Backstop Commitment Agreement”). Participation in the Equity Rights Offering may be limited by securities laws to Accredited Investors (as defined in Rule 501(a) of Regulation D of the Securities Act of 1933) that complete a customary accredited investor questionnaire.

The structure, timing and solicitation process for the Equity Rights Offering shall be consistent with the Backstop Commitment Agreement and otherwise satisfy the consent rights set forth in the RSA.

Set-Up Equity Value

The Plan will fix the exercise price for New Common Equity to be offered pursuant to the Equity Rights based on a fixed “Set-Up Equity Value” of $800 million. Although the RSA will include certain agreed conditions to the effectiveness of the Plan, changes in the operating performance of the Company during the Chapter 11 Cases or variance in the amount of net debt outstanding under the Exit Facilities shall not alter the allocation of Set-Up Equity Value in the Plan or the exercise price of the Equity Rights.

The Set-Up Equity Value is intended only as a contractual term for the limited purpose of determining the exercise price of the Equity Rights and is not a valuation. No party to the RSA shall be required to take a position with respect to valuation except as necessary to fulfill their respective obligations under the RSA and to consummate the Plan.

[3]	“Allowed” means, as to a Claim or an Interest, a Claim or an Interest allowed under the Plan, under the Bankruptcy Code, or by a final order, as applicable.

Backstop Commitments

Each of the Plan Sponsor and its Related Funds (as defined in the Backstop Commitment Agreement) that are party to the Backstop Commitment Agreement (each holder so designated under the Backstop Commitment Agreement, a “Backstop Party”) will subscribe for (a) the portion of New Common Equity corresponding to the Equity Rights allocated to such Backstop Party or its affiliates in the Plan, (b) its share of the Minimum Allocation (defined below), and (c) its “Backstop Commitment Percentage” of the New Common Equity offered in the Equity Rights Offering that is not initially subscribed for in the Equity Rights Offering.

Backstop Compensation

In consideration for the Backstop Parties, or their Related Funds, agreeing to make the Backstop Commitment (as defined in the Backstop Commitment Agreement), 50% of the total Equity Rights Offering will be reserved solely for certain Backstop Parties and allocated as set forth in the Backstop Commitment Schedule (as defined in the Backstop Commitment Agreement) (the “Minimum Allocation”). The Equity Rights for the remaining 50% of the Equity Rights Offering (the “Unsecured Notes Rights”) will be distributed Pro Rata[4] to holders of Unsecured Notes Claims (including the Backstop Parties and their Related Funds, as applicable).

In further consideration of the Backstop Parties, or their Related Funds, agreeing to make the Backstop Commitment, the Backstop Parties, or their affiliate designees, shall be entitled to a premium in an amount equal to 9% of the Total Backstop Commitment payable to the holders of the Backstop Commitments in New Common Equity at the price per share applicable in the Equity Rights Offering (the “Backstop Equity Premium”). For the avoidance of doubt, the Backstop Equity Premium shall not dilute the New Common Equity issued in the Equity Rights Offering.

The fees payable in the event that (a) the Company consummates an Acceptable Alternative Restructuring Proposal[5] under the Plan, or (b) the RSA is terminated for any reason, shall be set forth in the Backstop Commitment Agreement.

[4]	“Pro Rata” means the proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class.

[5]

“Acceptable Alternative Restructuring Proposal” means any Alternative Restructuring Proposal that provides for (A) the payment in full in Cash on the Effective Date of (i) Administrative Claims, (ii) DIP Claims, (iii) 2015 Credit Facility Claims, (iv) 2018 Credit Facility Claims, (v) Weberstown Term Loan Facility Claims, (vi) Unsecured Notes Claims (in each case, including, postpetition interest at the default contract rate, where applicable), (vii) General Unsecured Claims, and (viii) the Backstop Base Premium, and (B) additional value in an amount not less than the value of either Cash or New Common Equity provided to Holders of Existing Equity Interests under the Equitization Restructuring, as compared to Cash or non-Cash consideration provided to Holders of Existing Equity Interests under such Acceptable Alternative Restructuring Proposal; provided that the Company shall have the right to assess the value of New Common Equity or non-Cash consideration, as applicable, in its sole discretion; provided, however, that if the Company so elects to assess the value of New Common Equity or non-Cash consideration, it shall do so with respect to each of the Alternative Restructuring Proposal and the Equitization Restructuring.

Go-Shop	The Go-Shop provisions are set forth in Section 8.02 of the RSA.
New Common Equity

On the Plan Effective Date, Reorganized WPG will issue the New Common Equity: (a) to holders of Unsecured Notes Claims on account of their Claims as provided in the Plan, (b) to holders of Unsecured Notes Claims and Backstop Parties in connection with the Equity Rights Offering, (c) to Backstop Parties as payment of the Backstop Equity Premium, and (d) to holders of Existing Equity Interests on account of their Allowed Interests as provided in the Plan.

Equity Option[6]

Eligible Holders of Allowed Existing Preferred Equity Interests and Allowed Existing Common Equity Interests shall be permitted to elect to receive their recovery in New Common Equity in lieu of receiving their Pro Rata share of Cash from their respective Equity Cash Pool,[7] provided that in order to be eligible to elect the Equity Option, any such Holder must have Interests in an amount greater than either (i) [●] Existing Preferred Equity Interests or (ii) [●] Existing Common Equity Interests as of the Voting Deadline; provided, further, that if less than [●]% of such Holders elect the Equity Option, then, at the Company’s election (subject to the consent of the Plan Sponsor), all Eligible Holders of Allowed Existing Equity Interests shall receive their Pro Rata share of Cash from their respective Equity Cash Pool.

Any New Common Equity distributed to Allowed Existing Preferred Equity Interests, or Allowed Existing Common Equity Interests pursuant to the Equity Option shall ratably reduce the aggregate amount of Cash available for distribution to such Class’ respective Equity Cash Pool.

[6]	“Equity Option” mean collectively, the (a) Preferred Equity Option, and (b) Common Equity Option (each, as defined below).

[7]	“Equity Cash Pools” mean collectively, the (a) Preferred Equity Cash Pool, and (b) Common Equity Cash Pool (each, as defined below).

TREATMENT OF CLAIMS[9] OR INTERESTS[10]

Holders of Claims against and Interests in the Debtors will receive the following treatment in full and final satisfaction of such Claims and Interests, which shall be released and discharged under the Plan.

Treatment of DIP Facility Claims	Each holder of an Allowed DIP Facility Claim shall receive payment of its Allowed DIP Facility Claims in full in Cash.
Treatment of Administrative and Priority Claims

Each holder of an Allowed administrative, priority, and tax claim shall have such claim satisfied in full, in Cash, or otherwise receive treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.

Treatment of Revolving and Term Loan Facilities Claims

The Revolving and Term Loan Facilities Claims shall be deemed to be Allowed Claims in the full amount outstanding under the respective Revolving and Term Loan Facility, including all unpaid principal and accrued but unpaid interest (with respect to prepetition interest, at the default base rate set forth in the applicable Revolving and Term Loan Credit Agreement, and with respect to postpetition interest, subject to the Toggle Restructuring as set forth below, at the non-default base rate set forth in the applicable Revolving and Term Loan Credit Agreements for the period from the Petition Date through and including the date that is 90 calendar days following the Petition Date, and at the applicable default base rate thereafter), fees, expenses, and any non-contingent indemnity payable under the Revolving and Term Loan Facilities; provided that if over 50% of the property-level mortgage loans entered into by the entities listed on Annex B pay interest at the applicable default rate on their respective property-level debt as of the Petition Date, the Revolving and Term Loan Facilities Claims shall accrue post-petition interest at the default base rate as set forth in the applicable Revolving and Term Loan Credit Agreement throughout the postpetition period.

If the Company effectuates the Equitization Restructuring,[11] on the Plan Effective Date, each holder of an Allowed Revolving and Term Loan Facilities Claim shall receive, on account of the Allowed Amount of its Allowed Revolving and Term Loan Facilities Claim its Pro Rata share of:

(a)   New Term Loan Exit Facility Loans in an aggregate principal amount of $1,187 million plus at the election of the Plan Sponsor an amount equal to accrued prepetition default interest (and, if applicable, postpetition default interest) up to an equivalent of two percent per annum on the Revolving and Term Loan Facilities Claims; and

(b)  $150 million of Cash, plus Cash in an amount equal to (x) any adequate protection payments with respect to the Revolving and Term Loan Facilities Claims that are then accrued and unpaid and (y) any accrued and unpaid prepetition default rate interest (and postpetition interest, if any) that is not added to the principal balance of the New Term Loan Exit Facility.

As adequate protection (pursuant to the DIP Orders), each holder of an Allowed Revolving and Term Loan Facilities Claim shall receive Cash payments in an amount equal to interest (whether accruing pre- or post-petition) and other amounts owing under the applicable loan agreements, in the ordinary course and on the payment dates provided for in the applicable loan agreements; provided that two percent per annum of prepetition (and, if applicable, postpetition) default interest shall not be paid as adequate protection and shall be paid or capitalized on the Plan Effective Date in accordance with the preceding paragraph.

If the Company effectuates the Toggle Restructuring,[12] on the Plan Effective Date, each holder of an Allowed Revolving and Term Loan Facilities Claim shall receive, on account of the Allowed Amount of its Revolving and Term Loan Facilities Claim, including any accrued but unpaid interest (including postpetition interest at the applicable default base rates set forth in the applicable Revolving and Term Loan Credit Agreement for the entire postpetition period), payment in full in Cash.

[9]	“Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any Debtors.

[10]

“Interest” means any equity security (as defined in section 101(16) of the Bankruptcy Code) in any Debtor, including, for the avoidance of doubt, preferred equity, and any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable, or exchangeable securities or other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Debtor.

[11]	“Equitization Restructuring” means the transactions contemplated by this Term Sheet that will occur if the Company does not pursue the Toggle Restructuring.

[12]	“Toggle Restructuring” means the restructuring contemplated by this Term Sheet pursuant to an Acceptable Alternative Restructuring Proposal, and to be provided for in the Plan.

Treatment of Weberstown Term Loan Facility Claims

The Weberstown Term Loan Facility Claims shall be deemed to be Allowed Claims in the full amount outstanding under the Weberstown Term Loan Agreement, including all unpaid principal and accrued but unpaid interest (with respect to prepetition interest, at the default base rate set forth in the Weberstown Term Loan Agreement, and with respect to postpetition interest, subject to the Toggle Restructuring as set forth below, at the non-default base rate set forth in the Weberstown Term Loan Agreement for the period from the Petition Date through and including the date that is 90 calendar days following the Petition Date, and at the applicable default base rate thereafter), fees, expenses, and non-contingent indemnity payable thereunder; provided that, if over 50% of the property-level mortgage loans entered into by the entities listed on Annex B pay interest at the applicable default rate on their respective property-level debt as of the Petition Date, the Weberstown Term Loan Facility Claims shall accrue post-petition interest at the default base rate as set forth in Weberstown Term Loan Agreement throughout the postpetition period.

If the Company effectuates the Equitization Restructuring, on the Plan Effective Date, each holder of an Allowed Weberstown Term Loan Facility Claim shall receive, on account of the Allowed Amount of its Allowed Weberstown Term Loan Facility Claim, its Pro Rata share of:

(a)   New Term Loan Exit Facility Loans in the aggregate principal amount of $25 million, plus at the election of the Plan Sponsor, an amount equal to accrued, prepetition default interest (and, if applicable, postpetition default interest) up to an equivalent of two percent per annum on the Weberstown Term Loan Facility Claims; and

(b)  $40 million of Cash plus Cash in an amount equal to (x) any adequate protection payments with respect to the Weberstown Term Loan Facility Claims that are then accrued and unpaid and (y) any accrued and unpaid prepetition default rate interest (and postpetition interest, if any) on the Weberstown Term Loan Facility Claims that is not added to the principal balance of the New Term Loan Exit Facility.

As adequate protection (pursuant to the DIP Orders), each holder of an Allowed Weberstown Term Loan Facility Claim shall receive Cash payments in an amount equal to interest (whether accruing pre- or post-petition) and other amounts owing under the applicable loan documents, in the ordinary course and on the payment dates provided for in the Weberstown Term Loan Agreement; provided that two percent per annum of prepetition (and, if applicable, postpetition) default interest shall not be paid as adequate protection and shall be paid or capitalized on the Plan Effective Date in accordance with the preceding paragraph.

If the Company effectuates the Toggle Restructuring, on the Plan Effective Date, each holder of an Allowed Weberstown Term Loan Facility Claim shall receive, on account of the Allowed Amount of its Weberstown Term Loan Facility Claim, payment in full in Cash, including any accrued but unpaid interest (including postpetition interest at the default base rate as set forth in the Weberstown Term Loan Agreement for the entire postpetition period).

Treatment of Unsecured Notes Claims

If the Company effectuates the Equitization Restructuring, each holder of an Allowed Unsecured Notes Claim shall receive its Pro Rata share of:

(a)   All New Common Equity not distributed to holders of Allowed Existing Equity Interests electing to receive New Common Equity, subject to dilution by the Equity Rights Offering, the Backstop Equity Premium, and the MIP; and

(b)   100% of the Unsecured Notes Rights.

If the Company effectuates the Toggle Restructuring, on the Plan Effective Date, each holder of an Allowed Unsecured Notes Claim shall receive on account of the Allowed Amount of its Unsecured Notes Claim, including any accrued but unpaid interest (including postpetition interest at the default contract rate, if applicable), payment in full in Cash.

Treatment of General Unsecured Claims	Each holder of an Allowed General Unsecured Claim[13] shall be, at the option of the applicable Debtor or Reorganized Debtor, (a) Reinstated or (b) paid in full in Cash.
Property Level Debt and Guarantee Claims	To the extent that a debtor in the Chapter 11 Cases is a borrower or guarantor on property-level debt, such property-level debt and guarantee claims shall be reinstated, unimpaired, or receive treatment reasonably acceptable to the Plan Sponsor. The Company may enter into forbearance agreements, and/or refinancings and extensions, and/or replacement guaranty agreements with property-level mortgage lenders and O’Connor Mall Partners, L.P. and its relevant affiliates (“O’Connor”) and the landlord to the extent required under its master or ground leases, in each case, on terms reasonably acceptable to the Plan Sponsor, and shall use commercially reasonable efforts to, and cause its relevant subsidiaries to, obtain any consents from, and enter into amendments with, property-level mortgage lenders, O’Connor, and such ground lessors, as are necessary to implement the Restructuring in a tax-efficient manner.
Treatment of Existing Preferred Equity Interests

If the Company effectuates the Equitization Restructuring:

(i)   if the Class of Existing Preferred Equity Interests votes in favor of the Plan, Holders of Allowed Existing Preferred Equity Interests shall receive their Pro Rata share of the Preferred Equity Cash Pool;[14] provided that eligible Holders of Allowed Existing Preferred Equity Interests may elect to receive their Pro Rata share of the Preferred Equity Equity Pool,[15] subject to dilution by the MIP, in lieu of their Pro Rata share of the Preferred Equity Cash Pool (the “Preferred Equity Option”); or

(ii)   if the Class of Existing Preferred Equity Interests votes to reject the Plan, Holders of Existing Preferred Equity Interests shall not receive any distribution on account of such Interests, which will be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect.

[13]

“General Unsecured Claim” means any Claim that is not (a) secured by a lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code (an “Unsecured Claim”) against a Debtor other than the Unsecured Notes Claims.

[14]

“Preferred Equity Cash Pool” means the maximum aggregate amount of Cash to be distributed to holders of Allowed Existing Preferred Equity Interests who do not affirmatively elect to participate in the Preferred Equity Option, which amount shall be $40,000,000; provided that if the Class of Existing Common Equity Holders votes to accept the Plan, the amount shall be $20,000,000.

[15]

“Preferred Equity Equity Pool” means 6.125% of New Common Equity (subject to dilution by the MIP and any Equity Rights Offering Amounts in excess of $260 million); provided that if the Class of Existing Common Equity votes in favor of the Plan, the Preferred Equity Equity Pool shall be reduced to 3.0625% of New Common Equity (subject to dilution by the MIP and any Equity Rights Offering Amounts in excess of $260 million).

For the avoidance of doubt, elections of the Preferred Equity Option shall reduce the Preferred Equity Cash Pool, on a ratable basis, based on the Pro Rata percentage of Existing Preferred Equity Interests electing Preferred Equity Option.

New Common Equity distributed pursuant to the Preferred Equity Option shall not be subject to dilution by the Equity Rights Offering and the Backstop Equity Premium to the extent that the Equity Rights Offering Amount is less than or equal to $260 million; provided, however, if the Equity Rights Offering Amount exceeds $260 million, any New Common Equity issued in the Equity Rights Offering and on account of the Backstop Equity Premium for the portion in excess of $260 million shall dilute the New Common Equity issued on account of Existing Equity Interests and Unsecured Notes Claims on a ratable basis.

Each Holder of Allowed Existing Preferred Equity Interests that elects the Preferred Equity Option shall be required to hold its New Common Equity through DTC. As a condition to receive New Common Equity, each such Holder of Allowed Existing Preferred Equity Interests shall be required to provide the Company with instructions as to DTC delivery, including the name and DTC participant number of its custodian for the shares of New Common Equity and its account name and number of the custodian.

If the Company effectuates the Toggle Restructuring:

(i)   if the Class of Existing Preferred Equity Interests and the Class of Existing Common Equity Interests both vote in favor of the Plan, on the Plan Effective Date, each Holder of an Allowed Existing Preferred Equity Interest shall receive its Pro Rata share of 50% of the Existing Equity Interests Toggle Recovery;[16] provided that no Allowed Existing Preferred Equity Interest may recover an amount greater than its Liquidation Preference;[17]

(ii)   if the Class of Existing Preferred Equity Interests votes in favor of the Plan, and the Class of Existing Common Equity votes to reject the Plan, each Holder of an Allowed Existing Preferred Equity Interest shall receive its Pro Rata share of 100% of the Existing Equity Interests Toggle Recovery; provided that no Allowed Existing Preferred Equity Interest may recover an amount greater than its Liquidation Preference;

(iii)   if the Class of Existing Preferred Equity Interests votes to reject the Plan, such Holder’s Pro Rata share of the Toggle Restructuring Equity Waterfall Distribution.[18]

[16]

“Existing Equity Interests Toggle Recovery” means the distribution in Cash or non-Cash Consideration available to holders of Existing Equity Interests, after payment in full in Cash of the Backstop Base Premium, and all Claims (other than General Unsecured Claims, which may be reinstated), together with postpetition interest at the default contract rate on certain Claims, where applicable.

[17]

“Liquidation Preference” means with respect to an Existing Preferred Equity Interest, the applicable liquidation preference contained in the instrument or other agreement pursuant to which such Interest was issued.

[18]

“Toggle Restructuring Equity Waterfall Distribution” means the priority distribution of the Existing Equity Interests Toggle Recovery, which shall be allocated and paid to Holders of Interests, until paid in full, unless such Interests are reinstated pursuant to the Plan, and then in the following priority (and in each case, on a Pro Rata basis): (a) first, on account of the Liquidation Preference of Allowed Existing Preferred Equity Interests; provided that no Allowed Existing Preferred Equity Interest may recover an amount greater than its Liquidation Preference; and (b) second, on account of Allowed Existing Common Equity Interests.

Treatment of Existing Common Equity Interests

If the Company effectuates the Equitization Restructuring:

(i)   if Holders of Existing Preferred Equity Interests and Existing Common Equity Interests, each as a Class, vote in favor of the Plan, Holders of Allowed Existing Common Equity Interests shall receive their Pro Rata share of $20 million in Cash (the “Common Equity Cash Pool”); provided that eligible Holders of Allowed Existing Common Equity Interests may elect to receive their Pro Rata share of the Common Equity Equity Pool,[19] subject to dilution by the MIP, in lieu of their Pro Rata share of the Common Equity Cash Pool (the “Common Equity Option”);

(ii)  if either the Class of Existing Preferred Equity Interests or the Class of Existing Common Equity Interests votes to reject the Plan, Holders of Existing Common Equity Interests shall not receive any distribution on account of such Interests, which will be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect.

For the avoidance of doubt, elections of the Common Equity Option shall reduce the Common Equity Cash Pool, on a ratable basis, based on the Pro Rata percentage of Existing Common Equity Interests electing the Common Equity Option.

New Common Equity distributed pursuant to the Common Equity Option shall not be subject to dilution by the Equity Rights Offering and the Backstop Equity Premium to the extent that the Equity Rights Offering Amount is less than or equal to $260 million; provided, however, if the Equity Rights Offering Amount exceeds $260 million, any New Common Equity issued in the Equity Rights Offering and on account of the Backstop Equity Premium for the portion in excess of $260 million shall dilute the New Common Equity issued on account of Existing Equity Interests and Unsecured Notes Claims on a ratable basis.

[19]	“Common Equity Equity Pool” means 3.0625% of New Common Equity (subject to dilution by the MIP and any Equity Rights Offering Amounts in excess of $260 million).

Each Holder of Allowed Existing Common Equity Interests that elects the Common Equity Option shall be required to hold its New Common Equity through DTC. As a condition to receive New Common Equity, each such Holder of Allowed Existing Common Equity Interests shall be required to provide the Company with instructions as to DTC delivery, including the name and DTC participant number of its custodian for the shares of New Common Equity and its account name and number of the custodian.

If the Company effectuates the Toggle Restructuring,

(i)   if Holders of Existing Preferred Equity Interests and Existing Common Equity Interests, each as a Class, vote in favor of the Plan, Holders of Allowed Existing Common Equity Interests shall receive their Pro Rata share of 50% of the Existing Equity Interests Toggle Recovery;

(ii)   if either the Class of Existing Preferred Equity Interests or the Class of Existing Common Equity Interests votes to reject the Plan, such Holder’s Pro Rata share of the Toggle Restructuring Equity Waterfall Distribution.

Intercompany Claims

On the Plan Effective Date, each holder of an Allowed Intercompany Claim[20] shall have its Claim rendered unimpaired in accordance with section 1124 of the Bankruptcy Code (“Reinstated”) or cancelled, released, and extinguished without any distribution at the Debtors’ election with the consent of the Plan Sponsor (in its reasonable discretion).

Intercompany Interests

On the Plan Effective Date, each holder of an Allowed Intercompany Interest[21] shall have its Claim Reinstated or cancelled, released, and extinguished and without any distribution at the Debtors’ election with the reasonable consent of the Plan Sponsor, and the reasonable consent of the Ad Hoc Lender Group with respect to any cancellations, releases, and extinguishments (x) of Intercompany Interests in any Debtor that will be a borrower or guarantor under the New Term Loan Exit Facility or (y) that are materially adverse to the Ad Hoc Lender Group in their capacities as creditors and/or lenders under the New Term Loan Exit Facility.

[20]	“Intercompany Claim” means a Claim held by a Debtor against a Debtor or an affiliate of a Debtor.

[21]	“Intercompany Interest” means an Interest in a Debtor held by a Debtor or an affiliate of a Debtor.

OTHER TERMS OF THE RESTRUCTURING
Organizational and Governance Matters

Corporate governance for Reorganized WPG, including charters, bylaws, operating agreements or other organizational documents, as applicable, shall be consistent with a New Governance Term Sheet containing terms to be acceptable to the Plan Sponsor. Reorganized WPG shall not be subject to any reporting requirements promulgated by the United States Securities and Exchange Commission (the “SEC”).

Board of Reorganized Company	The initial board of directors of Reorganized WPG (the “New Board”) shall be selected by the Plan Sponsor and shall include the chief executive officer of Reorganized WPG.
Management Incentive Plan and Employment Obligations

The New Board shall be authorized to implement a management incentive plan (the “MIP”) that provides for the issuance of options and/or other equity-based compensation to the management and directors of Reorganized WPG. 8% of the New Common Equity, on a fully diluted basis, shall be reserved for issuance in connection with the MIP. The participants in the MIP, the allocations and form of the options and other equity-based compensation to such participants (including the amount of allocations and the timing of the grant of the options and other equity-based compensation), and the terms and conditions of such options and other equity-based compensation (including vesting, exercise prices, base values, hurdles, forfeiture, repurchase rights and transferability) shall be determined by the New Board. Any New Common Equity issued pursuant to the MIP shall dilute equally the shares of New Common Equity otherwise distributed pursuant to this Plan (including, without limitation, pursuant to or in connection with the Equity Rights Offering).

Reorganized WPG shall assume all 5 publicly filed management employment agreements pursuant to the Plan and employ the named executives party thereto in their current positions upon emergence; provided that (1) consummation of the Plan shall constitute a “Change in Control” under each employment agreement, (2) “Good Reason” (or a term of like import) thereunder will not be triggered solely as a result of (a) the issuance or acquisition of equity or (b) the cancellation/treatment of equity and/or equity-based compensation pursuant to the consummated Plan, and (3) the severance multiple shall be increased from 2X to 3X of base salary plus target bonus (the other severance terms shall remain unchanged); provided, further, that the cancellation/treatment of equity and/or equity-based compensation pursuant to the consummated Plan shall constitute “Good Reason” if the New Board does not allocate 50% of the total equity compensation that could be issued under the MIP within 90 days of the Plan Effective Date.

For the avoidance of doubt, it is further agreed that (i) any incentive or retention payments under the employment agreements for the 2021 calendar were superseded by the 2021 executive compensation programs, (ii) any incentive or retention payments under the employment agreements for periods after the 2021 calendar year are not superseded by the 2021 executive compensation programs, and (iii) each executive’s target bonus for purposes of the severance calculation (but not the pro rata target bonus for 2021) in the employment agreements is unaffected by the 2021 executive compensation programs.

Executory Contracts and Unexpired Leases

The Plan will provide that executory contracts and unexpired leases will be deemed assumed or rejected pursuant to section 365 of the Bankruptcy Code in a manner reasonably acceptable to the Plan Sponsor.

The Company and the Consenting Stakeholders will work together in good faith to determine which executory contracts and unexpired leases shall be assumed, assumed and assigned, or rejected in the Chapter 11 Cases.

Tax Matters

The Company and the Plan Sponsor shall cooperate in good faith to structure the Restructuring Transactions in a tax efficient manner reasonably acceptable to each such party; provided that the Ad Hoc Lender Group shall have consent rights (such consent not to be unreasonably withheld, conditioned, or delayed) solely to the extent material to the lenders under the New Term Loan Exit Facility.

Exemption from SEC Registration

The issuance of securities under the Plan will be exempt from SEC registration pursuant to (a) Section 1145 of the Bankruptcy Code to the fullest extent, if any, permitted thereby, or (b) Section 4(a)(2) of the Securities Act and/or Regulation D thereunder.

Retained Causes of Action

The Reorganized Debtors, as applicable, shall retain all rights to commence and pursue any Causes of Action, other than any Causes of Action that the Debtors have released pursuant to the release and exculpation provisions outlined in this Restructuring Term Sheet and implemented pursuant to the Plan.

Releases and Exculpation

The Plan will include customary mutual releases in favor of the (a) each of the Debtors; (b) each of the Reorganized Debtors; (c) each of the Company Parties; (d) each of the Consenting Stakeholders; (e) the 2015 Lenders; (f) the 2018 Lenders; (g) the Weberstown Lenders; (h) the Unsecured Noteholders; (i) the Ad Hoc Lender Group, and each member thereof; (j) the Plan Sponsor; (k) the DIP Lenders; (l) the DIP Agent; (m) the Exit Lenders (n) the Agents/Trustees; (o) each Backstop Party; (p) each Equity Rights Offering Participant; (q) each Holder of a Claim; (r) each Holder of an Interest; (s) all holders of Impaired Claims or Interests who voted to accept the Plan; (t) all holders of Impaired Claims or Interests who abstained from voting on the Plan or voted to reject the Plan but did not timely opt out of or object to the applicable release provided by the Plan; (u) all holders of Unimpaired Claims who did not timely opt out of or object to the applicable release; (v) each current and former Affiliate of each Entity in clause (a) through the following clause (w); and (w) each Related Party of each Entity in clause (a) through this clause (w); provided that an Entity shall not be a Releasing Party if, in the cases of clauses (q) through (w) and each current and former Affiliates thereof, if such Entity: (1) elects to opt out of the releases contained in the Plan; or (2) timely files with the Bankruptcy Court on the docket of the Chapter 11 Cases an objection to the releases contained in the Plan that is not resolved before Confirmation. (collectively, the “Released Parties”).

Retention of Jurisdiction	The Plan will provide that the Bankruptcy Court shall retain jurisdiction for usual and customary matters.
Conditions Precedent to the Plan Effective Date

The occurrence of the Plan Effective Date shall be subject to the satisfaction of certain conditions precedent customary in transactions of the type described herein (the “Conditions Precedent”), including, without limitation, the following:

●    All Definitive Documents for the Restructuring shall have been executed and remain in full force and effect, which Definitive Documents shall satisfy the consents set forth in the RSA.

●    All requisite filings with governmental authorities and third parties shall have become effective, and all such governmental authorities and third parties shall have approved or consented to the Restructuring, to the extent required.

●    The order of the Bankruptcy Court confirming the Plan under section 1129 of the Bankruptcy Code (the “Confirmation Order”) shall have become a final and non-appealable order, which shall not have been stayed, reversed, vacated, amended, supplemented or otherwise modified, unless waived by the Plan Sponsor.

●    The Backstop Approval Order shall have been entered by the Bankruptcy Court, which shall not have been stayed, reversed, vacated, amended, supplemented or otherwise modified, unless waived by the Plan Sponsor.

●    The RSA shall remain in full force and effect.

●    All Restructuring Expenses invoiced more than two (2) Business Days before expected Emergence shall have been paid in full.

●   All requisite consents and amendments by property-level mortgage lenders, O’Connor, and landlords that are necessary to accommodate a tax-efficient post-emergence corporate structure (as reasonably determined by the Plan Sponsor) shall have been obtained; provided, however, the Company and its subsidiaries shall only be obligated to use commercially reasonable efforts to obtain such consents.

Cancellation of Notes, Instruments, Certificates, and Other Documents

On the Plan Effective Date, except to the extent otherwise provided in this Term Sheet or the Plan, all notes, instruments, certificates, and other documents evidencing claims or interests, including credit agreements and indentures, shall be canceled, and the Company’s obligations thereunder or in any way related thereto shall be deemed satisfied in full and discharged.

Other Customary Plan Provisions

The Plan will provide for other standard and customary provisions consistent with this Term Sheet and the RSA, including in respect of the cancellation of existing claims and interests, the vesting of assets in the Reorganized Debtors, the compromise and settlement of claims, and the resolution of disputed claims.

Annex A

Company Parties

Washington Prime Group Inc.	Melbourne Square, LLC
Washington Prime Group, L.P.	MFC Beavercreek, LLC
Bloomingdale Court, LLC	Morgantown Mall LLC
Bowie Mall Company, LLC	MSA/PSI Altamonte Limited Partnership
Boynton Beach Mall, LLC	MSA/PSI Ocala Limited Partnership
C.C. Altamonte Joint Venture	Northwoods Ravine, LLC
C.C. Ocala Joint Venture	Northwoods Shopping Center, LLC
C.C. Westland Joint Venture	Orange Park Mall, LLC
Chautauqua Mall, LLC	Paddock Mall, LLC
Chesapeake Center, LLC	Plaza at Buckland Hills, LLC
Chesapeake Theater, LLC	Plaza at Countryside, LLC
Clay Terrace Partners, LLC	Plaza at Northwood, LLC
Coral Springs Joint Venture	Plaza at Tippecanoe, LLC
CT Partners, LLC	Richardson Square, LLC
Dare Center, LLC	Rockaway Town Court, LLC
Dayton Mall III LLC	Rockaway Town Plaza, LLC
Downeast LLC	Rolling Oaks Mall, LLC
Edison Mall, LLC	Royal Eagle Plaza LLC
Empire East, LLC	Royal Eagle Plaza II LLC
Fairfax Court Center LLC	Shops at Northeast Mall, LLC
Fairfield Town Center, LLC	Simon MV, LLC
Fairfield Village, LLC	SM Mesa Mall, LLC
Gaitway Plaza, LLC	Southern Hills Mall LLC
Greenwood Plus Center, LLC	Southern Park Mall, LLC
Jefferson Valley Center LLC	St. Charles Towne Plaza, LLC
Keystone Shoppes, LLC	Sunland Park Mall, LLC
KI-Henderson Square Associates, L.P.	The Outlet Collection LLC
KI-Henderson Square Associates, LLC	Town Center at Aurora II LLC
KI-Whitemak Associates, LLC	University Park Mall CC, LLC
Lakeview Plaza (Orland), LLC	University Town Plaza, LLC
Lima Center, LLC	Village Park Plaza, LLC
Lincoln Crossing, LLC	Villages at MacGregor, LLC
Lindale Mall, LLC	Washington Plaza, LLC
Mall at Cottonwood II LLC	Washington Prime Management Associates, LLC
Mall at Great Lakes, LLC	Washington Prime Property Limited Partnership
Mall at Irving, LLC	West Town Corners, LLC
Mall at Jefferson Valley, LLC	Westshore Plaza II LLC
Mall at Lake Plaza, LLC	Whitemak Associates
Mall at Lima, LLC	WPG Management Associates, Inc.
Mall at Longview, LLC	WPG Northtown Venture LLC
Maplewood Mall, LLC	WPG Rockaway Commons, LLC
Markland Fee Owner LLC	WPG Westshore, LLC
Markland Mall, LLC	WPG Wolf Ranch, LLC
Markland Plaza, LLC	WTM Stockton, LLC
Martinsville Plaza, LLC

Annex B

List of Property‑Level Mortgage Borrowers22

119 Leawood, LLC	Muncie Mall, LLC
AHC Washtenaw, LLC	North Ridge Shopping Center, LLC
Arboretum Mall LLC	OKC Curve Triangle LLC
ATC Glimcher, LLC	OKC-NHP, LLC
BRE/Pearlridge LLC	Palms Crossing Town Center, LLC and Arbor Walk Mall, LLC
Canyon View Marketplace, LLC	Pearlridge Uptown II LLC
Charlottesville Fashion Square, LLC and Charlottesville Lease Tract, LLC	PFP Columbus II, LLC
Forest Plaza, LLC, Lakeline Plaza, LLC, Muncie Plaza, LLC, White Oaks Plaza, LLC, and Lakeline Village LLC	SDQ Fee, LLC
Gateway Square LLC	SDQ III Fee, LLC and SDQ III Retail, LLC
Grand Central Parkersburg LLC	Southgate Mall Montana II, LLC
Johnson City Mall LLC	Town Center at Aurora, LLC
Leawood TCP, LLC	Waterford Lakes Town Center LLC
Marketplace at Concord Mills, LLC	Westminster Mall, LLC
MOG Crossing, LLC

[22]	Borrowers listed together represent multiple borrower entities on one Property-Level Mortgage.

EXHIBIT C

DIP Credit Agreement

CONFIDENTIAL AND PRIVILEGED ATTORNEY WORK PRODUCT

SUPERPRIORITY DEBTOR-IN-POSSESSION DELAYED DRAW TERM LOAN CREDIT AGREEMENT

dated as of

[__], 2021

among

WASHINGTON PRIME GROUP, L.P.,

WASHINGTON PRIME GROUP INC.

and

THE INSTITUTIONS FROM TIME TO TIME

PARTY HERETO AS LENDERS,

and

GLAS USA LLC and GLAS AMERICAS LLC,

AS ADMINISTRATIVE AGENT

i

8.9	Tenant Notifications	65
8.10	Other Reports	65
8.11	Other Information	65

ARTICLE IX AFFIRMATIVE COVENANTS		67
9.1	Existence, Etc.	67
9.2	Powers; Conduct of Business	67
9.3	Compliance with Laws, Etc.	67
9.4	Payment of Taxes and Claims	67
9.5	Insurance	67
9.6	Inspection of Property; Books and Records; Discussions	68
9.7	ERISA Compliance	68
9.8	Maintenance of Property	68
9.9	Company Status	68
9.10	Ownership of Projects, Minority Holdings and Property	68
9.11	Further Assurances	69
9.12	Use of Proceeds.	69
9.13	Release of Collateral and Guaranties	69
9.14	Approved Transactions	70
9.15	Certain Bankruptcy Matters	70

ARTICLE X NEGATIVE COVENANTS		71
10.1	Indebtedness	71
10.2	Sales of Assets	71
10.3	Liens	72
10.4	Investments	72
10.5	Conduct of Business	73
10.6	Transactions with Partners and Affiliates	73
10.7	Restriction on Fundamental Changes	73
10.8	Restricted Payments	73
10.9	Use of Proceeds; Margin Regulations; Securities, Sanctions and Anti-Corruption Laws	73
10.10	ERISA	73
10.11	Organizational Documents	74
10.12	Fiscal Year	74
10.13	Financial Covenant	74
10.14	Chapter 11 Modifications	74
10.15	Additional Bankruptcy Matters	75
10.16	Disposition or Encumbrance of Mortgaged Properties.	75

ARTICLE XI EVENTS OF DEFAULT; RIGHTS AND REMEDIES		75
11.1	Events of Default	75
11.2	Rights and Remedies	80

ARTICLE XII THE AGENTS		81
12.1	Appointment	81
12.2	Nature of Duties	81
12.3	Right to Request Instructions	84
12.4	Reliance	84

12.5	Indemnification	85
12.6	Agents Individually	85
12.7	Successor Agents	85
12.8	Relations Among the Lenders	86
12.9	Sub-Agents	86
12.10	Independent Credit Decisions	86
12.11	Certain ERISA Matters	87
12.12	Administrative Agent May File Proofs of Claim.	88
12.13	Credit Bidding	88
12.14	Powers of the Administrative Agent	89
12.15	Exculpation Provisions	89
12.16	Limitations on Duty of Administrative Agent in Respect of Collateral	90
12.17	No Liability for Clean Up of Hazardous Substances	91
12.18	Erroneous Payment.	92

ARTICLE XIII TAXES; YIELD PROTECTION		94
13.1	Taxes	94
13.2	Increased Capital	97
13.3	Changes; Legal Restrictions	98
13.4	[Reserved]	98
13.5	No Duplication	98

ARTICLE XIV MISCELLANEOUS		99
14.1	Assignments and Participations	99
14.2	Expenses	102
14.3	Indemnity	103
14.4	Change in Accounting Principles	103
14.5	Setoff	104
14.6	Ratable Sharing	104
14.7	Amendments and Waivers	104
14.8	Notices	106
14.9	Survival of Warranties and Agreements	108
14.10	Failure or Indulgence Not Waiver; Remedies Cumulative	108
14.11	Marshalling; Payments Set Aside	108
14.12	Severability	109
14.13	Headings	109
14.14	Governing Law	109
14.15	Limitation of Liability	109
14.16	Successors and Assigns	109
14.17	Certain Consents and Waivers of the Borrower	109
14.18	Counterparts; Effectiveness; Inconsistencies; Electronic Execution	111
14.19	Limitation on Agreements	111
14.20	Confidentiality	111
14.21	Disclaimers	112
14.22	Conflicts	112
14.23	Interest Rate Limitation	112
14.24	USA Patriot Act	113
14.25	[Reserved]	113
14.26	Payments Generally; Pro Rata Treatment; Sharing of Set-offs	113
14.27	Judgment Currency	113
14.28	Acknowledgement Regarding Any Supported QFCs	113
14.29	Entire Agreement	114
14.30	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	114

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	–	Form of Assignment and Acceptance
Exhibit B	–	Form of Note
Exhibit C	–	Form of Notice of Borrowing
Exhibit D	–	Form of Notice of Conversion/Continuation
Exhibit E	–	Form of Extension Request
Exhibit F	–	Form of Interim DIP Financing Order
Exhibit G	–	Form of U.S. Tax Compliance Certificates
Exhibit H	–	Form of Compliance Certificate

Schedule 1.1	–	Allocations
Schedule 1.1.4	–	Permitted Securities Options
Schedule 6.1(a)	–	List of Closing Documents
Schedule 7.1-A	–	Schedule of Organizational Documents
Schedule 7.1-C	–	Corporate Structure; Outstanding Capital Stock and Partnership Interests; Partnership Agreement
Schedule 7.1-G	–	Indebtedness
Schedule 7.1-H	–	Pending Actions
Schedule 7.1-O	–	Existing Environmental Matters
Schedule 7.1-P	–	ERISA Matters
Schedule 7.1-S	–	Insurance Policies
Schedule 9.14	–	Approved Transactions
Schedule 10.4(b)	–	Investments
Schedule 10.1	–	Prepetition Indebtedness
Schedule A	–	List of Guarantors
Schedule B	–	Principal DIP Collateral Properties
Schedule C	–	Excluded Assets
Schedule D	–	Excluded Survey Properties
Schedule E		Liens to be Removed

SUPERPRIORITY SECURED DEBTOR-IN-POSSESSION TERM LOAN AGREEMENT

This SUPERPRIORITY DEBTOR-IN-POSSESSION DELAYED DRAW TERM LOAN AGREEMENT, dated as of [__], 2021 (as amended, supplemented or modified from time to time, the “Agreement”), is entered into among WASHINGTON PRIME GROUP, L.P., an Indiana limited partnership, (the “Borrower”), WASHINGTON PRIME GROUP INC., an Indiana corporation, (the “Company”), the institutions from time to time parties hereto as Lenders, whether by execution of this Agreement or an Assignment and Acceptance, and GLAS USA LLC, as administrative agent, and GLAS AMERICAS LLC as collateral agent (in their capacities as administrative agent and collateral agent, and each successor agent appointed pursuant to the terms of Article XII of this Agreement, collectively, the “Administrative Agent”).

R E C I T A L S

WHEREAS, the Company, together with certain of its Subsidiaries (including the Borrower), has commenced voluntary cases (the “Chapter 11 Cases”) under Chapter 11 of the Bankruptcy Code (as hereinafter defined) in the United States Bankruptcy Court for the Southern District of Texas (Houston Division) (the “Bankruptcy Court”), and the Company and its Subsidiaries that are debtors in the Chapter 11 Cases (the “Debtors”) continue to operate their respective businesses and manage their properties as debtors-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

WHEREAS, the Borrower has asked the Lenders (as hereinafter defined) to provide it with a superpriority secured debtor-in-possession term loan credit facility, comprised of multi-draw term loans in an aggregate principal amount of up to $100,000,000. All of the Borrower’s obligations under the Term Facility are to be guaranteed by the Guarantors (as hereinafter defined).

WHEREAS, to provide security for repayment of the Loans (as hereinafter defined), and the payment of the other Obligations (as hereinafter defined) of the Loan Parties hereunder and under the Loan Documents (as hereinafter defined), the Loan Parties (as hereinafter defined) will provide and grant to the Administrative Agent, for its benefit and the benefit of the Lenders, certain rights and protections pursuant to the terms hereof, security interests and liens pursuant to Sections 364(c)(2) and/or 364(c)(3) of the Bankruptcy Code and superpriority administrative expense claims pursuant to Section 364(c)(1) of the Bankruptcy Code, in each case having the relative priorities, and other rights and protections, described herein and in the DIP Financing Orders.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1    Certain Defined Terms. The following terms used in this Agreement shall have the following meanings, applicable both to the singular and the plural forms of the terms defined:

“Ad Hoc Group of Lenders” means those certain Lenders represented by Wachtell Lipton Rosen & Katz LLP.

“Administrative Agent” is defined in the preamble hereto.

“Administrative Agent Fee Letter” means that certain Administrative Agent Fee Letter, dated on or about the Closing Date, by and between the Administrative Agent and the Borrower, as amended and in effect from time to time.

“Administrative Agent Fees” has the meaning ascribed to such term in Section 5.3(a).

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate”, as applied to any Person, means any other Person that directly or indirectly controls, is controlled by, or is under common control with, that Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to vote fifteen percent (15.0%) or more of the equity Securities having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting equity Securities or by contract or otherwise. For the avoidance of doubt, Simon Property Group, L.P., a Delaware limited partnership (“SPG”), shall not be considered an Affiliate of the Borrower by virtue of its performance of the management services performed by SPG on behalf of the Borrower and its Subsidiaries as described in the Registration Statement. In no event shall any Lender be deemed to be an Affiliate of the Borrower.

“Agent Parties” has the meaning assigned to it in Section 14.8(d).

“Agreement” is defined in the preamble hereto.

“Annual Compliance Certificate” is defined in Section 8.2(b).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery, money-laundering or corruption.

“Applicable Lending Office” means, with respect to a particular Lender, (i) its Eurodollar Lending Office in respect of provisions relating to Eurodollar Rate Loans and (ii) its Domestic Lending Office in respect of provisions relating to Base Rate Loans.

“Applicable Margin” means (i) with respect to any Base Rate Loan, 3.25% per annum, and (ii) with respect to a Eurodollar Rate Loan, 4.25% per annum.

“Applicable Percentage” shall mean 100%.

“Approved Budget” shall mean the then most current budget prepared by the Borrower and delivered to the Administrative Agent, which shall be in form (but not in substance) reasonably satisfactory to the Requisite Lenders (it being understood that the form of such budget provided prior to the Closing Date is satisfactory to the Requisite Lenders).

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Transactions” means each of the transactions listed on Schedule 9.14 hereto.1

“Asset Disposition” means the sale, transfer, license, lease (as lessor) or other disposition of any Collateral including any sale and leaseback transaction, division, merger or disposition of Equity Interests (other than any issuance or sale by a Person of its own Equity Interests or other securities to another Person), whether in a single transaction or series of related transactions, by any Loan Party; provided that “Asset Disposition” shall exclude any Permitted Disposition.

“Assignment and Acceptance” means an Assignment and Acceptance in substantially the form of Exhibit A attached hereto and made a part hereof (with blanks appropriately completed) or such other form satisfactory to the Administrative Agent delivered to the Administrative Agent in connection with an assignment of a Lender’s interest under this Agreement in accordance with the provisions of Section 14.1.

“Authorized Financial Officer” means a chief executive officer, chief financial officer, chief accounting officer, treasurer or other qualified senior officer acceptable to the Requisite Lenders.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of any Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their Affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent (acting at the direction of the Requisite Lenders), has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Eurodollar Rate” means, with respect to any Borrowing of Eurodollar Rate Loans in Dollars and for any applicable Interest Period, the London interbank offered rate or comparable successor rate approved by the Requisite Lenders for Dollars for a period equal in length to such Interest Period as published on the applicable Bloomberg screen page (or, in the event such rate does not appear on such Bloomberg page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Requisite Lenders from time to time in its reasonable discretion (the “LIBOR Screen Rate”)) as of 11:00 a.m., London time on the Quotation Day for such Interest Period; provided that if such rate is less than 0.75%, such rate shall be deemed to be 0.75% for purposes of this Agreement and provided further that to the extent a comparable or successor rate is approved by the Requisite Lenders in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Requisite Lenders.

1 To include transactions in preparation of the exit corporate structure.

“Base Rate” means, for any day, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(i)    the rate of interest announced publicly by the Administrative Agent from time to time, as the Administrative Agent’s prime rate;

(ii)    the sum of (A) one-half of one percent (0.50%) per annum plus (B) the Federal Funds Rate in effect from time to time during such period; and

(iii)    the sum of (A) the one month Base Eurodollar Rate in effect on such day (or if such day is not a Business Day, the immediately preceding Business Day) (the “Daily LIBOR Rate”) plus (B) one percent (1%) per annum.

“Base Rate Loan” means (i) a Loan denominated in Dollars which bears interest at a rate determined by reference to the Base Rate and the Applicable Margin as provided in Section 5.1(a) or (ii) an overdue amount which was a Base Rate Loan immediately before it became due.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to Base Eurodollar Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than 0.75%, the Benchmark Replacement will be deemed to be 0.75% for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of Base Eurodollar Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Requisite Lenders and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of Base Eurodollar Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of Base Eurodollar Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Requisite Lenders decide may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Requisite Lenders determine that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent and Requisite Lenders decide is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the Eurodollar Rate: (a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the Eurodollar Rate permanently or indefinitely ceases to provide the Eurodollar Rate; and (b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which such public statement or publication has deemed the Eurodollar Rate to be no longer representative.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the Eurodollar Rate: (a) a public statement or publication of information by or on behalf of the administrator of the Eurodollar Rate announcing that such administrator has ceased or will cease to provide the Eurodollar Rate, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Eurodollar Rate; (b) a public statement or publication of information by the regulatory supervisor for the administrator of the Eurodollar Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the Eurodollar Rate, a resolution authority with jurisdiction over the administrator for the Eurodollar Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the Eurodollar Rate, which states that the administrator of the Eurodollar Rate has ceased or will cease to provide the Eurodollar Rate permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Eurodollar Rate; or (c) a public statement or publication of information by the regulatory supervisor for the administrator of the Eurodollar Rate announcing that the Eurodollar Rate is no longer representative and such changes are unlikely to be temporary.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the forty-fifth (45th) day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than forty-five (45) days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Requisite Lenders, as applicable, and, in each case, consented to by the Borrower in writing (such consent not to be unreasonably withheld, conditioned or delayed), and notified in writing to the Administrative Agent (in the case of such notice by the Requisite Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Eurodollar Rate and solely to the extent that the Eurodollar Rate has not been replaced with a Benchmark Replacement, the period (a) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the Eurodollar Rate for all purposes hereunder in accordance with Section 2.4 and (b) ending at the time that a Benchmark Replacement has replaced the Eurodollar Rate for all purposes hereunder pursuant to Section 2.4.

“Beneficial Owner” has the meaning given to that term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will not be deemed to have beneficial ownership of any securities that such “person” has the right to acquire or vote only upon the happening of any future event or contingency (including the passage of time) that has not yet occurred. The terms “Beneficial Ownership”, “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plans” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” is defined in the preamble hereto.

“Borrowing” means a borrowing consisting of Loans of the same type made, continued or converted on the same day.

“Business Activity Report” means (i) an Indiana Business Activity Report from the Indiana Department of Revenue, Compliance Division, (ii) a Notice of Business Activities Report from the State of New Jersey Division of Taxation, (iii) a Minnesota Business Activity Report from the Minnesota Department of Revenue, or (iv) a similar report to those referred to in clauses (i) through (iii) hereof with respect to any jurisdiction where the failure to file such report would have a Material Adverse Effect.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; and when used in connection with a Eurodollar Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for general business in London.

“Capital Lease” means any lease of any property (whether real, personal or mixed) by a Person as lessee which is accounted for as a capital lease on the balance sheet of that Person in conformity with GAAP as in effect on December 31, 2018 (it being understood that all obligations of the Borrower and its Subsidiaries that are or would be characterized as an operating lease as determined in accordance with GAAP as in effect on the December 31, 2018 (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capital Lease) for purposes of this Agreement regardless of any change in GAAP following December 31, 2018 that would otherwise require such obligation to be recharacterized as a Capital Lease, to the extent that financial reporting shall not be affected hereby).

“Capital Stock” means, with respect to any Person, any capital stock of such Person (if a corporation), and all equivalent ownership interests in such Person (other than a corporation), regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.

“Carve Out” means the Carve Out as set forth in the DIP Financing Orders.

“Cash Management Order” means the interim or final (as the context may require) order of the Bankruptcy Court, in each case reasonably satisfactory in form and substance to the Requisite Lenders, relating to cash management.

“Cash and Cash Equivalents” means (i) cash, (ii) marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government; and (iii) domestic and Eurodollar certificates of deposit and time deposits, bankers’ acceptances and certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof, or the District of Columbia, any foreign bank, or its branches or agencies, which, at the time of acquisition, are rated A-1 (or better) by S&P or P-1 (or better) by Moody’s; provided that the maturities of such Cash and Cash Equivalents shall not exceed one year.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq., any amendments thereto, any successor statutes, and any regulations or guidance having the force of law promulgated thereunder.

“Change in Law” means the occurrence after the date of this Agreement (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of any of the following: (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 13.2, by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated, implemented or issued by the applicable Governmental Authority or other body, agency or authority having jurisdiction; provided, however, that if the applicable Lender shall have implemented changes prior to the date hereof in response to any such requests, rules, guidelines or directives, then the same shall not be deemed to be a Change in Law with respect to such Lender.

“Chapter 11 Cases” has the meaning assigned to such term in the recitals.

“Charges” is defined in Section 14.23.

“Claim” means any claim or demand, by any Person, of whatsoever kind or nature for any alleged Liabilities and Costs, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, Permit, ordinance or regulation, common law or otherwise.

“Closing Date” means [__], 2021.

“Collateral” means all “DIP Collateral” referred to in the DIP Financing Orders, including the Principal DIP Collateral Properties and the Principal DIP Pledged Equity (each as defined in the DIP Financing Orders), all other property that is subject to any Lien in favor of the Administrative Agent for the benefit of the Secured Parties and any and all assets (including Equity Interests), whether real, personal or mixed, tangible or intangible, on which Liens are purported to be granted pursuant to the applicable DIP Financing Order or any other security instrument as security for the Obligations, and all proceeds thereof. Notwithstanding the foregoing, Collateral shall not include property that constitutes Excluded Assets (but shall include the proceeds of Excluded Assets to the extent such proceeds would independently constitute Collateral).

“Collateral Documents” means the DIP Financing Orders and all other instruments, documents and agreements delivered by or on behalf of any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Administrative Agent, for the benefit of the Secured Parties, a Lien on any real, personal or mixed property of that Loan Party as security for the Obligations.

“Commission” means the Securities and Exchange Commission and any Person succeeding to the functions thereof.

“Commitments” means, for any Lender, the commitment of such Lender to make Loans pursuant to Section 2.1, in the amount set forth on Schedule 1.1, as modified in any applicable Assignment and Acceptance and subject to any adjustment or reduction pursuant to the terms and conditions of this Agreement. The aggregate amount of all Lenders’ Commitments on the Closing Date is $100,000,000 (the “Total Commitment”).

“Communications” is defined in Section 14.8(d).

“Company” is defined in the preamble hereto.

“Compliance Certificates” is defined in Section 8.2(b).

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which may include compounding in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Interest Period), established in accordance with:

(i)    the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining Compounded SOFR; and

(ii)    if, and to the extent that, the Administrative Agent and the Borrower reasonably determine that Compounded SOFR cannot be determined in accordance with clause (i) above, then the rate, or methodology for this rate, and conventions for this rate that the Administrative Agent (acting at the direction of the Requisite Lenders) and the Borrower reasonably determine are substantially consistent with any evolving or then-prevailing market convention for determining Compounded SOFR for Dollar-denominated syndicated credit facilities at such time.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means consolidated, in accordance with GAAP.

“Consolidated Businesses” means the General Partner, the Borrower and their Wholly-Owned Subsidiaries.

“Contaminant” means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, radioactive materials, asbestos (in any form or condition), polychlorinated biphenyls (PCBs), or any constituent of any such substance or waste, and includes, but is not limited to, these terms as defined in federal, state or local laws or regulations.

“Contingent Obligation” as to any Person means, without duplication, (i) any contingent obligation of such Person required to be shown on such Person’s balance sheet in accordance with GAAP, and (ii) any obligation required to be disclosed in the footnotes to such Person’s financial statements in accordance with GAAP, guaranteeing partially or in whole any non-recourse Indebtedness, lease, dividend or other obligation, exclusive of contractual indemnities (including, without limitation, any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets) and guarantees of non-monetary obligations (other than guarantees of completion and environmental indemnities given in conjunction with a mortgage financing) which have not yet been called on or quantified, of such Person or of any other Person. The amount of any Contingent Obligation described in clause (ii) shall be deemed to be (a) with respect to a guaranty of interest or interest and principal, or operating income guaranty, the sum of all payments required to be made thereunder (which in the case of an operating income guaranty shall be deemed to be equal to the debt service for the note secured thereby), calculated at the interest rate applicable to such Indebtedness, through (i) in the case of an interest or interest and principal guaranty, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (ii) in the case of an operating income guaranty, the date through which such guaranty will remain in effect, and (b) with respect to all guarantees not covered by the preceding clause (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and on the footnotes to the most recent financial statements of the applicable Borrower required to be delivered pursuant hereto. Notwithstanding anything contained herein to the contrary, guarantees of completion, standard “bad boy” recourse guarantees and environmental indemnities shall not be deemed to be Contingent Obligations unless and until a claim for payment has been made thereunder, at which time any such guaranty of completion, standard “bad boy” recourse guaranty or environmental indemnity shall be deemed to be a Contingent Obligation in an amount equal to any such claim. Subject to the preceding sentence, (i) in the case of a joint and several guaranty given by such Person and another Person (but only to the extent such guaranty is recourse, directly or indirectly to the applicable Person), the amount of the guaranty shall be deemed to be 100% thereof unless and only to the extent that (X) such other Person has delivered Cash and Cash Equivalents to secure all or any part of such Person’s guaranteed obligations or (Y) such other Person holds an Investment Grade Credit Rating from either Moody’s or S&P, in which case the amount of the guaranty shall be deemed to be equal to such Person’s pro rata share thereof, as reasonably determined by Borrower, and (ii) in the case of a guaranty, (whether or not joint and several) of an obligation otherwise constituting Indebtedness of such Person, the amount of such guaranty shall be deemed to be only that amount in excess of the amount of the obligation constituting Indebtedness of such Person. Notwithstanding anything contained herein to the contrary, “Contingent Obligations” shall not be deemed to include guarantees of loan commitments or of construction loans to the extent the same have not been drawn.

“Contractual Obligation”, as applied to any Person, means any provision of any Securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the applicable Interest Period with respect to the then-current Benchmark.

“Credit Extension” is defined in Section 5.2(e)(iv).

“Cure Loans” is defined in Section 4.2(b)(iv)(C).

“Customary Non-Recourse Carve-Outs” means fraud, misrepresentation, misapplication of cash from any source, waste, environmental claims and liabilities, nonpayment of real estate taxes or insurance premiums, and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements.

“Customary Permitted Liens” means

(i)    Liens (other than Environmental Liens and Liens in favor of the PBGC) with respect to the payment of taxes, assessments or governmental charges in all cases which are not yet delinquent or which are being contested in good faith by appropriate proceedings in accordance with Section 9.4 and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

(ii)    statutory Liens of landlords against any Property of the Borrower or any of its Subsidiaries and Liens against any Property of the Borrower or any of its Subsidiaries in favor of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other Liens against any Property of the Borrower or any of its Subsidiaries imposed by law created in the ordinary course of business for amounts which, if not resolved in favor of the Borrower or such Subsidiary, (A) if such Lien is against any Principal DIP Collateral Property, could not materially and adversely affect the value or operation of such Property, or (B) if such Lien is not against any Principal DIP Collateral Property, could not result in a Material Adverse Effect;

(iii)    Liens (other than any Lien in favor of the PBGC) incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), surety, appeal and performance bonds; provided that (A) all such Liens do not in the aggregate materially detract from the value of the Borrower’s or such Subsidiary’s assets or Property or materially impair the use thereof in the operation of their respective businesses, and (B) all Liens of attachment or judgment and Liens securing bonds to stay judgments or in connection with appeals do not secure at any time an aggregate amount of recourse Indebtedness exceeding $12,500,000; and

(iv)    Liens against any Property of the Borrower or any Subsidiary of the Borrower arising with respect to zoning restrictions, building laws, easements, licenses, reservations, covenants, conditions, restrictions, rights-of-way, utility easements, building restrictions, rights of tenants under written leases and other similar charges or encumbrances on the use of real property which, (A) if such Lien is against any Principal DIP Collateral Property, could not materially and adversely affect the value or operation of such Property and (B) if such Lien is not against any Principal DIP Collateral Property, could not affect the value of such Property or interfere with the ordinary course of business of the Borrower or any of its Subsidiaries in a manner which could result in a Material Adverse Effect; and

(v)    Liens set forth on the title insurance commitments delivered or made available to the Requisite Lenders prior to the date of this Agreement (provided that the Company will use commercially reasonable efforts to remove those Liens listed as exceptions to title included on Schedule E hereto as promptly as practicable following the Closing Date).

“Daily LIBOR Rate” is defined in the definition of “Base Rate”.

“Debt Issuance” means the issuance of any Indebtedness (including guarantees thereof) for borrowed money by any Loan Party or any of its Subsidiaries, which shall include, without limitation, the issuance or offering of secured or unsecured notes, mortgage loans, the borrowing of incremental loans under a revolving credit or term loan facility pursuant to new commitments provided after the Closing Date and any refinancings of such Indebtedness.

“Debtors” is defined in the Recitals hereto.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to the Administrative Agent or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, or, in the case of clause (iii) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith dispute with the amount of such payment (specifically identified), (b) has notified the Borrower or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent or the Borrower acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such person’s receipt of such certification in form and substance reasonably satisfactory to it and the Administrative Agent, or (d) has become the subject of a (i) Bankruptcy Event or (ii) a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of an equity interest in that Lender of any direct or indirect parent company thereof by a Governmental Authority.

“DIP Financing Orders” means the Interim DIP Financing Order and the Final DIP Financing Order.

“DOL” means the United States Department of Labor and any Person succeeding to the functions thereof.

“Dollars” and “$” mean the lawful money of the United States.

“Domestic Lending Office” means, with respect to any Lender, such Lender’s office, located in the United States, specified as the “Domestic Lending Office” under its name on the signature pages hereof or on the Assignment and Acceptance by which it became a Lender or such other United States office of such Lender as it may from time to time specify by written notice to the Borrower and the Administrative Agent.

“Early Opt-in Election” means the occurrence of (1) (i) a determination by the Administrative Agent or (ii) a notification by the Requisite Lenders to the Administrative Agent (with a copy to the Borrower) that the Requisite Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.4 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the Eurodollar Rate, and (2) (i) the election by the Administrative Agent and the Borrower or (ii) the election by the Requisite Lenders with the written consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent and the Borrower of written notice of such election to the Lenders or by the Requisite Lenders and the Borrower of written notice of such election to the Administrative Agent and the other Lenders.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition and is subject to the supervision of an EEA Resolution Authority, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision of an EEA Resolution Authority with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security measures.

“Eligible Assignee” means (i) a Lender (other than a Defaulting Lender) and its Affiliates and Approved Funds (other than an Approved Fund qualifying as such by virtue of its relationship with a Defaulting Lender); (ii) a commercial bank having total assets in excess of $2,500,000,000; (iii) the central bank of any country which is a member of the Organization for Economic Cooperation and Development; or (iv) an investment fund, finance company or other financial institution which is regularly engaged in making, purchasing or investing in loans; provided that an Ineligible Institution shall not be an Eligible Assignee.

“Environmental Lien” means a Lien in favor of any Governmental Authority for any (i) liabilities under any Environmental, Health or Safety Requirement of Law, or (ii) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant.

“Environmental Property Transfer Act” means any applicable Requirement of Law that conditions, restricts, prohibits or requires any notification or disclosure triggered by the transfer, sale, lease or closure of any Property or deed or title for any Property for environmental reasons, including, but not limited to, any so-called “Environmental Cleanup Responsibility Act,” “Industrial Site Recovery Act,” “Property Transfer Law” or “Responsible Property Transfer Act”.

“Environmental, Health or Safety Requirements of Law” means all Requirements of Law (including common law) relating to, imposing liability or standards concerning, or otherwise addressing the environment, health and/or safety, including, but not limited to the Clean Air Act, the Clean Water Act, CERCLA, RCRA, any so-called “Superfund” or “Superlien” law, the Toxic Substances Control Act and OSHA, and public health codes, each as from time to time in effect.

“Equipment” means equipment used in connection with the maintenance of Projects and Properties.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such shares or interests.

“Equity Issuance” means (a) any issuance by the Company, the Borrower and any other Loan Party of shares of its Equity Interests to any Person that is not the Company or any other Loan Party (including in connection with the exercise of options or warrants or the conversion of any debt securities to equity and including any equity-linked securities and convertible debt securities) and (b) any capital contribution to the Company, the Borrower or any other Loan Party from any Person that is not a Loan Party. For all purposes under this Agreement, the term “Equity Issuance” shall not include (A) any Asset Disposition or (B) any Debt Issuance.

“ERISA” means the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1000 et seq., any amendments thereto, any successor statutes, and any regulations or guidance having the force of law promulgated thereunder.

“ERISA Affiliate” means (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as the Borrower; (ii) a partnership or other trade or business (whether or not incorporated) which is under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with the Borrower; and (iii) a member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as the Borrower, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above.

“ERISA Termination Event” means (i) a Reportable Event with respect to any Plan; (ii) the withdrawal of the Borrower or any ERISA Affiliate from a Plan during a plan year in which the Borrower or such ERISA Affiliate was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or the cessation of operations which results in the termination of employment of 20% of Plan participants who are employees of the Borrower or any ERISA Affiliate; (iii) the imposition of an obligation on the Borrower or any ERISA Affiliate under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Plan; (v) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; or (vi) the partial or complete withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan.

“Erroneous Payment” has the meaning assigned to it in Section 12.18(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 12.18(d).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 12.18(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 12.18(d).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 12.18(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar Affiliate” means, with respect to each Lender, the Affiliate of such Lender (if any) set forth below such Lender’s name under the heading “Eurodollar Affiliate” on the signature pages hereof or on the Assignment and Acceptance by which it became a Lender or such Affiliate of a Lender as it may from time to time specify by written notice to the Borrower and the Administrative Agent.

“Eurodollar Interest Period” is defined in Section 5.2(b)(i).

“Eurodollar Interest Rate Determination Date” is defined in Section 5.2(c).

“Eurodollar Lending Office” means, with respect to any Lender, such Lender’s office (if any) specified as the “Eurodollar Lending Office” under its name on the signature pages hereof or on the Assignment and Acceptance by which it became a Lender or such other office or offices of such Lender as it may from time to time specify by written notice to the Borrower and the Administrative Agent.

“Eurodollar Rate” means, with respect to any Eurodollar Interest Period applicable to a Eurodollar Rate Loan, an interest rate per annum obtained by dividing (i) the Base Eurodollar Rate applicable to that Eurodollar Interest Period by (ii) a percentage equal to 100% minus the Eurodollar Reserve Percentage in effect on the relevant Eurodollar Interest Rate Determination Date.

“Eurodollar Rate Loan” means (i) a Loan which bears interest at a rate determined by reference to the Eurodollar Rate and the Applicable Margin for Eurodollar Rate Loans or (ii) an overdue amount which was a Eurodollar Rate Loan immediately before it became due.

“Eurodollar Reserve Percentage” means, for any day, that percentage which is in effect on such day, as prescribed by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York, New York with deposits exceeding five billion Dollars in respect of “Eurocurrency Liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Rate Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any bank to United States residents).

“Event of Default” means any of the occurrences set forth in Section 11.1 after the expiration of any applicable grace period and the giving of any applicable notice, in each case as expressly provided in Section 11.1.

“Excluded Assets” means (a) any property to the extent that the grant of a security interest thereon shall constitute or result in a breach of, a default under, an invalidation of, a termination of, or the unenforceability of any right of any Person under, any agreement related to such property or requires the consent of, creates recourse liability in favor of, or creates a right of termination in favor of, any Person (other than the Loan Parties), (b) any property to the extent that the grant of a security interest thereon would be prohibited by applicable law, treaty, rule or regulation or a court or a Governmental Authority would be required to grant consent, license or approval (but excluding the proceeds thereof, to the extent the assignment of such proceeds is not prohibited by applicable law and does not require the consent, license or approval of such Governmental Authority); provided, however, that the Collateral shall include (and such security interest shall attach) immediately at such time as the contractual or legal provisions referred to above shall no longer be applicable; provided, further, that the exclusions referred to above shall not apply to the extent that such laws, rules, regulations, agreements, terms or provisions referred to therein would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the New York Uniform Commercial Code or the uniform commercial code of any relevant jurisdiction or any other applicable law (including any debtor relief law or principle of equity) or (c) any property included on Schedule C; provided that any cash proceeds of any property that otherwise constitutes Collateral which are deposited in any of the accounts described in Schedule C shall not constitute Excluded Assets.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office located in or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 13.1, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 13.1(f), and any U.S. Federal withholding Taxes imposed under FATCA.

“Extended Maturity Date” means [___], 20222; provided that with the consent of all Lenders, the Extended Maturity Date may be extended by an additional three months from the date such consent is given.

“Extension Request” means an Extension Request in substantially the form of Exhibit E attached hereto and defined in Section 2.3(a).

“Facility” means the Term Facility.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as in effect as of the date of this Agreement (or any amended or successor version thereof that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Administrative Agent on such day on such transactions as determined by the Administrative Agent.

2 To be 9-months following the Closing Date.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any Governmental Authority succeeding to its functions.

“Fee Letter” means the Administrative Agent Fee Letter.

“Fees” means the (1) Administrative Agent Fees and (2) such other fees as set forth in Section 5.3.

“Final DIP Financing Order” shall mean an order, substantially in the form of the Interim DIP Financing Order and otherwise satisfactory in form and substance to the Requisite Lenders and the Debtors (and the Administrative Agent, with respect to any provision that affects the rights, obligations, liabilities or duties of the Administrative Agent), entered by the Bankruptcy Court approving this Agreement on a final basis under the Bankruptcy Code, which order has not been reversed, modified or stayed and is not otherwise subject to a timely filed motion that the Borrower has failed to object to for a stay, rehearing, reconsideration, appeal or any other review without the consent of the Requisite Lenders (which consent of the Requisite Lenders may be communicated via an email from any counsel representing the Requisite Lenders).

“Financial Statements” means (i) quarterly and annual consolidated statements of income and retained earnings, statements of cash flow, and balance sheets, (ii) such other financial statements as the General Partner shall routinely and regularly prepare for itself and the Borrower on a quarterly or annual basis, and (iii) such other financial statements of the Consolidated Businesses or Minority Holdings as the Administrative Agent or the Requisite Lenders may from time to time reasonably specify; provided, however, that the Financial Statements referenced in clauses (i) and (ii) above shall be prepared in form satisfactory to the Requisite Lenders.

“First Day Orders” means all interim or final (as the context may require) orders of the Bankruptcy Court (other than the Interim DIP Financing Order), reasonably satisfactory in form and substance to the Requisite Lenders, relating to (i) critical vendors, (ii) tenant obligations, (iii) shippers, warehousemen and lienholders, (iv) 503(b)(9) claimants, (v) customer programs, (vi) insurance,(vii) tax claims, (viii) tax attributes, (ix) utilities, (x) wages and employee benefits, (xi) cash management, (xii) case management, (xiii) joint administration, (xiv) extension of time to file schedules and statements of financial affairs, and (xv) any other pleading the Loan Parties deem necessary or advisable to file the Chapter 11 Cases, including the Cash Management Order.

“Fiscal Year” means the fiscal year of the Company and the Borrower for accounting and tax purposes, which shall be the 12-month period ending on December 31 of each calendar year.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Funding Date” means each date on or after the Closing Date on which Loans under this Agreement are made by the Lenders to the Borrower.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the American Institute of Certified Public Accountants’ Accounting Principles Board and Financial Accounting Standards Board or in such other statements by such other entity as may be in general use by significant segments of the accounting profession as in effect on the Closing Date (unless otherwise specified herein as in effect on another date or dates).

“General Partner” means the Company and any successor general partner(s) of the Borrower.

“Governmental Approval” means all right, title and interest in any existing or future certificates, licenses, permits, variances, authorizations and approvals issued by any Governmental Authority having jurisdiction with respect to any Project.

“Governmental Authority” means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranty” means the Guaranty dated as of the Closing Date from the Company and the other Guarantors in favor of the Administrative Agent for the benefit of the Secured Parties.

“Guarantors” means the Company and the Subsidiaries of the Borrower listed on Schedule A and any Subsidiaries of the Company that become Guarantors after the Closing Date pursuant to Section 9.11.

“Holder” means any Person entitled to enforce any of the Obligations, whether or not such Person holds any evidence of Indebtedness, including, without limitation, the Administrative Agent and each Lender.

“Improvements” is defined in Section 2.6.

“Indebtedness”, as applied to any Person, means, at any time, without duplication, (a) all indebtedness, obligations or other liabilities of such Person (whether consolidated or representing the proportionate interest in any other Person) (i) for borrowed money (including construction loans) or evidenced by debt securities, debentures, acceptances, notes or other similar instruments, (ii) under profit payment agreements or in respect of obligations to redeem, repurchase or exchange any Securities of such Person or to pay dividends that have been declared with respect to any stock, (iii) with respect to letters of credit issued for such Person’s account, (iv) to pay the deferred purchase price of property or services, except accounts payable and accrued expenses arising in the ordinary course of business, (v) in respect of Capital Leases, (vi) which are Contingent Obligations or (vii) under warranties and indemnities; (b) all indebtedness, obligations or other liabilities of such Person or others secured by a Lien on any property of such Person, whether or not such indebtedness, obligations or liabilities are assumed by such Person, all as of such time; (c) all indebtedness, obligations or other liabilities of such Person in respect of interest rate contracts and foreign exchange contracts, net of liabilities owed to such Person by the counterparties thereon; (d) all preferred Equity Interests subject (upon the occurrence of any contingency or otherwise) to mandatory redemption and conversion (other than a redemption or conversion to other Equity Interests), provided that, for the avoidance of doubt, the existence of a customary forced sale provision available to an equity holder in a joint venture arrangement (including an Approved Transaction) does not constitute a mandatory redemption or conversion for purposes hereof; and (e) all contingent Contractual Obligations with respect to any of the foregoing.

“Indemnified Matters” is defined in Section 14.3.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” is defined in Section 14.3.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or any Affiliate thereof, and (c) the Borrower or any of its Affiliates.

“Insurance and Condemnation Event” means the receipt by any Loan Party or any of its Subsidiaries of any cash casualty insurance proceeds (for clarity, excluding insurance proceeds for financial (and not property) losses, such as business interruption insurance proceeds) or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective real or personal property that constitutes Collateral.

“Insurance Order” means the interim or final (as the context may require) order of the Bankruptcy Court, in each case reasonably satisfactory in form and substance to the Requisite Lenders, relating to the maintenance and continuation of Debtors’ insurance policies.

“Interest Period” is defined in Section 5.2(b).

“Interim DIP Financing Order” shall mean an order, in substantially the form attached hereto as Exhibit F and otherwise satisfactory in form and substance to the Requisite Lenders and the Debtors (and the Administrative Agent, with respect to any provision that affects the rights, obligations, liabilities or duties of the Administrative Agent), entered by the Bankruptcy Court approving this Agreement on an interim basis under the Bankruptcy Code, which order is not subject to a stay, injunction or other limitation not approved by the Requisite Lenders (which satisfaction may be communicated in each case via an email from any counsel representing the Requisite Lenders).

“Interim Period” means the time period commencing on the date of the Bankruptcy Court’s entry of the Interim DIP Financing Order and ending on (but excluding) the earlier to occur of (i) the Bankruptcy Court’s entry of the Final DIP Financing Order and (ii) the Maturity Date.

“Internal Revenue Code” or “Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, any successor statute and any regulations or guidance having the force of law promulgated thereunder.

“Investment” means, with respect to any Person, (i) any purchase or other acquisition by that Person of Securities, or of a beneficial interest in Securities, issued by any other Person, (ii) any purchase by that Person of all or substantially all of the assets of a business conducted by another Person, and (iii) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable, advances to employees and similar items made or incurred in the ordinary course of business) or capital contribution by that Person to any other Person, including, without limitation, all Indebtedness to such Person arising from a sale of property by such Person other than in the ordinary course of its business. The amount of any Investment shall be determined in accordance with GAAP.

“Investment Grade Credit Rating” means (i) a Credit Rating of Baa3 or higher given by Moody’s, (ii) a Credit Rating of BBB- or higher given by S&P or (iii) a Credit Rating of BBB- or higher given by Fitch.

“IRS” means the Internal Revenue Service and any Person succeeding to the functions thereof.

“knowledge” with reference to any General Partner, the Borrower or any Subsidiary of the Borrower, means the knowledge of such Person after reasonable inquiry (which reasonable inquiry shall include, without limitation, interviewing and questioning such other Persons as such General Partner, the Borrower or such Subsidiary of the Borrower, as applicable, deems reasonably necessary).

“Land” is defined in Section 2.6.

“Lease” means a lease, license, concession agreement or other agreement providing for the use or occupancy of any portion of any Project, including all amendments, supplements, modifications and assignments thereof and all side letters or side agreements relating thereto.

“Lender” means each financial institution a signatory hereto as a Lender as of the Closing Date and, at any other given time, each financial institution which is a party hereto as a Lender, whether as a signatory hereto or pursuant to an Assignment and Acceptance, and regardless of the capacity in which such entity is acting.

“Lender Parties” means the Administrative Agent, each of the Lenders, and each of the Lenders, and each of the foregoing’s Related Parties.

“Lender Advisors” shall mean (x) the Specified Lender Advisors, and (y) any other financial advisor, auditor, attorney, accountant, appraiser, auditor, business valuation expert, environmental engineer or consultant, turnaround consultant, and other consultants, professionals and experts reasonably retained by any of (i) SVP, (ii) the Administrative Agent or (iii) the Ad Hoc Group of Lenders, in each case in connection with the Transactions contemplated hereby.

“Lending Office” is defined in Section 5.2(e)(iv).

“Liabilities and Costs” means all liabilities, obligations, responsibilities, losses, damages, personal injury, death, punitive damages, economic damages, consequential damages, treble damages, intentional, willful or wanton injury, damage or threat to the environment, natural resources or public health or welfare, costs and expenses (including, without limitation, attorney, expert and consulting fees and expenses and costs of investigation, feasibility or Remedial Action studies), fines, penalties and monetary sanctions, interest, direct or indirect, absolute or contingent, past, present or future.

“LIBOR Screen Rate” is defined in the definition of “Base Eurodollar Rate”.

“LIBOR Successor Rate” is defined in Section 5.2(d)(i).

“LIBOR Successor Rate Conforming Changes” is defined in Section 5.2(d)(i).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale agreement, deposit arrangement, security interest, encumbrance, lien (statutory or other and including, without limitation, any Environmental Lien), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever in respect of any property of a Person, whether granted voluntarily or imposed by law, and includes the interest of a lessor under a Capital Lease or under any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement or similar notice (other than a financing statement filed by a “true” lessor pursuant to § 9-505 of the Uniform Commercial Code), naming the owner of such property as debtor, under the Uniform Commercial Code or other comparable law of any jurisdiction.

“Limited Partners” means those Persons who from time to time are limited partners of the Borrower; and “Limited Partner” means each of the Limited Partners, individually.

“Loan Account” is defined in Section 4.3(b).

“Loan Documents” means this Agreement, the Fee Letter, the Collateral Documents, the DIP Financing Orders and any waivers, consents or amendments hereto, the Notes, the Guaranty and all other instruments, agreements and written Contractual Obligations, designated as being Loan Documents, between any Loan Party and any of the Lenders pursuant to or in connection with the transactions contemplated hereby.

“Loan Parties” means the Borrower and the Guarantors.

“Loan” means a term loan made by a Lender pursuant to Section 2.1; provided that, if any such Loan (or portions thereof) are combined or subdivided pursuant to a Notice of Conversion/Continuation, the term “Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

“Management Company” means, collectively, (i) the Borrower and its wholly-owned (directly or indirectly) or controlled (directly or indirectly) Subsidiaries, and (ii) such other property management companies controlled (directly or indirectly) by the Company for which the Borrower has previously provided the Administrative Agent with: (1) notice of such property management company, and (2) evidence reasonably satisfactory to the Administrative Agent (acting at the direction of the Requisite Lenders) that such property management company is controlled (directly or indirectly) by the Company.

“Mandatory Prepayment Event” means any event triggering the prepayment requirement under clauses (i) through and including (iii) of Section 4.1(b).

“Margin Stock” means “margin stock” as such term is defined in Regulation U.

“Material Adverse Effect” means a material adverse effect upon (i) the financial condition or assets of (x) the Borrower and its Subsidiaries taken as a whole or (y) the Loan Parties (taken as a whole), (ii) the ability of the Borrower or any other Loan Party to perform its obligations under the Loan Documents, or (iii) the ability of the Lenders or the Administrative Agent to enforce any of the Loan Documents; provided that the determination of the existence of a “Material Adverse Effect” under either clause (i) or (ii) of this definition shall exclude any event or circumstance resulting from the COVID-19 pandemic to the extent that such event or circumstance (x) has been disclosed in writing by the Borrower to the Lenders prior to the Closing Date or (y) has been publicly disclosed in the reports and other documents furnished to or filed with the Securities and Exchange Commission on or prior to the Closing Date; provided, further that none of (i) the commencement of the Chapter 11 Cases, the events and conditions leading up to the Chapter 11 Cases, any matters publicly disclosed prior to the filings of the Chapter 11 Cases or their reasonably anticipated consequences or (ii) the actions required to be taken by any Loan Party pursuant to the Loan Documents or the DIP Financing Orders shall constitute a “Material Adverse Effect” for any purpose.

“Maturity Date” means the earliest of (a) the later of [__], 20213 (the “Initial Maturity Date”) and, if the Extension Request has become effective pursuant to Section 2.3(a), the Extended Maturity Date, (b) the effective date of a Plan of Reorganization, (c) the date on which the Loan Parties consummate a sale of all or substantially all of the assets of the Loan Parties pursuant to Section 363 of the Bankruptcy Code or otherwise, and (d) the date on which the Loans shall become due and payable by acceleration or otherwise in accordance with the terms of this Agreement or the DIP Financing Orders.

“Maximum Rate” is defined in Section 14.23.

“Minority Holdings” means interests in partnerships, joint ventures, limited liability companies and corporations held or owned by the Borrower or a General Partner or their respective Subsidiaries which are not wholly-owned, directly or indirectly, by the Borrower or a General Partner.

“MIS” means a computerized management information system for recording and maintenance of information regarding purchases, sales, aging, categorization, and locations of Properties, creation and aging of receivables, and accounts payable (including agings thereof).

“Monthly/Quarterly Compliance Certificates” is defined in Section 8.2(b).

“Moody’s” means Moody’s Investor Services, Inc.

“Mortgage Collateral Deliverables” means, with respect to each Principal DIP Collateral Property (except as set forth herein), the following items, each to be delivered upon the request of the Administrative Agent:

(a)    a mortgage, deed of trust or deed to secure debt in recordable form or the Final DIP Financing Order entered by the Bankruptcy Court, in form suitable for filing or recording in all filing or recording offices, in each case in a form sufficient to create a valid first and subsisting Lien (subject to Customary Permitted Liens and Liens expressly permitted thereunder or hereunder) on the collateral described therein in favor of the Administrative Agent for the benefit of the Secured Parties, and evidence that all required affidavits, tax forms and filings pertaining to any applicable documentary stamp, intangible and mortgage recordation taxes have been executed and delivered by all appropriate parties;

(b)    an American Land Title Association Lender’s title insurance commitment from First American Title Insurance Company which (i) evidence a Mortgage Party as the record owner of the applicable Mortgaged Property and (ii) discloses no Liens other than Customary Permitted Liens;

(c)    evidence as to payment in full of any applicable mortgage recording, stamp, intangible taxes and other mortgage filing fees;

(d)    an ALTA/NSPS land title survey of such Property based on the Minimum Standard Detail Requirements for ALTA/NSPS Land Title Surveys dated within twelve (12) months of the Closing Date certified to the Administrative Agent prepared by a duly licensed and registered land surveyor and containing customary Table A items (excluding Table A items that would require unreasonable expense or time to complete), and in addition showing any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations (provided the surveys delivered to the Administrative Agent for the Principal DIP Collateral Properties described on Schedule D are deemed acceptable for the purposes of this definition);

3 Six months after the Closing Date.

(e)    an appraisal of such Property; and

(f)    a zoning report prepared by third-party vendor or such other evidence regarding zoning and land use.

“Mortgage Parties” means the Loan Parties that own the Mortgaged Properties.

“Mortgaged Properties” means individual or collectively, as applicable, any Collateral consisting of real property in which a Lien has been created pursuant to the DIP Financing Orders in favor of the Administrative Agent (for the benefit of the Secured Parties).

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is, or within the immediately preceding six (6) years was, contributed to by either the Borrower or any ERISA Affiliate or in respect of which the Borrower or any ERISA Affiliate has assumed any liability.

“Net Cash Proceeds” means, as applicable, (a) with respect to any Asset Disposition or Insurance and Condemnation Event, (1) all cash proceeds (including Cash and Cash Equivalents) received by any Loan Party or any of its Subsidiaries therefrom (including any Cash and Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise), as and when received in connection with such transaction or event less the sum of (2) (i) any Taxes paid, assessed by, or reasonably estimated to be payable or accrued to, a Governmental Authority as a result of such transaction or event (provided that if estimated Taxes exceed the amount of actual Taxes required to be paid in cash in respect of such Asset Disposition, the amount of such excess shall constitute Net Cash Proceeds if greater than $50,000), (ii) all reasonable and customary out-of-pocket fees and expenses incurred in connection with such transaction or event (including, without limitation, to the extent reasonable and customary, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable law, broker’s fees or commissions, discounts, transfer taxes, legal fees, consulting fees, title insurance costs paid in connection therewith, survey costs and mortgage recording Tax paid in connection therewith, and costs and expenses in connection with unwinding any derivatives contract in connection therewith), and (iii) all amounts that are set aside as a reserve (A) for adjustments in respect of the purchase price of such assets, (B) for any liabilities associated with such transaction or event, to the extent such reserve is established in accordance with GAAP or as otherwise required pursuant to the documentation with respect to such Asset Disposition or Insurance and Condemnation Event, (C) for the payment of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such sale or other disposition, (D) for the payment of indemnification obligations, and (E) for amounts to be invested in the redevelopment of the subject Property as required pursuant to the documentation with respect to such Asset Disposition or Insurance and Condemnation Event; provided that, to the extent and at the time any such amounts are released from such reserve and received by such Loan Party or any of its Subsidiaries, such amounts shall constitute Net Cash Proceeds, and (b) with respect to any Equity Issuance or Debt Issuance, (1) all cash proceeds received by any Loan Party or any of its Subsidiaries therefrom less the sum of (2) (i) all Taxes required to be paid in connection therewith, (ii) all reasonable and customary out-of-pocket fees and expenses incurred in connection with such transaction or event (including, without limitation, to the extent reasonable and customary, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable law, broker’s fees or commissions, underwriting fees, costs, discounts, transfer taxes, legal fees, consulting fees, title insurance costs paid in connection therewith, survey costs and mortgage recording Tax paid in connection therewith, and costs and expenses in connection with unwinding any derivatives contract in connection therewith) and (iii) amounts required to be deposited or maintained in segregated accounts as reserves in connection therewith. Net Cash Proceeds received by any Subsidiary of the Company other than a Wholly-Owned Subsidiary of the Company shall equal a percentage of the Net Cash Proceeds received by such Subsidiary pursuant to clause (a) or (b) above equal to the percentage that corresponds to the Loan Parties’ aggregate ownership share of such Subsidiary (or, if less, the amount permitted to be distributed by the Organizational Documents of such Subsidiary as in effect on the Closing Date (as amended or modified in accordance herewith)).

“Net Cash Proceeds Receipt Date” means, with respect to any Mandatory Prepayment Event, the date of receipt by a Loan Party or its Subsidiaries of Net Cash Proceeds from such Mandatory Prepayment Event.

“Non Pro Rata Loan” is defined in Section 4.2(b)(iv).

“Non-Debtors” means the Subsidiaries of the Borrower that are not Debtors.

“Non-Recourse Indebtedness” means Indebtedness with respect to which recourse for payment is limited to (i) specific assets related to a particular Property or group of Properties encumbered by a Lien securing such Indebtedness or (ii) any Subsidiary (provided that if a Subsidiary is a partnership, there is no recourse to the Borrower, the General Partner as a general partner of such partnership or the Mortgage Parties); provided, however, that personal recourse of the Borrower or the General Partner for any such Indebtedness for Customary Non-Recourse Carve-Outs in non-recourse financing of real estate shall not, by itself, prevent such Indebtedness from being characterized as Non-Recourse Indebtedness.

“Note” means a promissory note in the form attached hereto as Exhibit B payable to the order of a Lender, evidencing certain of the Obligations of the Borrower to such Lender and executed by the Borrower as required by Section 4.3(a), as the same may be amended, supplemented, modified or restated from time to time; “Notes” means, collectively, all of such Notes outstanding at any given time.

“Notice of Borrowing” means a written notice substantially in the form of Exhibit C attached hereto and made a part hereof.

“Notice of Conversion/Continuation” means a written notice substantially in the form of Exhibit D attached hereto and made a part hereof or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a responsible officer of the Borrower, with respect to a proposed conversion or continuation of a Loan pursuant to Section 5.1(c).

“Obligations” means all Loans, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower to the Administrative Agent, any Lender, any Affiliate of the Administrative Agent, any Lender, or any Person entitled to indemnification pursuant to Section 14.3 of this Agreement and all Erroneous Payment Subrogation Rights, in each case, of any kind or nature, arising under this Agreement, the Notes or any other Loan Document. The term includes, without limitation, all interest, charges, expenses, fees, reasonable attorneys’ fees and disbursements and any other sum chargeable to the Borrower under this Agreement or any other Loan Document.

“Officer’s Certificate” means (i) as to a corporation, a certificate executed on behalf of such corporation by the chairman of its board of directors (if an officer of such corporation) or its chief executive officer, president, any of its vice-presidents, its chief financial officer, its chief accounting officer, or its treasurer, (ii) as to a partnership, a certificate executed on behalf of such partnership by the chairman of the board of directors, chief executive officer or president (if an officer of such partnership) or chief executive officer, president, any vice-president, or treasurer of the general partner of such partnership or (iii) as to a limited liability company, a certificate executed on behalf of such limited liability company by the chairman of the board of directors, chief executive officer or president (if an officer of such limited liability company) or chief executive officer, president, any vice-president, or treasurer of the manager or member of such limited liability company.

“Organizational Documents” means, with respect to any corporation, limited liability company, or partnership (i) the articles/certificate of incorporation/certificate of formation (or the equivalent organizational documents) of such corporation or limited liability company, (ii) the partnership certificate and the partnership agreement executed by the partners in the partnership, (iii) the by-laws/operating agreement (or the equivalent governing documents) of the corporation, limited liability company or partnership, and (iv) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any class or series of such corporation’s Capital Stock or such limited liability company’s or partnership’s equity or ownership interests.

“OSHA” means the Occupational Safety and Health Act of 1970, 29 U.S.C. §§ 651 et seq., any amendments thereto, any successor statutes and any regulations or guidance having the force of law promulgated thereunder.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Rights” is defined in Section 2.6.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” is defined in Section 14.1(e).

“Participant Register” is defined in Section 14.1(e).

“Payment Recipient” has the meaning assigned to it in Section 12.18(a).

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to the functions thereof.

“Permits” means any permit, consent, approval, authorization, license, variance, or permission required from any Person pursuant to Requirements of Law, including any Governmental Approvals.

“Permitted Disposition” means:

(a)         the disposition of Cash and Cash Equivalents in exchange for other Cash and Cash Equivalents and having reasonably equivalent value therefor;

(b)         the lease or sublease of assets and properties in the ordinary course of business;

(c)         disposition of surplus, obsolete, damaged or worn out equipment or other property, including unimproved real property, in the ordinary course of business; and

(d)         any Investment permitted by Section 10.4.

“Permitted Refinancing Indebtedness” means any Indebtedness of any Non-Debtor (the “Refinancing Indebtedness”), the proceeds of which are used to refinance, refund, renew, extend or replace Indebtedness at such Non-Debtor that is outstanding as of the Closing Date (such outstanding Indebtedness, the “Refinanced Indebtedness”); provided that (a) to the extent the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness (including any unused commitments thereunder) is greater than the sum of (i) the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness at the time of such refinancing, refunding, renewal, extension or replacement, (ii) an amount equal to any original issue discount thereon, (iii) the amount of unpaid accrued interest and premium thereon, (iv) customary reserves required to be funded and maintained in connection with such Refinanced Indebtedness, and (v) other reasonable amounts paid, and fees, costs and expenses reasonably incurred, in connection with such refinancing, refunding, renewal, extension or replacement, such excess shall be applied as a mandatory prepayment of the Obligations to the extent required pursuant to Section 4.1(c)(ii); (b) (1) the scheduled amortization of the Refinancing Indebtedness shall be based on an amortization schedule of at least twenty (20) years (in either case of Refinanced Indebtedness that is and is not subject to amortization payments) but (2) if the scheduled amortization of the Refinanced Indebtedness is greater than the amortization that would be paid if such Refinanced Indebtedness was on a schedule of at least twenty (20) years, then the scheduled amortization of the Refinancing Indebtedness shall not be greater than the scheduled amortization of such Refinanced Indebtedness, and the maturity of such Refinancing Indebtedness shall occur no earlier than the maturity date of the Refinanced Indebtedness (or, if the principal amount of the Refinancing Indebtedness is increased in accordance with clause (a) above, one year after the Maturity Date); (c) such Refinancing Indebtedness shall not be guaranteed (other than a guarantee of customary Non-Recourse Carve-Outs) by or otherwise be recourse to any Person other than the Person(s) to whom the Refinanced Indebtedness is recourse or by whom it is guaranteed, in each case as of the time of such refinancing, refunding, renewal, extension or replacement; (d) such Refinancing Indebtedness shall not be secured by Liens on assets other than assets securing the Refinanced Indebtedness at the time of such refinancing, refunding, renewal, extension or replacement; and (e) no Potential Event of Default or Event of Default shall have occurred and be continuing at the time of, or would result from, such refinancing, refunding, renewal, extension or replacement.

“Permitted Securities Options” means the subscriptions, options, warrants, rights, convertible Securities and other agreements or commitments relating to the issuance of the Borrower’s Securities or the Company’s Capital Stock identified as such on Schedule 1.1.4.

“Person” means any natural person, corporation, limited liability company, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

“Petition Date” means [●], 2021.

“Plan” means an employee benefit plan defined in Section 3(3) of ERISA in respect of which the Borrower or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA or the Borrower or any ERISA Affiliate has assumed any liability.

“Plan of Reorganization” means a plan of reorganization with respect to the Loan Parties and their Subsidiaries pursuant to the Chapter 11 Cases, which provides for the payment in full in cash of the Obligations.

“Potential Event of Default” means an event that has occurred with respect to the Company or any of its Subsidiaries which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default.

“Prepetition Loan Documents” shall have the meaning as defined in the Interim DIP Financing order or the Final DIP Financing Order, as applicable.

“Premises” is defined in Section 2.6.

“Prepetition Indebtedness” means the Indebtedness of the Loan Parties existing prior to the Closing Date and set forth on Schedule 10.1.

“Principal DIP Collateral Properties” shall have the meaning as defined in the Interim DIP Financing Order, and such properties shall be set forth on Schedule B.

“Pro Rata Share” means, with respect to any Lender, a fraction (expressed as a percentage), the numerator of which shall be the amount of such Lender’s Commitment (or if the Commitments have expired or terminated, such Lender’s Term Exposure) and the denominator of which shall be the aggregate amount of all of the Lenders’ Commitments (or if the Commitments have expired or terminated, the aggregate Term Exposures of all Lenders). Notwithstanding the foregoing, however, when a Defaulting Lender shall exist, for purposes of determining whether the threshold for Requisite Lenders has been met only, “Pro Rata Share” shall be calculated disregarding any Defaulting Lender’s unused Commitments.

“Process Agent” is defined in Section 14.17(a).

“Project” means any shopping center, retail property and mixed-use property owned, directly or indirectly, by any of the Consolidated Businesses or Minority Holdings.

“Property” means any real property or personal property, plant, building, facility, structure, underground storage tank or unit, equipment, general intangible, receivable, or other asset owned, leased or operated by any Consolidated Business or any Minority Holding (including any surface water thereon or adjacent thereto, and soil and groundwater thereunder).

“Quotation Day” means, with respect to any Borrowing of Eurodollar Rate Loans for any Interest Period, two (2) Business Days prior to the commencement of such Interest Period.

“RCRA” means the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901 et seq., any amendments thereto, any successor statutes, and any regulations or guidance having the force of law promulgated thereunder.

“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.

“Reference Banks” means such banks as may be appointed by the Administrative Agent with the consent of such bank in consultation with the Borrower.

“Register” is defined in Section 14.1(c).

“Registration Statement” means Form 10, GENERAL FORM FOR REGISTRATION OF SECURITIES PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934, filed by the Company with the Securities and Exchange Commission on December 24, 2013, as amended from time to time prior to the date of this Agreement.

“Regulation A” means Regulation A of the Federal Reserve Board as in effect from time to time.

“Regulation T” means Regulation T of the Federal Reserve Board as in effect from time to time.

“Regulation U” means Regulation U of the Federal Reserve Board as in effect from time to time.

“Regulation X” means Regulation X of the Federal Reserve Board as in effect from time to time.

“REIT” means a domestic trust or corporation that qualifies as a real estate investment trust under the provisions of Sections 856, et seq. of the Internal Revenue Code.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, injection, deposit, disposal, abandonment, or discarding of barrels, containers or other receptacles, discharge, emptying, escape, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any Property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Property.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Remedial Action” means actions required to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (ii) prevent the Release or threat of Release or minimize the further Release of Contaminants; or (iii) investigate and determine if a remedial response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance and care.

“Reportable Event” means any of the events described in Section 4043(c) of ERISA and the regulations having the force of law promulgated thereunder as in effect from time to time but not including any such event as to which the thirty (30) day notice requirement has been waived by applicable PBGC regulations.

“Requirements of Law” means, as to any Person, the charter and by-laws or other organizational or governing documents of such Person, and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject including, without limitation, the Securities Act, the Securities Exchange Act, Regulations T, U and X, ERISA, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, Americans with Disabilities Act of 1990, and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or Permit.

“Requisite Lenders” means, at any time, Lenders having Term Exposures and unused Commitments representing more than 51% of the sum of the total Term Exposures and unused Commitments at such time; provided that, in the event any of the Lenders shall be a Defaulting Lender, then for so long as such Lender is a Defaulting Lender, “Requisite Lenders” means Lenders (excluding all Defaulting Lenders) having Term Exposures and unused Commitments representing more than 51% of the sum of the total Term Exposures and unused Commitments of such Lenders (excluding all Defaulting Lenders) at such time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any person shall mean any executive officer, executive vice president or Authorized Financial Officer of such person and any other officer, director or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof), or any payment by the Debtors of prepetition Indebtedness other than by order of the Bankruptcy Court (with such order reasonably satisfactory to the Requisite Lenders), in each case other than the payment of compensation in the ordinary course of business to holders of any Equity Interests who are employees of the Borrower or any Subsidiary.

“Restructuring Support Agreement” or “RSA” means that certain Restructuring Support Agreement, dated as of [__], 2021, executed and delivered by the Loan Parties and the other parties thereto, as such agreement may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“S&P” means S&P Global Ratings and any successor thereto.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union, any EU member state, Her Majesty’s Treasury of the United Kingdom, or any other applicable sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any Person or Persons described in (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Secured Parties” means, collectively, the Administrative Agent, each Lender, each Indemnitee, and any other Person owed Obligations.

“Securities” means any stock, shares, voting trust certificates, partnership interests, limited liability company interests, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities”, including, without limitation, any “security” as such term is defined in Section 8-102 of the Uniform Commercial Code, or any certificates of interest, shares, or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing, but shall not include the Notes or any other evidence of the Obligations.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Specified Lender Advisors” shall mean Davis Polk & Wardwell LLP, Evercore Group L.L.C., Agora Advisors, Inc., Eastdil Secured LLC, and Raider Hill Advisors, L.L.C. as advisors to SVP, Wachtell Lipton Rosen & Katz LLP, and PJT Partners, Inc. as advisors to the Ad Hoc Group of Lenders, and Mayer Brown LLP as legal advisor to the Administrative Agent.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website at http://www.newyorkfed.org (or any successor source).

“SOFR-Based Rate” means SOFR, Compounded SOFR or Term SOFR.

“SPG” is defined in the definition of “Affiliate.”

“Subsidiary” of a Person means any corporation, limited liability company, general or limited partnership, or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned or controlled by such Person, one or more of the other subsidiaries of such Person or any combination thereof. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“SVP” means the “Plan Sponsor” as defined in the Restructuring Support Agreemnent.

“Tangible Personalty” is defined in Section 2.6.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tenant Allowance” means a cash allowance paid to a tenant by the landlord pursuant to a Lease.

“Term Exposure” means, with respect to any Lender at any time, the outstanding principal amount of such Lender’s Loans.

“Term Facility” means the Commitments and the Loans made hereunder.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“TI Work” means any construction or other “build-out” of tenant leasehold improvements to the space demised to such tenant under Leases (excluding such tenant’s furniture, fixtures and equipment) performed pursuant to the terms of such Leases, whether or not such tenant improvement work is performed by or on behalf of the landlord or as part of a Tenant Allowance.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Undrawn Fee” has the meaning ascribed to such term in Section 5.3(b).

“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 13.1(f)(i)(B)(3).

“Unrestricted Cash and Cash Equivalents” means unrestricted Cash and Cash Equivalents of the Debtors that are the Company, the Borrower or a Guarantor, less (i) amounts normally and customarily set aside for operating, capital and interest reserves, (ii) amounts placed with third parties as deposits or security for contractual obligations and (iii) Cash and Cash Equivalents subject to prohibitions on the distribution thereof to the Borrower or another Loan Party; provided, however, that the sum of (i) through (iii) shall in no event exceed the total Cash and Cash Equivalents.

“Wholly-Owned Subsidiary” means, with respect to any Person at any date, a Subsidiary of such Person of which securities or other ownership interests representing one hundred (100%) percent of the Equity Interests (other than (x) directors’ qualifying shares or (y) shares issued to foreign nationals to the extent required by applicable law) are, as of such date, owned, controlled or held by such Person or one or more wholly owned Subsidiaries of such Person or by such Person and one or more wholly owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2    Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed. Any period determined hereunder by reference to a month or months or year or years shall end on the day in the relevant calendar month in the relevant year, if applicable, immediately preceding the date numerically corresponding to the first day of such period, provided that if such period commences on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month during which such period is to end), such period shall, unless otherwise expressly required by the other provisions of this Agreement, end on the last day of the calendar month.

1.3    Accounting Terms. Subject to Section 14.4, for purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.

1.4    Division. Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.5    Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.6    Other Terms. All other terms contained in this Agreement shall, unless the context indicates otherwise, have the meanings assigned to such terms by the Uniform Commercial Code to the extent the same are defined therein. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time if such amendment, restatement, supplement or other modification is permitted pursuant to the Loan Documents.

ARTICLE II

AMOUNTS AND TERMS OF LOANS

2.1    Loans.

(a)    Availability of Loans. Subject to the terms and conditions set forth in this Agreement and in the DIP Financing Orders (including the limitations on the interim borrowing availability contained therein), each Lender hereby severally and not jointly agrees to make Loans, in Dollars, to the Borrower on each Funding Date, in each case, in an aggregate principal amount not to exceed its Commitment as requested by the Borrower in accordance with Section 2.1(c); provided that (i) the aggregate principal amount of the Loans (after giving effect to all amounts requested) shall not exceed the Total Commitments, and (ii) the aggregate principal amount of the Loans from any Lender to the Borrower shall not exceed such Lender’s Commitment. All Loans comprising the same Borrowing under this Agreement shall be made in a minimum aggregate principal amount of $25,000,000 by the Lenders simultaneously and proportionately to their then respective Pro Rata Shares for the Term Facility, it being understood that no Lender shall be responsible for any failure by any other Lender to perform its obligation to make a Loan hereunder nor shall the Commitment of any Lender be increased or decreased as a result of any such failure. The Loans, or any portion thereof, may be either a Base Rate Loan or a Eurodollar Rate Loan, as determined by the Borrower in any Notice of Borrowing, any Notice of Conversion/Continuation or as otherwise provided in this Agreement. The Commitments of each Lender shall be reduced on a dollar-for-dollar basis by the amount of Loans made by such Lender on each Funding Date. The Borrower may not reborrow the Loans following any repayment thereof.

(b)    Notice of Borrowing. When the Borrower desires to borrow under this Section 2.1, it shall deliver to the Administrative Agent a written Notice of Borrowing, signed by it (i) no later than 12:00 noon (New York time) at least three (3) Business Days in advance of the proposed Funding Date, in the case of a Borrowing of Base Rate Loans and (ii) no later than 11:00 a.m. (New York time) at least three (3) Business Days in advance of the proposed Funding Date, in the case of a Borrowing of Eurodollar Rate Loans; provided that the Borrowers may condition each Borrowing in such notice on the entry of the Interim DIP Financing Order or the Final DIP Financing Order, as applicable; provided that the Administrative Agent will, subject to the other terms and conditions hereof, fund the amounts of the applicable requested funding that have been deposited with it by the Lenders within one (1) Business Day of the entry of the Initial DIP Financing Order or Final DIP Financing Order, as applicable. Such Notice of Borrowing shall specify (i) the proposed Funding Date (which shall be a Business Day), (ii) the amount of the proposed Borrowing, (iii) whether the proposed Borrowing will be of Base Rate Loans or Eurodollar Rate Loans, (iv) in the case of Eurodollar Rate Loans, the requested Eurodollar Interest Period, and (v) wire instructions for the disbursement of the proceeds of the proposed Borrowing. In lieu of delivering such a Notice of Borrowing, the Borrower may give the Administrative Agent electronic, written notice of any proposed Borrowing by the time required under this Section 2.1(b), if the Borrower confirms such notice by delivery of the Notice of Borrowing to the Administrative Agent by facsimile transmission promptly, but in no event later than 3:00 p.m. (New York time) on the same day. Any Notice of Borrowing (or electronic, written notice in lieu thereof) given pursuant to this Section 2.1(b) shall be irrevocable. Borrowings shall be in an amount not less than $25,000,000 (or such lesser amount as the Requisite Lenders may agree); provided that the initial Borrowing upon entry of the Interim DIP Financing Order shall be in an amount not less than $25,000,000.

(c)    Making of Loans.

(i)    Promptly after receipt of a Notice of Borrowing under Section 2.1(b) (or electronic, written notice in lieu thereof), the Administrative Agent shall notify each applicable Lender by facsimile transmission, or other similar form of written transmission, of the proposed Borrowing (which notice to the Lenders shall be at least three (3) Business Days in advance of the proposed Funding Date for such Loans); provided that the Administrative Agent will, subject to the other terms and conditions hereof, fund the amounts of the applicable requested funding that have been deposited with it by the Lenders within one (1) Business Day of the entry of the Initial DIP Financing Order or Final DIP Financing Order, as applicable. Each Lender shall deposit an amount equal to its applicable Pro Rata Share of the Borrowing requested by the Borrower with the Administrative Agent at its office in Chicago, Illinois, in immediately available funds in Dollars not later than 12:00 noon (New York time) on the proposed Funding Date for such Loans. Subject to the fulfillment of the conditions precedent set forth in Section 6.2 and upon receipt of all requested funds, the Administrative Agent shall make the proceeds of such amounts received by it available to the Borrower at the Administrative Agent’s office in Chicago, Illinois on such Funding Date (or on the date received if later than such Funding Date) and shall disburse such proceeds in accordance with the Borrower’s disbursement instructions set forth in the applicable Notice of Borrowing. The failure of any Lender to deposit the amount described above with the Administrative Agent on the applicable Funding Date shall not relieve any other Lender of its obligations hereunder to make its Loan on such Funding Date. In the event the conditions precedent set forth in Section 6.2 are not fulfilled as of the proposed Funding Date for any Borrowing, the Administrative Agent shall promptly return, by wire transfer of immediately available funds, the amount deposited by each Lender to such Lender.

(ii)    Unless the Administrative Agent shall have been notified by any Lender on the Business Day immediately preceding the applicable Funding Date (or, in the case of a Borrowing of Base Rate Loans for which the Notice of Borrowing was given on such Funding Date, by 2:00 p.m. (New York time) on such Funding Date) in respect of any Borrowing that such Lender does not intend to fund its Loan requested to be made on such Funding Date, the Administrative Agent may assume that such Lender has funded its Loan and is depositing the proceeds thereof with the Administrative Agent on the Funding Date therefor, and the Administrative Agent in its sole discretion may, but shall not be obligated to, disburse a corresponding amount to the Borrower on the applicable Funding Date. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to the Loan. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing and the interest rate applicable to such Borrowing shall be as requested by the Borrower in the applicable Notice of Borrowing. This Section 2.1(c)(ii) does not relieve any Lender of its obligation to make its Loan on any applicable Funding Date.

2.2    [Reserved].

2.3    Maturity Date. All outstanding Loans shall be paid in full on the Maturity Date.

(a)    Extension of Maturity Date.

(i)    The Initial Maturity Date may be extended to the Extended Maturity Date at the option of the Borrower, subject to satisfaction (or waiver) of the following conditions precedent, upon which such extension shall automatically take effect and each Lender shall be deemed to have agreed to such Extension Request:

(1)         on and as of the date on which the Maturity Date is extended, the representations and warranties of the Loan Parties contained herein shall be true and correct in all material respects (except those representations and warranties qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) on and as of such date, as though made on and as of such date, except to the extent that any representation or warranty specifically relates only to an earlier date, in which case it shall have been true and correct in all material respects (except those representations and warranties qualified by materiality or Material Adverse Effect, which shall have been true and correct in all respects) as of such earlier date;

(2)         on or prior to the date on which the Maturity Date is extended, all Mortgage Collateral Deliverables shall have been executed (if applicable) and delivered subject to the terms and conditions herein (unless delivery thereof has not been requested by the Administrative Agent (at the direction of the Requisite Lenders));

(3)         on and as of the date on which the Maturity Date is extended, no Potential Event of Default or Event of Default shall have occurred and be continuing;

(4)         the Borrower shall have made such request to the Administrative Agent not less than fifteen (15) days (or such later date agreed to by the Requisite Lenders) and not earlier than sixty (60) days, prior to the Initial Maturity Date, by delivering to the Administrative Agent a copy of an irrevocable extension request signed by the Borrower (an “Extension Request”) in substantially the form of Exhibit E hereto; and

(5)         a confirmation order confirming a Plan of Reorganization pursuant to section 1129 of the Bankruptcy Code shall have been entered, which confirmation order shall be a final and non-appealable order, shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed in any respect.

(b)    The Administrative Agent shall promptly notify each Lender of its receipt of such Extension Request.

2.4    Effect of Benchmark Transition Event Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace Base Eurodollar Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Requisite Lenders; provided that, with respect to any proposed amendment containing any SOFR-Based Rate, the Lenders shall be entitled to object only to the Benchmark Replacement Adjustment contained therein. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Requisite Lenders have delivered to the Administrative Agent written notice that such Requisite Lenders accept such amendment. No replacement of Base Eurodollar Rate with a Benchmark Replacement will occur prior to the applicable Benchmark Transition Start Date.

(a)    Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent, with the written consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed), will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(b)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders, in each case, with the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed), pursuant to this Section 2.4, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.4.

(c)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for Eurodollar Rate Loan of, conversion to or continuation of Eurodollar Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans.

2.5    Authorized Agents. On the Closing Date and from time to time thereafter, the Borrower shall deliver to the Administrative Agent an Officer’s Certificate setting forth the names of the employees and agents authorized to request Loans and to request a conversion/continuation of any Loan and containing a specimen signature of each such employee or agent. The employees and agents so authorized shall also be authorized to act for the Borrower in respect of all other matters relating to the Loan Documents. The Administrative Agent and the Lenders shall be entitled to rely conclusively on such employee’s or agent’s authority to request such Loan or such conversion/continuation until the Administrative Agent receive written notice to the contrary. The Administrative Agent shall not have any duty to verify the authenticity of the signature appearing on any written Notice of Borrowing or Notice of Conversion/Continuation or any other document, and, with respect to an oral request for such a Loan or such conversion/continuation, the Administrative Agent shall have no duty to verify the identity of any person representing himself or herself as one of the employees or agents authorized to make such request or otherwise to act on behalf of the Borrower. None of the Administrative Agent or the Lenders shall incur any liability to the Borrower or any other Person in acting upon any electronic, written or facsimile notice referred to above which the Administrative Agent believes to have been given by a person duly authorized to act on behalf of the Borrower and the Borrower hereby indemnifies and holds harmless the Administrative Agent and each other Lender from any loss or expense the Administrative Agent or the Lenders might incur in acting in good faith as provided in this Section 2.5.

2.6    Priority and Liens; No Discharge.

(a)    The Borrower hereby, for itself and for each other Loan Party that owns Collateral4, hereby covenants, acknowledges and agrees that upon the entry of the Interim DIP Financing Order (and when applicable, the Final DIP Financing Order) its Obligations, including its obligations hereunder and under the Loan Documents and under the Collateral Documents: (1) pursuant to Section 364(c)(1) of the Bankruptcy Code and subject to the Carve-Out, shall at all times constitute an allowed superpriority administrative expense claim in the Chapter 11 Case of such Loan Party having a superpriority over any and all administrative expenses and claims, of any kind or nature whatsoever, including, without limitation, the superpriority claims and adequate protection claims granted to any prepetition secured parties under the Interim DIP Financing Order and the Final DIP Financing Order, and the administrative expenses of the kinds set forth in or ordered pursuant to Bankruptcy Code sections 105, 326, 327, 328, 330, 331, 361, 362, 363, 364, 365, 503, 506(c) (subject to entry of the Final DIP Financing Order), 507(a), 507(b), 546, 552, 726, 1113 and 1114; and (2) pursuant to sections 364(c)(2) and 364(c)(3) of the Bankruptcy Code and subject to the Carve-Out, shall at all times be secured by a valid, binding, continuing, enforceable perfected Lien on all Collateral (whether tangible, intangible, real, personal or mixed) and all proceeds thereof of such Loan Parties whether now existing or hereafter acquired, which Lien (i) with respect to Collateral that is subject to valid, perfected, unavoidable Liens in favor of third parties permitted under the Prepetition Loan Documents (x) in existence immediately prior to the Petition Date or (y) that were perfected subsequent to the Petition Date as permitted by Section 546(b) of the Bankruptcy Code, shall rank junior to such Liens in favor of third parties (the “Permitted Prior Liens”); and (ii) to the extent such Collateral is not subject to Permitted Prior Liens, shall be a perfected first priority security interest and Lien on the Collateral of each Loan Party; provided that, the Obligations shall not be secured by property that constitutes Excluded Assets (but shall be secured by the proceeds of Excluded Assets to the extent such proceeds would independently constitute Collateral).

(b)    The Borrower hereby, for itself and for each other Loan Party, hereby covenants, acknowledges and agrees that, pursuant to the Interim DIP Financing Order (and, when entered, the Final DIP Financing Order), the Liens in favor of the Administrative Agent on behalf of and for the benefit of the Secured Parties in all of such Loan Party’s Collateral, shall be created and perfected without the recordation or filing in any land records or filing offices of any mortgage, assignment or similar instrument.

4 Guaranty to include clause that incorporates this Section 2.6.

(c)    Further to, and not in limitation of, the Interim DIP Financing Order (and, when entered, the Final DIP Financing Order), to secure the full and timely payment and performance of the Obligations, the Borrower hereby, for itself and for each other Loan Party (as applicable), hereby MORTGAGES, GRANTS, BARGAINS, ASSIGNS, SELLS, CONVEYS and CONFIRMS, to the Administrative Agent, for the ratable benefit of the Secured Parties, all of the Borrower’s and other such Loan Parties’ right, title and interest now or hereafter acquired in and to the following: (1) the real property or ground leases described on Schedule [B] hereto (the “Land”); (2) all rights, tenements, hereditaments, rights of way, easements, privileges, appendages and appurtenances relating or appertaining to the Land or Improvements in each case whether now owned or hereinafter acquired, and including all water and water rights, sewer and sewer rights, ditches and ditch rights, minerals, oil and gas rights, royalties, (to the extent assignable) lease or leasehold interests owned by the applicable Loan Party, now or hereafter acquired or used in connection with or appurtenant to or related to the Land or Improvements and all interests of each of the applicable Loan Party in and to streets, roads, alleys, and public places, now or hereafter acquired or used in connection with the Land or Improvements, and, to the extent assignable, all existing or future licenses, contracts, permits, and agreements required or used in connection with the ownership, operation, or maintenance of the Land or Improvements, and any and all insurance proceeds, and any and all awards, including interest, previously or hereafter made to the applicable Loan Party for taking by eminent domain or in lieu thereof (collectively, the “Other Rights”); (3) all buildings, structures and other improvements of every kind and description now owned or hereafter acquired or erected or placed on the Land (the “Improvements”) and all materials intended for construction, reconstruction, alteration, and repair of such Improvements now or hereafter erected thereon, all of which materials shall be deemed to be included within the Premises immediately upon the delivery thereof to the Land, and all fixtures (excepting any item of tangible personal property belonging to tenants under leases or any management agreement) now owned or hereafter acquired by the applicable Loan Party and attached to or contained in and used in connection with the Land and Improvements, including all non-portable apparatus, machinery, equipment, motors, elevators, supplies, fittings, radiators, ranges, awnings, shades, screens, blinds, carpeting, and all plumbing, heating, lighting, cooking, laundry, ventilating, refrigerating, incinerating, air conditioning, and sprinkler equipment and fixtures and appurtenances thereto and all renewals or replacements thereof or articles in substitution thereof and all equipment, inventory and other goods in which the applicable Loan Party now has or hereafter acquires any rights and that are or are to become fixtures (as defined in the Uniform Commercial Code), whether or not the same are or shall be attached to the Land and Improvements in any manner, together with all goods, accounts, raw materials, inventory, general intangibles, instruments, contract rights and chattel paper, including all such items as defined in the Uniform Commercial Code, now owned or hereafter acquired by any Loan Party and now or hereafter affixed to, placed upon, used in connection with, arising from or otherwise related to the Premises (the “Tangible Personalty”) and all proceeds of the Tangible Personalty (the Land, Other Rights, Improvements, Tangible Personalty, and all proceeds described in (1)–(3), together with all proceeds thereof, collectively, the “Premises”); (4) all of the applicable Loan Party’ right, title and interest in all reserves, deferred payments, deposits, re-funds and claims of any nature relating to the Premises, security deposits (if permitted), rents, issues, profits, royalties, proceeds and revenues of the Premises from time to time accruing and all existing and future leases, subleases, licenses, concessions, occupancy agreements and other agreements (written or oral, now or at any time in effect) pursuant to which each such Loan Party grants a possessory interest in, or right for the use and occupancy of all or part of the Premises, together with all related security, guarantees and security deposits (if permitted) of the lessee’s obligations thereunder, whether oral or written, for a definite term or month-to-month, and all of the related rents, fees, revenues, royalties, income, proceeds, profits, accounts receivable, security and other types of deposits, and other benefits paid or payable by parties in connection therewith for using, leasing, licensing, possessing, operating from, residing in, selling or otherwise enjoying the Premises; (5) all insurance policies and proceeds thereof, all condemnation awards, damages, remunerations, reimbursements, settlements or compensation hereafter to be made by any governmental authority pertaining to any condemnation or other taking (or purchase in lieu thereof) of all or any portion of the Premises; (6) to the extent assignable, any and all (to the extent assignable) leases of personal property (including equipment leases), rental agreements, sales contracts, management contracts, franchise agreements, construction contracts, architects’ contracts, technical services agreements, engineers contracts, maintenance agreements, service contracts, utility contracts, listing agreements, guaranties, indemnities, warranties, and other contracts, licenses, and permits now or hereunder affecting the Premises, refunds of real estate taxes and assessments and any other governmental impositions related to the Premises, approvals, actions, and causes of action that now or hereafter relate to, are derived from, or are used in connection with the Premises, or the use, operation, maintenance, occupancy, or enjoyment thereof or the conduct of any business or activities thereon, together with all accessions, replacements and substitutions for any of the foregoing and all proceeds thereof; and (7) any and all right, title and interest of the applicable Loan Party in and to any and all drawings, plans, specifications, file materials, operating and maintenance records, catalogues, tenant lists, correspondence, advertising materials, operating manuals, warranties, guarantees, appraisals, studies and data relating to the Premises or the construction of any alteration relating to the Premises in each case, in the applicable Loan Party’s possession and to the extent assignable, TO HAVE AND TO HOLD to the Administrative Agent, and such Loan Party does hereby bind itself, its successors and assigns to WARRANT AND FOREVER DEFEND the title to such property, assets and interests unto the Administrative Agent.

(d)    All of the Liens described in this Section 2.6 shall be effective and perfected upon entry of the Interim DIP Financing Order without the necessity of the execution, recordation of filings by the Debtors of mortgages, security agreements, control agreements, pledge agreements, financing statements or other similar documents, or the possession or control by the Administrative Agent of, or over, any Collateral, as set forth in the Interim DIP Financing Order; provided that, upon the reasonable request of the Administrative Agent, acting on the instruction of the Requisite Lenders, the Borrower shall, and shall cause each Loan Party to execute, if applicable, and deliver to the Administrative Agent, as soon as reasonably practicable following such request but in any event within 90 days following such request (as extended by the Administrative Agent, acting on the instruction of the Requisite Lenders), with respect to any Principal DIP Collateral Property, any Mortgage Collateral Deliverable requested by the Administrative Agent, acting on the instruction of the Requisite Lenders.

(e)    The relative priorities of the Liens described in this Section 2.6 with respect to the Collateral of the Debtors shall be as set forth in the Interim DIP Financing Order (and, when entered, the Final DIP Financing Order).

(f)    To the extent that any Obligations (other than contingent indemnification obligations not yet due) under the Loan Documents have not been satisfied in full in cash, such Obligations shall not be discharged by the entry of an order confirming a plan of reorganization (and each of the Loan Parties, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and the superpriority claim pursuant to the Orders and the Liens granted to the Agents and the Lenders pursuant to the Orders shall not be affected in any manner by the entry of an order confirming a plan of reorganization.

ARTICLE III

[RESERVED]

ARTICLE IV

PAYMENTS AND PREPAYMENTS

4.1    Prepayments.

(a)    Voluntary Prepayments. The Borrower may, at any time and from time to time, prepay the Loans in part or in their entirety, subject to the following limitations. No later than 12:00 noon (New York time) at least three (3) Business Days in advance of any such prepayment, in the case of Base Rate Loans, and no later than 12:00 noon (New York time) at least three (3) Business Days’ in advance of any such prepayment, in the case of Eurodollar Rate Loans, the Borrower shall give written notice to the Administrative Agent (which the Administrative Agent shall promptly transmit to each Lender) of any prepayment in the entirety to be made prior to the occurrence of an Event of Default, which notice of prepayment shall specify the date (which shall be a Business Day) of prepayment. When notice of prepayment is delivered as provided herein, the outstanding principal amount of the Loans on the prepayment date specified in the notice shall become due and payable on such prepayment date. Each voluntary partial prepayment of the Loans shall be in a minimum amount of $1,000,000 (or the remaining balance of the applicable Loans, if less). Eurodollar Rate Loans may be prepaid in part or in their entirety only upon payment of the amounts described in Section 5.2(f).

(b)    Mandatory Prepayments. Subject to the DIP Financing Orders as set forth below and unless otherwise consented to by the Requisite Lenders, the Borrower will be required to prepay Loans using the Net Cash Proceeds received as set forth in this Section 4.1(b):

(i)    Equity Issuances. The Borrower shall make mandatory principal prepayments of the Loans in an amount equal to the Applicable Percentage of the aggregate Net Cash Proceeds from any Equity Issuance. Such prepayment shall be made within three (3) Business Days after the Net Cash Proceeds Receipt Date of any such Equity Issuance.

(ii)    Debt Issuances. The Borrower shall make mandatory principal prepayments of the Loans in an amount equal to the Applicable Percentage of the aggregate Net Cash Proceeds from any Debt Issuance not permitted under this Agreement. Such prepayment shall be made within three (3) Business Days after the Net Cash Proceeds Receipt Date of any such Debt Issuance.

(iii)    Asset Dispositions and Insurance and Condemnation Events. Subject only to the priority of Liens set forth in the DIP Financing Orders, the Borrower shall make mandatory principal prepayments of the Loans in amounts equal to the Applicable Percentage of the aggregate Net Cash Proceeds in excess of $5,000,000 (in the aggregate for all Net Cash Proceeds) received from an Asset Disposition or Insurance and Condemnation Event; provided that with respect to Asset Dispositions of out-parcels that constitute Principal DIP Collateral Property, Net Cash Proceeds in excess of $500,000 (in the aggregate for all such Net Cash Proceeds) shall be applied to mandatory principal prepayments of the Loans in amounts equal to the Applicable Percentage thereof.  Such prepayments shall be made within five (5) Business Days after the Net Cash Proceeds Receipt Date of such Asset Disposition or Insurance and Condemnation Event, as applicable.

(c)    Notice. Upon the occurrence of any Mandatory Prepayment Event, the Borrower shall promptly deliver written notice thereof to the Administrative Agent and upon receipt of such notice, the Administrative Agent shall promptly so notify the Lenders.

4.2    Payments.

(a)    Manner and Time of Payment. All payments of principal of and interest on the Loans and other Obligations (including, without limitation, fees and expenses) which are payable to the Administrative Agent or any other Lender shall be made without condition or reservation of right, in immediately available funds, delivered to the Administrative Agent not later than 12:00 noon (New York time) on the date and at the place due, to such account of the Administrative Agent as it may designate, for the account of the Administrative Agent or such other Lender, as the case may be; and funds received by the Administrative Agent, including, without limitation, funds in respect of any Loans to be made on that date, not later than 12:00 noon (New York time) on any given Business Day may be deemed to be credited against payment to be made that day and funds received by the Administrative Agent after that time may be deemed to have been paid on the next succeeding Business Day. All payments shall be in Dollars. Payments actually received by the Administrative Agent for the account of the Lenders, or any of them, shall be paid to them by the Administrative Agent promptly after receipt thereof, in immediately available funds.

(b)    Apportionment of Payments.

(i)    Subject to the provisions of Section 4.2(b)(iv), all payments of principal and interest in respect of outstanding Loans, all payments of fees and all other payments in respect of any other Obligations, shall be allocated among such of the Lenders as are entitled thereto, in proportion to their respective applicable Pro Rata Shares or otherwise as provided herein as of the date of this Agreement. Subject to the provisions of Section 4.2(b)(ii), all such payments and any other amounts received by the Administrative Agent from or for the benefit of the Borrower shall be applied in the following order:

(A)         to pay principal of and interest on any portion of the Loans which the Administrative Agent may have advanced on behalf of any Lender other than itself for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower,

(B)         to pay all obligations (including any fees, expense reimbursements or indemnities) due and payable to the Administrative Agent,

(C)         to pay all other Obligations then due and payable, and

(D)         as otherwise set forth in the DIP Financing Orders.

Unless otherwise designated by the Borrower, all principal payments in respect of Loans shall be applied first, to repay outstanding Base Rate Loans, and then to repay outstanding Eurodollar Rate Loans, with those Eurodollar Rate Loans which have earlier expiring Interest Periods being repaid prior to those which have later expiring Interest Periods.

(ii)    Subject to the DIP Financing Orders and the Carve Out, after the occurrence of an Event of Default and while the same is continuing, the Administrative Agent shall apply all payments in respect of any Obligations and any amounts received as a result of the exercise of remedies pursuant to 11.2 and 14.5, in the following order:

(A)         first, to pay principal of and interest on any portion of the Loans which the Administrative Agent may have advanced on behalf of any Lender other than itself for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower;

(B)         second, to pay all Obligations (including any fees, expense reimbursements or indemnities) then due to the Administrative Agent;

(C)         third, to pay Obligations in respect of any fees, expense reimbursements or indemnities then due to the Lenders;

(D)         fourth, to pay interest due in respect of Loans;

(E)         fifth, to the ratable payment or prepayment of principal outstanding on Loans; and

(F)         sixth, to the ratable payment of all other Obligations.

The order of priority set forth in this Section 4.2(b)(ii) and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the Administrative Agent, the other Lenders and other Holders as among themselves. The order of priority set forth in clauses (A) and (B) of this Section 4.2(b)(ii) may be changed only with the prior written consent of the Administrative Agent.

(iii)    Subject to Section 4.2(b)(iv), the Administrative Agent shall promptly distribute to each other Lender at its primary address set forth on the appropriate signature page hereof or the signature page to the Assignment and Acceptance by which it became a Lender, or at such other address as a Lender or other Holder may request in writing, such funds as such Person may be entitled to receive, subject to the provisions of Article XII; provided that the Administrative Agent shall under no circumstances be bound to inquire into or determine the validity, scope or priority of any interest or entitlement of any Holder and may suspend all payments or seek appropriate relief (including, without limitation, instructions from the Requisite Lenders or an action in the nature of interpleader) in the event of any doubt or dispute as to any apportionment or distribution contemplated hereby.

(iv)    In the event that any Lender fails to fund its Pro Rata Share of any Loan requested by the Borrower which such Lender is obligated to fund under the terms of this Agreement (the funded portion of such Loan being hereinafter referred to as a “Non Pro Rata Loan”), until the earlier of such Defaulting Lender’s cure of such failure and the termination of the Commitments, the proceeds of all amounts thereafter repaid to the Administrative Agent by the Borrower and otherwise required to be applied to such Defaulting Lender’s share of all other Obligations pursuant to the terms of this Agreement shall be advanced to the Borrower by the Administrative Agent on behalf of such Defaulting Lender to cure, in full or in part, such failure by such Lender, but shall nevertheless be deemed to have been paid to such Defaulting Lender in satisfaction of such other Obligations. Notwithstanding anything in this Agreement to the contrary:

(A)    the foregoing provisions of this Section 4.2(b)(iv) shall apply only with respect to the proceeds of payments of Obligations and shall not affect the conversion or continuation of Loans pursuant to Section 5.1(c);

(B)    a Lender shall be deemed to have cured its failure to fund its Pro Rata Share of any Loan at such time as an amount equal to such Lender’s original Pro Rata Share of the requested principal portion of such Loan is fully funded to the Borrower, whether made by such Lender itself or by operation of the terms of this Section 4.2(b)(iv), and whether or not the Non Pro Rata Loan with respect thereto has been repaid, converted or continued;

(C)    amounts advanced to the Borrower to cure, in full or in part, any such Lender’s failure to fund its Pro Rata Share of any Loan (“Cure Loans”) shall bear interest at the Base Rate in effect from time to time, and for all other purposes of this Agreement shall be treated as if they were Base Rate Loans; and

(D)    regardless of whether or not an Event of Default has occurred or is continuing, and notwithstanding the instructions of the Borrower as to its desired application, all repayments of principal which, in accordance with the other terms of this Section 4.2, would be applied to the outstanding Base Rate Loans shall be applied first, ratably to all Base Rate Loans constituting Non Pro Rata Loans, second, ratably to Base Rate Loans other than those constituting Non Pro Rata Loans or Cure Loans and, third, ratably to Base Rate Loans constituting Cure Loans.

(v)    Payments on Non-Business Days. Whenever any payment to be made by the Borrower hereunder or under the Notes is stated to be due on a day which is not a Business Day, the payment shall instead be due on the next succeeding Business Day (or, as set forth in Section 5.2(b)(iii), the next preceding Business Day).

4.3    Promise to Repay; Evidence of Indebtedness.

(a)    Promise to Repay. The Borrower hereby promises to pay when due the principal amount of each Loan which is made to it, and further agrees to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement and the Notes. To the extent a Lender requests to receive any such promissory note, the Borrower shall execute and deliver to each Lender on the Closing Date, a promissory note, in form and substance acceptable to such Lender, evidencing the Loans and thereafter shall execute and deliver such other promissory notes as are necessary to evidence the Loans owing to the Lenders after giving effect to any assignment thereof pursuant to Section 14.1, all in form and substance acceptable to the applicable Lenders and the parties to such assignment (all such promissory notes and all amendments thereto, replacements thereof and substitutions therefor being collectively referred to as the “Notes”; and “Note” means any one of the Notes).

(b)    Loan Account. Each Lender shall maintain in accordance with its usual practice an account or accounts (a “Loan Account”) evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan owing to such Lender from time to time, including the amount of principal and interest payable and paid to such Lender from time to time hereunder and under the Notes. Notwithstanding the foregoing, the failure by any Lender to maintain a Loan Account shall in no way affect the Borrower’s obligations hereunder, including, without limitation, the obligation to repay the Obligations.

(c)    Control Account. The Register maintained by the Administrative Agent pursuant to Section 14.1(c) shall include a control account, shall be recorded (i) the date and amount of each Borrowing made hereunder, the type of Loan comprising such Borrowing and any Eurodollar Interest Period applicable thereto, (ii) the effective date and amount of each Assignment and Acceptance delivered to and accepted by it and the parties thereto, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder or under the Notes and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender’s share thereof.

(d)    Entries Binding. The entries made in the Register and each Loan Account shall be conclusive and binding for all purposes, absent manifest error.

(e)    No Recourse to Limited Partners or General Partner. It is expressly understood and agreed that nothing herein or in any other Loan Document shall be construed as creating any liability on any Limited Partner, any General Partner, or any partner, member, manager, officer, shareholder or director of any Limited Partner or any General Partner, to pay any of the Obligations other than (x) liability arising from or in connection with (i) fraud or (ii) the misappropriation or misapplication of proceeds of the Loans (in which case such liability shall extend to the Person(s) committing such fraud, misappropriation or misapplication, but not to any other Person described above) or (y) pursuant to the Guaranty; but nothing contained in this Section 4.3(e) shall be construed to prevent the exercise of any remedy allowed to the Administrative Agent or the Lenders by law or by the terms of this Agreement or the other Loan Documents.

ARTICLE V

INTEREST AND FEES

5.1    Interest on the Loans and other Obligations.

(a)    Rate of Interest. All Loans and the outstanding principal balance of all other Obligations shall bear interest on the unpaid principal amount thereof from the date such Loans are made and such other Obligations are due and payable until paid in full, except as otherwise provided in Section 5.1(d), as follows:

(i)    If a Base Rate Loan or such other Obligation, at a rate per annum equal to the sum of (A) the Base Rate, as in effect from time to time as interest accrues, plus (B) the then Applicable Margin for Base Rate Loans; and

(ii)    If a Eurodollar Rate Loan, at a rate per annum equal to the sum of (A) the Eurodollar Rate determined for the applicable Eurodollar Interest Period, plus (B) the then Applicable Margin for Eurodollar Rate Loans.

The applicable basis for determining the rate of interest on the Loans shall be selected by the Borrower at the time a written Notice of Borrowing or a Notice of Conversion/Continuation is delivered by the Borrower to the Administrative Agent; provided, however, that the Borrower may not select the Eurodollar Rate as the applicable basis for determining the rate of interest on such a Loan if at the time of such selection an Event of Default or a Potential Event of Default would occur or has occurred and is continuing and further provided that, from and after the occurrence of an Event of Default or a Potential Event of Default, each Eurodollar Rate Loan then outstanding may, at the Administrative Agent’s option, convert to a Base Rate Loan. If on any day any Loan is outstanding with respect to which notice has not been timely delivered to the Administrative Agent in accordance with the terms of this Agreement specifying the basis for determining the rate of interest on that day, then for that day interest on that Loan shall be determined by reference to the Base Rate.

(b)    Interest Payments.

(i)    Interest accrued on each Loan shall be calculated from the last day of each calendar month and shall be payable in arrears (A) on the first Business Day of each calendar month, commencing on the first such day following the making of such Loan, and (B) if not theretofore paid in full, on the maturity date (whether by acceleration or otherwise) of such Loan.

(ii)    Interest accrued on the principal balance of all other Obligations shall be calculated from the last day of each calendar month and shall be payable in arrears (A) on the first Business Day of each calendar month, commencing on the first such day following the incurrence of such Obligation, (B) upon repayment thereof in full or in part, and (C) if not theretofore paid in full, at the time such other Obligation becomes due and payable (whether by acceleration or otherwise).

(c)    Conversion or Continuation.

(i)    The Borrower shall have the option (A) to convert at any time all or any part of outstanding Base Rate Loans to Eurodollar Rate Loans; (B) to convert all or any part of outstanding Eurodollar Rate Loans having Eurodollar Interest Periods which expire on the same date to Base Rate Loans, on such expiration date; and (C) to continue all or any part of outstanding Eurodollar Rate Loans having Eurodollar Interest Periods which expire on the same date as Eurodollar Rate Loans, and the succeeding Eurodollar Interest Period of such continued Loans shall commence on such expiration date; provided, however, no such outstanding Loan may be continued as, or be converted into, a Eurodollar Rate Loan (i) if the continuation of, or the conversion into, would violate any of the provisions of Section 5.2 or (ii) if an Event of Default or a Potential Event of Default would occur or has occurred and is continuing. Any conversion into or continuation of Eurodollar Rate Loans under this Section 5.1(c) shall be in a minimum amount of $1,000,000 and in integral multiples of $100,000 in excess of that amount, except in the case of a conversion into or a continuation of an entire Borrowing of Non Pro Rata Loans.

(ii)    To convert or continue a Loan under Section 5.1(c)(i), the Borrower shall deliver a written Notice of Conversion/Continuation to the Administrative Agent no later than 11:00 a.m. (New York time) at least three (3) Business Days in advance of the proposed conversion/continuation date. A Notice of Conversion/Continuation shall specify (A) the proposed conversion/continuation date (which shall be a Business Day), (B) the principal amount of the Loan to be converted/continued, (C) whether such Loan shall be converted and/or continued, and (D) in the case of a conversion to, or continuation of, a Eurodollar Rate Loan, the requested Eurodollar Interest Period. In lieu of delivering a Notice of Conversion/Continuation, the Borrower may give the Administrative Agent electronic or written notice of any proposed conversion/continuation by the time required under this Section 5.1(c)(ii), if the Borrower confirms such notice by delivery of the Notice of Conversion/Continuation to the Administrative Agent by facsimile transmission promptly, but in no event later than 3:00 p.m. (New York time) three (3) Business Days prior. Promptly after receipt of a Notice of Conversion/Continuation under this Section 5.1(c)(ii) (or electronic or written notice in lieu thereof), the Administrative Agent shall notify each Lender by facsimile transmission, or other similar form of transmission, of the proposed conversion/continuation. Any Notice of Conversion/Continuation for conversion to, or continuation of, a Loan (or electronic or written notice in lieu thereof) given pursuant to this Section 5.1(c)(ii) shall be irrevocable, and the Borrower shall be bound to convert or continue in accordance therewith. In the event no Notice of Conversion/Continuation is delivered as and when specified in this Section 5.1(c)(ii) with respect to outstanding Eurodollar Rate Loans, upon the expiration of the Interest Period applicable thereto, such Loans shall automatically be converted to a Base Rate Loan.

(d)    Default Interest. Notwithstanding the rates of interest specified in Section 5.1(a) or elsewhere in this Agreement, effective immediately upon the occurrence of an Event of Default, and for as long thereafter as such Event of Default shall be continuing, the principal balance of all Loans and other Obligations shall bear interest at a rate equal to the sum of (A) the Base Rate, as in effect from time to time as interest accrues, plus (B) the Applicable Margin for Base Rate Loans, plus (C) two percent (2.0%) per annum.

(e)    Computation of Interest. Interest on all Obligations shall be computed on the basis of the actual number of days elapsed in the period during which interest accrues and a year of 360 days (or 365/366 days in the case of interest computed by reference to clauses (i), (ii) or (iii) of the Base Rate). In computing interest on any Loan, the date of the making of the Loan or the first day of a Eurodollar Interest Period, as the case may be, shall be included and the date of payment or the expiration date of a Eurodollar Interest Period, as the case may be, shall be excluded; provided, however, if a Loan is repaid on the same day on which it is made, one (1) day’s interest shall be paid on such Loan.

(f)    Eurodollar Rate Information. Upon the reasonable request of the Borrower from time to time, the Administrative Agent shall promptly provide to the Borrower such information with respect to the applicable Eurodollar Rate as may be so requested.

5.2    Special Provisions Governing Eurodollar Rate Loans.

(a)    Amount of Eurodollar Rate Loans. Each Eurodollar Rate Loan shall be in a minimum principal amount of $1,500,000.

(b)    Determination of Eurodollar Interest Period. By giving notice as set forth in Section 2.1(b) (with respect to a Borrowing of Eurodollar Rate Loans) or Section 5.1(c) (with respect to a conversion into or continuation of Eurodollar Rate Loans), the Borrower shall have the option, subject to the other provisions of this Section 5.2, to select an interest period (each, an “Interest Period”) to apply to the Loans described in such notice, subject to the following provisions:

(i)    Subject to availability, the Borrower may only select, as to a particular Borrowing of Eurodollar Rate Loans, an Interest Period (each, a “Eurodollar Interest Period”) of one, two, three or six months in duration (or, with the prior written consent of the Administrative agent and if available to all Lenders, twelve months);

(ii)    In the case of immediately successive Eurodollar Interest Periods applicable to a Borrowing of Eurodollar Rate Loans, each successive Eurodollar Interest Period shall commence on the day on which the next preceding Eurodollar Interest Period expires;

(iii)    If any Eurodollar Interest Period would otherwise expire on a day which is not a Business Day, such Eurodollar Interest Period shall be extended to expire on the next succeeding Business Day if the next succeeding Business Day occurs in the same calendar month, and if there will be no succeeding Business Day in such calendar month, the Eurodollar Interest Period shall expire on the immediately preceding Business Day;

(iv)    The Borrower may not select an Interest Period as to any Loan if such Interest Period terminates later than the Maturity Date;

(v)    The Borrower may not select an Interest Period with respect to any portion of principal of a Loan which extends beyond a date on which the Borrower is required to make a scheduled payment of such portion of principal; and

(vi)    There shall be no more than five (5) Interest Periods in effect at any one time with respect to Eurodollar Rate Loans.

(c)    Determination of Eurodollar Interest Rate. As soon as practicable on the second Business Day prior to the first day of each Eurodollar Interest Period (the “Eurodollar Interest Rate Determination Date”), the Requisite Lenders shall determine (pursuant to the procedures set forth in the definition of “Eurodollar Rate”) the interest rate which shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Eurodollar Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and to each Lender. The Administrative Agent’s determination shall be presumed to be correct, absent manifest error, and shall be binding upon the Borrower and each Lender.

(d)    Alternate Rate of Interest.

(i)    If prior to the commencement of any Interest Period for a Borrowing of Eurodollar Rate Loans:

(A)    the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Base Eurodollar Rate for a Loan or for the applicable Interest Period; or

(B)    the Administrative Agent is advised by the Requisite Lenders that the Base Eurodollar Rate for a Loan in the applicable currency or for the applicable Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period, then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone promptly followed in writing or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (1) any Notice of Conversion/Continuation that requests the conversion of any Eurodollar Rate Loans to, or continuation of any Eurodollar Rate Loans for the applicable Interest Period, as the case may be, shall be ineffective and (2) such Borrowing shall be made as a Borrowing of Base Rate Loans.

(ii)    Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Requisite Lenders notify the Administrative Agent (with, in the case of the Requisite Lenders, a copy to the Borrower) that the Borrower or Requisite Lenders (as applicable) have determined, that:

(iii)    adequate and reasonable means do not exist for ascertaining the Base Eurodollar Rate for any requested Interest Period, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(A)    the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Base Eurodollar Rate or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), or

(B)    syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the Base Eurodollar Rate, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice , as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the Base Eurodollar Rate with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar Dollar denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes (as defined below) and any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower provided that all Lenders deliver written notice to the Administrative Agent that they accept such amendment prior to such time.

If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (y) the Daily LIBOR Rate component shall no longer be utilized in determining the Base Rate. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.

Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than 0.75% for purposes of this Agreement.

As used above:

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines in consultation with the Borrower).

(e)    Illegality.

(i)    If at any time any Lender determines (which determination shall, absent manifest error, be final and conclusive and binding upon all parties) that the making, converting, maintaining or continuation of any Eurodollar Rate Loan has become unlawful or impermissible by compliance by that Lender with any law, governmental rule, regulation or order of any Governmental Authority (whether or not having the force of law and whether or not failure to comply therewith would be unlawful or would result in costs or penalties), then, and in any such event, such Lender may give notice of that determination, in writing, to the Borrower and the Administrative Agent, and the Administrative Agent shall promptly transmit the notice to each other Lender.

(ii)    When notice is given by a Lender under Section 5.2(e)(i), (A) the Borrower’s right to request from such Lender and such Lender’s obligation, if any, to make Eurodollar Rate Loans shall be immediately suspended, and such Lender shall make a Base Rate Loan as part of any requested Borrowing of Eurodollar Rate Loans and (B) if the affected Eurodollar Rate Loans are then outstanding, the Borrower shall immediately, or if permitted by applicable law, no later than the date permitted thereby, upon at least one (1) Business Day’s prior written notice to the Administrative Agent and the affected Lender, convert each such Loan into a Base Rate Loan.

(iii)    If at any time after a Lender gives written notice under Section 5.2(e)(i) such Lender determines that it may lawfully make Eurodollar Rate Loans, such Lender shall promptly give notice of that determination, in writing, to the Borrower and the Administrative Agent, and the Administrative Agent shall promptly transmit the notice to each other Lender. The Borrower’s right to request, and such Lender’s obligation, if any, to make Eurodollar Rate Loans shall thereupon be restored.

(iv)    A Lender may at its option make any Loan (a “Credit Extension”) to the Borrower by causing any domestic or foreign branch or Affiliate of such Lender (any “Lending Office”) to make such Credit Extension; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Credit Extension in accordance with the terms of this Agreement. Upon receipt of such notice, the Borrower shall take all reasonable actions requested by the Lender to mitigate or avoid such illegality.

(f)    Compensation. In addition to all amounts required to be paid by the Borrower pursuant to Section 5.1 and Article XIII, the Borrower shall compensate each Lender, upon demand, for all losses, expenses to third parties and liabilities (including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Lender’s Eurodollar Rate Loans to the Borrower but excluding any loss of Applicable Margin on the relevant Loans, any losses or expenses incurred as the result of such Lender’s gross negligence or willful misconduct (as determined in a final non-appealable judgment by a court of competent jurisdiction) and any administrative fees incurred in effecting such liquidation or reemployment) which that Lender may sustain (i) if for any reason a Borrowing, conversion into or continuation of Eurodollar Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion/Continuation given by the Borrower or in an electronic, written request by it for borrowing or conversion/ continuation or a successive Eurodollar Interest Period does not commence after notice therefor is given pursuant to Section 5.1(c), including, without limitation, pursuant to Section 5.2(d), (ii) if for any reason any Eurodollar Rate Loan is prepaid on a date which is not the last day of the applicable Interest Period, (iii) as a consequence of a required conversion of a Eurodollar Rate Loan to a Base Rate Loan as a result of any of the events indicated in Section 5.2(d), or (iv) as a consequence of any failure by the Borrower to repay a Eurodollar Rate Loan when required by the terms of this Agreement. The Lender making demand for such compensation shall deliver to the Borrower concurrently with such demand a written statement in reasonable detail as to such losses, expenses and liabilities, and this statement shall be conclusive as to the amount of compensation due to that Lender, absent manifest error.

(g)    Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of, its Eurodollar Lending Office or Eurodollar Affiliate or its other offices or Affiliates. No Lender shall be entitled, however, to receive any greater amount under Section 4.2 or 5.2(f) or Article XIII as a result of the transfer of any such Eurodollar Rate Loan to any office (other than such Eurodollar Lending Office) or any Affiliate (other than such Eurodollar Affiliate) than such Lender would have been entitled to receive immediately prior thereto, unless (i) the transfer occurred at a time when circumstances giving rise to the claim for such greater amount did not exist and (ii) such claim would have arisen even if such transfer had not occurred.

(h)    Affiliates Not Obligated. No Eurodollar Affiliate or other Affiliate of any Lender shall be deemed a party to this Agreement or shall have any liability or obligation under this Agreement

(i)    Adjusted Eurodollar Rate. Any failure by any Lender to take into account the Eurodollar Reserve Percentage when calculating interest due on Eurodollar Rate Loans shall not constitute, whether by course of dealing or otherwise, a waiver by such Lender of its right to collect such amount for any future period.

5.3    Fees.

(a)    The Borrower agrees to pay (i) to the Administrative Agent, for its own account, the fees set forth in the Administrative Agent Fee Letter at the times and on the terms specified therein (the “Administrative Agent Fees”) and (ii) to the Administrative Agent on the Closing Date, for the ratable benefit of each Lender in accordance with such Lender’s Pro Rata Share, an upfront fee in an amount equal to 1.50% of the aggregate amount of the Total Commitments (i.e. $100,000,000), which upfront fee may be paid in the form of original issue discount by deducting such fee from the proceeds of the Loans (if any) made on the Closing Date.

(b)    The Borrower agrees to pay to the Administrative Agent for the ratable account of each Lender an undrawn fee calculated on a daily basis at a rate per annum equal to 0.50% on the daily unused Commitment of such Lender (assuming all Commitments are available to be used) commencing on the Closing Date, accruing on a daily basis, and due and payable in arrears on the first Business Day of each calendar month (commencing with [__], 2021) thereafter and on the Maturity Date, in each case, with respect all amounts accrued to such date (the “Undrawn Fee”).

(c)    All Fees will be paid on the dates due and payable, in immediately available funds (unless netted or otherwise expressly set forth in this Section 5.3), to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the Fees will be refundable under any circumstances.

ARTICLE VI

CONDITIONS TO LOANS

6.1    Conditions Precedent to the Closing Date. This Agreement and the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the following conditions precedent is satisfied or waived in accordance with Section 14.7:

(a)    The Administrative Agent shall have received, on or before the Closing Date, this Agreement, the Notes, and, to the extent not otherwise specifically referenced in this Section 6.1(a), all other Loan Documents listed on Schedule 6.1(a), and the Fee Letter, each executed by each party hereto and thereto (including via electronic means), each of which shall be in form and substance satisfactory to the Requisite Lenders.

(b)    The Chapter 11 Cases shall have been commenced in the Bankruptcy Court and the motion to approve the Interim DIP Financing Order, the Final DIP Financing Order, the Cash Management Order and the First Day Orders shall be reasonably satisfactory in form and substance to the Requisite Lenders; provided, that the First Day Orders delivered to Lenders’ counsel on [●] are deemed to be satisfactory to the Requisite Lenders.

(c)    The Interim DIP Financing Order, the Cash Management Order and the Insurance Order shall have been entered by the Bankruptcy Court within five (5) days of the Petition Date and the Administrative Agent shall have received a true and complete signed copy of such orders, and such orders shall be in full force and effect and shall not have been reversed, modified, amended, stayed or vacated absent prior written consent of the Administrative Agent and the Requisite Lenders.

(d)    The Administrative Agent, for its benefit and the benefit of each Lender, shall have been granted a valid, perfected and non-avoidable lien on the Collateral pursuant to the Interim DIP Financing Order on the terms and conditions set forth herein and in the other Loan Documents.

(e)    The Administrative Agent shall have received the Approved Budget for the 13-week period following the Petition Date, it being understood that the budget attached to the Form of Interim DIP Financing Order attached hereto as Exhibit F is an Approved Budget.

(f)    The Borrower shall have paid (or caused to be paid) to the Administrative Agent and Lenders, on or before the Closing Date, or will be paid concurrently with the Closing Date, the fees and expenses then earned, due and payable hereunder or under the Interim DIP Financing Order or Loan Documents (including, without limitation, the fees and expenses of the Lender Advisors, and as set forth in the Fee Letter), in each case subject to and in accordance with the Interim DIP Financing Order and the other First Day Orders; provided that payment of such amounts may be made, or may be deducted, from the proceeds of the Loans on the Closing Date.

(g)    The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower on behalf of the Loan Parties certifying that (i) the conditions in this Section 6.1 have been satisfied, (ii) all government and third party approvals necessary in connection with the continued operations of the Loan Parties and the transactions contemplated hereby have been obtained and are in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the financing contemplated hereby on satisfactory terms, and (iii) no action or proceeding is pending or threatened in any court or before any Governmental Authority seeking to enjoin or prevent the consummation of the transactions contemplated hereby.

(h)    As of the Closing Date, the representations and warranties contained in this Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

(i)    Each Lender and Administrative Agent who has requested the same at least five (5) Business Days prior to the Closing Date shall have received, at least three (3) Business Days prior to the Closing Date, “know your customer”, Beneficial Ownership information and similar information.

(j)    The Administrative Agent shall have received (1) a copy of the certificate or articles of incorporation, formation or limited partnership, as applicable, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State; (2) a certificate of the Responsible Officer of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the constitutional documents, limited partnership agreements, articles of association, memorandum of association, certificate of incorporation, certificate of formation, certificate of limited partnership and by-laws of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or its equivalent) of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation, constitutional documents, articles of association and memorandum of association of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (1) above and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party and (3) a certificate of another officer as to the incumbency and specimen signature of the Responsible Officer executing the certificate pursuant to clause (2) above. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from such Loan Party to the contrary.

(k)    As of the Closing Date, no Potential Event of Default or Event of Default shall exist or would result from the making of such Loan and the application of proceeds therefrom.

(l)    At the time and immediately after giving pro forma effect to the Loans made on the Closing Date, there has occurred no event which has had or is reasonably likely to have a Material Adverse Effect.

(m)    The Administrative Agent shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to each Loan Party in the states (or other jurisdictions) of formation of such persons, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Administrative Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 10.3 or have been or will be contemporaneously released or terminated.

(n)    The Administrative Agent shall have received insurance certificates reasonably satisfactory to the Administrative Agent naming the Administrative Agent as lender loss payee or additional insured, as appropriate.

6.2    Conditions Precedent to each Borrowing. The obligation of each Lender on or after the Closing Date to make any Loan requested to be made by it, shall be subject to the satisfaction (or waiver in accordance with Section 14.7) of all of the following conditions precedent:

(a)    The Borrower shall have delivered to the Administrative Agent a duly executed and completed Notice of Borrowing in accordance with Section 2.1(b) hereof.

(b)    The Administrative Agent, for the benefit of the Lenders, shall have valid and perfected Liens on all Collateral, to the extent contemplated hereby, and pursuant to the other Loan Documents, including the applicable DIP Financing Order.

(c)    For any Borrowing occurring during the Interim Period, the Interim DIP Financing Order shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed in any respect without the consent of the Administrative Agent and the Requisite Lenders or (ii) for any other Borrowing, the Final DIP Financing Order shall have been entered by the Bankruptcy Court, shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed in any respect without the consent of the Requisite Lenders. The Loan Parties shall be in compliance in all material respects with the Interim DIP Financing Order and the Final DIP Financing Order, as the case may be, and the Cash Management Order.

(d)    The representations and warranties of the Loan Parties contained in Article VII or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (unless otherwise qualified by materiality in which case such representations and warranties shall be true and correct in all respects) on and as of each Funding Date as though made on such date; provided that to the extent that such representations and warranties specifically refer to an earlier date, then such representations and warranties shall be true and correct in all material respects as of such earlier date.

(e)    As of the applicable Funding Date, no Potential Event of Default or Event of Default shall exist or would result from the making of such Loan and the application of proceeds therefrom.

(f)    The Administrative Agent shall have received a certificate, dated as of the applicable Funding Date and signed by an Authorized Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (c), (d) and (e) above.

(g)    The Borrower shall have paid (or caused to be paid) to the Administrative Agent and Lenders the fees and expenses then earned, due and payable hereunder, under the Fee Letter, or under the DIP Financing Orders or Loan Documents (including, without limitation, the fees and expenses of the Lender Advisors) subject to and in accordance with orders of the Bankruptcy Court.

(h)    Such Borrowing would not conflict with, or cause any Lender to violate or exceed, any applicable Requirements of Law, and no Change in Law shall have occurred, and no litigation shall be pending or threatened, which does or, with respect to any threatened litigation, seeks to, enjoin, prohibit or restrain the making or repayment of any Loan or the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date of such Borrowing as to the applicable matters specified in clauses(c), (d) and (e) above.

In determining the satisfaction of the conditions specified in this Section 6.2, (x) to the extent any item is required to be satisfactory to any Lender, such item shall be deemed satisfactory to each Lender which has not notified the Administrative Agent in writing prior to the occurrence of the applicable Funding Date that the respective item or matter does not meet its satisfaction and (y) in determining whether any Lender is aware of any fact, condition or event that has occurred and which would reasonably be expected to have a Material Adverse Effect, each Lender which has not notified the Administrative Agent in writing prior to the occurrence of the applicable Funding Date of such fact, condition or event shall be deemed not to be aware of any such fact, condition or event on such Funding Date.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

7.1    Representations and Warranties of the Borrower. In order to induce the Lenders to enter into this Agreement and to make the Loans and the other financial accommodations to the Borrower described herein, the Borrower hereby represents and warrants to each Lender that the following statements are true, correct and complete:

(a)    Organization; Powers. (i) The Borrower (A) is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Indiana, (B) is duly qualified to do business and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing will have or is reasonably likely to have a Material Adverse Effect, (C) has filed and maintained effective (unless exempt from the requirements for filing) a current Business Activity Report with the appropriate Governmental Authority in each state in which failure to do so would have a Material Adverse Effect, (D) has all requisite power and authority to own, operate and, subject to the entry and the terms of the DIP Financing Orders, encumber its Property and to conduct its business as presently conducted and as proposed to be conducted in connection with and following the consummation of the transactions contemplated by this Agreement and (E) is a partnership for federal income tax purposes.

(ii)    The Company (A) is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana, (B) is duly authorized and qualified to do business and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing will have or is reasonably likely to have a Material Adverse Effect, and (C) has all requisite corporate power and authority to own, operate and, subject to the entry and the terms of the DIP Financing Orders, encumber its Property and to conduct its business as presently conducted.

(iii)    Each General Partner in existence as of the date hereof is (or shall be at such time as it becomes a General Partner) a duly formed and validly existing legal entity under the laws of its jurisdiction of formation and has all powers and all material governmental licenses, authorizations, consents and approvals required to own its property and assets and carry on its business as now conducted or as it presently proposes to conduct and has been duly qualified and is in good standing in every jurisdiction in which the failure to be so qualified and/or in good standing is likely to have a Material Adverse Effect.

(iv)    As of the Closing Date, true, correct and complete copies of the Organizational Documents identified on Schedule 7.1-A have been delivered to the Administrative Agent, each of which is in full force and effect, has not been modified or amended except to the extent set forth indicated therein and, to the best of the Borrower’s knowledge, there are no defaults under such Organizational Documents and no events which, with the passage of time or giving of notice or both, would constitute a default under such Organizational Documents.

(v)    Neither the Borrower nor the Company is a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code.

(vi)    Each Loan Party (A) is a duly organized, incorporated, established and validly existing corporation, limited liability company, partnership, limited partnership, limited liability partnership or other business entity in good standing under the laws of the jurisdiction of its organization, incorporation and establishment, (B) is duly authorized and qualified to do business and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing will have or is reasonably likely to have a Material Adverse Effect, and (C) has all requisite corporate power and authority to own, operate and, subject to the entry and the terms of the DIP Financing Orders, encumber its Property and to conduct its business as presently conducted.

(b)    Authority.

(i)    The General Partner has the requisite power and authority to execute, deliver and perform this Agreement on behalf of the Borrower, and each of the other Loan Documents which are required to be executed on behalf of the Borrower as required by this Agreement. The General Partner is the Person who has executed this Agreement and such other Loan Documents on behalf of the Borrower and is the sole general partner of the Borrower.

(ii)    The execution, delivery and performance of each of the Loan Documents which must be executed in connection with this Agreement by each Loan Party and to which such Loan Party is a party and the consummation of the transactions contemplated thereby are within such Loan Party’s applicable organizational powers have been duly authorized by all necessary partnership, corporate or other applicable action (and, in the case of the General Partner acting on behalf of the Borrower in connection therewith, all necessary corporate action of such General Partner) and such authorization has not been rescinded. No other partnership or corporate action or proceedings on the part of any Loan Party or any General Partner is necessary to consummate such transactions.

(iii)    Each of the Loan Documents to which a Loan Party is a party has been duly executed and delivered on behalf of such Loan Party and constitutes such Loan Party’s legal, valid and binding obligation, enforceable against such Loan Party in accordance with its terms, except to the extent that the enforcement thereof or the availability of equitable remedies may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent transfer, fraudulent conveyance or similar laws now or hereafter in effect relating to or affecting creditors’ rights generally or by general principles of equity, or by the discretion of any court in awarding equitable remedies, regardless of whether such enforcement is considered in a proceeding of equity or at law, is in full force and effect and all the terms, provisions, agreements and conditions set forth therein and required to be performed or complied with by any Loan Party on or before the Funding Date have been performed or complied with, and no Potential Event of Default, Event of Default or breach of any covenant by any Loan Party exists thereunder.

(c)    Subsidiaries; Ownership of Capital Stock and Partnership Interests. (i) Schedule 7.1-C (A) contains a chart, together with lists, indicating the corporate structure of the Company as of the Closing Date, the Borrower, and any other Person in which the Company or the Borrower holds a direct or indirect partnership, joint venture or other equity interest indicating the nature of such interest with respect to each Person included in such diagram as of the Closing Date; and (B) accurately sets forth, as of the Closing Date, (1) the correct legal name of such Person, the jurisdiction of its incorporation or organization and the jurisdictions in which it is qualified to transact business as a foreign corporation, or otherwise, and (2) the authorized, issued and outstanding shares or interests of each class of Securities of the Company, the Borrower and the Subsidiaries of the Borrower and the owners of such shares or interests (provided, however, that the shareholders of the Company and the limited partners of the Borrower are not listed thereon). As of the Closing Date, none of such issued and outstanding Securities is subject to any vesting, redemption, or repurchase agreement, and there are no warrants or options (other than Permitted Securities Options) outstanding with respect to such Securities, except as noted on Schedule 7.1-C. The outstanding Capital Stock of the Company is duly authorized, validly issued, fully paid and nonassessable and the outstanding Securities of the Borrower and its Subsidiaries are duly authorized and validly issued.

(i)    Each Subsidiary: (A) is a corporation, limited liability company or partnership, as indicated on Schedule 7.1-C, duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization, (B) is duly qualified to do business and, if applicable, is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing would limit its ability to use the courts of such jurisdiction to enforce Contractual Obligations to which it is a party except where the failure of such representation and warranty does not have, and is not be reasonably likely to have, a Material Adverse Effect, and (C) has all requisite power and authority to own and operate its Property and to conduct its business as presently conducted and as proposed to be conducted hereafter, except where the failure of such representation and warranty does not have, and is not be reasonably likely to have, a Material Adverse Effect.

(d)    No Conflict. The execution, delivery and performance of each of the Loan Documents to which the Borrower is a party do not and will not (i) conflict with the Organizational Documents of the Borrower or any Subsidiary of the Borrower, (ii) constitute a tortious interference with any Contractual Obligation of any Person or conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any Requirement of Law or Contractual Obligation of the Borrower, the General Partner, any Limited Partner, any Subsidiary of the Borrower, or any general or limited partner of any Subsidiary of the Borrower, or require termination of any such Contractual Obligation which may subject the Administrative Agent or any of the other Lenders to any liability, other than conflicts, breaches, defaults or rights arising solely as a result of the commencement of the Chapter 11 Cases, (iii) result in or require the creation or imposition of any Lien whatsoever upon any of the Property or assets of the Borrower, the General Partner, any Limited Partner, any Subsidiary of the Borrower or any general partner or limited partner of any Subsidiary of the Borrower, or (iv) require any approval of shareholders of the Company or any general partner (or equity holder of any general partner) of any Subsidiary of the Borrower.

(e)    Governmental Consents. The execution, delivery and performance of each of the Loan Documents to which the Borrower is a party do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by any Governmental Authority, except filings, consents or notices which have been made, obtained or given, including, without limitation, the DIP Financing Orders.

(f)    Governmental Regulation. Other than with respect to limitations set forth in the DIP Financing Orders with respect to the Debtors, no Loan Party nor any General Partner is subject to regulation under the Federal Power Act, the Interstate Commerce Act, or the Investment Company Act of 1940, or any other federal or state statute or regulation which limits its ability to incur indebtedness or its ability to consummate the transactions contemplated by this Agreement.

(g)    Indebtedness. Schedule 7.1-G sets forth, as of the Closing Date, all Indebtedness for borrowed money of each of the Borrower, the General Partner and their respective Subsidiaries and, except as set forth on Schedule 7.1-G, there are no defaults in the payment of principal or interest on any such Indebtedness and no payments thereunder have been deferred or extended beyond their stated maturity and there has been no material change in the type or amount of such Indebtedness (except for the repayment of certain Indebtedness or the incurrence of Indebtedness permitted by this Agreement) since [●], 2021, which, in the case of Non-Recourse Indebtedness only, will have or is reasonably likely to have, in any of such cases, a Material Adverse Effect.

(h)    Litigation; Adverse Effects. Except as set forth in Schedule 7.1-H, as of the Closing Date, there is no action, suit, proceeding, Claim, investigation or arbitration before or by any Governmental Authority or private arbitrator pending or, to the knowledge of the Borrower, threatened against the Company, the Borrower or any of their respective Subsidiaries, or any Property of any of them (i) challenging the validity or the enforceability of any of the Loan Documents, (ii) which will or is reasonably likely to result in a loss in excess of $25,000,000, or (iii) under the Racketeering Influenced and Corrupt Organizations Act or any similar federal or state statute where such Person is a defendant in a criminal indictment that provides for the forfeiture of assets to any Governmental Authority as a potential criminal penalty. There is no material loss contingency within the meaning of GAAP which has not been reflected in the consolidated financial statements of the Company and the Borrower. None of the Company, any General Partner, the Borrower or any Subsidiary of the Borrower is (A) in violation of any applicable Requirements of Law which violation will have or is reasonably likely to have a Material Adverse Effect, or (B) subject to or in default with respect to any final judgment, writ, injunction, restraining order or order of any nature, decree, rule or regulation of any court or Governmental Authority which will have or is reasonably likely to have a Material Adverse Effect.

(i)    No Material Adverse Effect. Since the Petition Date, there has occurred no event which has had or is reasonably likely to have a Material Adverse Effect.

(j)    Tax Examinations. The IRS has examined (or is foreclosed from examining by applicable statutes) the federal income tax returns of any of the Company’s, the Borrower’s or its Subsidiaries’ predecessors in interest with respect to the Projects for all tax periods prior to and including the taxable year ending December 31, 2019 and the appropriate state Governmental Authority in each state in which the Company’s, the Borrower’s or its Subsidiaries’ predecessors in interest with respect to the Projects were required to file state income tax returns has examined (or is foreclosed from examining by applicable statutes) the state income tax returns of any of such Persons with respect to the Projects for all tax periods prior to and including the taxable year ending December 31, 2019. All deficiencies which have been asserted against such Persons as a result of any federal, state, local or foreign tax examination for each taxable year in respect of which an examination has been conducted have been fully paid or finally settled or are being contested in good faith, and no issue has been raised in any such examination which, by application of similar principles, reasonably can be expected to result in assertion of a material deficiency for any other year not so examined which has not been reserved for in the financial statements of such Persons to the extent, if any, required by GAAP, in each case except Taxes the payment of which is stayed by the Bankruptcy Court in the Chapter 11 Cases. No such Person has taken any reporting positions for which it does not have a reasonable basis nor anticipates any further material tax liability with respect to the years which have not been closed pursuant to applicable law.

(k)    Payment of Taxes. All tax returns, reports and similar statements or filings of each of the Persons described in Section 7.1(j), the Company, the Borrower and its Subsidiaries required to be filed have been timely filed, and, except for Customary Permitted Liens, all taxes, assessments, fees and other charges of Governmental Authorities thereupon and upon or relating to their respective Properties, assets, receipts, sales, use, payroll, employment, income, licenses and franchises which are shown in such returns or reports to be due and payable have been paid, except to the extent (i) such taxes, assessments, fees and other charges of Governmental Authorities are being contested in good faith by an appropriate proceeding diligently pursued as permitted by the terms of Section 9.4, (ii) such taxes, assessments, fees and other charges of Governmental Authorities pertain to Property of the Borrower or any of its Subsidiaries and the non-payment of the amounts thereof would not, individually or in the aggregate, result in a Material Adverse Effect and (iii) the payment of such Taxes is stayed by the Bankruptcy Court in the Chapter 11 Cases. All other taxes (including, without limitation, real estate taxes), assessments, fees and other governmental charges upon or relating to the respective Properties of the Borrower and its Subsidiaries which are due and payable have been paid, except for Customary Permitted Liens and except to the extent described in clauses (i) and (ii) hereinabove. The Borrower has no knowledge of any proposed tax assessment against the Borrower, any of its Subsidiaries, or any of the Projects that will have or is reasonably likely to have a Material Adverse Effect.

(l)    Performance. Neither the Company, the Borrower nor any of their Affiliates has received any notice, citation or allegation, nor has knowledge, that (i) it is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation applicable to it, (ii) any of its Properties is in violation of any Requirements of Law or (iii) any condition exists which, with the giving of notice or the lapse of time or both, would constitute a default with respect to any such Contractual Obligation, in each case, except where such default or defaults, if any, will not have or is not reasonably likely to have a Material Adverse Effect.

(m)    Disclosure. The representations and warranties of the Borrower and the Loan Parties contained in the Loan Documents, and all certificates and other documents delivered to the Administrative Agent pursuant to the terms thereof, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not materially misleading. The Borrower and the Loan Parties have not intentionally withheld any fact from the Administrative Agent or the other Lenders in regard to any matter which will have or is reasonably likely to have or could reasonably be expected to result in a Material Adverse Effect. Notwithstanding the foregoing, the Lenders acknowledge that the Borrower shall not have liability under this clause (m) with respect to its projections of future events.

(n)    Requirements of Law. The Borrower and each of its Subsidiaries is in compliance with all Requirements of Law applicable to it and its respective businesses and Properties, in each case where the failure to so comply individually or in the aggregate will have or is reasonably likely to have a Material Adverse Effect.

(o)    Environmental Matters.

(i)    Except as disclosed on Schedule 7.1-O and except where failure is not reasonably likely to have a Material Adverse Effect:

(A)         the operations of the Borrower, each of its Subsidiaries and their respective Properties comply with all, and have not violated any, applicable Environmental, Health or Safety Requirements of Law;

(B)         the Borrower and each of its Subsidiaries have obtained all environmental, health and safety Permits necessary for their respective operations, and all such Permits are in good standing and the holder of each such Permit is currently in compliance with all terms and conditions of such Permits;

(C)         none of the Borrower or any of its Subsidiaries or any of their respective present or past Property or operations are subject to or are the subject of any investigation, judicial or administrative proceeding, order, judgment, decree, dispute, negotiations, agreement or settlement by any Governmental Authority respecting (I) any Environmental, Health or Safety Requirements of Law, (II) any Remedial Action, (III) any Claims or Liabilities and Costs arising from the Release or threatened Release of a Contaminant, or (IV) any violation of or liability under any Environmental, Health or Safety Requirement of Law;

(D)         none of Borrower or any of its Subsidiaries has filed any notice under any applicable Requirement of Law (I) reporting a Release of a Contaminant; (II) indicating past or present treatment, storage or disposal of a hazardous waste, as that term is defined under 40 C.F.R. Part 261 or any state equivalent; or (III) reporting a violation of any applicable Environmental, Health or Safety Requirement of Law;

(E)         none of the Borrower’s or any of its Subsidiaries’ present or past Property is listed or proposed for listing on the National Priorities List (“NPL”) pursuant to CERCLA or on the Superfund Enterprise Management System (“SEMS”) or any similar state list of sites requiring Remedial Action;

(F)         neither the Borrower nor any of its Subsidiaries has sent or directly arranged for the transport of any waste to any site listed or proposed for listing on the NPL, SEMS or any similar state list;

(G)         to the best of Borrower’s knowledge, there is not now, and to Borrower’s knowledge there has never been on or in any Project (I) any treatment, recycling, storage or disposal of any hazardous waste, as that term is defined under 40 C.F.R. Part 261 or any state equivalent; (II) any landfill, waste pile, or surface impoundment; (III) any underground storage tanks the presence or use of which is or, to Borrower’s knowledge, has been in violation of applicable Environmental, Health or Safety Requirements of Law, (IV) any asbestos-containing material; or (V) any polychlorinated biphenyls (PCB) used in hydraulic oils, electrical transformers or other Equipment, in all cases, which such Person has any reason to believe could subject such Person or its Property to Liabilities and Costs arising out of or relating to environmental, health or safety matters;

(H)         neither the Borrower nor any of its Subsidiaries has received any notice or Claim to the effect that any of such Persons is or may be liable to any Person as a result of the Release or threatened Release of a Contaminant;

(I)         neither the Borrower nor any of its Subsidiaries has any contingent liability in connection with any Release or threatened Release of any Contaminants;

(J)         no Environmental Lien has attached to any Property of the Borrower or any Subsidiary of the Borrower;

(K)         no Property of the Borrower or any Subsidiary of the Borrower is subject to any Environmental Property Transfer Act, or to the extent such acts are applicable to any such Property, the Borrower and/or such Subsidiary whose Property is subject thereto has fully complied with the requirements of such acts; and

(L)         neither the Borrower nor any of its Subsidiaries owns or operates, or, to Borrower’s knowledge has ever owned or operated, any underground storage tank, the presence or use of which is or has been in violation of applicable Environmental, Health or Safety Requirements of Law, at any Project.

(ii)    the Borrower and each of its Subsidiaries are conducting and will continue to conduct their respective businesses and operations and maintain each Project in compliance in all material respects with applicable Environmental, Health or Safety Requirements of Law. and no such Person has been, and no such Person has any reason to believe that it or any Project will be, subject to Liabilities and Costs arising out of or relating to environmental, health or safety matters that would result in a Material Adverse Effect.

(p)    ERISA. Neither the Borrower nor any ERISA Affiliate maintains or contributes to any Plan or Multiemployer Plan other than those listed on Schedule 7.1-P hereto. Each such Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code as currently in effect has been determined by the IRS to be so qualified, and each trust related to any such Plan has been determined to be exempt from federal income tax under Section 501(a) of the Internal Revenue Code as currently in effect. Except as disclosed in Schedule 7.1-P, neither the Borrower nor any of its ERISA Affiliates maintains or contributes to any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA. The Borrower and each of its ERISA Affiliates is in compliance in all material respects with the responsibilities, obligations and duties imposed on it by ERISA, the Internal Revenue Code and regulations promulgated thereunder with respect to all Plans. No Plan has incurred any accumulated funding deficiency (as defined in Sections 302(a)(2) of ERISA and 412(a) of the Internal Revenue Code) whether or not waived. Neither the Borrower nor any ERISA Affiliate nor any fiduciary of any Plan which is not a Multiemployer Plan (i) has engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code or (ii) has taken or failed to take any action which would constitute or result in an ERISA Termination Event. Neither the Borrower nor any ERISA Affiliate is subject to any liability under Sections 4063, 4064, 4069, 4204 or 4212(c) of ERISA. Neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. Schedule B to the most recent annual report filed with the IRS with respect to each Plan and furnished to the Administrative Agent is complete and accurate in all material respects. Since the date of each such Schedule B, there has been no material adverse change in the funding status or financial condition of the Plan relating to such Schedule B. Neither the Borrower nor any ERISA Affiliate has (i) failed to make a required contribution or payment to a Multiemployer Plan or (ii) made a complete or partial withdrawal under Sections 4203 or 4205 of ERISA from a Multiemployer Plan. Neither the Borrower nor any ERISA Affiliate has failed to make a required installment or any other required payment under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment. Neither the Borrower nor any ERISA Affiliate is required to provide security to a Plan under Section 401(a)(29) of the Internal Revenue Code due to a Plan amendment that results in an increase in current liability for the plan year. Except as disclosed on Schedule 7.1-P, neither the Borrower nor any of its ERISA Affiliates has, by reason of the transactions contemplated hereby, any obligation to make any payment to any employee pursuant to any Plan or existing contract or arrangement.

(q)    Securities Activities. None of the Loan Parties are engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(r)    [Intentionally Omitted].

(s)    Insurance. Schedule 7.1-S accurately sets forth as of the Closing Date all insurance policies and programs currently in effect with respect to the respective Property and assets and business of the Borrower and its Subsidiaries, specifying for each such policy and program, (i) the amount thereof, (ii) the risks insured against thereby, (iii) the name of the insurer and each insured party thereunder, (iv) the policy or other identification number thereof, (v) the expiration date thereof and (vi) whether or not the insurance policy relates to a Principal DIP Collateral Property (the information specified in subclause (vi) hereof, the “Mortgaged Property Insurance Policies”). Such insurance policies and programs are currently in full force and effect, in compliance with the requirements of Section 9.5 hereof and, together with payment by the insured of scheduled deductible payments, are in amounts sufficient to cover the replacement value of the respective Property and assets of the Borrower and/or its Subsidiaries.

(t)    REIT Status. The Company qualifies as a REIT under the Internal Revenue Code.

(u)    Ownership of Projects, Minority Holdings and Property. Ownership of substantially all wholly-owned Projects, Minority Holdings and other Property of the Consolidated Businesses is held by the Borrower and its Subsidiaries and is not held directly by the General Partner.

(v)    Leases and Rents. As of the date here, Borrower or its applicable Subsidiary is the owner and lessor of landlord’s interest in the leases. The rents now due or to become due for any periods subsequent to the date hereof have not been collected for a period of more than one month in advance, except as disclosed by Borrower to Administrative Agent in writing. There has been no prior sale, transfer or assignment, hypothecation or pledge of any lease or of the rents received therein which is still in effect.

(w)    Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents, with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees, and to the knowledge of the Borrower, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) Borrower, any Subsidiary, or to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing (directly or indirectly), use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

(x)    Security Documents. Subject to the entry of the DIP Financing Orders, the DIP Financing Orders are effective to create in favor of the Administrative Agent (for the benefit of the Secured Parties) legal and valid Liens on the Collateral described therein (with such priority provided for therein).

(y)    Mortgaged Properties. Each Mortgage Party has good, legal and valid real property interests in (i) any Principal DIP Collateral Property owned by such Mortgage Party and (ii) any Mortgaged Property owned by such Mortgage Party (except, with respect to this clause (ii), as would not result in a Material Adverse Effect).

ARTICLE VIII

REPORTING COVENANTS

The Borrower covenants and agrees that so long as any Commitments or any Loans are outstanding and thereafter until payment in full of all of the Obligations (other than indemnities pursuant to Section 14.3 not yet due), unless the Requisite Lenders shall otherwise give prior written consent thereto:

8.1    Borrower Accounting Practices. The Borrower shall maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of consolidated and consolidating financial statements in conformity with GAAP as in effect from time to time, and each of the financial statements and reports described below shall be prepared from such system and records and in form reasonably satisfactory to the Requisite Lenders.

8.2    Financial Reports. The Borrower shall deliver or cause to be delivered to the Administrative Agent:

(a)    Quarterly and Monthly Reports.

(i)    Borrower Quarterly Financial Reports. As soon as practicable, and in any event within forty-five (45) days after the end of each fiscal quarter in each Fiscal Year (other than the last fiscal quarter in each Fiscal Year), a consolidated balance sheet of the Borrower and the related consolidated statements of income and cash flow of the Borrower (to be prepared and delivered quarterly in conjunction with the other reports delivered hereunder at the end of each fiscal quarter) for each such fiscal quarter, in each case in form and substance satisfactory to the Requisite Lenders and, in comparative form, the corresponding figures for the corresponding periods of the previous Fiscal Year, certified by an Authorized Financial Officer of the Borrower as fairly presenting the consolidated and consolidating financial position of the Borrower as of the dates indicated and the results of their operations and cash flow for the months indicated in accordance with GAAP, subject to normal quarterly adjustments.

(ii)    Company Quarterly Financial Reports. As soon as practicable, and in any event within forty-five (45) days after the end of each fiscal quarter in each Fiscal Year (other than the last fiscal quarter in each Fiscal Year), the Financial Statements of the Company, the Borrower and its Subsidiaries on Form 10-Q as at the end of such period and a report setting forth in comparative form the corresponding figures for the corresponding period of the previous Fiscal Year, certified by an Authorized Financial Officer of the Company as fairly presenting the consolidated and consolidating financial position of the Company, the Borrower and its Subsidiaries as at the date indicated and the results of their operations and cash flow for the period indicated in accordance with GAAP, subject to normal adjustments.

(iii)    Company Monthly Financial Reports. As soon as practicable, and in any event within thirty (30) days after the end of each fiscal month in each Fiscal Year (other than the last fiscal month in any fiscal quarter in each Fiscal Year), the consolidated Financial Statements of the Company, the Borrower and its Subsidiaries as at the end of such period and a report setting forth in comparative form the corresponding figures for the corresponding period of the previous Fiscal Year, certified by an Authorized Financial Officer of the Company as fairly presenting the consolidated and consolidating financial position of the Company, the Borrower and its Subsidiaries as of the date indicated and the results of their operations and cash flow for the period indicated in accordance with GAAP, subject to normal adjustments.

(iv)    Monthly/Quarterly Compliance Certificates. Together with each delivery of any report pursuant to paragraphs (i) through (iv) of this Section 8.2(a), the Borrower shall deliver Officer’s Certificates, substantially in the form of Exhibit H attached hereto of the Borrower and/or the Company (the “Monthly/Quarterly Compliance Certificates”), signed by the Borrower’s and/or the Company’s respective Authorized Financial Officers representing and certifying that the Authorized Financial Officer signatory thereto has reviewed the terms of the Loan Documents, and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and consolidated and consolidating financial condition of the Company, the Borrower and its Subsidiaries, during the fiscal period covered by such reports, that such review has not disclosed the existence during or at the end of such fiscal period, and that such officer does not have knowledge of the existence as at the date of such Officer’s Certificate, of any condition or event which constitutes an Event of Default or Potential Event of Default or Mandatory Prepayment Event, or, if any such condition or event existed or exists, and specifying the nature and period of existence thereof and what action the General Partner and/or the Borrower or any of its Subsidiaries has taken, is taking and proposes to take with respect thereto.

(b)    Annual Reports.

(i)    Borrower Financial Statements. As soon as practicable, and in any event within ninety (90) days after the end of each Fiscal Year, (i) the Financial Statements of the Borrower and its Subsidiaries as at the end of such Fiscal Year and (ii) a report with respect thereto of Ernst & Young, LLP or other independent certified public accountants acceptable to the Requisite Lenders, and shall state that such financial statements fairly present the consolidated and consolidating financial position of each of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with which Ernst & Young, LLP or any such other independent certified public accountants, if applicable, shall concur and which shall have been disclosed in the notes to the financial statements). The Administrative Agent and each Lender (through the Administrative Agent) may, with the consent of the Borrower (which consent shall not be unreasonably withheld), communicate directly with such accountants, with any such communication to occur together with a representative of the Borrower upon reasonable notice and at reasonable times during normal business hours.

(ii)    Company Financial Statements. As soon as practicable, and in any event within ninety (90) days after the end of each Fiscal Year, (i) the Financial Statements of the Company and its Subsidiaries on Form 10-K as at the end of such Fiscal Year and a report setting forth in comparative form the corresponding figures from the consolidated Financial Statements of the Company and its Subsidiaries for the prior Fiscal Year and (ii) a report with respect thereto of Ernst & Young LLP or other independent certified public accountants acceptable to the Requisite Lenders. The Administrative Agent and each Lender (through the Administrative Agent) may, with the consent of the Company (which consent shall not be unreasonably withheld), communicate directly with such accountants, with any such communication to occur together with a representative of the Company upon reasonable notice and at reasonable times during normal business hours.

(iii)    Annual Compliance Certificates. Together with each delivery of any annual report pursuant to clauses (i) and (ii) of this Section 8.2(b), the Borrower shall deliver Officer’s Certificates of the Borrower and the Company (the “Annual Compliance Certificates” and, collectively with the Monthly/Quarterly Compliance Certificates, the “Compliance Certificates”), signed by the Borrower’s and the Company’s respective Authorized Financial Officers, representing and certifying that (1) the officer signatory thereto has reviewed the terms of the Loan Documents, and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and consolidated and consolidating financial condition of the General Partner, the Borrower and its Subsidiaries, during the accounting period covered by such reports, that such review has not disclosed the existence during or at the end of such accounting period, and that such officer does not have knowledge of the existence as at the date of such Officer’s Certificate, of any condition or event which constitutes an Event of Default or Potential Event of Default or Mandatory Prepayment Event, or, if any such condition or event existed or exists, and specifying the nature and period of existence thereof and what action the General Partner and/or the Borrower or any of its Subsidiaries has taken, is taking and proposes to take with respect thereto and (2) the calculations (with such specificity as the Requisite Lenders may reasonably request) for the period then ended which demonstrate compliance with the covenants set forth in Section 10.13.

(iv)    Tenant Bankruptcy Reports. As soon as practicable, and in any event within ninety (90) days after the end of each Fiscal Year, the Borrower shall deliver a written report, in form reasonably satisfactory to the Requisite Lenders, of all bankruptcy proceedings filed by or against any tenant of any of the Projects, which tenant occupies 3% or more of the gross leasable area in the Projects in the aggregate.

Documents required to be delivered pursuant to Section 8.2(a)(i) or (ii) or Section 8.2(b)(i) or (ii) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed in Section 8.10; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute confidential information, they shall be treated as set forth in Section 14.20); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

8.3    Events of Default. Promptly upon any Loan Party obtaining knowledge (a) of any condition or event which constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender or the Administrative Agent has given any notice to any Loan Party with respect to a claimed Event of Default or Potential Event of Default under this Agreement; (b) that any Person has given any notice to the Borrower or any Subsidiary of the Borrower or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 11.1(e); or (c) of any condition or event which has or is reasonably likely to have a Material Adverse Effect, the Borrower shall deliver to the Administrative Agent and the Lenders an Officer’s Certificate specifying (i) the nature and period of existence of any such claimed default, Event of Default, Potential Event of Default, condition or event, (ii) the notice given or action taken by such Person in connection therewith, and (iii) what action the Borrower has taken, is taking and proposes to take with respect thereto.

8.4    Lawsuits. Promptly upon the Borrower’s obtaining knowledge of the institution of, or written threat of, any action, suit, proceeding, governmental investigation or arbitration against or affecting the Borrower or any of its Subsidiaries not previously disclosed pursuant to Section 7.1(h) (other than the Chapter 11 Cases and such actions that are stayed as a result thereof), which action, suit, proceeding, governmental investigation or arbitration exposes, or in the case of multiple actions, suits, proceedings, governmental investigations or arbitrations arising out of the same general allegations or circumstances which expose, in the Borrower’s reasonable judgment, the Borrower or any of its Subsidiaries to liability in an amount aggregating $12,500,000 or more and is not covered by Borrower’s insurance, the Borrower shall give written notice thereof to the Administrative Agent and provide such other information as may be reasonably available to enable each Lender and the Administrative Agent and its counsel to evaluate such matters.

8.5    ERISA Notices. The Borrower shall deliver or cause to be delivered to the Administrative Agent, at the Borrower’s expense, the following information and notices as soon as reasonably possible, and in any event:

(a)    within fifteen (15) Business Days after the Borrower or any ERISA Affiliate knows or has reason to know that an ERISA Termination Event has occurred, a written statement of the chief financial officer of the Borrower describing such ERISA Termination Event and the action, if any, which the Borrower or any ERISA Affiliate has taken, is taking or proposes to take with respect thereto, and when known, any action taken or threatened by the IRS, DOL or PBGC with respect thereto;

(b)    within fifteen (15) Business Days after the Borrower or any ERISA Affiliate knows or has reason to know that a prohibited transaction (defined in Sections 406 of ERISA and Section 4975 of the Internal Revenue Code) has occurred, a statement of the chief financial officer of the Borrower describing such transaction and the action which the Borrower or any ERISA Affiliate has taken, is taking or proposes to take with respect thereto;

(c)    within fifteen (15) Business Days after the filing of the same with the DOL, IRS or PBGC, copies of each annual report (form 5500 series), including Schedule B thereto, filed with respect to each Plan;

(d)    within fifteen (15) Business Days after receipt by the Borrower or any ERISA Affiliate of each actuarial report for any Plan or Multiemployer Plan and each annual report for any Multiemployer Plan, copies of each such report;

(e)    within fifteen (15) Business Days after the filing of the same with the IRS, a copy of each funding waiver request filed with respect to any Plan and all communications received by the Borrower or any ERISA Affiliate with respect to such request;

(f)    within fifteen (15) Business Days after the occurrence of any material increase in the benefits of any existing Plan or Multiemployer Plan or the establishment of any new Plan or the commencement of contributions to any Plan or Multiemployer Plan to which the Borrower or any ERISA Affiliate was not previously contributing, notification of such increase, establishment or commencement;

(g)    within fifteen (15) Business Days after the Borrower or any ERISA Affiliate receives notice of the PBGC’s intention to terminate a Plan or to have a trustee appointed to administer a Plan, copies of each such notice;

(h)    within fifteen (15) Business Days after the Borrower or any of its Subsidiaries receives notice of any unfavorable determination letter from the IRS regarding the qualification of a Plan under Section 401(a) of the Internal Revenue Code, copies of each such letter;

(i)    within fifteen (15) Business Days after the Borrower or any ERISA Affiliate receives notice from a Multiemployer Plan regarding the imposition of withdrawal liability, copies of each such notice;

(j)    within fifteen (15) Business Days after the Borrower or any ERISA Affiliate fails to make a required installment or any other required payment under Section 412 of the Internal Revenue Code on or before the due date for such installment or payment, a notification of such failure; and

(k)    within fifteen (15) Business Days after the Borrower or any ERISA Affiliate knows or has reason to know (i) a Multiemployer Plan has been terminated, (ii) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (iii) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan, notification of such termination, intention to terminate, or institution of proceedings.

For purposes of this Section 8.5, the Borrower and any ERISA Affiliate shall be deemed to know all facts known by the “Administrator” of any Plan of which the Borrower or any ERISA Affiliate is the plan sponsor.

8.6    Environmental Notices. The Borrower shall notify the Administrative Agent in writing, promptly upon any representative of the Borrower or other employee of the Borrower responsible for the environmental matters at any Property of the Borrower learning thereof, of any of the following (together with any material documents and correspondence received or sent in connection therewith):

(a)    notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the Release or threatened Release of any Contaminant, if such liability would result in a Material Adverse Effect;

(b)    notice that the Borrower or any of its Subsidiaries is subject to investigation by any Governmental Authority evaluating whether any Remedial Action is needed to respond to the Release or threatened Release of any Contaminant which is reasonably likely to result in a Material Adverse Effect;

(c)    notice that any Property of the Borrower or any of its Subsidiaries is subject to an Environmental Lien if the claim to which such Environmental Lien relates would result in a Material Adverse Effect;

(d)    notice of violation by the Borrower or any of its Subsidiaries of any Environmental, Health or Safety Requirement of Law which is reasonably likely to result in a Material Adverse Effect;

(e)    any condition which might reasonably result in a violation by or liability of the Borrower or any Subsidiary of the Borrower of or under any Environmental, Health or Safety Requirement of Law, which violation or liability would result in a Material Adverse Effect;

(f)    commencement of or written notice of intent to commence any judicial or administrative proceeding alleging a violation by the Borrower or any of its Subsidiaries of any Environmental, Health or Safety Requirement of Law, which would result in a Material Adverse Effect;

(g)    new or proposed changes to any existing Environmental, Health or Safety Requirement of Law that could result in a Material Adverse Effect; or

(h)    any proposed acquisition of stock, assets, real estate, or leasing of Property, or any other action by the Borrower or any of its Subsidiaries that could subject the Borrower or any of its Subsidiaries to environmental, health or safety Liabilities and Costs which could result in a Material Adverse Effect.

8.7    Labor Matters. The Borrower shall notify the Administrative Agent in writing, promptly upon the Borrower’s learning thereof, of any labor dispute to which the Borrower or any of its Subsidiaries may become a party (including, without limitation, any strikes, lockouts or other disputes relating to any Property of such Persons’ and other facilities) which is reasonably likely to result in a Material Adverse Effect.

8.8    Notices of Asset Sales and/or Acquisitions. The Borrower shall deliver to the Administrative Agent and the Lenders written notice of each of the following upon the occurrence thereof: (a) a sale, transfer or other disposition of assets, in a single transaction or series of related transactions, for consideration in excess of $25,000,000, (b) an acquisition of assets, in a single transaction or series of related transactions, for consideration in excess of $25,000,000, and (c) the grant of a Lien with respect to assets, in a single transaction or series of related transactions, in connection with Indebtedness aggregating an amount in excess of $25,000,000.

8.9    Tenant Notifications. The Borrower shall promptly notify the Administrative Agent upon obtaining knowledge of the bankruptcy or cessation of operations of any tenant to which greater than 5% of the Borrower’s share of consolidated minimum rent is attributable.

8.10    Other Reports. The Borrower shall deliver or cause to be delivered to the Administrative Agent and the other Lenders to the extent not publicly available electronically at www.sec.gov or www.washingtonprime.com (or successor web sites thereto), copies of all financial statements, reports, notices and other materials, if any, sent or made available generally by any General Partner and/or the Borrower to its respective Securities holders or filed with the Commission, all press releases made available generally by any General Partner and/or the Borrower or any of its Subsidiaries to the public concerning material developments in the business of any General Partner, the Borrower or any such Subsidiary and all notifications received by the General Partner, the Borrower or its Subsidiaries pursuant to the Securities Exchange Act and the rules promulgated thereunder.

8.11    Other Information.

(a)    Promptly upon receiving a request therefor from the Administrative Agent (acting at the direction of the Requisite Lenders), the Borrower shall prepare and deliver to the Administrative Agent and the other Lenders such other information with respect to the Collateral, any Project, any joint venture, the Consolidated Businesses, the Chapter 11 Cases, or any General Partner, the Borrower, or any of its Subsidiaries, as from time to time may be reasonably requested by the Administrative Agent or any Lender to the extent in Borrower’s possession or based on information in the Borrower’s possession.

(b)    Promptly following any request therefor, the Borrower shall provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.

(c)    (i) No later than 5:00 p.m. New York City time on the Thursday (or such later time as agreed to in writing (including via e-mail) by the Requisite Lenders in their sole discretion) of the third (3rd) full calendar week ending after the Petition Date, which for the avoidance of doubt, shall be [__], 2021 and each fourth (4th) calendar week thereafter (or, if such Thursday is not a business day, then the immediately succeeding Business Day) and (ii) at the option of the Borrower in good faith in connection with a material change in circumstances (the exercise of such option, the “Borrower Supplemental Budget Election”), by 5:00 p.m. New York City time on the Thursday (or such later time as agreed to in writing (including via e-mail) by the Requisite Lenders in their sole discretion) prior to the week in which such supplement is proposed to be effective, the Borrower shall prepare and deliver to the Administrative Agent and the Lenders (or the Specified Lender Advisors) a supplement to the Approved Budget covering the 13-week period that commences with the beginning of the week immediately following the week in which the supplemental budget is required to be delivered (or in the case of clause (ii) above, is delivered), consistent with the form and level of detail set forth in the initial Approved Budget, including the same line-items provided with the initial Approved Budget.

(d)    As soon as reasonably practicable in advance of, but no later than two (2) Business Days prior to the earlier of (x) filing with the Bankruptcy Court or (y) delivering to any statutory committee appointed in the Chapter 11 Cases or the United States Trustee for the Southern District of New York (the “U.S. Trustee”), as the case may be, all proposed orders and pleadings related to the Loans and the Loan Documents, any other financing or use of Collateral, any sale or other disposition of Collateral outside the ordinary course, cash management, adequate protection, any plan of reorganization and/or any disclosure statement related thereto (except that, with respect to any emergency pleading or document for which, despite the Loan Parties’ best efforts, such advance notice is impracticable, the Loan Parties shall be required to furnish such documents as soon as reasonably practicable and in no event later than substantially concurrently with such filings or deliveries thereof, as applicable).

(e)    By no later than 5:00 p.m. New York City time on the Thursday (or, if such Thursday is not a business day, then the immediately succeeding Business Day) following the first full two (2) calendar weeks following the Petition Date, and every four (4) weeks thereafter (or such later time as agreed to in writing (including via e-mail) by the Requisite Lenders in their sole discretion), a line-item by line-item report setting forth for each line item in the Approved Budget, in reasonable detail, the actual receipts received and operating disbursements (including any professional fees) made during the prior four weeks then-ended (or, in the case of the first such report, during the period from and including the Petition Date and through the end of the second full calendar week following the Petition Date).

(f)    By no later than 5:00 p.m. New York City time on the Thursday (or, if such Thursday is not a business day, then the immediately succeeding Business Day) of each calendar week, the calculations (with such specificity as the Requisite Lenders may reasonably request) as of the last Business Day of the calendar week previously ended which demonstrate compliance with the covenant set forth Section 10.13.

ARTICLE IX

AFFIRMATIVE COVENANTS

Borrower covenants and agrees that so long as any Commitments or Loans are outstanding and thereafter until payment in full of all of the Obligations (other than indemnities pursuant to Section 14.3 not yet due), unless the Requisite Lenders shall otherwise give prior written consent:

9.1    Existence, Etc.The Borrower shall, and shall cause each of its Subsidiaries to, at all times maintain its corporate existence or existence as a limited partnership or joint venture, as applicable, and preserve and keep, or cause to be preserved and kept, in full force and effect its rights and franchises material to its businesses, except where the loss or termination of such rights and franchises is not likely to have a Material Adverse Effect.

9.2    Powers; Conduct of Business. The Borrower shall (i) remain qualified, and shall cause each of its Subsidiaries to qualify and remain qualified, to do business and maintain its good standing in each jurisdiction in which the nature of its business and the ownership of its Property requires it to be so qualified and in good standing, except where the failure to remain so qualified is not likely to have a Material Adverse Effect and (ii) manage and shall cause each of its Subsidiaries to manage its cash in the ordinary course of business in a manner that is consistent with prior practice.

9.3    Compliance with Laws, Etc. The Borrower shall, and shall cause each of its Subsidiaries to, (a) comply with all Requirements of Law and, subject to the DIP Financing Orders, all restrictive covenants affecting such Person or the business, Property, assets or operations of such Person, and (b) obtain and maintain as needed all Permits necessary for its operations (including, without limitation, the operation of the Projects) and maintain such Permits in good standing, except where noncompliance with either clause (a) or (b); provided, however, that the Borrower shall, and shall cause each of its Subsidiaries to, comply with all Environmental, Health or Safety Requirements of Law affecting such Person or the business, Property, assets or operations of such Person above is not reasonably likely to have a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

9.4    Payment of Taxes and Claims. The Borrower shall pay, and shall cause each of its Subsidiaries to pay, (i) all taxes, assessments and other governmental charges imposed upon it or on any of its Property or assets or in respect of any of its franchises, licenses, receipts, sales, use, payroll, employment, business, income or Property before any penalty or interest accrues thereon, and (ii) all Claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien (other than a Lien permitted by Section 10.3 or a Customary Permitted Lien for property taxes and assessments not yet due upon any of the Borrower’s or any of the Borrower’s Subsidiaries’ Property or assets, prior to the time when any penalty or fine shall be incurred with respect thereto); provided, however, that no such taxes, assessments, fees and governmental charges referred to in clause (i) above or Claims referred to in clause (ii) above need be paid if being contested in good faith by appropriate proceedings diligently instituted and conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor or if non-payment thereof is permitted under the Bankruptcy Code or order of the Bankruptcy Court.

9.5    Insurance. The Borrower shall maintain for itself and its Subsidiaries, or shall cause each of its Subsidiaries to maintain in full force and effect the insurance policies and programs listed on Schedule 7.1-S, including the Mortgaged Property Insurance Policies, or substantially similar policies and programs or other policies and programs as are reasonably acceptable to the Administrative Agent. All such policies and programs shall be maintained with insurers reasonably acceptable to the Administrative Agent.

9.6    Inspection of Property; Books and Records; Discussions. The Borrower shall permit, and cause each of its Subsidiaries to permit, any authorized representative(s) designated by either the Administrative Agent or any Lender to visit and inspect any of the Projects or inspect the MIS of the Borrower or any of its Subsidiaries which relates to the Projects, to examine, audit, check and make copies of their respective financial and accounting records, books, journals, orders, receipts and any correspondence and other data relating to their respective businesses or the transactions contemplated hereby (including, without limitation, in connection with environmental compliance, hazard or liability), and to discuss their affairs, finances and accounts with their officers and independent certified public accountants, all with a representative of the Borrower present, upon reasonable notice and at such reasonable times during normal business hours, as often as may be reasonably requested. Each such visitation and inspection shall be at such visitor’s expense. The Borrower shall keep and maintain, and cause its Subsidiaries to keep and maintain, in all material respects on its MIS and otherwise proper books of record and account in which entries in conformity with GAAP shall be made of all dealings and transactions in relation to their respective businesses and activities.

9.7    ERISA Compliance. The Borrower shall, and shall cause each of its Subsidiaries and ERISA Affiliates to, establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA, the Internal Revenue Code, all other applicable laws, and the regulations and interpretations thereunder and the respective requirements of the governing documents for such Plans, except where failure to do so is not reasonably likely to result in liability to the Borrower or an ERISA Affiliate of an amount in excess of $5,000,000.

9.8    Maintenance of Property. The Borrower shall, and shall cause each of its Subsidiaries to, maintain in all material respects all of their respective owned and leased Property that constitutes Collateral in good, safe and insurable condition and repair and in a businesslike manner, and not permit, commit or suffer any waste or abandonment of any such Property and from time to time shall make or cause to be made all material repairs, renewal and replacements thereof, including, without limitation, any capital improvements which may be required to maintain the same in a businesslike manner; provided, however, that such Property may be altered or renovated in the ordinary course of business of the Borrower or such applicable Subsidiary. Without any limitation on the foregoing, the Borrower shall maintain the Projects in a manner such that each Project can be used in the manner and substantially for the purposes such Project is used on the Closing Date, including, without limitation, maintaining all utilities, access rights, zoning and necessary Permits for such Project.

9.9    Company Status. The Company shall at all times (1) retain direct or indirect management and control of the Borrower, and (2) own, directly or indirectly, no less than ninety-nine percent (99%) of the equity Securities of any other General Partner of the Borrower.

9.10    Ownership of Projects, Minority Holdings and Property. The ownership of substantially all wholly-owned Projects, Minority Holdings and other Property of the Consolidated Businesses shall be held by the Borrower and its Subsidiaries and shall not be held directly by any General Partner.

9.11    Further Assurances.

(a)    Promptly upon the reasonable request by the Administrative Agent, or the Requisite Lenders through the Administrative Agent, the Borrower shall promptly correct, and cause each Loan Party to promptly correct, any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof.

(b)    Promptly upon the reasonable request by the Administrative Agent, or the Requisite Lenders through the Administrative Agent, the Borrower shall, and shall cause each Loan Party to, execute, acknowledge, deliver, register and re-register any and all such further acts, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order (A) to carry out more effectively the purposes of the Loan Documents, (B) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (C) to assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party in accordance herewith and cause each of its Subsidiaries to do so as required herein.

(c)    If any domestic Wholly-Owned Subsidiary of the Borrower (other than any Subsidiary which on the Petition Date is a Borrower under any non-recourse mortgage Indebtedness) becomes a Debtor under the Chapter 11 Cases, the Borrower shall cause such Subsidiary, promptly, but no later than 5 Business Days thereafter, to become subject to the Interim DIP Financing Order or Final DIP Financing Order, as applicable, and grant a Lien on its property to secure the Obligations in accordance therewith, and to become a Guarantor under the Guaranty.

9.12    Use of Proceeds. The proceeds of the Loans will be used in accordance with the terms of the DIP Financing Orders or any other order entered by the Bankruptcy Court that is consistent with the DIP Financing Orders and this Agreement: (i) to pay amounts due to the Lenders and Administrative Agent hereunder and the reasonable and documented professional fees and expenses (including legal, financial advisor, appraisal and valuation-related fees and expenses) incurred by the Lenders and Administrative Agent, including those incurred in connection with the preparation, negotiation, documentation and court approval of the transactions contemplated hereby (including pursuant to such court approval), in each case, to the extent required to be paid or reimbursed in accordance with the terms of this Agreement, (ii) to pay professional fees in accordance with the applicable Bankruptcy Court order, (iii) to fund the Carve Out in accordance with the DIP Financing Orders, (iv) to pay administration costs of the Chapter 11 Cases and claims or amounts approved by the Bankruptcy Court in the First Day Orders or as required under the Bankruptcy Code, and (v) for general corporate purposes of the Loan Parties and their Subsidiaries, in each case, as set forth in the Approved Budget.

9.13    Release of Collateral and Guaranties.

(a)    Upon the sale, lease, transfer, encumbrance or other disposition to any Person other than to the Company or any Subsidiary of the Borrower of (y) any item of Collateral of any Loan Party (including, without limitation any disposition or encumbrance in compliance with Sections 10.2 and 10.3 including delivery by the Borrower of the required certifications thereunder) or (z) any Property, Project or other asset of any Loan Party, in each case that is permitted by the terms of this Agreement, then, in either such event the Administrative Agent shall promptly release any Lien on such item, property or other asset and release any applicable Subsidiary from its obligations under the Guaranty, and (to the extent applicable) deliver to the Borrower, no later than five (5) Business Days following the Borrower’s request and at the Borrower’s expense, such documentation as may be reasonably satisfactory to the Borrower and the Administrative Agent as advisable to evidence such release of such Collateral from the assignment and security interest granted under the Collateral Documents or such Subsidiary from the Guaranty. Each of the Lenders irrevocably authorize the Administrative Agent to release any such Lien on any property granted to or held by the Administrative Agent (or any sub-agent thereof) under any Loan Document in accordance with the foregoing sentence.

(b)    In addition to the releases under clause (a) above, upon the later to occur of (i) the payment in full in cash of the Obligations and (ii) the termination in whole of the Commitments, the Liens granted by the Collateral Documents shall terminate and all rights to the Collateral shall revert to the applicable Loan Party and the Guaranties shall terminate. Upon any such termination, the Administrative Agent shall (to the extent applicable) deliver to the Borrower, upon the Borrower’s request and at the Borrower’s expense, such documentation as may be reasonably satisfactory to the Borrower and the Administrative Agent and otherwise advisable to evidence such termination or release.

The Lenders authorize the Administrative Agent to effect such Lien and guaranty releases contemplated by this Section 9.13.

9.14    Approved Transactions. Notwithstanding anything herein to the contrary, the Company and its Subsidiaries may consummate the Approved Transactions, as such Approved Transactions may be supplemented or modified by the Borrower from time to time with the prior consent of the Requisite Lenders (such consent not to be unreasonably withheld, conditioned or delayed).

9.15    Certain Bankruptcy Matters. The Loan Parties shall:

(a)    cause all proposed orders (other than the DIP Financing Orders) related to or affecting the Loans and other Obligations and the Loan Documents or the potential recoveries of the Lenders, any other financing or use of Collateral, any sale or other disposition of assets outside the ordinary course, cash management, adequate protection, or any plan of reorganization and/or any disclosure statement related thereto, in each case, proposed by the Loan Parties to be in accordance with and permitted by the terms of this Agreement and acceptable to the Requisite Lenders in their reasonable discretion in all respects (and the Administrative Agent, with respect to any provision that affects the rights, obligations, liabilities or duties of the Administrative Agent), it being understood and agreed that the forms of orders approved by the Requisite Lenders prior to the Petition Date are in accordance with and permitted by the terms of this Agreement and are reasonably acceptable in all respects;

(b)    comply in a timely manner with their obligations and responsibilities as debtors in possession under the Bankruptcy Code, the Bankruptcy Rules, the Cash Management Order, the Interim DIP Financing Order and the Final DIP Financing Order, as applicable, and any other order of the Bankruptcy Court; and

(c)    furnish to the Administrative Agent (and the Administrative Agent will make available to each Lender or their counsel): (a) by the earlier of (i) two Business Days prior to filing with the Bankruptcy Court (and if impracticable, then as soon as possible and in no event later than as promptly practicable before being filed) or (ii) the time as such documents are provided by the Debtors to any statutory committee appointed in the Case or the United States Trustee (the “U.S. Trustee”), all First Day Orders and all proposed orders and pleadings related to the Loans and the Loan Documents, any other financing or use of cash collateral, any sale or other disposition of Collateral outside the ordinary course of business and having a value in excess of $10,000,000, cash management, adequate protection, any Chapter 11 plan and/or any disclosure statement or supplemental document related thereto.

ARTICLE X

NEGATIVE COVENANTS

Borrower covenants and agrees that it shall comply with the following covenants so long as any Commitments or Loans are outstanding and thereafter until payment in full of all of the Obligations (other than indemnities pursuant to Section 14.3 not yet due), unless the Requisite Lenders shall otherwise give prior written consent:

10.1    Indebtedness.

(a)     Neither the Borrower nor any of its Subsidiaries shall directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(i)    Indebtedness under the Facilities;

(ii)    [reserved];

(iii)    unsecured intercompany Indebtedness incurred in the ordinary course of business consistent with prior practice among the Company, the Borrower, and their Wholly-Owned Subsidiaries; provided that any Indebtedness owing from a Wholly-Owned Subsidiary that is not a Guarantor to the Borrower, the Company or any other Guarantor shall only be permitted under this clause (a)(iii) if it is also permitted as an Investment pursuant to Section 10.4(c)(ii) or Section 10.4(e)(ii);

(iv)    Capital Lease obligations and purchase money obligations in respect of personal property in an aggregate amount (excluding any purchase money obligations associated with trade payables that do not constitute Indebtedness) not to exceed $5,000,000;

(v)    guarantees constituting permitted Investments under Section 10.4; and

(vi)    (x) other Indebtedness in existence on the Closing Date, including the Prepetition Indebtedness and, solely with respect to Indebtedness of any Non-Debtor, any Permitted Refinancing Indebtedness of the foregoing and (y) Guarantees of such Indebtedness existing on the Closing Date or permitted pursuant to the definition of Permitted Refinancing Indebtedness.

(b)    Neither the Borrower nor any of its Subsidiaries shall incur, directly or indirectly, Indebtedness for borrowed money from the General Partner, unless such Indebtedness is unsecured and expressly subordinated to the payment of the Obligations.

10.2    Sales of Assets. Neither the Borrower nor any of its Subsidiaries shall sell, assign, transfer, lease, convey or otherwise dispose (“Dispose”) of any Property whether now owned or hereafter acquired, or any income or profits therefrom, or enter into any agreement to do so which could result in a Material Adverse Effect. Subject to the preceding sentence, the Borrower may and may permit the Company or any Subsidiary to (w) Dispose of real property assets constituting Excluded Assets and included on Schedule C, (x) Dispose of properties to the extent such Disposition is permitted under Section 10.16(a), (y) Dispose of properties or other assets only if the aggregate fair market value of all properties so Disposed of does not exceed $10,000,000 in the aggregate and such sale is made at fair market value in an arm’s length transaction to an unaffiliated third party (in the Borrower’s good faith determination) and the Net Cash Proceeds thereof are applied in accordance with Section 4.1(b) and (z) enter into ground leases of Properties as a landlord only if such ground lease is made at fair market value in an arm’s length transaction to an unaffiliated third party (in the Borrower’s good faith determination) and the Property subject to such ground lease is limited to out-parcels.

10.3    Liens. Neither the Borrower nor any of its Subsidiaries shall directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any Property, except:

(a)    Liens with respect to Capital Leases of Equipment entered into in the ordinary course of business of the Borrower pursuant to which the aggregate Indebtedness under such Capital Leases does not exceed $2,500,000 for any Project and $5,000,000 in the aggregate;

(b)    [Reserved];

(c)    Customary Permitted Liens;

(d)    Liens existing as of the Closing Date securing Prepetition Indebtedness; and

(e)    adequate protection Liens and the Carve Out as provided in the DIP Financing Orders.

10.4    Investments. Neither the Borrower nor any of its Subsidiaries shall directly or indirectly make or own any Investment except:

(a)    Investments in Cash and Cash Equivalents;

(b)    (i) Investments existing on the Closing Date, (ii) Investments committed under binding agreements which agreements were entered into before the Closing Date and disclosed on Schedule 10.4(b), and (iii) amendments, modifications, extensions, refinancings, renewals or replacements of any Investments described in clause (i) or (ii) as long as the terms thereof are not materially more restrictive to the Borrower and its Subsidiaries when taken as a whole (but without any increase in the amount of such Investments unless otherwise permitted);

(c)    (i) ownership by each of the Borrower and its Subsidiaries of the Equity Interests of each of its Subsidiaries as of the Closing Date and (ii) other Investments by the Borrower or any Debtor in a Wholly-Owned Subsidiary that is not a Guarantor, that, when aggregated with Investments made under Section 10.4(e)(ii), do not exceed $10,000,000 at the end of any three-calendar months period;

(d)    Investments in connection with any interest rate swap agreements that are not speculative in nature;

(e)    (i) Investments in the Borrower’s Subsidiaries, the Borrower’s Affiliates and the Management Company that are already made as of the Closing Date and (ii) other such investments in entities which are not Guarantors that, when aggregated with Investments made under Section 10.4(c)(ii), do not exceed $10,000,000 at the end of any three-calendar months period;

(f)    Investments in the form of advances to employees in the ordinary course of business; provided that the aggregate principal amount of all such advances at any time outstanding shall not exceed $500,000;

(g)    Investments received in connection with the bankruptcy or reorganization of suppliers and lessees and in settlement of delinquent obligations of, and other disputes with, lessees and suppliers arising in the ordinary course of business; and

(h)    Investments in the Borrower, the Company or any other Debtor that is a Guarantor.

10.5    Conduct of Business. Neither the Borrower nor any of its Subsidiaries shall engage in any business, enterprise or activity other than (a) the businesses of acquiring, developing, re-developing and managing predominantly retail and mixed use Projects and portfolios of like Projects and (b) any business or activities which are substantially similar, related or incidental thereto.

10.6    Transactions with Partners and Affiliates. Neither the Borrower nor any of its Subsidiaries shall directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder or holders of more than five percent (5%) of any class of equity Securities of the Borrower, or with any Affiliate of the Borrower which is not its Subsidiary, on terms that are less favorable to the Borrower or any of its Subsidiaries, as applicable, than those that might be obtained in an arm’s length transaction at the time from Persons who are not such a holder or Affiliate. Nothing contained in this Section 10.6 shall prohibit performance of any obligations arising under the Loan Documents.

10.7    Restriction on Fundamental Changes. Borrower shall not (x) enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), (y) change its jurisdiction of organization without 10 Business Days’ prior written notice to the Administrative Agent (but subject to the last sentence of Section 9.1), or (z) convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of the Borrower’s business or Property, whether now or hereafter acquired.

10.8    Restricted Payments. Neither the Borrower nor any of its Subsidiaries shall make any Restricted Payments, except that the Borrower may, make distributions to the Company in the minimum amount of dividends required to be paid by the Company to its shareholders in order to maintain, to the extent applicable, the Company’s REIT status in any taxable year (taking into account all amounts treated as dividends in such taxable year under the Internal Revenue Code). For the avoidance of doubt and notwithstanding anything set forth in the Loan Documents, (x) the Borrower shall not be prohibited from paying compensation in the ordinary course of business pursuant to agreements in effect as of the Closing Date (including, for the avoidance of doubt, employee retention plans) including under any equity incentive plans in effect as of the Closing Date and (y) the Borrower shall be permitted to exchange its Equity Interests for common shares of the Company.

10.9    Use of Proceeds; Margin Regulations; Securities, Sanctions and Anti-Corruption Laws. The proceeds of the Loans will be used only for the purposes described in Section 9.12. Neither the Borrower nor any of its Subsidiaries shall use all or any portion of the proceeds of any credit extended under this Agreement to purchase or carry Margin Stock or for any purpose that entails a violation of the Regulations of the Federal Reserve Board, including Regulation T, Regulation U or Regulation X. The Borrower will not request any Loan, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

10.10    ERISA. The Borrower shall not and shall not permit any of its Subsidiaries or ERISA Affiliates to:

(a)    engage in any prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the DOL;

(b)    permit to exist any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the Internal Revenue Code), with respect to any Plan, whether or not waived;

(c)    fail to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Plan;

(d)    terminate any Plan which would result in any liability of Borrower or any ERISA Affiliate under Title IV of ERISA;

(e)    fail to make any contribution or payment to any Multiemployer Plan which Borrower or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto;

(f)    fail to pay any required installment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment; or

(g)    amend a Plan resulting in an increase in current liability for the plan year such that the Borrower or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the Internal Revenue Code.

10.11    Organizational Documents. Neither the General Partner, the Borrower, nor any of their Subsidiaries shall amend, modify or otherwise change any of the terms or provisions in any of their respective Organizational Documents as in effect on the Closing Date, except amendments to effect a change of name of the Borrower or any such Subsidiary, provided that the Borrower shall have provided the Administrative Agent with sixty (60) days’ prior written notice of any such name change.

10.12    Fiscal Year. Neither the Company, the Borrower nor any of its Consolidated Businesses shall change its Fiscal Year for accounting or tax purposes from a period consisting of the 12-month period ending on December 31 of each calendar year.

10.13    Financial Covenant. Minimum Liquidity. At all times after the Closing Date, and reported as of the last day of each calendar month pursuant to a Monthly Report, the Borrower shall not permit Unrestricted Cash and Cash Equivalents as of such date of determination to be less than $25,000,000.

10.14    Chapter 11 Modifications. Without the consent of the Requisite Lenders (or the Administrative Agent at the direction of the Requisite Lenders) and the Administrative Agent (solely with respect to any provision that affects the rights, obligations, liabilities or duties of the Administrative Agent), none of the Company, the Borrower or the Loan Parties shall: (a) make or permit to be made any change, amendment or modification, to the DIP Financing Orders or the Cash Management Order or (b) incur, create, assume or suffer to exist or permit any Claim or Lien against any Loan Party ranking pari passu with or senior to the Claims and Liens of the Administrative Agent and the Lenders hereunder, except as permitted under the Interim DIP Financing Order approved by the Bankruptcy Court (including the Carve Out) as of the Closing Date or under the Final DIP Financing Order (including the Carve-Out), as applicable, or as otherwise agreed by the Requisite Lenders (or the Administrative Agent at the direction of the Requisite Lenders).

10.15    Additional Bankruptcy Matters. None of the Company, the Borrower or the Loan Parties shall do any of the following other than as permitted by the DIP Financing Orders:

(a)    consent to, or permit to exist, without the prior written consent of the Administrative Agent, at the direction of the Requisite Lenders, any order granting authority to take any action that is prohibited by the terms of this Agreement, the DIP Financing Orders or the other Loan Documents or refrain from taking any action that is expressly required to be taken by the terms of this Agreement, the DIP Financing Orders or any of the other Loan Documents;

(b)    assert, join, investigate, support or prosecute any claim or cause of action against the Administrative Agent or the Lenders (in their capacities as such), unless such claim or cause of action is in connection with the enforcement of the Loan Documents against the Administrative Agent or the Lenders;

(c)    subject to the terms of the DIP Financing Orders and subject to Article XI and only to the extent permitted or provided thereunder, object to, contest, prevent or interfere with in any material manner the exercise of rights and remedies by the Administrative Agent or the Lenders with respect to the Collateral following the occurrence of an Event of Default, including, without limitation, a motion or petition by the Administrative Agent or any Lender to lift an applicable stay of proceedings to do the foregoing (provided that any Loan Party may contest or dispute whether an Event of Default has occurred in accordance with the terms of the DIP Financing Orders);

(d)    knowingly use any portion or proceeds of the Loans or the Collateral for payments or purposes that would violate the terms of the DIP Financing Orders;

(e)    except as provided or permitted hereunder (including, without limitation, to the extent permitted pursuant to any First Day Orders) or under the DIP Financing Orders, make any payment or distribution to any prepetition claim or to any non-Subsidiary Affiliate or insider of any debtor outside of the ordinary course of business; or

(f)    assert any right of subrogation or contribution against any other Loan Party.

10.16    Disposition or Encumbrance of Principal DIP Collateral Property or Principal DIP Pledged Equity. Notwithstanding anything to the contrary herein, neither the Borrower nor any of its Subsidiaries shall sell, assign, lease, convey or otherwise dispose of any Principal DIP Collateral Property or Principal DIP Pledged Equity (as defined in the DIP Financing Orders) other than (a) any Permitted Disposition described in clauses (a), (b) or (c) of the definition of “Permitted Dispositions” or (b) out-parcels that constitute Principal DIP Collateral Property for cash with a fair market value of all such out-parcels not exceed $5,000,000 in the aggregate and provided that such sales, assignments, leases, conveyances or other dispositions are made at fair market value in arm’s length transactions to unaffiliated third parties (in the Borrower’s good faith determination) and the Net Cash Proceeds thereof are applied in accordance with Section 4.1(b).

ARTICLE XI

EVENTS OF DEFAULT; RIGHTS AND REMEDIES

11.1    Events of Default. Each of the following occurrences shall constitute an Event of Default under this Agreement:

(a)    Failure to Make Payments When Due. The Borrower shall fail to pay (i) when due any principal payment on the Obligations which is due on the Maturity Date, or (ii) within three (3) Business Days after the date on which due, any interest payment on the Obligations or any principal payment pursuant to the terms of Section 14.1(a), or (iii) when due, any principal payment on the Obligations not referenced in clauses (i) or (ii) hereinabove, or (iv) within five (5) Business Days after notice from the Administrative Agent after the date on which due, any other Obligations (other than an amount referred to in clauses (i), (ii) or (iii) hereinabove) payable under this Agreement.

(b)    Breach of Certain Covenants. The Borrower, the Subsidiaries or the Company shall fail duly and punctually to perform or observe any agreement, covenant or obligation binding on such Person under Section 8.3, 8.11, 9.1, 9.2, 9.3, 9.4, 9.5, 9.6, 9.11(c), 9.12, 9.14, 9.15 or Article X.

(c)    Breach of Representation or Warranty. Any representation or warranty made or deemed made by any Loan Party to the Administrative Agent or any other Lender herein or by the Borrower or any of its Subsidiaries in any of the other Loan Documents or in any statement or certificate at any time given by any such Person pursuant to any of the Loan Documents shall be false or misleading in any material respect on the date as of which made or deemed made.

(d)    Other Defaults. The Loan Parties shall default in the performance of or compliance with any term contained in this Agreement (other than as identified in paragraphs (a), (b) or (c) of this Section 11.1), or any default or event of default shall occur under any of the other Loan Documents, and such default or event of default shall continue for twenty (20) days (or five (5) days or such later date (not to exceed twenty (20) days) as the Administrative Agent may agree, in the case of Sections 8.2(a)(v) and 8.2(b)(iii)) after receipt of written notice from the Administrative Agent thereof.

(e)    Other Indebtedness. Unless the payment, acceleration and/or the exercise of remedies with respect to any such Indebtedness is (x) subject to a forbearance agreement reasonably satisfactory in form and substance to the Requisite Lenders or (y) stayed by the Bankruptcy Court, or unless any of the following results from obligations with respect to which the Bankruptcy Court prohibits or does not permit any Loan Party from applicable compliance, any breach, default or event of default shall occur, or any other condition shall exist under any instrument, agreement or indenture pertaining to any recourse Indebtedness (other than the Obligations, Non-Recourse Indebtedness (except with respect to any recourse guarantee by any Debtor thereof that is triggered and not stayed by the Bankruptcy Court) and Prepetition Indebtedness) of the Borrower or any of its Subsidiaries (and, with respect to Debtors, incurred after the Petition Date) aggregating $15,000,000 or more, and the effect thereof is to cause an acceleration, mandatory redemption or other required repurchase of such Indebtedness, or permit the holder(s) of such Indebtedness to accelerate the maturity of any such Indebtedness or require a prepayment, redemption or other repurchase of such Indebtedness; or any such Indebtedness shall be otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed or otherwise repurchased by the Borrower or any of its Subsidiaries (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof.

(f)    [Reserved].

(g)    [Reserved].

(h)    Judgments and Unpermitted Liens.

(i)    Any money judgment (other than a money judgment covered by insurance as to which the insurance company has acknowledged coverage), writ or warrant of attachment, or similar process against the Borrower, the Company or any of its Subsidiaries or any of their respective assets involving in any case an amount in excess of $12,500,000 (other than with respect to Claims arising out of Non-Recourse Indebtedness) is entered and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; provided, however, if any such judgment, writ or warrant of attachment or similar process is in excess of $25,000,000 (other than with respect to Claims arising out of Non-Recourse Indebtedness), the entry thereof shall immediately constitute an Event of Default hereunder.

(ii)    A federal, state, local or foreign tax Lien is filed against the Borrower, the Company or any of its Subsidiaries which is not discharged of record, bonded over or otherwise secured to the satisfaction of the Administrative Agent within fifty (50) days after the filing thereof or the date upon which the Administrative Agent receives actual knowledge of the filing thereof for an amount which, either separately or when aggregated with the amount of any judgments described in clause (i) above and/or the amount of the Environmental Lien Claims described in clause (iii) below, equals or exceeds $12,500,000.

(iii)    An Environmental Lien is filed against any Project with respect to Claims in an amount which, either separately or when aggregated with the amount of any judgments described in clause (i) above and/or the amount of the tax Liens described in clause (ii) above, equals or exceeds $12,500,000.

(i)    Plan of Reorganization. The entry of an order in any of the Chapter 11 Cases of the Loan Parties confirming a plan of reorganization that is not a Plan of Reorganization or otherwise acceptable to the Requisite Lenders in all respects.

(j)    Dissolution. Any order, judgment or decree shall be entered against the Borrower or any other Loan Party or the Company decreeing its involuntary dissolution or split up; or the Borrower or any Guarantor shall otherwise dissolve or cease to exist except as specifically permitted by this Agreement.

(k)    Loan Documents. At any time, for any reason (other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations), any Loan Document ceases to be in full force and effect or the Borrower, the Company or any Loan Party seeks to repudiate its obligations thereunder.

(l)    ERISA Termination Event. Any ERISA Termination Event occurs which the Administrative Agent reasonably believes could subject either the Borrower or any ERISA Affiliate to liability in excess of $250,000.

(m)    Waiver Application. The plan administrator of any Plan applies under Section 412(d) of the Code for a waiver of the minimum funding standards of Section 412(a) of the Internal Revenue Code and the Administrative Agent reasonably believes that the substantial business hardship upon which the application for the waiver is based could subject either the Borrower or any ERISA Affiliate to liability in excess of $250,000.

(n)    Certain Defaults Pertaining to the General Partner. The Company shall fail to (i) continue as a general partner of the Borrower, (ii) maintain ownership (directly or indirectly) of no less than 99% of the equity Securities of any other General Partner of the Borrower, (iii) comply with all Requirements of Law applicable to it and its businesses and Properties, in each case where the failure to so comply individually or in the aggregate will have or is reasonably likely to have a Material Adverse Effect, (iv) [reserved], or (v) file all tax returns and reports required to be filed by it with any Governmental Authority as and when required to be filed or to pay any taxes, assessments, fees or other governmental charges upon it or its Property, assets, receipts, sales, use, payroll, employment, licenses, income, or franchises which are shown in such returns, reports or similar statements to be due and payable as and when due and payable, except for taxes, assessments, fees and other governmental charges (A) that are being contested by the Company in good faith by an appropriate proceeding diligently pursued, (B) for which adequate reserves have been made on its books and records, and (C) the amounts the non-payment of which would not, individually or in the aggregate, exceed $12,500,000.

(o)    Merger or Liquidation of the General Partner or the Borrower. Any General Partner shall merge or liquidate with or into any other Person or the Borrower shall merge or liquidate with or into any other Person.

(p)    Merger or Consolidation. If at any time from and after the Closing Date either the Borrower, the Company or any Loan Party merges or consolidates with another Person.

(q)    Final DIP Financing Order. The Final DIP Financing Order shall not have been entered within forty-five (45) days following the Petition Date.

(r)    Management Services. If at any time from and after the Closing Date, the Borrower or its Subsidiaries or Affiliates or the Management Company cease to provide, collectively, directly or through their Affiliates property management and leasing services to at least 33% of the total number of shopping centers in which the Borrower has an ownership interest (it being agreed for the avoidance of doubt that the Borrower may self-manage its properties to be considered in compliance with such requirement).

(s)    Change in Control. (i) The acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of Equity Interests representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; or (ii) during any period of 12 consecutive months, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Company (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company.

(t)    Additional Financing. Any Loan Party shall file a motion in the Chapter 11 Cases without the express written consent of the Requisite Lenders (or the Administrative Agent at the direction of the Requisite Lenders), to obtain additional financing from a party other than the Lenders under Section 364 of the Bankruptcy Code or to use cash collateral of a Lender under Section 363(c) of the Bankruptcy Code that does not either have the prior written consent of the Requisite Lenders (or the Administrative Agent at the direction of the Requisite Lenders) or provide for the payment of the Obligations in full and in cash upon the incurrence of such additional financing.

(u)    Appointment of Examiner. An order with respect to any of the Chapter 11 Cases shall be entered by the Bankruptcy Court (i) appointing a trustee under Section 1104, (ii) appointing an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code, or (iii) converting the Chapter 11 Cases to cases under Chapter 7 of the Bankruptcy Code, or any pleading by any Loan Party shall be filed seeking, or otherwise consenting to, any of the matters set forth in clauses (i) through (iii) above.

(v)    Dismissal of Chapter 11 Cases. An order shall be entered by the Bankruptcy Court dismissing any of the Chapter 11 Cases or any pleading by any Loan Party shall be filed seeking, or otherwise consenting to, the dismissal of any of the Chapter 11 Cases.

(w)    Administrative Agent Rights. An order with respect to any of the Chapter 11 Cases shall be entered by the Bankruptcy Court without the express prior written consent of the Requisite Lenders (and with respect to any provisions that affect the rights or duties of the Administrative Agent, the Administrative Agent), (i) to revoke, reverse, stay, modify, supplement or amend any of the DIP Financing Orders in a manner adverse to the Lenders and/or the Administrative Agent or (ii) to permit, unless otherwise contemplated by the DIP Financing Orders, any administrative expense or any Claim (now existing or hereafter arising, of any kind or nature whatsoever) to have administrative priority equal or superior to the administrative priority of the Loan Parties’ Claims in respect of the Obligations (other than the Carve Out).

(x)    Good Faith Contest. (i) an application for any of the orders described in clause (u) or (v) above shall be made by a Loan Party or any such application shall be made by a Person other than the Loan Parties and such application is not contested by the Loan Parties in good faith or the relief requested is not withdrawn, dismissed or denied within forty-five (45) days after the filing or (ii) any Person obtains an order under Section 506(c) of the Bankruptcy Code against the Administrative Agent or the Lenders, other than the DIP Financing Orders in respect of the Carve Out.

(y)    Lenders’ Claims. Any Loan Party shall seek to, or shall support (in any such case by way of any motion or other pleading filed with the Bankruptcy Court or any other writing to another party-in-interest executed by or on behalf of such Loan Party) or shall fail to defend against any other Person’s motion to, disallow in whole or in part the Lenders’ Claims in respect of the Obligations or contest any provision of any Loan Document, or any provision of any Loan Document shall cease to be effective (other than in accordance with its terms).

(z)    DIP Financing Orders; Cash Management Order. Any Loan Party shall fail to comply with the Cash Management Order, the Interim DIP Financing Order or the Final DIP Financing Order in any material respect or the Interim DIP Financing Order (prior to entry of the Final DIP Financing Order), the Final DIP Financing Order or the Cash Management Order shall cease to be in full force and effect or shall have been reversed, modified, amended, stayed, vacated or subject to stay pending appeal, in the case of any modification or amendment, without the prior written consent of the Requisite Lenders.

(aa)    Lien Priority. The existence of any claims or charges (including any grant of adequate protection), or the entry of any order of the Bankruptcy Court authorizing any claims or charges (including any grant of adequate protection) entitled to superpriority under Section 364(c)(1) of the Bankruptcy Code or otherwise, other than in accordance with the DIP Financing Orders, or there shall be granted by the Bankruptcy Court any Lien on the Collateral having a priority senior to or pari passu with the liens and security interests granted pursuant to the DIP Financing Orders and the Loan Documents, except as expressly provided herein or in the Interim DIP Financing Order or the Final DIP Financing Order, whichever is in effect.

(bb)    Rights and Remedies of Chapter 11 Cases. The Bankruptcy Court enters an order that is adverse in any material respect, when taken as a whole, to the interests of the Administrative Agent and the Lenders or their respective rights and remedies in their capacities as such under this Agreement or in any of the Chapter 11 Cases.

(cc)    Adverse Party. The Loan Parties or any of their Subsidiaries, or any person claiming by or through the Loan Parties or any of their Subsidiaries, obtain court authorization to commence, or commence, join in, assist or otherwise participate as an adverse party in, any suit or other proceeding against any of the Administrative Agent or the Lenders, in each case other than as permitted and explicitly contemplated by the DIP Financing Orders.

(dd)    Relief from Stay. The entry of an order granting relief from any stay of proceeding (including, without limitation, the automatic stay) so as to allow a third party to proceed with foreclosure (or granting of a deed in lieu of foreclosure) against any asset of the Borrower or any other Loan Party with a value in excess of $5,000,000.

(ee)    Lien Status. Any lien securing, or superpriority claim in respect of, the Obligations hereunder shall cease to be valid, perfected (if applicable) and enforceable in all respects or to have the priority granted under the Interim DIP Financing Order and the Final DIP Financing Order, as applicable, with respect to property with a fair market value in excess of $2,000,000 in the aggregate.

(ff)    Sale of Collateral. Except as otherwise expressly permitted by this Agreement or otherwise consented to by the Requisite Lenders, there shall occur (or the Debtors shall file a motion or other pleading with the Bankruptcy Court seeking) any sale, conveyance, disposition or other transfer of any Principal DIP Collateral Property or all or a material portion of the Collateral pursuant to the Bankruptcy Code.

(gg)    Cash Collateral. The Debtors’ authority to use cash collateral of the Lenders under the DIP Financing Orders is terminated, subject to the applicable DIP Financing Order.

(hh)    The Loan Parties (or any of them) files, supports or fails to contest in good faith any pleading seeking relief the grant of which would be reasonably expected to give rise to an Event of Default.

11.2    Rights and Remedies. Subject to the applicable DIP Financing Order:

(a)    Acceleration and Termination. Notwithstanding anything in Section 362 of the Bankruptcy Code, but subject to the applicable DIP Financing Order, any unused Commitments shall automatically and immediately terminate and the unpaid principal amount of, and any and all accrued interest on, the Obligations and all accrued fees shall automatically become immediately due and payable, without presentment, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by the Borrower; and upon the occurrence and during the continuance of any other Event of Default, the Administrative Agent shall at the request, or may with the consent, of the Requisite Lenders, by written notice to the Borrower, (i) declare that any unused Commitments are terminated, whereupon any unused Commitments and the obligation of each Lender to make any Loan hereunder shall immediately terminate, and/or (ii) declare the unpaid principal amount of and any and all accrued and unpaid interest on the Obligations to be, and the same shall thereupon be, immediately due and payable, without presentment, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by the Borrower. In addition, the Administrative Agent may with the consent of the Requisite Lenders, and shall at the request of the Requisite Lenders, exercise on behalf of itself and the Lenders all rights and remedies available under the Loan Documents and applicable law; provided, that with respect to the enforcement of Liens or other remedies with respect to the Collateral, the Administrative Agent shall provide the Borrower (with a copy to counsel for the U.S. Trustee) with notice pursuant to the DIP Financing Orders; in any hearing after the giving of the aforementioned notice, the only issue that may be raised by any party in opposition thereto being whether, in fact, an Event of Default has occurred and is continuing.

(b)    [Reserved]

(c)    Enforcement. The Borrower acknowledges that in the event the Borrower or any of its Subsidiaries fails to perform, observe or discharge any of their respective obligations or liabilities under this Agreement or any other Loan Document, any remedy of law may prove to be inadequate relief to the Administrative Agent and the other Lenders; therefore, the Borrower agrees that the Administrative Agent and the other Lenders shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

ARTICLE XII

THE AGENTS

12.1    Appointment.

(a)     Each Lender hereby designates and appoints the Administrative Agent as the agent of such Lender under this Agreement, and each Lender hereby irrevocably authorizes the Administrative Agent to take such actions on its behalf under the provisions of this Agreement and the Loan Documents and to exercise such powers as are set forth herein or therein together with such other powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Administrative Agent is hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral, as contemplated by and in accordance with the provisions of this Agreement, the Collateral Documents, and the DIP Financing Orders. The Administrative Agent agrees to act as such on the express conditions contained in this Article XII.

(b)    The provisions of this Article XII are solely for the benefit of the Administrative Agent and the Lenders (and, to the extent set forth in Section 12.10, the Loan Parties’ financial advisors), and neither the Borrower, the General Partner nor any Subsidiary of the Borrower shall have any rights to rely on or enforce any of the provisions hereof (other than as expressly set forth in Section 12.7). In performing their respective functions and duties under this Agreement, the Administrative Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency, trustee or fiduciary with or for any General Partner, the Borrower, or any Subsidiary of the Borrower. The Administrative Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its respective agents or employees.

12.2    Nature of Duties.

(a)    The Administrative Agent shall not have any powers, duties or responsibilities under this Agreement or the other Loan Documents except in its capacity as Lender and those expressly set forth in this Agreement or in the Loan Documents. The duties of the Administrative Agent shall be mechanical and administrative in nature. The Administrative Agent shall not have by reason of this Agreement a fiduciary relationship or other implied duties of any kind or nature to any Person, regardless of whether an Event of Default has occurred and is continuing. Nothing in this Agreement or any of the Loan Documents, expressed or implied, is intended to or shall be construed to impose upon the Administrative Agent any obligations or duties in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein. The Administrative Agent shall not have any duties to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 14.7); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Collateral Document or applicable law. The Administrative Agent hereby agrees that its duties shall include providing copies of documents received by it from the Borrower which are reasonably requested by any Lender and promptly notifying each Lender upon its obtaining actual knowledge of the occurrence of any Event of Default hereunder. In addition, the Administrative Agent shall promptly deliver to each of the Lenders copies of all notices of default and other formal notices (including, without limitation, requests for waivers or modifications, as well as all notices received pursuant to 8.4, 8.5, 8.6 and 8.7) sent or received, together with copies of all reports or other information received by it from the Borrower, including, without limitation, all financial information delivered to the Administrative Agent pursuant to Section 8.2. Except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender. The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or the occurrence of any Potential Event of Default or Event of Default under any Obligations, (iv) the validity, enforceability, sufficiency, effectiveness or genuineness of this Agreement, any Loan Document, or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VI or elsewhere herein or in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower and the other Loan Parties or any other obligor or guarantor or (vii) the value or the sufficiency of any Collateral for any Obligations. The Administrative Agent shall not be responsible for any unsuitability, inadequacy, expiration or unfitness of any security interest created hereunder or pursuant to any other security documents pertaining to this matter nor shall it be obligated to make any investigation into, and shall be entitled to assume, the adequacy and fitness of any security interest created hereunder or pursuant to any other security document pertaining to this matter.

(b)    In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith are an arm’s-length commercial transaction between the Borrower, on the one hand, and the Administrative Agent and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) in connection with the process leading to such transaction, each of the Lender Parties is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for the Borrower or any of its Affiliates, stockholders, creditors or employees or another Person; (iii) none of the Lender Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of such Lender Party has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Lender Parties has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Lender Parties may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Lender Parties or such Affiliate has any obligation to disclose any of such interests by virtue of any relationship arising out of or related to any of the transactions contemplated hereby or the process leading thereto; and (v) none of the Lender Parties have provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the any of the Lender Parties with respect to any breach or alleged breach of agency or fiduciary duty arising out of or related to any of the transactions contemplated hereby or the process leading thereto.

(c)    Subject to, and in accordance with this Agreement and the other Collateral Documents, the Administrative Agent will, for the benefit solely and exclusively of the Secured Parties:

(i)    accept, enter into, hold, maintain, administer and enforce all Collateral Documents, including all Collateral subject thereto, and all Liens created thereunder, perform its obligations under the Collateral Documents and protect, exercise and enforce the interests, rights, powers and remedies granted or available to it under, pursuant to or in connection with the Collateral Documents;

(ii)    take all lawful and commercially reasonable actions permitted under the Collateral Documents that it may deem necessary or advisable to protect or preserve its interest in the Collateral subject thereto and such interests, rights, powers and remedies;

(iii)    deliver and receive notices pursuant to the Collateral Documents;

(iv)    with the affirmative vote of the Requisite Lenders, sell, assign, collect, assemble, foreclose on, institute legal proceedings with respect to, or otherwise exercise or enforce the rights and remedies of a Secured Party (including a mortgagee, trust deed beneficiary and insurance beneficiary or loss payee) with respect to the Collateral under the Collateral Documents and its other interests, rights, powers and remedies;

(v)    remit as provided in Section 4.2(b) all cash proceeds, cash equivalents and other distributions of or in respect of Collateral received by it from the collection, foreclosure or enforcement of its interest in the Collateral under the Collateral Documents or any of its other interests, rights, powers or remedies;

(vi)    execute and deliver amendments to the Collateral Documents as from time to time authorized pursuant to Section 12.7(a); and

(vii)    not release any Lien granted to it by any Collateral Document upon any Collateral unless permitted by the terms of this Agreement.

(d)    The Administrative Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

(e)    Each party to this Agreement acknowledges and consents to the undertaking of the Administrative Agent set forth in herein and agrees to each of the other provisions of this Agreement applicable to the Administrative Agent.

12.3    Right to Request Instructions.    (a)  The Administrative Agent may at any time request instructions or clarifications from the Lenders with respect to any actions or approvals which by the terms of any of the Loan Documents the Administrative Agent is permitted or required to take or to grant, and the Administrative Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under this Agreement until it shall have received such instructions from those Lenders from whom the Administrative Agent is required to obtain such instructions for the pertinent matter in accordance with the Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent shall have no liability for acting or refraining from acting under the Loan Documents in accordance with the instructions of the Requisite Lenders or, where required by the express terms of this Agreement, a greater proportion of the Lenders. In the absence of written instructions from the applicable Lenders, the Administrative Agent may act (or refrain from acting) as it considers to be in the best interests of the Lenders.

(b)    Notwithstanding anything else to the contrary herein, whenever reference is made in this Agreement, or any other Loan Document, to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Administrative Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Administrative Agent, such provision shall refer to the Administrative Agent exercising each of the foregoing at the instructions of the Requisite Lenders (or, where expressly required by the terms of this Agreement, a greater or different proportion of Lenders).

12.4    Reliance. The Administrative Agent shall be entitled to:

(a)    rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person;

(b)    rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon;

(c)    rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon;

(d)    with respect to all matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereunder, rely upon advice of legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts;

(e)    conclusively assume that the grantors and Guarantors have complied with all of their obligations under this Agreement and any other Loan Document unless advised in writing by any Secured Party thereunder to the contrary specifically setting forth the alleged violation;

(f)    conclusively rely on any certificate of an authorized officer of the Borrower; and

(g)    request that the Requisite Lenders deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to the Loan Documents.

12.5    Indemnification. To the extent that the Administrative Agent is not reimbursed and indemnified by a Loan Party, the Lenders will promptly reimburse and promptly indemnify the Agent Parties solely in their capacity as such (and not in their capacity as a Lender) and its directors, officers, employees, agents and Affiliates for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, and reasonable costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it in any way relating to or arising out of the Loan Documents or Collateral Documents or any action taken or omitted by the Administrative Agent under the Loan Documents or Collateral Documents including in connection with the Administrative Agent’s administration of the Collateral, in proportion to each Lender’s Pro Rata Share of the Facility determined as of the time when such indemnification is sought, unless and to the extent that any such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, and reasonable costs, expenses or disbursements shall arise as a result of the Administrative Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a non-appealable final judgment. Without limitation of the foregoing, each Secured Party shall reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket fees, costs and expenses (including reasonable legal fees, costs and expenses) incurred by it in connection with the preparation, execution, administration or enforcement of, or legal advice in respect of rights or responsibilities under, the Loan Documents or Collateral Documents including in connection with the Administrative Agent’s administration of the Collateral, to the extent that the Administrative Agent is not promptly reimbursed (but, in any event, within three (3) Business Days following demand for payment) for such fees, costs and expenses by the Borrower. The Administrative Agent shall not be otherwise required to advance its own funds for any such indemnification obligations it may have to any third party under any of the Collateral Documents that are otherwise reimbursable to the Administrative Agent or covered by an indemnity benefiting the Administrative Agent under the Collateral Documents. The Administrative Agent agrees to refund to the Lenders any of the foregoing amounts paid to it by the Lenders which amounts are subsequently recovered by the Administrative Agent from the Borrower or any other Person on behalf of the Borrower less the costs incurred in obtaining such recovery. The obligations of the Lenders under this Section 12.5 shall survive the payment in full of the Loans and all other Obligations and the termination of this Agreement and the Collateral Documents and the removal or resignation of the Administrative Agent.

12.6    Agents Individually. With respect to their respective Pro Rata Share of the Facility hereunder, if any, and the Loans made by them, if any, the Administrative Agent shall have and may exercise the same rights and powers hereunder and are subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders” or “Requisite Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender or as one of the Requisite Lenders. The Administrative Agent and each of its respective Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower or any of its Subsidiaries as if it was not acting as the Administrative Agent pursuant hereto.

12.7    Successor Agents.

(a)    Resignation and Removal. The Administrative Agent may resign from the performance of all its functions and duties hereunder (including as Administrative Agent) at any time by giving at least thirty (30) Business Days’ prior written notice to the Borrower and the other Lenders, unless applicable law requires a shorter notice period or that there be no notice period, in which instance such applicable law shall control (the “Resignation Effective Date”). The Administrative Agent may be removed at the direction of the Requisite Lenders, in the event the Administrative Agent shall commit gross negligence or willful misconduct in the performance of its duties hereunder as determined by a court of competent jurisdiction in a final and non-appealable judgment. Such resignation or removal shall take effect upon the acceptance by a successor Administrative Agent of appointment pursuant to this Section 12.7 or in accordance with such notice on the Resignation Effective Date.

(b)    Appointment by Requisite Lenders. Upon any such resignation or removal becoming effective, the Requisite Lenders shall have the right to appoint a successor Administrative Agent, subject to approval by the Borrower provided that no Event of Default shall have occurred and be continuing, selected from among the Lenders.

(c)    Appointment by Retiring Agent. If a successor Administrative Agent shall not have been appointed within the thirty (30) Business Day or shorter period provided in paragraph (a) of this Section 12.7, the retiring Administrative Agent shall then appoint a successor Administrative Agent who shall serve as Administrative Agent until such time, if any, as the Lenders appoint a successor Administrative Agent as provided above.

(d)    Rights of the Successor and Retiring Agents. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than as provided in Section 13.1(h) and other then any rights to indemnity payments or other amounts owed to the retired or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or any removed Administrative Agent’s removal hereunder as Administrative Agent, the provisions of this Article XII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement and, after any resignation or removal, for as long as the Administrative Agent continues to act in such capacity hereunder or under the Loan Documents, including holding collateral or taking action to transfer the agency to a successor.

12.8    Relations Among the Lenders. Each Lender agrees that it will not (x) take any individual legal action, nor institute any actions or proceedings, against the Borrower hereunder with respect to any of the Obligations without the prior written consent of the Requisite Lenders, or (y) except in accordance with Section 11.2(a), accelerate or otherwise enforce its portion of the Obligations or terminate its Commitment.

12.9    Sub-Agents. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

12.10    Independent Credit Decisions. Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender or any of the Loan Parties’ financial advisors and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender or any of the Loan Parties’ financial advisors and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a lender or assign or otherwise transfer its rights, interests and obligations hereunder.

12.11    Certain ERISA Matters.   (a)   Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans and this Agreement, or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent or any of its respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c)    The Administrative Agent hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans and this Agreement, (ii) may recognize a gain if it extended the Loans for an amount less than the amount being paid for an interest in the Loans by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

12.12    Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any of the other Loan Parties, including the Chapter 11 Cases, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 5.3 , Section 14.2 and Section 14.3) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 5.3 , Section 14.2 and Section 14.3.

12.13    Credit Bidding.  Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Requisite Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Requisite Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Requisite Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Requisite Lenders contained in Section 14.7 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any of the Secured Parties or any acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any of the Secured Parties or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

The Loan Parties agree that in connection with any sale of any or all of the Debtors’ assets under Section 363 of the Bankruptcy Code, a Chapter 11 plan, or any equivalent thereof under any other law, the Administrative Agent, at the direction of the Requisite Lenders, shall have the right to credit bid pursuant to Section 363(k) of the Bankruptcy Code any portion, up to the full amount, of all obligations granted under this Agreement.

12.14    Powers of the Administrative Agent. The Administrative Agent is irrevocably authorized and empowered to enter into and perform its obligations and protect, perfect, exercise and enforce its interest, rights, powers and remedies under the Collateral Documents and applicable law and in equity and to act as set forth in this Article XII or as requested in any lawful directions given to it from time to time in respect of any matter pursuant to a direction in writing delivered to the Administrative Agent by or on behalf of the Requisite Lenders.

12.15    Exculpation Provisions. Notwithstanding anything herein and without limiting the generality of the foregoing, none of the Agent Parties shall:

(i)    be liable for any action or step taken or not taken by any of them or for any mistake in act or law under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction);

(ii)    be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss of normal functions of utilities, communications or computer (software and hardware) services;

(iii)    have any fiduciary duties or contractual obligations of any kind or nature under any other Loan Document, but shall be entitled to all protections provided to the Agent Parties therein;

(iv)    be liable for any indirect, special, punitive or consequential loss or damage of any kind whatsoever, including, but not limited to, lost profits, even if such loss or damage was foreseeable or it has been advised of the likelihood of such loss or damage and regardless of the form of action;

(v)    have any duty to ascertain or inquire as to or monitor the performance or observance of any of the terms of the Loan Documents by any other Person; and

(vi)    not be deemed not to have knowledge of any Event of Default under any Obligations unless and until written notice describing such Event of Default is given to the Administrative Agent by the Secured Parties or the Borrower.

12.16    Limitations on Duty of Administrative Agent in Respect of Collateral. Notwithstanding anything herein:

(a)    None of the Agent Parties shall have any duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto beyond the exercise of reasonable care in the custody thereof. The Administrative Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords similar collateral and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee.

(b)    No Agent Party shall be responsible for any unsuitability, inadequacy, expiration or unfitness of any security interest created hereunder or pursuant to any other security documents pertaining to this matter nor shall it be obligated to make any investigation or inquiry into, and shall be entitled to assume, the adequacy and fitness of any security interest created hereunder or pursuant to any other security document pertaining to this matter.

(c)    Neither the Administrative Agent, any other Secured Party nor any of their respective Affiliates, officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Loan Party or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Administrative Agent and the other Secured Parties hereunder are solely to protect the Administrative Agent’s and the other Secured Parties’ interests in the Collateral and shall not impose any duty upon the Administrative Agent or any other Secured Party to exercise any such powers. The Administrative Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their Affiliates, officers, directors, employees or agents shall be responsible to any Loan Party for any act or failure to act hereunder, except for their own gross negligence or willful misconduct as determined in the final, non-appealable judgment of a court of competent jurisdiction.

(d)    The Administrative Agent will not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens granted in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Administrative Agent as determined in the final, non-appealable judgment of a court of competent jurisdiction, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of any Loan Party to the Collateral or any defect or failure (regardless of whether such defect or failure was known to the Administrative Agent or might have been discovered upon examination or inquiry and whether capable of remedy or not), for insuring the Collateral or for the payment of taxes, charges, assessments or Liens granted to the Administrative Agent upon the Collateral or otherwise as to the maintenance of the Collateral. The Administrative Agent hereby disclaims any representation or warranty to the Secured Parties concerning the perfection of the Liens granted hereunder or in the value of any of the Collateral.

(e)    the Administrative Agent shall not be responsible in any manner for the validity, enforceability or sufficiency of this Agreement or the Loan Documents or any Collateral delivered, or for the value or collectability of any Obligations or other instrument, if any, so delivered, or for any representations made or obligations assumed by any party other than the Administrative Agent.

(f)    For the avoidance of doubt, nothing herein shall require the Administrative Agent to file financing statements or continuation statements or any real property or mortgage-related filing or recordation, or be responsible for perfecting or maintaining the security interests purported to be created as described herein (except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder or under any other Loan Document).

12.17    No Liability for Clean Up of Hazardous Substances. In the event that the Administrative Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Administrative Agent's sole discretion may cause the Administrative Agent or any Agent Party to be considered an "owner or operator" under any Environmental Health or Safety Requirements of Law or otherwise cause any Agent Party to incur, or to be exposed to, any Liabilities and Costs or any other liability under any other federal, state or local law, the Administrative Agent reserves the right, instead of taking such action, either to resign as Administrative Agent or to arrange for the transfer of the title or control of the asset to a court-appointed receiver. The Agent Parties will not be liable to any Person for any Liabilities and Costs relating to or arising from environmental, health or safety matters (including the violation of any Environmental, Health or Safety Requirements of Law or any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Agent Party’s actions and conduct as authorized, empowered and directed hereunder or relating to any kind of Release or threatened Release of any Contaminants (except to the extent such liability is caused by or results from illegal acts, fraud, bad faith, gross negligence, willful misconduct or the breach of this Agreement by the Administrative Agent). The Administrative Agent reserves the right to conduct an environmental audit prior to foreclosing on any real estate Collateral or mortgage Collateral. The Administrative Agent reserves the right to forebear from foreclosing in its own name if to do so may expose it to undue risk.

12.18    Erroneous Payment.

(a)    If the Administrative Agent notifies a Lender, Secured Party or any Person (other than a Loan Party) who has received funds on behalf of a Lender or Secured Party such Lender (any such Lender, Secured Party or other recipient (other than a Loan Party), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)    Without limiting immediately preceding clause (a), each Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)

(A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)

such Lender or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 12.18(b).

(c)    Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)    In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an approved electronic platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e)    The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

(f)    To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine

(g)    Each party’s obligations, agreements and waivers under this Section 12.18 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE XIII

TAXES; YIELD PROTECTION

13.1    Taxes.

(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 13.1) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 13.1, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)    Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 14.1(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)    Status of Lenders. (a) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 13.1(f)(i)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(i)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)    executed originals of IRS Form W-8ECI;

(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) an executed IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4)    to the extent a Foreign Lender is not the beneficial owner, an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), any other executed form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)    Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 13.1 (including by the payment of additional amounts pursuant to this Section 13.1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 13.1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes net of any Tax refunds) incurred by such indemnified party with respect to such indemnity payments and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)    Survival. Each party’s obligations under this Section 13.1 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(j)    Defined Terms. For purposes of this Section 13.1, the term “applicable law” includes FATCA.

13.2    Increased Capital. If any Lender determines that any Change in Law regarding capital or liquidity ratios or requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company (if any) to a level below that which such Lender or such Lender’s holding company would have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), and (ii) the amount of such capital or liquidity is increased by or based upon the making or maintenance by any Lender of its Loans or other advances made hereunder or the existence of any Lender’s obligation to make Loans, then, in any such case, upon written demand by such Lender (with a copy of such demand to the Administrative Agent) from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered. The Borrower shall not be required to pay such additional amounts unless such amounts are the result of requirements imposed generally on lenders similar to such Lender and not the result of some specific reserve or similar requirement imposed on such Lender as a result of such Lender’s special circumstances. Such demand shall be accompanied by a statement as to the amount of such compensation and include a brief summary of the basis for such demand. Such statement shall be conclusive and binding for all purposes, absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such statement within 10 days after receipt thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. This Section 13.2 shall survive the termination of the Commitments and the repayment of the Obligations for a period of 180 days.

13.3    Changes; Legal Restrictions. If any Change in Law shall:

(a)    subject a Lender (or its Applicable Lending Office or Eurodollar Affiliate) or the London interbank market to any condition, cost or expense (other than Taxes) of any kind which such Lender reasonably determines to be applicable to Commitments of the Lenders to make Eurodollar Rate Loans; or

(b)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its Loans, Commitments, or other Obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(c)    impose, modify, or hold applicable, in the determination of a Lender, any reserve (other than reserves taken into account in calculating the Eurodollar Rate), special deposit, liquidity, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, commitments made, or other credit extended by, or any other acquisition of funds by, a Lender or any Applicable Lending Office or Eurodollar Affiliate of that Lender;

and the result of any of the foregoing is to increase the cost to that Lender of making, converting, continuing, renewing or maintaining the Loans or its Commitment or to reduce any amount receivable thereunder; then, in any such case, upon written demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall immediately pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, such amount or amounts as may be necessary to compensate such Lender or its Eurodollar Affiliate for any such additional cost incurred or reduced amount received. Such demand shall be accompanied by a statement as to the amount of such compensation and include a brief summary of the basis for such demand. Such statement shall be conclusive and binding for all purposes, absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. This Section 13.3 shall survive the termination of the Commitments and the repayment of the Obligations for a period of 180 days.

13.4    [Reserved]

13.5    No Duplication. For the avoidance of doubt, no amount payable by the Borrower to a Recipient pursuant to one of Section 13.1, Section 13.2 or Section 13.3 shall also be payable to the same Recipient pursuant to another of such Sections.

ARTICLE XIV

MISCELLANEOUS

14.1    Assignments and Participations.

(a)    Assignments. No assignments or participations of any Lender’s rights or obligations under this Agreement shall be made except in accordance with this Section 14.1. Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all of its rights and obligations with respect to the Loans) in accordance with the provisions of this Section 14.1.

(b)    Limitations on Assignments.

(i)    Subject to the conditions set forth in paragraph (b)and subject to the restrictions contained in Section 14.1(a) above, (ii) and (b)(iii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its unused Term Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of :

(A)    the Borrower, provided that, the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; provided further that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and

(B)    the Administrative Agent; provided that no consent of the Administrative Agent shall be required for the assignment to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii)    Assignments shall be subject to the following additional conditions:

(A)         except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)         each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)         the parties to each assignment shall execute and deliver in writing to the Administrative Agent an Assignment and Acceptance, together with the fee described in Section 14.1(d) below, and provide “know your customer”, Beneficial Ownership information and similar information reasonably requested by the Administrative Agent; and

(D)         the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the Borrower and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii)    Upon such execution, delivery, acceptance (in accordance with Section 14.1(d)) and recording in the Register and from and after the effective date specified in each Assignment and Acceptance and agreed to by the Administrative Agent, (A) the assignee thereunder shall, in addition to any rights and obligations hereunder held by it immediately prior to such effective date, if any, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and shall, to the fullest extent permitted by law, have the same rights and benefits hereunder as if it were an original Lender hereunder, (B) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such assigning Lender’s rights and obligations under this Agreement, the assigning Lender shall cease to be a party hereto except that its rights under Section 14.3 shall survive) and (C) the Borrower and shall execute and deliver to the assignee thereunder a Note evidencing its obligations to such assignee with respect to the Loans.

(c)    The Register. The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at its address referred to in Section 14.8 a copy of each Assignment and Acceptance delivered in writing to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, the Commitment of, and the principal amount of the Loans owing to, each Lender from time to time and whether such Lender is an original Lender or the assignee of another Lender pursuant to an Assignment and Acceptance. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower and each of its Subsidiaries, the Administrative Agent and the other Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or, with respect to itself, any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)    Fee. Upon its receipt of (i) an Assignment and Acceptance executed by the assigning Lender and an Eligible Assignee, which is in compliance with this Agreement and in substantially the form of Exhibit A hereto, (ii) an Assignment Agreement via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and (iii) a processing and recordation fee of $3,500 (payable by the assignee to the Administrative Agent), the Administrative Agent shall (x) accept such Assignment and Acceptance, (y) record the information contained therein in the Register and (z) give prompt notice thereof to the Borrower and the other Lenders. The Administrative Agent shall be entitled to conclusively rely on any information provided by an assigning Lender and its assignee, including any representations regarding the assignee’s eligibility as an Eligible Assignee.

(e)    Participations. Each Lender may sell participations to one or more other entities (a “Participant”) other than an Ineligible Institution in or to all or a portion of its rights and obligations under and in respect of any and all facilities under this Agreement (including, without limitation, all or a portion of any or all of its Commitment hereunder and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (iv) each participation shall be in a minimum amount of $5,000,000, and (v) such participant’s rights to agree or to restrict such Lender’s ability to agree to the modification, waiver or release of any of the terms of the Loan Documents, to consent to any action or failure to act by any party to any of the Loan Documents or any of their respective Affiliates, or to exercise or refrain from exercising any powers or rights which any Lender may have under or in respect of the Loan Documents, shall be limited to the right to consent to (A) increase in the Commitment of the Lender from whom such participant purchased a participation, but only if such increase shall affect such participant, (B) reduction of the principal of, or rate or amount of interest on the Loans subject to such participation (other than by the payment or prepayment thereof), (C) postponement of any date fixed for any payment of principal of, or interest on, the Loan(s) subject to such participation and (D) release of any guarantor of the Obligations.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f)     [Reserved].

(g)    Information Regarding the Company. Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 14.1, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Company or its Subsidiaries furnished to such Lender by the Administrative Agent or by or on behalf of the Company; provided that, prior to any such disclosure, such assignee or participant, or proposed assignee or participant, shall agree, in writing, to preserve in accordance with Section 14.20 the confidentiality of any confidential information described therein.

(h)    [Reserved].

(i)    Payment to Participants. Anything in this Agreement to the contrary notwithstanding, in the case of any participation, all amounts payable by the Borrower under the Loan Documents shall be calculated and made in the manner and to the parties required hereby as if no such participation had been sold.

(j)    Lenders’ Creation of Security Interests. Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, Obligations owing to it and any Note held by it) to secure obligations of such Lender, including any pledge or security interest in favor of any Federal Reserve bank in accordance with Regulation A or any other central bank.

14.2    Expenses.

(a)    Subject to and in accordance with the terms of the DIP Financing Orders, the Borrower agrees upon demand to pay or reimburse the Lenders and the Administrative Agent for all of their respective reasonable external audit and investigation expenses, and for the reasonable and documented fees, expenses and disbursements of the Lender Advisors, and to the extent reasonably necessary, one local counsel and one special counsel for each of the Administrative Agent, SVP and the Ad Hoc Group of Lenders in each relevant material jurisdiction or area of expertise, as applicable (and, solely in the case of an actual or perceived conflict of interest, one additional counsel as necessary to the Administrative Agent, SVP and the Ad Hoc Group of Lenders actually affected by such conflict taken as a whole in each relevant material jurisdiction and one special counsel for each area of expertise) and for all other out-of-pocket costs and expenses of every type and nature incurred by the Administrative Agent, SVP or the Ad Hoc Group of Lenders in connection with (i) the audit and investigation of the Consolidated Businesses, the Projects and other Properties of the Consolidated Businesses in connection with the preparation, negotiation, and execution of the Loan Documents; (ii) the preparation, negotiation, execution and interpretation of this Agreement (including, without limitation, the satisfaction or attempted satisfaction of any of the conditions set forth in Article VI), the Loan Documents, and the making of the Loans hereunder; (iii) the ongoing administration of this Agreement and the Loans, including consultation with attorneys in connection therewith and with respect to the Administrative Agent’s and the Lenders’ rights and responsibilities under this Agreement and the other Loan Documents; (iv) the protection, collection or enforcement of any of the Obligations or the enforcement of any of the Loan Documents; (v) the commencement, defense or intervention in any court proceeding relating in any way to the Obligations, any Project, the Borrower, any of its Subsidiaries, this Agreement or any of the other Loan Documents; (vi) the response to, and preparation for, any subpoena or request for document production with which the Administrative Agent or any other Lender is served or deposition or other proceeding in which any Lender is called to testify, in each case, relating in any way to the Obligations, a Project, the Borrower, any of the Consolidated Businesses, this Agreement or any of the other Loan Documents; and (vii) any amendments, consents, waivers, assignments, restatements, or supplements to any of the Loan Documents and the preparation, negotiation, and execution of the same.

(b)    After Default. Subject to and in accordance with the terms of the DIP Financing Orders, the Borrower further agrees to pay or reimburse the Administrative Agent and each of the Lenders and their respective directors, officers, partners, employees, agents and advisors upon demand for all out-of-pocket costs and expenses, including, without limitation, the reasonable fees and expenses of the Lender Advisors, and to the extent reasonably necessary, one local counsel and one special counsel for each of the Administrative Agent, SVP and the Ad Hoc Group of Lenders in each relevant material jurisdiction or area of expertise, as applicable (and, solely in the case of an actual or perceived conflict of interest, one additional counsel as necessary to the persons identified above that are actually affected by such conflict taken as a whole in each relevant material jurisdiction or area of expertise) and allocated costs of internal counsel and costs of settlement incurred by such entity after the occurrence of an Event of Default (i) in enforcing any Loan Document or Obligation or any security therefor or exercising or enforcing any other right or remedy available by reason of such Event of Default; (ii) in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in any insolvency or bankruptcy proceeding, including the Chapter 11 Cases; (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Obligations, a Project, any of the Consolidated Businesses and related to or arising out of the transactions contemplated hereby or by any of the other Loan Documents; and (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clauses (i) through (iii) above.

14.3    Indemnity. The Borrower further agrees (a) to defend, protect, indemnify, and hold harmless each of the Lender Parties (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in Article VI) (collectively, the “Indemnitees”) from and against any and all liabilities, obligations, losses (other than loss of profits), damages, penalties, actions, judgments, suits, claims, costs, reasonable expenses and disbursements of any kind or nature whatsoever (excluding any Taxes and including, without limitation, the reasonable fees and disbursements of the Lender Advisors, and to the extent reasonably necessary, one local counsel and one special counsel for each of the Administrative Agent, SVP and the Ad Hoc Group of Lenders, in each case in their capacity as Indemnitees, in each relevant material jurisdiction or area of expertise, as applicable (and, solely in the case of an actual or perceived conflict of interest, one additional counsel as necessary to such Indemnitees above that are actually affected by such conflict taken as a whole in each relevant material jurisdiction and area of expertise) in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitees in any manner relating to or arising out of (i) this Agreement or the other Loan Documents, the Collateral Documents, including in connection with the Administrative Agent’s administration of the Collateral, the Chapter 11 Cases, or any act, event or transaction related or attendant thereto, the making of the Loans hereunder, the management of such Loans, the use or intended use of the proceeds of the Loans hereunder, or any of the other transactions contemplated by the Loan Documents, or (ii) any Liabilities and Costs relating to violation by Borrower or any of its Subsidiaries of any Environmental, Health or Safety Requirements of Law, the past, present or future operations of the Borrower, any of its Subsidiaries, or, the past, present or future environmental, health or safety condition of any respective Property of the Borrower or any of its Subsidiaries, the presence of asbestos-containing materials at any respective Property of the Borrower or any of its Subsidiaries, or the Release or threatened Release of any Contaminant (collectively, the “Indemnified Matters”); provided, however, the Borrower shall not have any obligation to an Indemnitee hereunder with respect to Indemnified Matters caused by or resulting from the willful misconduct or gross negligence of such Indemnitee, as determined by a court of competent jurisdiction in a non-appealable final judgment; and (b) not to assert any claim against any of the Indemnitees, on any theory of liability, for special, indirect consequential or punitive damages arising out of, or in any way in connection with, the Commitments, the Obligations, or the other matters governed by this Agreement and the other Loan Documents or the Collateral Documents. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees. No Indemnitee referred to in this Section 14.3 shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, unless the receipt of such information or materials by the unintended recipient resulted from the willful misconduct or gross negligence of such Indemnitee, as determined by a court of competent jurisdiction in a non-appealable final judgment.

14.4    Change in Accounting Principles. If any change in the accounting principles used in the preparation of the most recent financial statements referred to in 8.1 or 8.2 are hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) and are adopted by any General Partner or the Borrower, as applicable, with the agreement of its independent certified public accountants and such changes result in a change in the method of calculation of any of the covenants, standards or terms found in Article X, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such changes with the desired result that the criteria for evaluating compliance with such covenants, standards and terms by the Borrower shall be the same after such changes as if such changes had not been made; provided, however, no change in GAAP that would affect the method of calculation of any of the covenants, standards or terms shall be given effect in such calculations until such provisions are amended, in a manner satisfactory to the Administrative Agent and the Borrower, to so reflect such change in accounting principles.

14.5    Setoff. In addition to any Liens granted under the Loan Documents and any rights now or hereafter granted under applicable law, notwithstanding anything to the contrary in Section 362 of the Bankruptcy Code but subject to the DIP Financing Orders (including the Carve Out), upon the occurrence and during the continuance of any Event of Default, each Lender and any Affiliate of any Lender is hereby authorized by the Borrower and the other Loan Parties at any time or from time to time, without notice to any Person (any such notice being hereby expressly waived) to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured (but not including trust accounts)) and any other Indebtedness at any time held or owing by such Lender or any of its Affiliates to or for the credit or the account of the Borrower against and on account of the Obligations of the Borrower to such Lender or any of its Affiliates, including, but not limited to, all Loans and all claims of any nature or description arising out of or in connection with this Agreement, irrespective of whether or not (i) such Lender shall have made any demand hereunder or (ii) the Administrative Agent, at the request or with the consent of the Requisite Lenders, shall have declared the principal of and interest on the Loans and other amounts due hereunder to be due and payable as permitted by Article XI and even though such Obligations may be contingent or unmatured. Each Lender agrees that it shall not, without the express consent of the Requisite Lenders, and that it shall, to the extent it is lawfully entitled to do so, upon the request of the Requisite Lenders, exercise its setoff rights hereunder against any accounts of the Borrower now or hereafter maintained with such Lender or any Affiliate.

14.6    Ratable Sharing. The Lenders agree among themselves that (i) with respect to all amounts received by them which are applicable to the payment of the Obligations (excluding the amounts described in Section 5.2(f)) and Article XIII) equitable adjustment will be made so that, in effect, all such amounts will be shared among them ratably in accordance with their applicable Pro Rata Shares, whether received by voluntary payment, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross-action or by the enforcement of any or all of the Obligations (excluding the amounts described in Section 5.2(f) and Article XIII), (ii) if any of them shall by voluntary payment or by the exercise of any right of counterclaim, setoff, banker’s lien or otherwise, receive payment of a proportion of the aggregate amount of the Obligations held by it, which is greater than the amount which such Lender is entitled to receive hereunder, the Lender receiving such excess payment shall purchase, without recourse or warranty, an undivided interest and participation (which it shall be deemed to have done simultaneously upon the receipt of such payment) in such Obligations owed to the others so that all such recoveries with respect to such Obligations shall be applied ratably in accordance with their applicable Pro Rata Shares; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such party to the extent necessary to adjust for such recovery, but without interest except to the extent the purchasing party is required to pay interest in connection with such recovery. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 14.6 may, to the fullest extent permitted by law, exercise all its rights of payment (including, subject to Section 14.5, the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

14.7    Amendments and Waivers.

(a)    General Provisions. Unless otherwise provided for or required in this Agreement, no amendment or modification of any provision of this Agreement or any of the other Loan Documents shall be effective without the written agreement of the Requisite Lenders (which the Requisite Lenders shall have the right to grant or withhold in their sole discretion) and the Borrower and acknowledged by the Administrative Agent; provided, however, that the Borrower’s agreement shall not be required for any amendment or modification of 12.1 through 12.8. No termination or waiver of any provision of this Agreement or any of the other Loan Documents, or consent to any departure by the Borrower therefrom, shall be effective without the written acknowledgement of the Administrative Agent or without the written concurrence of the Requisite Lenders, which the Requisite Lenders shall have the right to grant or withhold in their sole discretion. All amendments, waivers and consents not specifically reserved to the Administrative Agent or the Lenders in Section 14.7(b), 14.7(c), and in other provisions of this Agreement shall require only the approval of the Requisite Lenders and the acknowledgement of the Administrative Agent. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b)    Amendments, Consents and Waivers by Affected Lenders. Any amendment, modification, termination, waiver or consent with respect to any of the following provisions of this Agreement shall be effective only by a written agreement, signed by each Lender affected thereby as described below and acknowledged by the Administrative Agent:

(i)    waiver of any of the conditions specified in Section 6.1 (except with respect to a condition based upon another provision of this Agreement, the waiver of which requires only the concurrence of the Requisite Lenders),

(ii)    increase in the amount of such Lender’s Commitment,

(iii)    reduction of the principal of, rate or amount of interest on the Loans or any fees or other amounts payable to such Lender (other than by the payment or prepayment thereof),

(iv)    postponement or extension of any date (including the Maturity Date) fixed for any payment of principal of, or interest on, the Loans or any fees or other amounts payable to such Lender.

(c)    Amendments, Consents and Waivers by All Lenders. Any amendment, modification, termination, waiver or consent with respect to any of the following provisions of the Loan Documents shall be effective only by a written agreement, signed by each Lender and acknowledged by the Administrative Agent:

(i)    change in the definition of Requisite Lenders or in the aggregate percentage of the Lenders which shall be required for the Lenders or any of them to take action hereunder or under the other Loan Documents,

(ii)    amendment of Section 14.6 or this Section 14.7, or amendment of Section 4.2(b) or the definition of “Pro Rata Share” herein, in a manner that would alter the pro rata sharing of payments required thereby;

(iii)    assignment of any right or interest in or under this Agreement or any of the other Loan Documents by the Borrower,

(iv)    waiver of any Event of Default described in 11.1(a), (j), (n), and (o),

(v)    conversion of payment of interest or any other amount to payment-in-kind;

(vi)    subordination of the Obligations or the Liens securing the Obligations; and

(vii)    any waiver, amendment or modification of Section 9.13 or 12.8 or the addition of any other provision to this Agreement that is reasonably expected to have the effect of waiving, amending or modifying Section 9.13 or 12.8.

(d)    Amendments, Consents and Waivers by Supermajority Lenders. Any amendment, modification, termination, waiver or consent with respect to the release of Collateral or the release of any Guarantors from their Guaranty, other than pursuant to Section 9.13 shall be effective only by a written agreement, signed by the Lenders constituting a supermajority and acknowledged by the Administrative Agent.

(e)    Administrative Agent Authority. The Administrative Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Notwithstanding anything to the contrary contained in this Section 14.7, no amendment, modification, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement and the other Loan Documents, unless made in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action. Notwithstanding anything herein to the contrary, in the event that the Borrower shall have requested, in writing, that any Lender agree to an amendment, modification, waiver or consent with respect to any particular provision or provisions of this Agreement or the other Loan Documents, and such Lender shall have failed to state, in writing, that it either agrees or disagrees (in full or in part) with all such requests (in the case of its statement of agreement, subject to satisfactory documentation and such other conditions it may specify) within twenty (20) days after such Lender receives such request, then, the Administrative Agent shall deliver a second request, in writing, to any such Lender(s), which second request shall include a legend, in capital letters, stating “FAILURE TO RESPOND, IN WRITING, TO THIS REQUEST WITHIN TEN (10) DAYS AFTER RECEIPT MAY RESULT IN THE ADMINISTRATIVE AGENT CONSENTING OR DENYING CONSENT TO SUCH REQUEST ON YOUR BEHALF”. If such Lender shall have failed to state, in writing, that it either agrees or disagrees (in full or in part) with all such requests (in the case of its statement of agreement, subject to satisfactory documentation and such other conditions it may specify) within ten (10) days after such Lender receives such request, then, such Lender hereby irrevocably authorizes the Administrative Agent to agree or disagree, in full or in part, and in the Administrative Agent’s sole discretion, to such requests on behalf of such Lender as such Lenders’ attorney-in-fact and to execute and deliver any writing approved by the Administrative Agent which evidences such agreement as such Lender’s duly authorized agent for such purposes.

14.8    Notices.

(a)    Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)    if to the Borrower, to:

Washington Prime Group, L.P.,

180 East Broad Street

Columbus, OH 43215

Attention of Chief Financial Officer

with copy to (which shall not constitute notice):

Kirkland & Ellis LLP

2049 Century Park East, Suite 3700

Los Angeles, CA 90067

Attention: David M. Nemecek, P.C.

(ii)    if to the Administrative Agent, to:

GLAS USA LLC

3 Second Street, Suite 206

Jersey City, NJ 07311

Email: lisha.john@glas.agency

with a copy to (which shall not constitute notice):

Mayer Brown LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Brian Trust, Lucy F. Kweskin, and Michael L. Kahn

Email: BTrust@mayerbrown.com, LKweskin@mayerbrown.com, and

MKahn@mayerbrown.com

(iii)    if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)    Electronic Notices. Notices and other communications to the Lenders hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or Article IV unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)    Changes in Addresses. Any party hereto may change its address or telecopy number for notices and other communications hereunder by written notice to the other parties hereto.

(d)    Electronic Systems.

(i)    The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii)    Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through an Electronic System.

14.9    Survival of Warranties and Agreements. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Event of Default or Potential Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 5.2(f), 14.2, and 14.3 and Article XII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

14.10    Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent or any other Lender in the exercise of any power, right or privilege under any of the Loan Documents shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under the Loan Documents are cumulative to and not exclusive of any rights or remedies otherwise available.

14.11    Marshalling; Payments Set Aside. None of the Administrative Agent or any Lender shall be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that the Borrower makes a payment or payments to the Administrative Agent or any other Lender or any such Person exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

14.12    Severability. In case any provision in or obligation under this Agreement or the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

14.13    Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement or be given any substantive effect.

14.14    Governing Law. THIS AGREEMENT SHALL BE INTERPRETED, AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED, IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICT OF LAWS PRINCIPLES (EXCEPT TO THE EXTENT GOVERNED OR SUPERSEDED BY THE BANKRUPTCY COURT).

14.15    Limitation of Liability. No claim may be made by any Lender, the Administrative Agent, Borrower, or any other Person against any Lender Party (acting in any capacity hereunder) or the Affiliates, directors, officers, employees, attorneys or agents of any of them for any consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each Lender, the Administrative Agent and the Borrower hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

14.16    Successors and Assigns. This Agreement and the other Loan Documents shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and permitted assigns of the Lenders. The rights hereunder of the Borrower or any interest therein, may not be assigned without the prior written consent of all Lenders (and any attempted assignment by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 14.1(e)), the Loan Parties’ financial advisors (to the extent expressly provided in Section 12.10), and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

14.17    Certain Consents and Waivers of the Borrower.

(a)    Personal Jurisdiction. (i) EACH OF THE LENDERS AND THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT, AND IF THE BANKRUPTCY COURT DOES NOT HAVE (OR ABSTAINS FROM) JURISDICTION, NON-EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN NEW YORK COUNTY, NEW YORK, THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK AND ANY COURT HAVING JURISDICTION OVER APPEALS OF MATTERS HEARD IN SUCH COURTS, IN ANY ACTION OR PROCEEDING ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN THE BANKRUPTCY COURT (OR AS APPLICABLE, SUCH STATE COURT). THE BORROWER IRREVOCABLY DESIGNATES AND APPOINTS CT CORPORATION SYSTEM, 1633 BROADWAY, NEW YORK, NEW YORK 10019, AS ITS AGENT (THE “PROCESS AGENT”) FOR SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. EACH OF THE LENDERS AND THE BORROWER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. THE BORROWER WAIVES IN ALL DISPUTES ANY OBJECTION THAT IT MAY HAVE TO THE BANKRUPTCY COURT.

(ii)    THE BORROWER AGREES THAT THE ADMINISTRATIVE AGENT SHALL HAVE THE RIGHT TO PROCEED AGAINST THE BORROWER OR ITS PROPERTY IN A COURT IN ANY LOCATION NECESSARY OR APPROPRIATE TO ENABLE THE ADMINISTRATIVE AGENT AND THE OTHER LENDERS TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF THE ADMINISTRATIVE AGENT OR ANY OTHER LENDER. THE BORROWER AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS IN ANY PROCEEDING BROUGHT BY THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY OTHER AGENT TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY SUCH OTHER AGENT. THE BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE BANKRUPTCY COURT IN WHICH THE ADMINISTRATIVE AGENT, ANY OTHER AGENT OR ANY LENDER MAY COMMENCE A PROCEEDING DESCRIBED IN THIS SECTION.

(b)    SERVICE OF PROCESS. THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE PROCESS AGENT OR THE BORROWER’S NOTICE ADDRESS SPECIFIED BELOW, SUCH SERVICE TO BECOME EFFECTIVE UPON RECEIPT. THE BORROWER IRREVOCABLY WAIVES ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY JURISDICTION SET FORTH ABOVE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR THE OTHER LENDERS TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

(c)    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

14.18    Counterparts; Effectiveness; Inconsistencies; Electronic Execution.

(a)    Subject to Section 14.22, this Agreement and any amendments, waivers, consents, or supplements hereto may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Agreement shall become effective against the Borrower and each Lender on the Closing Date. This Agreement and each of the other Loan Documents shall be construed to the extent reasonable to be consistent one with the other, but to the extent that the terms and conditions of this Agreement are actually inconsistent with the terms and conditions of any other Loan Document, this Agreement shall govern.

(b)    Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

14.19    Limitation on Agreements. All agreements between the Borrower, the Administrative Agent, and each Lender in the Loan Documents are hereby expressly limited so that in no event shall any of the Loans or other amounts payable by the Borrower under any of the Loan Documents be directly or indirectly secured (within the meaning of Regulation U) by Margin Stock.

14.20    Confidentiality. Subject to Section 14.1(g), the Lenders shall hold all nonpublic information obtained pursuant to the requirements of this Agreement or in connection with the Chapter 11 Cases, and identified as such by the Borrower, in accordance with such Lender’s customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices (provided that such Lender may disclose such information (i) to its Affiliates, its partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such Information confidential), (ii) to any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, or to any credit insurance provider relating to the Borrower or its obligation, (iii) to any other party hereto, and (iv) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder), (v) with the prior written consent of the Borrower or (vi) to the extent such information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrower, and in any event the Lenders may make disclosure reasonably required by a bona fide or potential offeree, transferee or participant in connection with the contemplated transfer or participation or as required or requested by any Governmental Authority, self-regulatory body or representative thereof or pursuant to legal process and shall require any such offeree, transferee or participant to agree (and require any of its offerees, transferees or participants to agree) to comply with this Section 14.20. In no event shall any Lender be obligated or required to return any materials furnished by the Borrower; provided, however, each offeree shall be required to agree that if it does not become a transferee or participant it shall return or destroy all materials furnished to it by the Borrower in connection with this Agreement. Unless specifically prohibited by applicable law or court order, each Lender shall make reasonable efforts to the extent practicable to notify Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such nonpublic information prior to disclosure of such information. Lenders also may make disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to Borrower received by it from any Lender, and disclosures in connection with the exercise of any remedies hereunder or under any other Loan Document. In addition, each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Lenders in connection with the administration and management of this Agreement and the other Loan Documents.

14.21    Disclaimers. The Administrative Agent and the other Lenders shall not be liable to any contractor, subcontractor, supplier, laborer, architect, engineer, tenant or other party for services performed or materials supplied in connection with any work performed on the Projects, including any TI Work. The Administrative Agent and the other Lenders shall not be liable for any debts or claims accruing in favor of any such parties against the Borrower or others or against any of the Projects. The Borrower is not and shall not be an agent of any of the Administrative Agent or the other Lenders for any purposes and none of the Lenders or the Administrative Agent shall be deemed partners or joint venturers with Borrower or any of its Affiliates. None of the Administrative Agent or the other Lenders shall be deemed to be in privity of contract with any contractor or provider of services to any Project, nor shall any payment of funds directly to a contractor or subcontractor or provider of services be deemed to create any third party beneficiary status or recognition of same by any of the Administrative Agent or the other Lenders and the Borrower agrees to hold the Administrative Agent and the other Lenders harmless from any of the damages and expenses resulting from such a construction of the relationship of the parties or any assertion thereof.

14.22    Conflicts. In the event of a conflict between, or inconsistency among, the Interim DIP Financing Order and the Final DIP Financing Order, on the one hand, and any Loan Document, on the other hand, the Interim DIP Financing Order or the Final DIP Financing Order, as the case may be, shall control.

14.23    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

14.24    USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

14.25    [Reserved].

14.26    Payments Generally; Pro Rata Treatment; Sharing of Set-offs. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.1(c), 4.2 or 14.3, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, unless subject to a good faith dispute, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections; in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

14.27    Judgment Currency.

(a)    If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so under applicable law, that the rate of exchange used shall be the spot rate at which in accordance with normal banking procedures the first currency could be purchased in New York City with such other currency by the person obtaining such judgment on the Business Day preceding that on which final judgment is given.

(b)    The parties agree, to the fullest extent that they may effectively do so under applicable law, that the obligations of the Borrower to make payments in any currency of the principal of and interest on the Loans of Borrower and any other amounts due from Borrower hereunder to the Administrative Agent as provided herein (i) shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment (whether or not entered in accordance with Section 14.27(a), in any currency other than the relevant currency, except to the extent that such tender or recovery shall result in the actual receipt by the Administrative Agent at its relevant office on behalf of the Lenders of the full amount of the relevant currency expressed to be payable in respect of the principal of and interest on the Loans and all other amounts due hereunder (it being assumed for purposes of this clause (i) that the Administrative Agent will convert any amount tendered or recovered into the relevant currency on the date of such tender or recovery), (ii) shall be enforceable as an alternative or additional cause of action for the purpose of recovering in the relevant currency the amount, if any, by which such actual receipt shall fall short of the full amount of the relevant currency so expressed to be payable and (iii) shall not be affected by an unrelated judgment being obtained for any other sum due under this Agreement.

14.28    Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for swap agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

As used in this Section 14.28, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)      a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)     a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

14.29    Entire Agreement. This Agreement, taken together with all of the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior agreements and understandings, written and oral, relating to the subject matter hereof.

14.30    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.”

EXHIBIT D

New Term Loan Exit Facility Term Sheet

WASHINGTON PRIME GROUP. L.P.

EXIT TERM LOAN FACILITY

This term sheet (this “Exit Term Loan Facility Term Sheet”) describes the principal terms of the senior secured exit term loan facility to be entered into in connection with the restructuring of Washington Prime Group, L.P. (the “Company”) and certain of its subsidiaries. This Exit Term Loan Facility Term Sheet does not address all terms, conditions or other provisions that would be required in connection with the Exit Term Loan Facility or that will be set forth in the Exit Term Loan Documents (as defined below), which are subject to agreement in accordance with the Restructuring Support Agreement referred to below. The Exit Term Loan Documents will not contain any terms or conditions that are inconsistent with this Exit Term Loan Facility Term Sheet.

Capitalized terms used and not defined in this Exit Term Loan Facility Term Sheet shall have their respective meanings as defined in the Restructuring Support Agreement to which this Exit Term Loan Facility Term Sheet is attached (the “Restructuring Support Agreement”) and Exhibit B attached to the Restructuring Support Agreement (the “Restructuring Term Sheet”).

SUMMARY OF PRINCIPAL TERMS
Co-Borrowers	Certain subsidiaries of the Company to be identified (any such subsidiaries that maintain REIT (as defined herein) status, the “REIT Co-Borrowers” and collectively, the “Borrowers”).
Guarantors

An intermediate holding company to be identified and (i) the subsidiaries that guarantee the Revolving and Term Loan Credit Agreements and/or that have borrowed under or guaranteed the Weberstown Term Loan Agreement (each as defined the Restructuring Term Sheet) and (ii) future domestic wholly owned subsidiaries that are Material Subsidiaries (as defined in the Revolving and Term Loan Credit Agreements) (it being understood that subsidiaries that have issued equity interests in respect of directors’ qualifying shares or to foreign nationals to the extent required by applicable law or custom shall be treated as wholly-owned subsidiaries), subject to exceptions consistent with the Exit Term Loan Documentation Principles.

Administrative Agent and Collateral Agent	GLAS USA LLC and GLAS AMERICAS LLC, as administrative agent and collateral agent (in such capacities, the “Exit Term Loan Agent”).
Exit Term Loan Lenders

The holders of Allowed Revolving and Term Loan Facilities Claims and the Allowed Weberstown Term Loan Facility Claims (in each case, as defined the Restructuring Term Sheet), in each case in a manner consistent with the Restructuring Term Sheet (together with their permitted assignees, the “Exit Term Loan Lenders”).

Amount & Type of Exit Term Loan Facility

A senior secured term loan facility (the “Exit Term Loan Facility”) in an aggregate principal amount of up to $1.212 billion, plus, at the election of Plan Sponsor, accrued but unpaid prepetition default interest up to an equivalent of two percent per annum under the Revolving and Term Loan Credit Agreements and the Weberstown Term Loan Agreement as of the Exit Date (the “Exit Term Loans”).

Once repaid, Exit Term Loans may not be reborrowed.

1

Maturity Date	The Exit Term Loan Facility will mature on the date that is 4 years following the Closing Date (the “Exit Term Loan Maturity Date”).
Interest Rate

The Borrowers may elect that the Exit Term Loans comprising each borrowing bear interest at a rate per annum equal to (a) ABR (which shall not be less than 1.75% per annum) plus the Applicable Margin (as defined below) or (b) LIBOR, which shall not be less than 0.75% per annum, plus the Applicable Margin.

“Applicable Margin” shall mean the applicable percentage in the following table:

	Period	ABR loans	Eurodollar loans
	Prior to the six-month anniversary of the Closing Date	4.00%	5.00%
	From the six-month anniversary through the 15-month anniversary of the Closing Date	5.00%	6.00%
	Thereafter	6.50%	7.50%
	Interest on the Exit Term Loans shall be payable on the last day of each interest period (or every three months for any interest period exceeding three months), in cash.
Default Interest

Upon the occurrence and during the continuation of (a) a payment or bankruptcy event of default or (b) at the election of the Required Exit Term Loan Lenders or the Exit Term Loan Agent (acting at the direction of the Required Exit Term Loan Lenders), upon 3 business days’ notice to the Borrowers, any other event of default, unless otherwise waived by the Required Exit Term Loan Lenders, all obligations will bear interest at (i) in the case of principal and interest, a rate equal to 2.00% per annum, plus the rate otherwise applicable to the relevant Exit Term Loans and (ii) in the case of all other amounts, a rate equal to 2.00% per annum plus the rate applicable to Exit Term Loans that are ABR loans.

Amortization

Annual amortization (payable in equal quarterly installments beginning at the end of the first full quarter after the Closing Date) of the Exit Term Loan Facility shall be required in an aggregate annual amount equal to 1.00% per annum of the original principal amount of the Exit Term Loan Facility. The remaining aggregate principal amount of the Exit Term Loan Facility shall be payable in full on the Exit Term Loan Maturity Date.

2

Incremental Facilities

The Borrowers will be permitted to incur separate classes of additional term loans or increases in existing term loans (an “Incremental Term Loan Facility”) in an aggregate principal amount not to exceed at any time (a) $50.0 million, minus (b) the principal amount of any outstanding commitments under the Revolving Credit Facility Basket (as defined below). The incurrence of any Incremental Term Loan Facility or Revolving Credit Facility (as defined below) shall be subject to usual and customary terms and conditions, including a “most favored nation” provision (the “MFN Provision”) pursuant to which, if the all-in yield (including original issue discount or upfront fees on a customary basis) of any Incremental Term Loan Facility or Revolving Credit Facility, as applicable, exceeds the all-in yield of the initial Exit Term Loan Facility by more than 50 bps, the interest rate of the initial Exit Term Loan Facility shall be automatically increased by a percentage that would cause such all-in yield differential not to exceed 50 bps. No Exit Term Loan Lender will have an obligation to provide any Incremental Term Loan Facility or Revolving Credit Facility.

Agent Fees	To be set forth in a separate fee letter agreement between the Exit Term Loan Agent and the Borrowers.
ECF Sweep

At the time of the delivery of its audited annual financial statements for any fiscal year, the Borrowers shall offer to apply 50% of any Excess Cash Flow (to be defined in a manner to be agreed consistent with the Exit Term Loan Documentation Principles, but, in any event, not to include an add back for net cash proceeds from dispositions and to be reduced by REIT Distributions) for such fiscal year to prepay the Exit Term Loans at par; provided that such percentage shall be reduced to 25% subject to (x) the Loan-to-Value Ratio (as defined below) not exceeding 50.0% and (y) the outstanding aggregate principal amount of the Exit Term Loan Facility being less than $925 million. With respect to 2021, sweep shall only apply to Q4-21 excess cash flow and only if Effective Date has occurred on or prior to 9/30/21.

Mandatory Prepayments

The following amounts shall be offered to be applied to prepay the Exit Term Loans (in the case of (b) below, at par, and in the cases of clauses (a) and (c) below, subject to the Prepayment Premium (as defined below)) (each a “Prepayment Event”):

(a)   100% of the net cash proceeds of any issuance of any indebtedness (other than the issuance of indebtedness permitted under the Exit Term Loan Documents).

(b)   100% of the net cash proceeds (i) of any sales or other dispositions of any Borrowing Base Property (as defined below) and (ii) of any sales or other dispositions of any other property (including as a result of any casualty or condemnation, any sale-leaseback transaction (without duplication of clause (c) below), sales or other dispositions of any property subject to mortgage indebtedness with third parties (calculated after giving effect to the repayment in full of such mortgage indebtedness), and dispositions of the Held For Sale Properties referred to below), except for sales of inventory in the ordinary course of business and other customary exceptions to be mutually agreed (including for “de minimis” sales generating net cash proceeds of less than $500,000), subject to the following reinvestment rights:

●     In the case of open-air properties, (i) if a similar open-air property is identified as an exchange property under Section 1031 of the Internal Revenue Code at the time of the disposition, 100% of the net cash proceeds of such disposition may be reinvested to comply with Section 1031 of the Internal Revenue Code to complete such exchange within 180 days of receipt thereof, (ii) if no property is identified as an exchange property under Section 1031 of the Internal Revenue Code at the time of the disposition, 75% of the net cash proceeds of such disposition shall be offered to prepay the Exit Term Loans at par and 25% of such net cash proceeds may be reinvested in open-air properties of a similar or higher quality within 12 months of receipt thereof and (iii) with respect to outparcel sales, net cash proceeds may be reinvested in open-air properties of a similar or higher quality and/or capital expenditures with respect to open-air properties (including maintenance capital expenditures) useful in the business of the Company and its subsidiaries in an aggregate amount not to exceed $25 million; and

●     In the case of enclosed properties, 100% of the net cash proceeds of any disposition may be reinvested within 12 months of receipt thereof, either in (i) enclosed or open-air properties of a similar or higher quality or (ii) capital expenditures (including maintenance capital expenditures) useful in the business of the Company and its subsidiaries.

(c)   100% of the net cash proceeds of any Non-Recourse Mortgage Refinancing Indebtedness.

Net cash proceeds of any Prepayment Event shall be calculated in a manner to be mutually agreed.

“REIT” means a real estate investment trust within the meaning of Section 856 of the Code.

Any Exit Term Loan Lender may elect not to accept any mandatory prepayment (including pursuant to the ECF Sweep), but in the case of a Prepayment Event described in clause (a) above, solely to the extent not representing a refinancing of all of the Exit Term Loans. Any such rejected amount shall be re-offered to non-declining Exit Term Loan Lenders and, if any amount is rejected after such re-offering, may be retained by the Company and used in a manner not otherwise prohibited.

3

Voluntary Prepayments

The Borrowers may voluntarily repay the loans under the Exit Term Loan Facility, subject to a prepayment premium (the “Prepayment Premium”) of:

(a)   2.00% of the principal amount of loans under the Exit Term Loan Facility so prepaid, if the payment occurs on or prior to the date that is 12 months after the Closing Date;

(b)   2.00% to 4.00% (based on daily linear interpolation) of the principal amount of loans under the Exit Term Loan Facility so prepaid, if the payment occurs after the date that is 12 months after the Closing Date and on or prior to the date that is 18 months after the Closing Date;

(c)   5.00% of the principal amount of loans under the Exit Term Loan Facility so prepaid, if the payment occurs after the date that is 18 months after the Closing Date and on or prior to the date that is 30 months after the Closing Date;

(d)   2.00% of the principal amount of loans under the Exit Term Loan Facility so prepaid, if the payment occurs after the date that is 30 months after the Closing Date and on or prior to the date that is 36 months after the Closing Date; and

(e)   Thereafter, 0.00% (other than breakage costs).

Exit Term Loan Facility Documentation

The Exit Term Loan Facility will be evidenced by (a) a credit agreement (the “Exit Term Loan Credit Agreement”) which shall be negotiated in good faith and in form and substance based on that certain Amended and Restated First Lien Credit Agreement, dated as of December 10, 2020, by and among Preit Associates, L.P., Preit-Rubin, Inc., Pennsylvania Real Estate Investment Trust and the financial institutions from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent, giving due regard to the Revolving and Term Loan Credit Agreements (with such modifications as are necessary to reflect the terms set forth in this Exit Term Loan Facility Term Sheet and to reflect (i) the operational and strategic requirements of the Company and its Subsidiaries and their tax structure, (ii) administrative agency and operational matters of the Exit Term Loan Agent, (iii) EU and UK bail-in provisions, (iv) LIBOR replacement provisions, (v) Delaware limited liability company division provisions, (vi) beneficial ownership certification, (vii) QFC stay rules, and (viii) other modifications as may be reasonably agreed among the Exit Term Loan Agent, the Exit Term Loan Lenders and the Company, the “Exit Term Loan Documentation Principles”), (b) mortgage. pledge and security documents (which, in the case of mortgages, shall be in form and substance based on the existing mortgages pursuant to the Revolving and Term Loan Credit Agreements, with modifications to be reasonably agreed, and shall be in recordable form for the applicable jurisdiction) and (c) other legal documentation (collectively, the documents described in this clause (c), together with the Exit Term Loan Credit Agreement described in clause (a) above and mortgage, pledge and security documents described in clause (b) above, the “Exit Term Loan Documents”), which Exit Term Loan Documents shall each be in form and substance consistent with the Exit Term Loan Documentation Principles and shall each be otherwise reasonably satisfactory to the Plan Sponsor, the Ad Hoc Lender Group and the Company.

4

Collateral

The obligations of the Borrowers and the Guarantors (collectively, the “Loan Parties”) with respect to the Exit Term Loan Facility (including the guarantee obligations of the Guarantors) (the “Exit Term Loan Obligations”) shall be secured by a first-priority perfected security interest (subject to permitted liens and exceptions to be mutually agreed and consistent with the Exit Term Loan Documentation Principles) in all Collateral owned as of the Closing Date or thereafter acquired.

“Collateral” shall mean substantially all assets of the Borrowers and Guarantors, including all “Collateral” (as defined in the 2018 Credit Agreement), all Borrowing Base Properties (solely for purposes of this sentence, as defined in 2018 Credit Agreement), any other real estate owned by the Borrowers or any Guarantor, the Mall (as defined in the Weberstown Term Loan Agreement) and any equity or other interests in joint ventures and mortgaged-property subsidiaries; provided that “Collateral” shall exclude (in addition to other customary exclusions to be reasonably agreed), (a) certain property held for sale that is subject to a binding purchase agreement on the Closing Date (the “Held for Sale Property”), for so long as such purchase agreement shall remain in effect, (b) real estate and certain related assets (excluding equity interests of the mortgagor to the extent pledge thereof is not prohibited by the terms of the applicable financing or joint venture documents, subject to the Collateral Substitution Undertaking in the event pledge of such equity interests is so prohibited) that are subject to a lien pursuant to mortgage indebtedness in effect as of the Effective Date or permitted to be incurred thereafter pursuant to the Exit Term Loan Documents (including, without limitation, Non-Recourse Mortgage Refinancing Indebtedness (as defined below)), (c) (i) minority equity interests, (ii) equity interests in non-wholly owned subsidiaries, special purpose entities or joint ventures (including the 51% interest in each of WPG-OC JV, L.P., WPG-OC JV II, L.P., WPG-OC JV III, L.P., WPG-OC JV IV, L.P., WPG-OC JV V, L.P., WPG-OC JV VI, L.P., and WPG-OC JV VII, L.P., provided such 51% interest is held directly or indirectly by one or more Guarantors in accordance with the Collateral Substitution Undertaking (without giving effect to the commercially reasonable efforts standard therein) and (iii) direct or indirect equity interests of any subsidiary that is a mortgagor pursuant to an existing mortgage, in each case if and to the extent a pledge thereof would be prohibited by the applicable organizational documents, contractual arrangements or mortgage loan document in effect on the Effective Date or permitted to be incurred thereafter (including, without limitation, in connection with permitted mortgage indebtedness), it being understood that the Company shall undertake (the “Collateral Substitution Undertaking”) commercially reasonable efforts to provide for an alternative structure that provides the Exit Term Loan Lenders commercial benefit that is reasonably similar to a pledge of such equity interests (including without limitation the transfer of such equity interests to (or retention in) a new (or existing) special purpose entity that would be subject to customary holding company limitations to be reasonably agreed, guarantee the Exit Term Loans and, if applicable, debt incurred under the Revolving Credit Facility Basket, but otherwise not be permitted to incur indebtedness), (d) certain immaterial assets to be agreed in a manner consistent with the Exit Term Loan Documentation Principles, (e) certain leasehold interests existing on the Closing Date and related assets to be agreed in a manner consistent with the Exit Term Loan Documentation Principles, (including any such interests or assets to the extent pledge thereof is prohibited by the terms of the applicable lease document, so long as such prohibition was not created in contemplation of such pledge), (f) deposit accounts, securities accounts, and commodities accounts, other than the principal concentration accounts of the REIT Co-Borrowers and (g) any lease, license or other agreement or any property subject to a purchase money security interest, capital lease obligation or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money, capital lease or similar arrangement or create a right of termination in favor of any other party thereto after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code (collectively, the “Excluded Assets”).

5

Representations and Warranties

Customary and appropriate for facilities of this type consistent with the Exit Term Loan Documentation Principles (with qualifications and limitations for materiality consistent with the Exit Term Loan Documentation Principles and otherwise to be mutually agreed).

Affirmative Covenants

Customary and appropriate affirmative covenants for exit facilities of this type consistent with the Exit Term Loan Documentation Principles (with exceptions and basket amounts to be consistent with the Exit Term Loan Documentation Principles and otherwise to be mutually agreed), and limited to:

-      information and reporting requirements, including quarterly lender calls and including delivery of audited annual financials and quarterly financials for the first three quarters of each fiscal year, in each case to be delivered within a time period to be agreed;

-      certificates and other information;

-      notices of defaults, material litigation, certain ERISA events, environmental events, labor matters, asset sales, acquisitions, tenant bankruptcy and certain other notices consistent with the Revolving and Term Loan Credit Agreements;

-      preservation of existence and qualification to do business;

-      environmental matters;

-      payment of taxes and claims;

-      maintenance of properties;

-      maintenance of insurance;

-      maintenance of existence of ratings;

-      compliance with laws, including ERISA and environmental laws;

-      books and records;

-      inspection rights;

-      appraisals (right to demand one time at Company expense if Exit Term Loans are outstanding 12 months after the Closing Date);

-      additional collateral and additional guarantors;

-      ownership of projects, minority holdings and property (consistent with the Revolving and Term Loan Credit Agreements);

-      COVID-19 programs (consistent with the Revolving and Term Loan Credit Agreements);

-      further assurances and post-closing conditions; and

-      flood hazard properties.

6

Negative Covenants

Customary and appropriate negative covenants for exit facilities of this type consistent with the Exit Term Loan Documentation Principles (with exceptions and basket amounts to be consistent with the Exit Term Loan Documentation Principles and otherwise to be mutually agreed), and limited to limitations on:

-      indebtedness, with carve outs for, among other things,

(a) a revolving credit facility (a “Revolving Credit Facility”) which may be secured by the Collateral on an equal priority basis with the Exit Term Loan Obligations, in an amount not to exceed at any time (i) $50.0 million, minus (ii) the initial principal amount of any Incremental Term Loan Facility (as defined above) (the “Revolving Credit Facility Basket”) on intercreditor terms to be agreed and subject to the MFN Provision,

(b)(i) non-recourse mortgage indebtedness and (ii) attributable debt incurred in connection with any sale-leaseback permitted under the asset sale covenant, in each case incurred to refinance indebtedness secured by the Collateral (including the Exit Term Loans) (collectively, “Non-Recourse Mortgage Refinancing Indebtedness”), subject to (A) the absence of an event of default at the time of incurrence thereof, (B) a pledge of the residual equity value of the mortgage borrowers, subject to the Collateral Substitution Undertaking in the event pledge of such equity interests is prohibited by the terms of the Non-Recourse Mortgage Refinancing Indebtedness, (C) 100% of the net cash proceeds of such Non-Recourse Mortgage Refinancing Indebtedness shall be used to prepay the Exit Term Loans (subject to the Prepayment Premium), (D) pro forma compliance with a ratio of aggregate Net Operating Income (to be defined in a manner consistent with the Exit Term Loan Documentation Principles and the Company’s presentation (for the avoidance of doubt, including netting payments on capitalized ground leases of Borrowing Base Properties) of the Borrowing Base Properties to the then outstanding amount of indebtedness secured by liens on Borrowing Base Properties (including the Exit Term Loans, debt under any Incremental Term Loan Facility and indebtedness outstanding incurred under the Revolving Credit Facility Basket, if applicable) of no less than 15.0%, (E) after giving pro forma effect to the incurrence of such indebtedness, the Loan-to-Value Ratio shall not be greater than the Loan-to-Value Ratio as of the Closing Date and (F) a maximum principal amount of $250.0 million for all Non-Recourse Mortgage Refinancing Indebtedness in the aggregate (including an aggregate sublimit of $100.0 million for any Non-Recourse Mortgage Refinancing Indebtedness with respect to open-air properties) (the “Non-Recourse Mortgage Refinancing Indebtedness Cap”),

(c) capital leases and purchase money indebtedness in an amount not to exceed an amount to be mutually agreed (excluding sale and leaseback transactions with respect to existing properties),

(d) acquisition indebtedness in an amount not to exceed an amount to be mutually agreed,

(e) applicable refinancing indebtedness (including refinancing of mortgage indebtedness) and replacement mortgages in respect of non-Borrowing Base Properties purchased with reinvested net cash proceeds from permitted asset sales with respect to non-Borrowing Base Properties, and

(f) unsecured indebtedness incurred as refinancing indebtedness in respect of the Exit Term Loans (and/or Incremental Term Loan Facility or any Revolving Credit Facility indebtedness);

-      restricted payments, with carve outs for, among other things, (a) restricted payments as required to maintain REIT status of any REIT Co-Borrower subject to terms to be agreed (the “REIT Distributions”) and (b) subject to the Loan-to-Value Ratio not exceeding 65.0% on a pro forma basis, additional restricted payments in an amount equal to (i) $25 million, plus (ii) the portion of any Excess Cash Flow not required to be offered to prepay the Exit Term Loans;

-      dispositions of property or assets, with carve outs for, among other things, any disposition (including sale-leasebacks) subject to (a) receipt of fair market value, (b) at least 75% of the consideration consisting of cash or cash equivalents, and (c) a requirement to offer to apply any net cash proceeds to repay the Exit Term Loans to the extent required by the mandatory prepayment provisions (subject to the reinvestment rights described above); provided that any sale and leaseback transactions involving real property shall include any structures and improvements located on such real property;

-      liens;

-      investments, with carve outs for, among other things, (a) investments in subsidiaries and (b) investment in joint ventures in an amount not to exceed an amount to be mutually agreed; provided that no person that is or becomes a subsidiary of the Company or any of the Company’s subsidiaries shall be classified or designated as an unrestricted subsidiary;

-      fundamental changes;

-      change in business;

-      transactions with affiliates (which shall require independent director approval and fairness opinions above certain thresholds to be agreed);

-      margin regulations and sanctions;

-      ERISA;

-      amendments to organizational documents;

-      negative pledges and limitations on dividends, subject to customary exceptions consistent with the Exit Term Loan Documentation Principles; and

-      changes to fiscal year.

7

Financial Covenants

As of the last day of each fiscal quarter, beginning with the later of (i) the fiscal quarter ending March 31, 2022 and (ii) the first full fiscal quarter commencing after the Closing Date:

(a)   the ratio of the aggregate Net Operating Income of the Borrowing Base Properties to Combined Debt Service (to consist of (x) interest payments and (y) amortization payments with respect to Exit Term Loans and indebtedness under the Incremental Term Loan Facility and Revolving Credit Facility Basket, with annualization concepts to be agreed for the first three fiscal quarters following the Closing Date) shall, for the four fiscal-quarter period ending on such day, be no less than (i) 2.00 to 1.00 or (ii) 1.75 to 1.00 for each fiscal quarter with respect to which the Borrowers pay to the Exit Term Loan Lenders a fee equal to 0.15% of the outstanding Exit Term Loan Loans within 15 days after the date financial statements are required to be delivered for an applicable fiscal quarter (the “Debt Service Coverage Ratio Covenant”); and

(b)   the Loan-to-Value Ratio shall not exceed 77.5% (with a step-down to 72.5% in the first fiscal quarter of 2024).

“Loan-to-Value Ratio” means the aggregate principal amount of indebtedness (including both the Exit Term Loans, any loans under an Incremental Term Loan Facility and indebtedness incurred under the Revolving Credit Facility Basket, if applicable) secured by liens on the fee-owned and leased real properties that constitute Collateral for the Exit Term Loans (the “Borrowing Base Properties”), divided by the sum of, for each such Borrowing Base Property, the quotient of (i) the Net Operating Income of such Borrowing Base Property, and (ii) (x) in the case of enclosed properties, 17.0% and (y) in the case of open-air properties, 8.5%; provided, at the election of the Required Term Loan Lenders prior to the Closing Date, either the capitalization rate with respect to open-air properties shall be reduced to 8.0% or the capitalization rate with respect to enclosed properties shall be reduced to 16.0% (for the avoidance of doubt, one or the other must be elected). Any cash equity contribution made to the Company on or prior to the day that is 15 days after the date financial statements are required to be delivered for an applicable fiscal quarter (but not earlier than the last day of such fiscal quarter) shall, at the request of the Company, be included in the calculation of the aggregate Net Operating Income of the Borrowing Base Properties, solely for purposes of determining compliance with the Debt Service Coverage Ratio Covenant at the end of such fiscal quarter and each subsequent period which includes such fiscal quarter (any such contribution, a “Specified Equity Contribution”), subject solely to the following terms and conditions: (a) in each four consecutive fiscal quarter period, there shall be at least two fiscal quarters in respect of which no Specified Equity Contribution is made, (b) no Specified Equity Contribution may be made in two consecutive quarters, (c) there shall be no more than five Specified Equity Contributions in the aggregate during the term of the Exit Term Loan Facility, (d) the amount of any Specified Equity Contribution shall be no greater than the minimum amount required to cause the Company to be in pro forma compliance with the Debt Service Coverage Ratio Covenant, (e) there shall be no pro forma reduction in indebtedness (by netting or otherwise) with the proceeds of any Specified Equity Contribution; provided that, for the avoidance of doubt, if such proceeds are actually applied to prepay or repay indebtedness, such reduction shall be reflected with respect to subsequent fiscal quarters, and (f) the amount of any Specified Equity Contribution shall not be included in the calculation of Net Operating Income for purposes of calculating the Loan-to-Value Ratio.

Events of Default

Customary and appropriate for facilities of this type (with materiality thresholds, exceptions and grace periods consistent with the Exit Term Loan Documentation Principles and otherwise mutually agreed, including a customary cross-default provision set at $37.5 million. Events related to non-recourse mortgage indebtedness will not trigger a cross-default, except to the extent that any event has occurred which would permit the enforcement of a limited guarantee of the Company or any of its subsidiaries of a principal amount of such debt in excess of $37.5 million.

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Conditions Precedent to Closing

The closing of the Exit Term Loan Facility will be subject to satisfaction or waiver of the following:

(a)   all of the representations and warranties in the Exit Term Loan Documents shall be true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects) as of the Closing Date, or if such representation speaks as of an earlier date, as of such earlier date;

(b)   no default or event of default under the Exit Term Loan Facility shall have occurred and be continuing;

(c)   delivery of a customary borrowing notice; and

(d)   the satisfaction of the conditions listed on Annex I hereto.

“Closing Date” shall mean the date on which all conditions listed in this paragraph and in Annex I shall have been satisfied and the Exit Term Loan Facility shall have been funded (or be deemed to have been funded) in full.

Voting/Required Exit Term Loan Lenders

Customary and appropriate for facilities of this type consistent with Exit Term Loan Documentation Principles, provided that “sacred right” votes shall in any event include claim and/or lien subordination. Lenders holding more than 50% of the outstanding principal amount of the Exit Term Loans, subject to the follow paragraph, are referred to herein as the “Required Exit Term Loan Lenders.”

For purposes of determining whether the Required Exit Term Loan Lenders have consented to any amendment, consent or waiver, Exit Term Loans held by affiliated Exit Term Loan Lenders in excess of 15% of the total outstanding principal amount of the Exit Term Loans of all Lenders shall be excluded, as if they were not outstanding. Further, all Exit Term Loans held by affiliated Exit Term Loan Lenders shall be excluded in determining whether Required Exit Term Loan Lenders have consented to (i) any waivers of matured events of default or default interest, (ii) any waivers or amendments to the restricted payments or transactions with affiliates covenants, (iii) any waivers or amendments with respect to the Financial Covenants, (iv) any waivers or amendments which would permit the creation, classification or designation of unrestricted subsidiaries or (v) any waivers or amendments of the mandatory prepayment provisions.

Notwithstanding anything herein to the contrary, no affiliated Exit Term Loan Lender shall, together with its affiliates, own or hold, directly or indirectly (including by way of participation), Exit Term Loans (and, if applicable, loans under any Incremental Term Loan Facility) with an aggregate principal amount in excess of 35.0% of the principal amount of all Exit Term Loans (and, if applicable, loans under any Incremental Term Loan Facility) then outstanding.

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Fees and Expenses & Indemnification

Customary and appropriate for facilities of this type consistent with Exit Term Loan Documentation Principles, including without limitation payment of the reasonable and document, and/or contracted, fees and expenses of legal and financial advisors to the Ad Hoc Lender Group.

Assignments and Participations

Customary and appropriate for facilities of this type consistent with the Exit Term Loan Documentation Principles (including prohibition on assignments to disqualified lenders); provided that (a) the definition of “Eligible Assignees” shall require total assets of $2.5 billion for commercial banks and $250.0 million for finance companies or other institutions (and shall otherwise be as defined in the Revolving and Term Loan Credit Agreements), (b) the consent of the Borrowers (not to be unreasonably withheld or delayed) shall be required for assignments other than (i) assignments to another Exit Term Loan Lender, an affiliate of an Exit Term Loan Lender or an approved fund or (ii) during the pendency of an event of default, and (c) the Borrower may purchase Exit Term Loans through open market purchases offered on a pro rata basis, so long as such purchased Exit Term Loans are cancelled and extinguished (but may not purchase Exit Term Loans held by affiliates of the Borrower pursuant to such offer unless it simultaneously purchases not less than an equal amount of Exit Term Loans from non-affiliates) and shall be prohibited from conducting Dutch auctions and/or fixed pot tenters.

Other Provisions	The Exit Term Loan Documentation Principles shall include customary provisions regarding increased costs, illegality, tax indemnities, waiver of trial by jury and other similar provisions.
Governing Law	The laws of the State of New York.
Counsel to Exit Term Loan Agent	Mayer Brown LLP.

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Annex I

ADDITIONAL CONDITIONS TO CLOSING

The borrowing (or deemed borrowing) under the Exit Term Loan Facility shall be subject to the following additional conditions precedent:

1.    A final non-appealable order of the Bankruptcy Court confirming the Plan consistent with the Restructuring Support Agreement in form reasonably satisfactory to the Plan Sponsor and the Ad Hoc Lender Group (the “Confirmation Order”), which shall not have been reversed, vacated, amended, supplemented or otherwise modified and authorizing the Loan Parties to execute, deliver and perform under all documents contemplated under the Exit Term Loan Documents shall have been entered and shall have become a final order of the Bankruptcy Court.

2.    The Plan Effective Date shall have occurred or shall occur substantially simultaneously with the borrowing or deemed borrowing under the Exit Term Loan Facility in a manner consistent with the Restructuring Support Agreement.

3.    The Equity Rights Offering shall have been consummated or shall be consummated substantially simultaneously with the borrowing or deemed borrowing under the Exit Term Loan Facility in a manner consistent with the Restructuring Support Agreement.

4.    (i) The execution and delivery by each of the parties thereto of the Exit Term Loan Documents (it being understood and agreed that this condition shall be satisfied in the case of the Exit Term Loan Credit Agreement if executed by the Loan Parties and the Exit Term Loan Agent)), (ii)  delivery of customary legal opinions, customary evidence of authorization, customary officer’s certificates and good standing certificates (to the extent applicable) in the jurisdiction of organization of each Loan Party, (iii) delivery of a solvency certificate executed by the chief financial officer or other officer of equivalent duties, (iv) accuracy of representations and non-existence of default, and (v) delivery of all documents and instruments required to create and perfect the Exit Term Loan Agent’s security interests in the Collateral under the Exit Term Loan Facility which shall be, if applicable, in proper form for filing (it being understood and agreed that (A) mortgages or amended mortgages with respect to properties constituting collateral under the Existing Debt Agreements (as defined in the Restructuring Term Sheet) may be provided within 90 days after the Closing Date (or such longer period, up to 120 days, as may be agreed by the Exit Term Loan Agent) and (B) mortgages for all other properties may be provided within 180 days after the Closing Date (or such longer period, up to 240 days, as may be agreed by the Exit Term Loan Agent)).

5.    The Exit Term Loan Agent shall have received, at least three (3) business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and, to the extent the Company qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Company, that has been requested in writing by the Exit Term Loan Lenders at least five (5) business days prior to the Closing Date.

6.    All fees required to be paid to the Exit Term Loan Agent and the Exit Term Loan Lenders on the Closing Date and reasonable and documented out-of-pocket expenses (including legal expenses) required to be paid to or for the benefit of the Exit Term Loan Agent and the Exit Term Loan Lenders on the Closing Date, to the extent invoiced at least two (2) business days prior to the Closing Date, shall, upon the initial borrowing (or deemed borrowing) of the Exit Term Loan Facility, have been paid.

EXHIBIT E

Backstop Commitment Agreement

BACKSTOP COMMITMENT AGREEMENT

AMONG

WASHINGTON PRIME GROUP INC.

AND

THE BACKSTOP PARTIES PARTY HERETO

Dated as of June [●], 2021

TABLE OF CONTENTS

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BACKSTOP COMMITMENT AGREEMENT

This BACKSTOP COMMITMENT AGREEMENT (including exhibits and schedules attached hereto and incorporated herein, this “Agreement”), dated as of June [●], 2021, is made by and among (i) Washington Prime Group Inc., an Indiana corporation (the “Company”), on behalf of itself and certain of its subsidiaries as set forth on Schedule 2 (each of the Company and such subsidiaries, a “Debtor” and collectively, the “Debtors”), on the one hand, and (ii) the Backstop Parties set forth on Schedule 1 hereto (as such list may be amended, supplemented or modified from time to time in accordance with this Agreement, including Sections 3 and 4 hereof, the “Backstop Commitment Schedule”)) (each referred to herein, individually, as a “Backstop Party” and, collectively, the “Backstop Parties”), on the other hand. The Company and each Backstop Party is referred to herein, individually, as a “Party” and, collectively, as the “Parties”. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the RSA (as defined below) or the Restructuring Term Sheet (as defined below), as applicable.

WHEREAS, the Debtors have entered into a Restructuring Support Agreement, dated as of June [●], 2021 by and among (i) the Company Parties, (ii) the Consenting 2015 Credit Facility Lenders, (iii) the Consenting 2018 Credit Facility Lenders, (iv) the Consenting Weberstown Lenders and (v) the Consenting Unsecured Noteholders (each of the foregoing, as defined in the RSA) (such agreement, along with all exhibits thereto, including the Restructuring Term Sheet attached thereto as Exhibit [B] (the “Restructuring Term Sheet”) as may be amended, restated, supplemented or otherwise modified from time to time, the “RSA”), which provides for the restructuring of the Company’s capital structure and financial obligations pursuant to a plan of reorganization (as it may be amended, modified or supplemented from time to time as provided in the RSA, the “Plan”). The Debtors will file voluntary petitions for relief (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of Texas (together with any court with jurisdiction over the Chapter 11 Cases, the “Bankruptcy Court”) (the date of such filings being referred to herein as the “Petition Date”) and will seek confirmation of the Plan;

WHEREAS, subject to the Bankruptcy Court’s entry of an order confirming the Plan (the “Confirmation Order”), consummation of the Plan, and the other conditions specified in Section 10 and Section 11 hereof, prior to or on the effective date of the Plan (the “Plan Effective Date”), the Reorganized Company (as defined below) will offer and sell New Common Equity (as defined in the RSA) issued pursuant to a Rights Offering (the “Rights Offering”) and this Agreement to holders of Allowed Unsecured Notes Claims (as defined in the RSA) (the “Notes Claims”) at an aggregate purchase price equal to the sum of (i) $190 million plus (ii) the amount required to pay the DIP Claims (as defined in the RSA) in cash in full plus (iii) the amount required to fund emergence cash flows plus (iv) the amount required to fund cash payments to Allowed Existing Equity Interests, which in the aggregate shall not exceed $325 million (such maximum amount, the “Total Backstop Commitment”), to be funded on the Plan Effective Date. The Rights Offering shall be conducted at a price per share (the “Per Share Price”) of New Common Equity (such shares, the “Rights Offering Shares”) reflecting a discount of thirty-two and one-half percent (32.5%) to the Set-Up Equity Value of $800 million, calculated in accordance with the RSA, which may be subscribed for by holders of Notes Claims. Fifty percent (50%) of the Rights Offering Shares shall be reserved for the Backstop Parties severally (the “Minimum Allocation”) in accordance with their respective percentage commitments as set forth on the Backstop Commitment Schedule (each, a “Backstop Commitment Percentage” and such Rights Offering Shares, the “Minimum Allocation Shares”) and the remaining 50% of the Rights Offering Shares shall be made available to holders of Notes Claims (including the Backstop Parties) on a pro rata basis based on the value of each holder’s Notes Claims.

WHEREAS, each Backstop Party commits to purchase on a several and not joint basis, and the Reorganized Company will sell to such Backstop Party, the Minimum Allocation Shares and any other Rights Offering Shares that are not purchased as part of the Rights Offering (the “Unsubscribed Shares”) based on the Backstop Commitment Percentages (such purchased Rights Offering Shares, the “Backstop Shares”).

WHEREAS, as consideration for their respective Backstop Commitments, the Company has agreed, subject to the terms, conditions and limitations set forth herein, to cause the Reorganized Company to pay the Backstop Parties, the Backstop Equity Premium or the Backstop Break Payment (as defined below), as applicable, on the terms set forth herein.

WHEREAS, for purposes of this Agreement, “Required Backstop Parties” shall mean, as of the date of determination, the Backstop Parties holding at least a majority in aggregate amount of the Backstop Commitments of all Backstop Parties (excluding any Defaulting Backstop Parties and their corresponding Backstop Commitments).

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties and covenants set forth herein, and other good and valuable consideration, the Company and the Backstop Parties agree as follows:

Section 1.    The Rights Offering. Subject to the terms and conditions hereof, the Rights Offering will be conducted in accordance with the rights offering procedures attached as Exhibit A, hereto (the “Rights Offering Procedures”) and as follows:

(a)    On and subject to the terms and conditions hereof, including entry by the Bankruptcy Court of an order approving this Agreement (the “Backstop Approval Order”), the Company, on behalf of Reorganized Company, shall conduct the Rights Offering pursuant to and in accordance with the Plan, the Rights Offering Procedures and the RSA. The Company shall use commercially reasonable efforts to conduct the Rights Offering in reliance upon the exemption from registration under the Securities Act provided in Section 1145 of the Bankruptcy Code; provided that the offer and sale of the Backstop Shares and any other equity interests that cannot be made in reliance upon such exemption will be made in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act or another available exemption from registration under the Securities Act.

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(b)    Prior to the Subscription Tender Deadline (as defined in the Rights Offering Procedures), Subscription Rights in the Rights Offering are not separately transferable or detachable from the Notes Claims and may only be transferred together with the applicable Notes Claims. Any Notes Claim traded after Subscription Tender Deadline will not be traded with the Subscription Rights, which shall have lapsed.

(c)    No later than the [tenth (10th)] Business Day following the Subscription Form and Payment Deadline (as defined in the Rights Offering Procedures), the Company, or the Subscription Agent (as defined in the Rights Offering Procedures) on the Company’s behalf, shall deliver by email a written notice (the “Funding Notice”) to each Backstop Party or their counsel of: (i) the number of Rights Offering Shares elected to be purchased by all participants in the Rights Offering and the aggregate purchase price therefor; (ii) the aggregate number of Unsubscribed Shares, if any, and the aggregate purchase price therefor; (iii) based upon such Backstop Party's Backstop Commitment Percentage, the aggregate number of Unsubscribed Shares to be issued and sold by the Reorganized Company to such Backstop Party as Backstop Shares and the aggregate purchase price therefor; (iv) in accordance with the Backstop Commitment Schedule, the aggregate number of Minimum Allocation Shares to be issued and sold by the Reorganized Company to such Backstop Party and the aggregate purchase price therefor; (v) if applicable, the number of Rights Offering Shares such Backstop Party is subscribed for in the Rights Offering and for which such Backstop Party had not yet paid to the Subscription Agent and the aggregate purchase price therefor; (the sum of the aggregate purchase prices set forth in clauses (iii), (iv) and (v), “Funding Amount”); (vi) wire instructions for a segregated account (the “Funding Account”) established with an escrow agent (reasonably acceptable to the Required Backstop Parties) or the Subscription Agent to which such Backstop Party shall deliver the Funding Amount; and (vii) the estimated deadline for delivery of the Funding Amount which shall be no earlier than five (5) Business Days before the expected Plan Effective Date (the “Funding Deadline”). Contemporaneously with delivery of the Funding Notice, the Company shall deliver a certification by the Subscription Agent regarding the number of Backstop Shares, or, if such certification is not available, such written backup to the determination of the Backstop Shares as the Backstop Parties may reasonably request. For purposes of this Agreement, “Business Day” means any day of the year on which national banking institutions in New York City are open to the public for conducting business and are not required or authorized to close. The Company shall cause an additional notice of the Funding Deadline to be provided after the Confirmation Order has been entered by the Bankruptcy Court; provided that the Funding Deadline shall be a minimum of five (5) Business Days after the date of the Funding Notice (unless an earlier date is required to ensure the Funding Deadline is no more than five (5) Business Days before the expected Plan Effective Date). Each Backstop Party shall deliver and pay its applicable Funding Amount by wire transfer in immediately available funds in U.S. dollars into the Funding Account (and, for the avoidance of doubt, the Backstop Parties shall not be required to fund any amounts by the Subscription Form and Payment Deadline); provided that any Backstop Party that is subject to the Investment Company Act of 1940 may deliver and pay its applicable Funding Amount by wire transfer in immediately available funds in U.S. dollars on the Plan Effective Date. If this Agreement is terminated in accordance with its terms after such delivery, such funds shall be released to the applicable Backstop Party, without any interest accrued thereon, promptly following such termination, but in any event within seven (7) Business Days following such termination.

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Section 2.    The Backstop Commitments.

(a)    On the basis of the representations and warranties contained herein, but subject to the satisfaction or waiver of the conditions set forth in Section 10, each of the Backstop Parties, severally and not jointly, agrees to purchase, at the Per Share Price, in accordance with Section 1(c), (i) the number of Unsubscribed Shares multiplied by such Backstop Party’s Backstop Commitment Percentage, (ii) the number of Minimum Allocation Shares multiplied by such Backstop Party’s Backstop Commitment Percentage (collectively, such Backstop Party’s “Backstop Commitment”) and (iii) such Backstop Party’s pro rata percentage of the Rights Offering Shares offered to holders of Notes Claims.

(b)    On the basis of the representations and warranties herein contained, and subject to the entry of the Backstop Approval Order, as consideration for the Backstop Commitments and the other undertakings of the Backstop Parties herein, the Reorganized Company will pay to the Backstop Parties, in the aggregate, and free and clear of any withholding or deduction for any applicable Taxes (as defined below), on the Plan Effective Date, a nonrefundable premium in an aggregate amount equal to nine percent (9.0%) of the amount of the Total Backstop Commitment (the “Backstop Equity Premium”), which Backstop Equity Premium shall be deemed fully earned by the Backstop Parties upon the execution of this Agreement and shall be payable to the Backstop Parties, subject to the entry of the Backstop Approval Order and/or confirmation of the Equitization Restructuring, on the Plan Effective Date, in the form of shares of New Common Equity issued at the Per Share Price, which shall be allocated among the Backstop Parties pro rata based on each Backstop Party’s Backstop Commitment Percentage.

(c)    Whether or not the transactions contemplated hereunder are consummated, the Company or the Reorganized Company, as applicable, agrees to pay all reasonably incurred and documented out-of-pocket fees and expenses of the Backstop Parties executing this Agreement as of the date hereof, including the reasonably incurred and documented out-of-pocket fees and expenses of the attorneys, accountants, other professionals, advisors, and consultants to the Backstop Parties, including the fees and expenses of Davis Polk & Wardwell LLP, Evercore Group L.L.C., Raider Hill Advisors L.L.C., Agora Advisors, Inc., and any local counsels engaged by the Backstop Parties, whether incurred in connection with the Chapter 11 Cases or the preparation therefor, including the transactions contemplated by this Agreement and the RSA (such payment obligations, the “Expense Reimbursement”); provided, that any professional fee invoices shall not be required to contain individual time detail. The Expense Reimbursement shall, pursuant to the Backstop Approval Order, constitute allowed administrative expenses against each of the Debtors' estates under sections 503(b) and 507 of the Bankruptcy Code. The Debtors shall pay any invoices for the Expense Reimbursement within five (5) Business Days of receipt thereof. The Expense Reimbursement accrued through the date on which the Backstop Approval Order is entered shall be paid in accordance with the Backstop Approval Order upon its entry by the Bankruptcy Court and as promptly as reasonably practicable after the date of the entry of the Backstop Approval Order. The Expense Reimbursement shall thereafter be payable on a monthly basis by the Debtors in accordance with the Backstop Approval Order. Notwithstanding anything contained in this Section 2(c) to the contrary, the Debtors or Reorganized Company, as applicable, shall not accrue additional Expense Reimbursement obligations from and after the closing or termination of this Agreement pursuant to Section 13, other than in connection with enforcement of any provisions of this Agreement that survive termination; provided that the obligation to pay such Expense Reimbursements shall survive closing or such termination until paid.

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(d)    On the Plan Effective Date, (i) each of the Backstop Parties shall purchase such amounts of Rights Offering Shares and Backstop Shares as are listed in the Funding Notice and (ii) the Reorganized Company shall sell to each of the Backstop Parties such amounts of Rights Offering Shares and Backstop Shares for which such Backstop Party has funded its portion of the Funding Amount (without prejudice to the rights of the Reorganized Company or the Backstop Parties to seek later an upward or downward adjustment if the amount of Rights Offering Shares and/or Backstop Shares in such Funding Notice is inaccurate and in such event, the respective obligations to fund additional purchase price, refund the applicable portion of the purchase price or issue additional Rights Offering Shares and/or Backstop Shares, as applicable, shall survive notwithstanding such Funding Notice) and shall deliver to each such Backstop Party its pro rata portion of the Backstop Equity Premium. Such right of upward or downward adjustment shall terminate on the date that is three (3) Business Days prior to the Funding Deadline.

(e)    Subject to the terms of the Plan, delivery of the Rights Offering Shares and Backstop Shares will be made by the Reorganized Company to the respective Backstop Parties on the Plan Effective Date upon the release of the applicable portion of the Funding Amount of such Backstop Party from the Funding Account, upon which time such funds shall be delivered to the Reorganized Company by wire transfer of immediately available funds to the account specified by the Reorganized Company to the Backstop Parties at least twenty-four (24) hours in advance.

(f)    Delivery of the shares of New Common Equity in connection with the Backstop Equity Premium will be made by the Reorganized Company to the respective Backstop Parties on the Plan Effective Date.

(g)    Each of the Parties intends that, for U.S. federal income tax purposes, the Expense Reimbursement and, as applicable, the Backstop Equity Premium or the Backstop Break Payment shall be treated as a “put premium” paid to the Backstop Parties (the “Intended Tax Treatment”). Each party shall file all tax returns consistent with, and take no position inconsistent with such treatment (whether in audits, tax returns or otherwise) unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended (the “Code”). From and after the date of this Agreement, none of the parties shall, nor shall they permit any of their subsidiaries or Affiliates to, knowingly take any action, cause any action to be taken or omit to take any action, which action or omission could cause the transactions to fail to qualify for, or fail to be reported in a manner consistent with, the Intended Tax Treatment.

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Section 3.    Transfer of Backstop Commitment.

(a)    Subject to Section 3(d), each Backstop Party shall have the right to transfer all or any portion of its Backstop Commitment to any transferee that is (i) already a party to this Agreement and the RSA or (ii) agrees in writing to be bound by the representations, warranties, covenants and obligations of such transferring Backstop Party (the “Transferring Backstop Party”) under this Agreement and is party to the RSA or becomes a party by executing a joinder thereto and, in each case, provides the requisite information to the Subscription Agent (any such transferee, a “Permitted Transferee”). A transfer of a Backstop Commitment to one or more Permitted Transferees shall also transfer a ratable portion of the Transferring Backstop Party’s pro rata share of the Minimum Allocation, Backstop Equity Premium and Backstop Break Payment. Each Transferring Backstop Party shall provide notice to the Company and the nontransferring Backstop Parties of such transfer (the “Backstop Transfer Notice”), and the Company shall maintain an updated copy of the Backstop Commitment Schedule to reflect such transfers as occur from time to time.

(b)    Prior to transferring a Backstop Commitment pursuant to the foregoing Section 3(a), the Transferring Backstop Party shall first provide written notice of such transfer of all or any portion of its Backstop Commitment and Minimum Allocation Shares to a person (other than a Backstop Party or Related Fund (as defined below) as of such date) (“Offering Notice”), to the Company and other Backstop Parties party to this Agreement as of such date (the “Non‑Transferring Backstop Parties”), which Offering Notice shall state the amount of the Backstop Commitment proposed to be transferred by the Transferring Backstop Party (the “Offered Backstop Commitment”), the consideration offered by the transferee (the “New Backstop Party”) and the other material terms and conditions of the transfer, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof. The Offering Notice shall constitute the Transferring Backstop Party’s offer to transfer the Offered Backstop Commitment to the Non-Transferring Backstop Parties, which offer shall be irrevocable for ten (10) Business Days (the “ROFO Notice Period”). Upon receipt of the Offering Notice, each Non-Transferring Backstop Party may elect during the ROFO Notice Period, in its sole discretion, to assume the Offered Backstop Commitment on the same terms and for the same consideration as set forth in the Offering Notice by delivering a written notice (an “Offer Acceptance Notice”) to the Transferring Backstop Party, the other Non-Transferring Backstop Parties and the Company stating that it offers to assume such portion of the Offered Backstop Commitment on the terms specified in the Offering Notice. Any Offer Acceptance Notice shall be binding upon delivery and irrevocable by the applicable Non-Transferring Backstop Party. If more than one Non-Transferring Backstop Party (each, a “Purchasing Backstop Party”) timely delivers an Offer Acceptance Notice and the aggregate amount of Backstop Commitments to be assumed pursuant to such Offer Acceptance Notices is greater than the amount of the Offered Backstop Commitment, each Purchasing Backstop Party shall be allocated a portion of the Offered Backstop Commitment based upon its applicable Backstop Commitment Percentage as of the date of the Offering Notice as compared to the Backstop Commitment Percentages of all of the Purchasing Backstop Parties, unless otherwise agreed to by the Non-Transferring Backstop Parties. To the extent any portion of the Offered Backstop Commitment is not assumed by the Non-Transferring Backstop Parties, the Transferring Backstop Party shall have a thirty (30) calendar day period in which to agree to a transfer of such portion to a Permitted Transferee on substantially the same (or more favorable as to the Transferring Backstop Party) terms and conditions as were set forth in the Offering Notice. If the Transferring Backstop Party does not agree to such a transfer in accordance with the foregoing time limitations, then the right of the Transferring Backstop Party to agree to such transfer pursuant to this paragraph shall terminate and the Transferring Backstop Party shall again comply with the procedures set forth in this paragraph with respect to any proposed transfer of its Backstop Commitments to a New Backstop Party.

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(c)    Notwithstanding the foregoing, a Backstop Party may assign its Backstop Commitment to any fund, account (including any separately managed accounts) or investment vehicle that is controlled, managed, advised or sub-advised by such Backstop Party, an Affiliate thereof or the same investment manager, advisor or subadvisor as the Backstop Party or an Affiliate of such investment manager, advisor or subadvisor (other than any portfolio company of such Backstop Party) (each, a “Related Fund”) without submitting an Offering Notice, in which case (x) such assigning Backstop Party shall notify the Company and the non-transferring Backstop Parties of such assignment and (y) such Related Fund transferee shall agree in writing to be bound by the representations, warranties, covenants and obligations of such transferring Backstop Party under this Agreement and the RSA and shall make the representations set forth in Section 6 hereof as of the date of such transfer as if it was a Backstop Party. Any such Related Fund shall submit the requisite documentation required by the Rights Offering Procedures, including any subscription form (the “Requisite Documentation”) to the Company. For purposes of this Agreement, (i) “Affiliate” shall mean with respect to any specified Person (as defined below), any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls (as defined below), is Controlled by or is under common Control with such specified Person and (ii) “Control” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by,” “Controlled” and “under common Control with” shall have correlative meanings.

(d)    Any transfer of Backstop Commitments or Minimum Allocations, if applicable, including such transfers to a Related Fund, shall relieve the Transferring Backstop Party from all of its rights and obligations under this Agreement with respect to such transferred Backstop Commitment and Minimum Allocation if (i) the transfer is to an existing Backstop Party; or (ii) the Company and the Required Backstop Parties provide prior written consent of such transfer, not to be unreasonably withheld, conditioned or delayed, following receipt from such Permitted Transferee of evidence that such transferee is reasonably capable of fulfilling such obligations, including such financial information as may reasonably be requested by the Company or the Required Backstop Parties demonstrating the ability of such Permitted Transferee to fund the entire amount of its existing Backstop Commitment and Minimum Allocation inclusive of the amount of the Backstop Commitment transferred to such Permitted Transferee. Otherwise, the Transferring Backstop Party shall retain its obligations under this Agreement with respect to such transferred Backstop Commitment and Minimum Allocations.

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(e)    Any transferee pursuant to, and in accordance with, clauses (b) or (c) above shall be deemed a Backstop Party for all purposes of this Agreement. Notwithstanding anything to the contrary set forth herein, the transfer of any Notes Claims or other Claims by any Backstop Party shall not have any effect on a Backstop Party’s Backstop Commitment Percentage or Minimum Allocation.

(f)    Furthermore, each Backstop Party shall have the right to designate by written notice to the Company no later than five (5) Business Days prior to the Plan Effective Date that some or all of its Right Offering Shares and Backstop Shares be issued in the name of, and delivered to, one or more of its Affiliates or Related Funds upon receipt by the Company of payment therefor in accordance with the terms hereof, which notice of designation shall (i) be addressed to the Company and signed by such Backstop Party and each such affiliate or Related Fund, (ii) specify the number of Backstop Party Shares to be delivered to or issued in the name of such affiliate or Related Fund and (iii) contain a confirmation by each such affiliate or Related Fund of the accuracy of the necessary representations and warranties set forth in this Agreement, as if such affiliate or Related Fund was a Backstop Party, which Related Fund shall also be required to submit the Requisite Documentation to the Subscription Agent.

(g)    Any transfer of a Backstop Party’s obligations under this Agreement made in violation of this Section 3 shall be deemed null and void ab initio and of no force or effect, regardless of any prior notice provided to the Debtors or any Backstop Party, and shall not create any obligation or liability of any Debtor or any other Backstop Party to the purported transferee.

(h)    Notwithstanding anything to the contrary set forth in this Section 3, other than (i) a transfer to a Related Fund or (ii) a transafer with the consent of the Company (which consent shall not be unreasonably withheld, conditioned, or delayed), any transfer pursuant to Section 3, must commence at least eight (8) days prior to the Subscription Expiration Deadline, and no transfer, including to a Related Fund, will be recognized if it has not been completed by the Subscription Expiration Deadline. Any transfers in violation of this Section 3(h) shall be deemed null and void ab initio and of no force or effect, regardless of any prior notice provided to the Debtors or any Backstop Party, and shall not create any obligation or liability of any Debtor or any other Backstop Party to the purported transferee.

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Section 4.    Backstop Party Default.  Any Backstop Party that fails to timely fund its Backstop Commitment after written notice thereof (a “Default Notice”) will be liable for the consequences of its breach and the parties hereto may enforce rights of money damages and/or specific performance upon the failure to timely fund by the Defaulting Backstop Party (but for the avoidance of doubt, no Backstop Party shall be liable for any default of any other Backstop Party pursuant to this Agreement); provided that each Backstop Party that is not a Defaulting Backstop Party (each, a “Non-Defaulting Backstop Party”) shall have the right, but not the obligation, for a period of [two (2) days] following the delivery of the Default Notice, to elect to assume up to its pro rata share of such Defaulting Backstop Party’s Backstop Commitment and Minimum Allocation based on the proportion of its Backstop Commitment to the aggregate amount of Backstop Commitments of all Non-Defaulting Backstop Parties assuming such Defaulting Backstop Party’s Backstop Commitment (the “Adjusted Commitment Percentage”), or such other proportion as agreed by the Non-Defaulting Backstop Parties. For the avoidance of doubt, any assumption of the Defaulting Backstop Party’s Backstop Commitment and Minimum Allocation pursuant to this Section 4 may be in whole or in part (and need not be in whole for the assumption of any part thereof to be effective), provided that the assumption of the Backstop Commitment and Minimum Allocation shall be in proportionate amounts. Any Defaulting Backstop Party shall not be entitled to any portion of the Backstop Equity Premium or Backstop Break Payment, and the portion of the Backstop Equity Premium or Backstop Break Payment otherwise payable to any Defaulting Backstop Party shall be paid pro rata to any Backstop Parties that assume all or a portion of the Defaulting Backstop Party’s Backstop Commitment, based on the portion of the Defaulting Backstop Party’s Backstop Commitment so assumed. The Parties acknowledge and agree that the expiration of the time periods set forth in this Section 4 shall not be a condition to the consummation of the transactions contemplated by this Agreement.

Section 5.   Representations and Warranties of the Company.  Except as disclosed in the Company SEC Documents and publically available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system prior to the date hereof, the Company represents and warrants to, and agrees with, the Backstop Parties as set forth below. Except for representations, warranties and agreements that are expressly limited as to their date, each representation, warranty and agreement is made as of the date hereof. For purposes of this Agreement, “Company SEC Documents” means all of the reports, schedules, forms, statements and other documents filed with the U.S. Securities and Exchange Commission (“SEC”) on or after January 1, 2020 by the Company.

(a)    Organization and Qualification. Each of the Company and its subsidiaries is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted in all material respects. Each of the Company and its subsidiaries is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which it owns or leases real property or in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing has not had, and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect. The Company or a subsidiary thereof is the record and beneficial owner of and has good and valid title to all of the issued and outstanding equity ownership interest of each of the subsidiaries of the Company (the “Subsidiary Interests”) free and clear of all Liens, other than Customary Permitted Liens or liens in connection with the 2015 Credit Facility Claims, 2018 Credit Facility Claims, and Weberstown Term Loan Facility Claims, and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subsidiary Interests other than transfer restrictions imposed by applicable Law). All of the issued and outstanding Subsidiary Interests are duly authorized, validly issued, fully paid and nonassessable (if such concepts apply). Other than performance-based stock shares and options as disclosed in the Financial Statements, there are no: (i) outstanding securities convertible or exchangeable into Subsidiary Interests; (ii) options, warrants, phantom equity rights, notional interests, profits interests, calls, equity equivalents, restricted equity, performance equity, profit participation rights, stock appreciation rights, redemption rights or subscriptions or other rights, agreements or commitments obligating any subsidiary to issue, transfer or sell any Subsidiary Interests; (iii) voting trusts or other agreements or understandings to which any subsidiary is a party or by which any subsidiary is bound with respect to the voting, transfer or other disposition of Subsidiary Interests or (iv) outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Subsidiary Interests. Other than certain subsidiaries of the Company, neither the Company nor any of its subsidiaries owns or holds the right to acquire any stock, partnership interest, joint venture interest, or other equity interest in any other Person.

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(b)    Power and Authority.

(i)    The Company has the requisite corporate power and authority to enter into, execute and deliver this Agreement and any other agreements contemplated herein or in the Plan and, subject to entry of the Confirmation Order and consummation of the Plan, to perform its obligations hereunder and under any other agreements contemplated herein or in the Plan, including, to issue the Subscription Rights and, subject to the entry of the Confirmation Order and the consummation of the Plan, to issue the Rights Offering Shares, the Backstop Shares and the New Common Equity pursuant to the Backstop Equity Premium. The Company has taken all necessary corporate action required for the due authorization, execution, delivery and performance by it of this Agreement and any other agreements contemplated herein or in the Plan, and following the entry of the Confirmation Order will have taken all necessary corporate action required to perform its obligations hereunder and under any other agreements contemplated herein or in the Plan, including, to issue the Subscription Rights, the Rights Offering Shares, the Backstop Shares and the New Common Equity pursuant to the Backstop Equity Premium.

(ii)    The Company has the requisite corporate power and authority to file the Plan with the Bankruptcy Court and, subject to entry of the Confirmation Order and consummation of the Plan, to perform its obligations thereunder, and will have taken all necessary corporate action required for the due authorization, execution, delivery and performance by it of the Plan.

(c)    Execution and Delivery; Enforceability. This Agreement and any other agreements contemplated herein have been and will be duly and validly executed and delivered by the Company, and, subject to entry of the Backstop Approval Order, the Confirmation Order and consummation of the Plan, each of this Agreement and any other agreements contemplated herein and the Plan constitutes or will constitute the valid and binding obligations of the Company and the Reorganized Company, as applicable, enforceable against the Company and the Reorganized Company, as applicable in accordance with its terms.

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(d)    Authorized Capital. Upon the Plan Effective Date, the authorized capital of the Reorganized Company shall be consistent with the terms of the Plan and Disclosure Statement (as defined below) and the issued and outstanding Rights Offering Shares, the Backstop Shares and the New Common Equity pursuant to the Backstop Equity Premium shall be consistent with the terms of the Plan and Disclosure Statement, except, in each case, for those modifications agreed to in writing by the Company and the Required Backstop Parties.

(e)    Issuance. The distribution of the Subscription Rights and, subject to entry of the Confirmation Order and consummation of the Plan, the issuance of the Rights Offering Shares and the Backstop Shares, including the New Common Equity subscribed for by the Backstop Parties in the Rights Offering and the shares of New Common Equity issued pursuant to the Backstop Equity Premium, will have been duly and validly authorized and, when such shares are issued and delivered against payment therefor in the Rights Offering or to the Backstop Parties hereunder, as applicable, will be duly and validly issued and outstanding, fully paid, non-assessable and free and clear of all Taxes, liens, pre-emptive rights, rights of first refusal, subscription and similar rights, except as set forth herein, in the Plan or in the RSA, and other than transfer restrictions pursuant to applicable securities laws.

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(f)    No Conflict. The distribution of the Subscription Rights, the execution and delivery of this Agreement, the filing of the Plan with the Bankruptcy Court, and, subject to entry of the Confirmation Order and consummation of the Plan, the sale, issuance and delivery of the Rights Offering Shares upon exercise of the Subscription Rights, the consummation of the Rights Offering by the Reorganized Company, the sale, issuance and delivery of the Backstop Shares pursuant to the terms hereof, the shares of New Common Equity issued pursuant to the Backstop Equity Premium and compliance by it with all of the provisions of this Agreement and the Plan and the consummation of the transactions contemplated hereby and thereby: (i) will not conflict with or result in a breach or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result, except to the extent expressly provided in or contemplated by the Plan, in the acceleration of, or the creation of any lien under, or result in any recourse liability under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of their properties or assets is subject; (ii) will not result in any violation of the provisions of the organizational documents of the Company or any of its subsidiaries; and (iii) assuming the accuracy of the Backstop Parties’ representations and warranties in Section 6, will not result in any violation of, or any termination or material impairment of any rights under, any statute or any license, authorization, injunction, judgment, order, decree, rule or regulation of any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, agency or official, including any political subdivision thereof or any federal, state, municipal, domestic or foreign court, arbitrator, or tribunal (“Governmental Entity”) having jurisdiction over the Company or any of its subsidiaries or any of their respective properties, except in any such case described in clause (i) or clause (iii), as has not had, and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect. “Material Adverse Effect” means any event or development that would reasonably be expected to have a material adverse effect on (a) the business, operations, properties, assets or financial condition of the Company and its subsidiaries, in each case taken as a whole; or (b) the ability of the Company and its subsidiaries, in each case, taken as a whole, to consummate the transactions contemplated by the RSA and/or perform their material obligations under this Agreement, except, in the case of (a) only, to the extent arising from or attributable to the following (either alone or in combination): (i) the filing, announcement and/or pendency of the Chapter 11 Cases (including emergence therefrom), actions taken in order to implement the Restructuring Transaction (as defined in the RSA) or any reasonably anticipated effects of such filing, announcement, pendency, emergence or actions or from any actions approved by the Bankruptcy Court; (ii) any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic), or any Law, regulation, statute, directive, pronouncement or guideline issued by a Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such Law, regulation, statute, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement; (iii) any change after the date hereof in global, national or regional political or social conditions (including hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or material worsening of any such hostilities, acts of war, sabotage, terrorism, military actions existing or underway or acts of God) or in the general business, market, financial or economic conditions affecting the industries, regions and markets in which the Debtors operate, including any change in the United States or applicable foreign economies or securities (including changes in the market price or trading volume of the claims or equity or debt securities of the Debtors), commodities or financial markets, or force majeure events or “acts of God”; (iv) the filing and/or announcement of the Plan, RSA and the other agreements and documents contemplated thereby, or any action contemplated by the Plan or RSA (including any agreements and documents contemplated thereby) that is made in compliance with the Bankruptcy Code; (v) any changes in applicable federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court) (collectively “Law”) or generally accepted accounting principles in the United States; (vi) declarations of national emergencies in the United States or natural disasters in the United States; (vii) any change resulting from the taking of any actions taken by the Company and/or its subsidiaries after the date hereof with the written consent of the Required Backstop Parties; or (viii) any events or developments arising from or related to the breach of this Agreement or the RSA by the Backstop Parties; provided that the exceptions set forth in clauses (ii), (iii), (v) and (vi) of this definition shall not apply to the extent that such described change has a disproportionately adverse impact on the Debtors, taken as a whole, as compared to other companies in the industries in which the Debtors operate.

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(g)    Arm’s-Length. The Company agrees that (a) each of the Backstop Parties is acting solely in the capacity of an arm’s-length contractual counterparty with respect to the transactions contemplated hereby (including in connection with determining the terms of the Rights Offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any of its subsidiaries and (b) no Backstop Party is advising the Company or any of its subsidiaries as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.

(h)    Consents and Approvals. Assuming the accuracy of the Backstop Parties’ representations and warranties in Section 6, no consent, approval, authorization, order, registration or qualification of or with any Governmental Entity having jurisdiction over the Company or any of its subsidiaries, or any party to any Material Contract, is required for the distribution of the Subscription Rights, the sale, issuance and delivery of the Rights Offering Shares upon exercise of the Subscription Rights, the issuance, sale and delivery of the Backstop Shares or the issuance and delivery of shares of New Common Equity pursuant to the Backstop Equity Premium, the consummation of the Rights Offering by the Reorganized Company and the execution and delivery by the Company of this Agreement or the Plan and compliance by them with all of the provisions hereof and thereof (including payment of the Expense Reimbursement as required herein) and the consummation of the transactions contemplated hereby and thereby, except (i) the entry of the Confirmation Order and the Backstop Approval Order, (ii) filings, if any, (x) pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and the expiration or termination of all applicable waiting periods thereunder or any applicable notification, authorization, approval or consent under any other Antitrust Laws in connection with the transactions contemplated by this Agreement, (y) pursuant to any applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and any other applicable U.S. state or federal securities laws, (iii) the filing of any other documents in connection with the transactions contemplated by this Agreement with applicable state filing agencies, (iv) such consents, approvals, authorizations, registrations or qualifications as may be required under foreign securities laws, federal securities laws or state securities or “Blue Sky” laws in connection with the offer and sale of the Rights Offering Shares, the Backstop Shares and the Backstop Equity Premium, and (v) such consents, approvals, authorizations, registrations or qualifications the absence of which have not had, and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

(i)    No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined or determinable, other than: (i) liabilities or obligations disclosed and provided for in the Financial Statements (as defined below), (ii) liabilities or obligations incurred in the ordinary course of business since the date of the most recent balance sheet presented in the Financial Statements (as defined below), (iii) liabilities or obligations that would not be required to be set forth or reserved for on a balance sheet of the Company or its subsidiaries (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, or (iv) non-material liabilities or obligations.

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(j)    Financial Statements. The (1) audited consolidated balance sheets of the Company and its consolidated subsidiaries as of December 31, 2019 and 2020, the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity and cash flows for the year ended December 31, 2020 and the related notes thereto as filed in the Company’s Annual Report on Form 10-K for such year, and (2) the unaudited consolidated balance sheets and its consolidated subsidiaries of the Company as of March 31, 2021 and the related consolidated statements of operations, comprehensive income (loss) changes in stockholders’ equity and of cash flows as filed in the Company’s applicable Quarterly Report on Form 10-Q for such quarter (collectively, the “Financial Statements”) present fairly in all material respects the consolidated financial position of the Company and its subsidiaries as of the dates indicated and the results of their operations and their cash flows for the periods specified, subject to customary year-end audit adjustments and the absence of certain footnotes in the case of the unaudited quarterly financial statements. The Financial Statements have been prepared in conformity with U.S. GAAP as applied on a consistent basis throughout the periods covered thereby (except as disclosed therein).

(k)    Internal Control Over Financial Reporting. The Company has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) that complies in all material respects with the requirements of the Exchange Act and has been designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP. The Company’s management concluded that the Company’s internal control over financial reporting was effective as of December 31, 2021 and no changes in the Company’s internal control over financial reporting occurred since December 31, 2021 that have materially affected, or were, as of those dates, reasonably likely to materially affect, the Company’s internal control over financial reporting.

(l)    Disclosure Controls and Procedures. The Company maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) that are designed to provide reasonable assurance that information required to be disclosed in its reports under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to management of the Company as appropriate to allow timely decisions regarding required disclosure.

(m)    No Violation. The Company and its subsidiaries are not, except as a result of the Chapter 11 Cases, and have not since January 1, 2021 been, in violation of any applicable law or statute or any judgment, order, rule or regulation of any Governmental Entity, except for any such default or violation that has not had, and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

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(n)    Legal Proceedings. Other than the Chapter 11 Cases and any adversary proceedings or contested motions commenced in connection therewith, and the complaint filed at Slipher vs. Washington Prime Group, Inc., Louis Conforti, and Mark E. Yale, Case. No. 2:21-cv-02757-JLG-KAJ, Doc. #1 (S.D. Ohio May 24, 2021), and there are no and since [●], 2021, there have not been any legal, governmental or regulatory investigations, actions, suits or proceedings pending or, to the knowledge of the Company, threatened, in each case, to which the Company and its subsidiaries is, was or may be a party or to which any property of the Company and its subsidiaries is, was or may be the subject that, individually or in the aggregate, has had or would reasonably be expected to result in a Material Adverse Effect.

(o)    No Broker’s Fees. Neither the Company nor any of its subsidiaries is a party to any contract, agreement or understanding with any other individual, firm, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, associate, trust, Governmental Entity or other entity or organization (each, a “Person”) that would give rise to a valid claim against it (other than this Agreement) or the Backstop Parties for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Subscription Rights or the Rights Offering Shares.

(p)    Absence of Certain Changes. Since January 1, 2021, except for the Chapter 11 Cases and any adversary proceedings or contested motions in connection therewith, no change, event, circumstance, effect, development, occurrence or state of facts has occurred or exists that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(q)    Environmental. Except as to matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) no unresolved written notice, claim, demand, request for information, order, complaint or penalty has been received by the Company or any of its subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the knowledge of the Company, threatened, in each case which allege a violation of or liability under any Environmental Laws and relate to the Company or any of its subsidiaries, (ii) the Company and each of its subsidiaries is in compliance with Environmental Law and has obtained, maintains in full force and effect, and is in compliance with all material permits, licenses and other approvals currently required under any Environmental Law for conduct of its business as presently conducted by the Company and each of its subsidiaries, and (iii) to the knowledge of the Company, no Hazardous Materials have been released by the Company or any of its subsidiaries at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of the Company or any of its subsidiaries under any Environmental Laws. For purposes of this Agreement, “Environmental Law” means all applicable foreign, federal, state and local conventions, treaties, protocols, laws, statutes, rules, regulations, ordinances, orders and decrees in effect on the date hereof relating in any manner to contamination, pollution or protection of the environment or exposure to Hazardous Materials, and “Hazardous Materials” means all materials, substances, chemicals, or wastes (or combination thereof) that are listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, or oil under any Environmental Law.

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(r)    Insurance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and each of its subsidiaries, as applicable, has insured its respective properties and assets against such risks and in such amounts as are consistent with past practice or are customary for similarly situated companies engaged in similar businesses, and (ii) all premiums due and payable in respect of material insurance policies maintained by the Company and its subsidiaries have been paid. As of the date hereof, to the knowledge of the Company, neither the Company nor any of its subsidiaries has received written notice from any insurer or agent of such insurer with respect to any material insurance policies of the Company or any of its subsidiaries of cancellation or termination of such policies, other than such notices which are received in the ordinary course of business or for policies that have expired in accordance with their terms.

(s)    Intellectual Property. Except, in each case, where the failure of such statement to be correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its subsidiaries own, or possess the right to use, all of the patents, patent rights, trademarks, service marks, trade names, copyrights, licenses, domain names, and any and all applications or registrations for any of the foregoing (collectively, “Intellectual Property Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other person, (ii) to the knowledge of the Company, neither the Company and its subsidiaries nor any Intellectual Property Right, proprietary right, product, process, method, substance, part, or other material now employed, sold or offered by the Company and its subsidiaries, is infringing upon, misappropriating or otherwise violating any valid Intellectual Property Rights of any person, and (iii) no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Company, threatened.

(t)    Money Laundering Laws. The operations of the Company and its subsidiaries are, and have been at all times since January 1, 2021, conducted in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transactions Reporting Act of 1970, the money laundering statutes of all jurisdictions in which the Company and its subsidiaries operate (and the rules and regulations promulgated thereunder) and any related or similar laws and there has been no material legal proceeding by or before any Governmental Entity or any arbitrator involving the Company or any of its subsidiaries with respect to such laws and no material legal proceeding with respect to such laws is pending or, to the knowledge of the Company, threatened.

(u)    Sanctions Laws. Neither the Company and its subsidiaries nor, to the knowledge of the Company, any of their respective directors, officers, employees or other Persons acting on their behalf with express authority to so act are currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department. The Company and its subsidiaries will not directly or knowingly indirectly use the proceeds of the Rights Offering, or lend or contribute such proceeds to any subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person that, to the knowledge of the Company and its subsidiaries, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

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(v)    Foreign Corrupt Practices Act. To the knowledge of the Company, there have been no actual or alleged material violations of the Foreign Corrupt Practices Act of 1977, as amended, nor any applicable anti-corruption or anti-bribery laws in any jurisdiction other than the United States, in each case, since January 1, 2021, by the Company and its subsidiaries or any of their respective officers, directors, agents, distributors, employees or any other Person acting on behalf of the Company or any of its subsidiaries.

(w)    Tax Matters.

(i)    Except as has not had, and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect (and except, with respect to the Debtors only, to the extent the non-payment thereof is permitted by the Bankruptcy Code), each of the Company and its respective subsidiaries has paid all income, gross receipts, license, payroll, employment, excise, severance, occupation, premium, windfalls profits, customs duties, capital stock, franchise, profits, withholding, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other taxes levied by a Governmental Entity having jurisdiction over the Company or any of its subsidiaries or any of their respective properties, including interest and penalties thereon (“Taxes”) imposed on it or its assets, business or properties, or, to the extent not yet due, such Taxes have been accrued and fully provided for in accordance with U.S. GAAP. Except as has not had, and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, each of the Company and its subsidiaries has timely filed, or filed appropriate extensions for, all returns, information statements or reports required to be filed with any Governmental Entity with respect to Taxes.

(ii)    There are no material Liens for Taxes on any asset of the Company or any of its subsidiaries other than Liens for Taxes not yet delinquent or for Taxes being contested in good faith by appropriate proceedings and for which adequate accruals have been made with respect thereto in accordance with U.S. GAAP.

(iii)    Except for those certain Tax indemnity agreements with certain Keegan trusts dated July 25, 2014, and any such agreements solely among the Company and its subsidiaries, neither the Company nor any of its subsidiaries is a party to any material Tax allocation or Tax sharing agreement with any third party (other than an agreement, the principal purpose of which is not the sharing, assumption or indemnification of Tax). Neither the Company nor any of its subsidiaries has any liability for any material amount of Taxes of any other Person or entity (other than the Company or any of its subsidiaries), either by operation of law, by contract or as a transferee or successor.

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(iv)    As of the date hereof, there is no outstanding audit, assessment, or claim concerning any material Tax liability of the Company or any of its subsidiaries and neither the Company nor any of its subsidiaries has received from any Governmental Entity any written notice regarding any contemplated or pending audit, examination or other administrative proceeding or court proceeding concerning any material amount of Taxes imposed thereon.

(v)    All material Taxes that the Company or any of its subsidiaries was required by law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been timely paid to the proper authorities to the extent due and payable.

(vi)    Neither the Company nor any of its subsidiaries has been included in any “consolidated,” “unitary” or “combined” tax return provided for under any law with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than a group of which the Company and/or its current or past subsidiaries are or were the only members).

(vii)    Neither the Company nor any of its subsidiaries has been requested in writing, and, to the knowledge of the Company, there are no claims against the Company or any of its subsidiaries, to pay any liability for Taxes of any Person (other than the Company or any of its subsidiaries) that is material to the Company or any of its subsidiaries, arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor.

(viii)    Neither the Company nor any of its subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five (5) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(ix)    The Company qualifies as a “real estate investment trust” under the Internal Revenue Code of 1986, as amended.

(x)    Title to Property.

(i)    Real and Personal Property. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) the Company and its subsidiaries have good title to, or a valid leasehold interest in, all real and personal property, machinery, equipment and other tangible assets of the business necessary for the conduct of the business as presently conducted by the Company and its subsidiaries, free and clear of any and all liens (other than Customary Permitted Liens) and (B) all tangible property and assets (x) are in the possession or control of the Company or its subsidiaries; and (y) are in good and operable condition and repair, reasonable wear and tear excepted. For purposes of this Agreement, “Lien” and “Customary Permitted Liens” shall have the respective meanings given to those terms in the DIP Credit Agreement.

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(ii)    Leased Real Property. The Company and its subsidiaries have complied with all obligations under all leases (as may be amended from time to time) to which it is a party that have not been rejected in the Chapter 11 Cases, except where the failure to comply has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and all such leases are in full force and effect (except to the extent subject to applicable to bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium, and similar laws affecting creditors’ rights generally and to general principles of equity), except leases in respect of which the failure to be in full force and effect have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its subsidiaries enjoy peaceful and undisturbed possession under all leases pursuant to which the Company or any of its subsidiaries is a lessee, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(y)    Labor Relations. Neither the Company nor any of its subsidiaries is or within the past six (6) years has been, a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining or other labor agreement, and, to the Company’s knowledge, there has not been any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any employee of the Company or any of its subsidiaries, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There is no labor or employment-related legal proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, by or on behalf of any of their respective employees or such employees’ labor organization, works council, workers’ committee, union representatives or any other type of employees’ representatives appointed for collective bargaining purposes, or by any Governmental Entity having jurisdiction over the Company or any of its subsidiaries or any of their respective properties or employees, that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not be material to the Company and its subsidiaries, taken as a whole, (i) each of the Company and its subsidiaries has complied and is currently in compliance with all Laws and legal requirements in respect of labor, personnel, employment and employment practices; (ii) all service providers of each of the Company and its subsidiaries are correctly classified as employees, independent contractors, or otherwise for all purposes (including any applicable tax and employment policies or law); and (iii) the Company and its subsidiaries have not and are not engaged in any unfair labor practice.

(z)    Employee Benefit Plans.

(i)    None of the Company, its subsidiaries, or any of their ERISA Affiliates (nor any predecessor of any such entity) sponsor, maintain, contribute to, or has an obligation to contribute to, has in the past six (6) years sponsored, maintained, contributed to, or had an obligation to contribute to, or has, or could be reasonably expected to have, any liability with respect to any Multiemployer Plan or a plan that is subject to Title IV of ERISA.

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(ii)    Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service or has applied for such a letter within the applicable remedial amendment period or such period has not expired and, to the Company’s knowledge, no circumstances exist that would reasonably be expected to result in any such letter being revoked or not being issued or reissued.

(iii)    None of the Company Benefit Plans obligates the Debtors to provide retiree or post-employment health or life insurance or benefits, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar Law for which the covered Person pays the full cost of coverage.

(iv)    For purposes of this Agreement, the following terms have the following meanings:

(1)    “Company Benefit Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), other than a Multiemployer Plan, sponsored or established by, maintained or contributed to or required to be contributed to by the Company or any of its subsidiaries or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any of their respective ERISA Affiliates, or with respect to which the Company or any of its subsidiaries has any actual or contingent liability, in each case for the current or future benefit of any employee, director, officer or individual consultant or independent contractor of the Company or any of its subsidiaries.

(2)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(3)    “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company or any of its subsidiaries, is, or at any relevant time during the past six (6) years was, treated as a single employer under any provision of Section 414 of the Code.

(4)   “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any the Company or any ERISA Affiliate is making or accruing an obligation to make contributions, has within any of the preceding six plan years made or accrued an obligation to make contributions, or each such plan with respect to which any such entity has any actual or contingent liability or obligation.

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(aa)    Licenses and Permits. The Company and its subsidiaries possess all licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate Governmental Entities that are necessary for the ownership or lease of their respective properties and the conduct of their business as presently conducted by the Company and its subsidiaries, in each case, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its subsidiaries (i) have not received written notice of any revocation or modification of any such license, certificate, permit or authorization or (ii) have no reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course.

(bb)    Material Contracts.

(i)    All Material Contracts are valid, binding and enforceable by and against the Company and its subsidiaries, as applicable, and, to the knowledge of the Company, each other party thereto (except to the extent enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium, and similar laws affecting creditors’ rights generally and to general principles of equity), and is in full force and effect, except where the failure to be valid, binding or enforceable, or in full force and effect, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and no written notice to terminate, in whole or part, any Material Contract has been delivered to the Company and its subsidiaries except where such termination has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Other than as a result of the filing of the Chapter 11 Cases, neither the Company and its subsidiaries nor, to the knowledge of the Company and its subsidiaries, any other party to any Material Contract, is in default or breach under the terms thereof except, in each case, for such instances of default or breach that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. For purposes of this Agreement, “Material Contract” means any contract

(1)    necessary for the operation of the business of the Company and its subsidiaries as presently conducted by the Company and its subsidiaries;

(2)    that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K or required to be disclosed on a current report on Form 8-K);

(3)    that is a Specified Material Executory Contract (as defined in the RSA); or

(4)    that is a Material Lease (as defined in the RSA).

(cc)    Takeover Statutes. No restrictions contained in any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar antitakeover statute or regulation (including Delaware General Corporation Law Section 203) is applicable to this Agreement, the Backstop Commitment and other transactions contemplated by this Agreement.

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(dd)    Investment Company Act. Neither the Company nor any of its subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 6.    Representations and Warranties of the Backstop Parties.  Each of the Backstop Parties severally represents and warrants to, and agrees with, the Company as set forth below. Each representation, warranty and agreement is made as of the date hereof.

(a)    Formation. Such Backstop Party has been duly organized or formed, as applicable, and is validly existing as a corporation or other entity in good standing under the applicable laws of its jurisdiction of organization or formation.

(b)    Power and Authority. Such Backstop Party has the requisite power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder and has taken all necessary action required for the due authorization, execution, delivery and performance by it of this Agreement.

(c)    Execution and Delivery. This Agreement has been duly and validly executed and delivered by such Backstop Party and constitutes its valid and binding obligation, enforceable against such Backstop Party in accordance with its terms.

(d)    Securities Laws Compliance. The New Common Equity subscribed for by the Backstop Parties in the Rights Offering, the Backstop Shares and the shares of New Common Equity issued pursuant to the Backstop Equity Premium (collectively, the “Backstop Party Shares”) will not be offered for sale, sold or otherwise transferred by such Backstop Party except pursuant to an effective registration statement under the Securities Act or in a transaction exempt from or not subject to registration under the Securities Act and any applicable state securities laws.

(e)    Purchase Intent. Such Backstop Party is acquiring the Backstop Party Shares for its own account or for the accounts for which it is acting as investment advisors or manager, and not with a view to distributing or reselling such Backstop Party Shares or any part thereof. Such Backstop Party understands that such Backstop Party must bear the economic risk of this investment indefinitely, unless the Backstop Party Shares are registered pursuant to the Securities Act and any applicable state securities or Blue Sky laws or an exemption from such registration is available, and further understands that it is not currently contemplated that the issuance of any Backstop Party Shares will be registered.

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(f)    Investor Status. Such Backstop Party is an “accredited investor” as defined in Rule 501(a) under the Securities Act (an “Accredited Investor”) or a “qualified institutional buyer” as defined in Rule 144A under the Securities Act (a “QIB”). Such Backstop Party understands that the Backstop Party Shares are being offered and sold to such Backstop Party in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Reorganized Company is relying upon the truth and accuracy of, and such Backstop Party’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Backstop Party set forth herein in order to determine the availability of such exemptions and the eligibility of such Backstop Party to acquire Backstop Party Shares. Such Backstop Party has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of its investment in the Backstop Party Shares. Such Backstop Party understands and is able to bear any economic risks associated with such investment (including the necessity of holding such shares for an indefinite period of time). Except for the representations and warranties expressly set forth in this Agreement, such Backstop Party has independently evaluated the merits and risks of its decision to enter into this Agreement and disclaims reliance on any representations or warranties, either express or implied, by or on behalf of the Reorganized Company or any financial advisor or investment banker to any of the Parties.

(g)    No Conflict. Assuming the consents referred to in Section 6(h) are obtained, the execution and delivery by such Backstop Party of this Agreement, the compliance by such Backstop Party with all provisions hereof and the consummation of the transactions contemplated hereunder (i) will not conflict with or result in a breach or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result, except to the extent expressly provided in or contemplated by the Plan, in the acceleration of, or the creation of any lien under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which such Backstop Party is a party or by which such Backstop Party is bound or to which any of their properties or assets is subject; (ii) will not result in any violation of the provisions of the organizational documents of such Backstop Party; and (iii) assuming the accuracy of the Company’s representations and warranties in Section 5, will not result in any violation of, or any termination or material impairment of any rights under, any statute or any license, authorization, injunction, judgment, order, decree, rule or regulation of any Governmental Entity having jurisdiction over such Backstop Party or any of their properties, except in any such case described in clause (i) or clause (iii), as has not had, and would not reasonably be expected to result in, individually or in the aggregate, a material adverse effect on the ability of such Backstop Party to perform its obligations under this Agreement, the Plan or the RSA.

(h)    Consents and Approvals. Assuming the accuracy of the Company’s representations and warranties in Section 5, no consent, approval, authorization, order, registration or qualification of or with any Governmental Entity having jurisdiction over such Backstop Party or any of its properties is required for the purchase of the Backstop Party Shares by the Backstop Parties hereunder and the execution and delivery by such Backstop Party of this Agreement and performance of and compliance by it with all of the provisions hereof and thereof (and the consummation of the transactions contemplated hereby and thereby), except (i) the entry of the Confirmation Order, (ii) filings, if any, pursuant to the HSR Act and the expiration or termination of all applicable waiting periods thereunder or any applicable notification, authorization, approval or consent under any other Antitrust Laws in connection with the transactions contemplated by this Agreement, (iii) the filing of any other corporate documents in connection with the transactions contemplated by this Agreement with applicable state filing agencies, (vi) such consents, approvals, authorizations, registrations or qualifications as may be required under foreign securities laws, federal securities laws or state securities or Blue Sky laws in connection with the offer and sale of the Rights Offering Shares, the Backstop Shares and the Backstop Equity Premium, and (v) such consents, approvals, authorizations, registrations or qualifications the absence of which have not had, and would not reasonably be expected to result in, individually or in the aggregate, a material adverse effect on the ability of such Backstop Party to perform its obligations under this Agreement, the Plan or the RSA.

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(i)    Sufficiency of Funds. Such Backstop Party will have sufficient immediately available funds to make and complete the payment of the aggregate purchase price for such Backstop Party’s Backstop Party Shares on the Funding Deadline.

(j)    No Brokers Fee. Such Backstop Party is not a party to any contract with any Person that would give rise to a valid claim against any of the Debtors for a brokerage commission, finder’s fee or like payment in connection with the Rights Offering or the sale of the Backstop Party Shares.

(k)    Beneficial Ownership. As of the date hereof, such Backstop Party and its Affiliates were, collectively, the beneficial owner (or investment advisor or manager for the beneficial owner) of the aggregate principal amount of Notes Claims set forth opposite its name on Schedule 1, has full power to vote and dispose thereof, and has not entered into any agreement to transfer the foregoing where such transfer would prohibit such Backstop Party from complying with its obligations hereunder or under the Plan or the RSA.

Section 7.    Additional Covenants of the Company.  The Company agrees with the Backstop Parties as follows:

(a)    Plan and Disclosure Statement. The Company shall: (i) file no later than two (2) calendar days after the Petition Date, the Plan and a related disclosure statement (the “Disclosure Statement”) with the Bankruptcy Court, each in form and substance reasonably acceptable to the Required Backstop Parties or as otherwise approved pursuant to the terms of the RSA; and (ii) seek the entry of a Confirmation Order by the Bankruptcy Court, in form and substance acceptable to the Required Backstop Parties and the Company, or as otherwise pursuant to the terms set forth in the RSA.

(b)    Motion to Approve this Agreement. The Company shall (i) as soon as practicable after the Petition Date (but in no event more than seven (7) calendar days thereafter) file a motion to seeking entry of the Backstop Approval Order, which motion shall be in form and substance reasonably acceptable to the Required Backstop Parties or as otherwise approved pursuant to the terms of the RSA; and (ii) use its best efforts to obtain the entry of by the Bankruptcy Court of the Backstop Approval Order, and shall obtain such entry no later than thirty (30) calendar days after the Petition Date.

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(c)    Support of the Plan. The Company agrees that, for the duration of the Agreement Effective Period (as defined in the RSA), the Company shall cause each of its subsidiaries included in the definition of “Company Parties” in the RSA, to use commercially reasonable efforts to (i) obtain approval of the Plan and consummate the Restructuring Transactions (as defined in the RSA), including timely filing any objection or opposition to any motion filed with the Bankruptcy Court seeking the entry of an order modifying or terminating the Company’s exclusive right to file and/or solicit acceptances of a plan of reorganization, directing the appointment of an examiner with expanded powers or a trustee, converting the Chapter 11 Cases or for relief that (A) is inconsistent with the RSA in any respect or (B) would, or would reasonably be expected to, frustrate the purposes of the RSA, including by preventing the consummation of the Restructuring Transactions and (ii) obtain orders of the Bankruptcy Court in respect of the Restructuring Transactions.

(d)    Rights Offering. The Company shall effectuate the Rights Offering in accordance with the RSA, the Restructuring Term Sheet, this Agreement, the Plan and the Rights Offering Procedures in all material respects (it being understood and agreed that any modifications that affect or impact the treatment of or distributions to claims, Backstop Equity Premium, the economic terms, including the Backstop Commitment Percentages, under this Agreement, the pro forma capital structure of the Reorganized Company, economic terms of the New Common Equity, or the means of implementation of the Plan, in each case shall be deemed to be material).

(e)    Form D and Blue Sky. The Reorganized Company shall timely file a Form D with the SEC with respect to the Backstop Party Shares, to the extent required under Regulation D of the Securities Act. The Reorganized Company shall, on or before the Plan Effective Date, take such action as it shall reasonably determine is necessary in order to obtain an exemption for, or to qualify for sale or issuance to the Backstop Parties the Backstop Party Shares under applicable securities and “blue sky” laws of the states of the United States (or to obtain an exemption from such qualification) and any applicable foreign jurisdictions. The Reorganized Company shall timely make all filings and reports relating to the offer and sale of the Backstop Party Shares required under applicable securities and “blue sky” laws of the states of the United States following the Plan Effective Date. The Reorganized Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 7(e).

(f)    4(a)(2) Share Legend. Each certificate evidencing New Common Equity issued pursuant to the applicable Rights Offering Procedures, without registration in reliance upon the exemption provided under Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder, including any New Common Equity that may be issued in satisfaction of the Backstop Equity Premium, and each certificate issued in exchange for or upon the transfer of any such shares of New Common Equity, shall be stamped or otherwise imprinted with a legend (the “Legend”) in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER.”

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In the event that any such shares of New Common Equity are uncertificated, such shares shall be subject to a restrictive notation substantially similar to the Legend in the stock ledger or other appropriate records maintained by the Reorganized Company or agent and the term “Legend” shall include such restrictive notation.

(g)    Regulatory Approvals. Except as set forth in this Agreement or with the prior written consent of the Required Backstop Parties, during the period from the date of this Agreement to the earlier of the Plan Effective Date and the date on which this Agreement is terminated in accordance with its terms, the Company and each of its subsidiaries shall use reasonable efforts to reasonably promptly take all actions and prepare and file all necessary documentation (including by reasonably cooperating with the Backstop Parties as to the appropriate time of filing such documentation and its content and requesting early termination of any waiting period associated with any filing pursuant to the HSR Act) and to effect all applications that are necessary in connection with seeking any governmental approval, exemption or authorization from any Governmental Entity, including under any Antitrust Laws, that are necessary or advisable (as determined by the Debtors and the Required Backstop Parties) to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, the Company and its subsidiaries will reasonably cooperate with the Backstop Parties in preparing and filing all necessary documentation and to effect all applications that are necessary in connection with seeking any governmental approval, exemption or authorization from any Governmental Entity. To the extent permitted by applicable law, the Company shall reasonably promptly notify the Backstop Parties (and furnish to them copies of, if requested) of any material communications from Governmental Entities and shall not participate in any substantive meeting with any such authority unless, to the extent practicable, it consults with the Backstop Parties in advance to the extent permitted by applicable law and gives the Backstop Parties a reasonable opportunity to attend and participate thereat. The Company and each of its subsidiaries shall not take any action that is intended or reasonably likely to materially impede or delay the ability of the parties hereto to obtain any necessary approvals required for the transactions contemplated by this Agreement. The Company agrees to pay all filing fees of a Governmental Entity incurred by any Party in connection with the filings and other actions reasonably required of the Company or the Backstop Parties by this Section 7(g).

For purposes of this Agreement, “Antitrust Laws” means the HSR Act and any similar law enforced by any governmental antitrust entity of any jurisdiction regarding pre-acquisition notifications for the purpose of competition reviews of mergers and acquisitions, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and all other applicable laws that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition or effectuating foreign investment.

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(h)    Conduct of Business. Except as set forth in the Plan, the RSA, herein or with the prior written consent (email being sufficient) of the Required Backstop Parties (not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause its subsidiaries to, (i) carry on its business in the ordinary course or as otherwise reasonably acceptable to the Required Backstop Parties and in compliance with all applicable Laws in all material respects, (ii) use commercially reasonable efforts to implement the business plan put forward by the Company (the “Business Plan”) and, unless inconsistent with the Business Plan, preserve intact their material business organization, (iii) use commercially reasonable efforts to keep available the services of their current senior executive officers and key employees, and (iv) use commercially reasonable efforts to preserve their material relationships with tenants, customers, suppliers, lessors, licensors, licensees, distributors and others having material business dealings with the Company or its subsidiaries in connection with its business. Except (i) with the prior written consent (email being sufficient) of the Required Backstop Parties (not to be unreasonably withheld conditioned or delayed) or (ii) as expressly provided in the Plan, the RSA or herein, from and after the date hereof until the Plan Effective Date, the Company shall not, and shall cause its subsidiaries not to:

(i)    enter into any acquisition, merger with or other change of control of another business or any assets to the extent other than in the ordinary course of business,

(ii)    dispose of, create (except to the extent required by the DIP Credit Agreement) or incur any Lien on, any assets other than in the ordinary course of business,

(iii)    enter into, or materially amend or modify, or terminate any Material Contract;

(iv)    (x) (A) enter into any (A) key employee incentive plan or key employee retention plan, (B) new or amended agreement regarding executive compensation, or (C) other compensation agreement, or (y) increase the compensation, bonus opportunity or other benefits payable to any of the Company’s directors, officers, or senior executives, in each case, outside of the ordinary course of business;

(v)    give effect to a significant non-maintenance capital expenditure contracted for following the date hereof that is not contemplated in the applicable Approved Budget (as defined in the DIP Credit Agreement);

(vi)    declare, set aside or pay any dividends or purchase, redeem, or otherwise acquire, except in connection with the Plan, any shares of its capital stock, except as permitted pursuant to the DIP Credit Agreement;

(vii)    issue, deliver, grant, sell, pledge or otherwise encumber any of its capital stock or any convertible securities into its capital stock or any of its assets, except to the extent required by the DIP Credit Agreement

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(viii)    make, change or rescind any material election relating to Taxes, change the status (including, without limitation, the status of the Company or any of its subsidiaries as a “real estate investment trust” within the meaning of Section 856 of the Internal Revenue Code of 1986, as amended) or classification for income tax purposes of the Company or any of its subsidiaries, change any accounting period for tax purposes, file any material amended Tax return, settle any audit or other proceeding relating to a material Tax, surrender any right to claim a material refund of Taxes, seek any Tax ruling from any taxing authority or take any other action, or fail to take an action, if such action or failure would reasonably be expected to result in, individually or in the aggregate, material adverse Tax consequences with respect to a taxable period (or any part of a taxable period) after the Plan Effective Date;

(ix)    become a party to, establish, adopt, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

(x)    amend its articles of incorporation, limited partnership agreement, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise), other than as contemplated by this Agreement, the Plan, the RSA or the other transactions contemplated thereby;

(xi)    make any loans, advances or capital contributions to, or investments in, any other Person, except to the extent not prohibited by the DIP Credit Agreement regardless of whether or not such DIP Credit Agreement is yet or remains in effect;

(xii)    settle any material litigation, investigation, arbitration, proceeding or other material claim involving or against the Company or any of its subsidiaries, except to the extent permitted by the DIP Credit Agreement regardless of whether or not such DIP Credit Agreement is yet or remains in effect; or

(xiii)    except as permitted above, agree, resolve or commit to do any of the foregoing.

(i)    Access to Information. Subject to applicable Law, upon reasonable notice, the Company shall afford the Backstop Parties upon request reasonable access, during normal business hours and without unreasonable disruption or interference with the Company’s business or operations, to the Company’s employees, properties, books, contracts and records and the Company shall furnish promptly to such parties all reasonable information concerning the Company’s business, properties and personnel as may reasonably be requested by any such party, provided that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company, would cause the Company to violate any of its respective obligations with respect to confidentiality to a third party if the Company shall have used its commercially reasonable efforts to obtain, but failed to obtain, the consent of such third party to such inspection or disclosure, (ii) to disclose any legally privileged information of the Company or (iii) to violate any applicable Laws or orders. All requests for information and access made in accordance with this Section 6 shall be directed to the Company’s general counsel.

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(j)    Alternative Restructuring Transactions.

(i)    Notwithstanding anything to the contrary in this Agreement, but subject to the terms of Section 7(j)(iii), the Company and its subsidiaries and its and their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives, shall have the rights to:

(1)    provide access to non-public information concerning any Company Party to any Entity or enter into Confidentiality Agreements or nondisclosure agreements with any Entity; provided that if the Company Parties decide to make a written proposal or counterproposal to any party relating to any Alternative Restructuring Proposal, the Company Parties shall provide notice to the Plan Sponsor and the Consenting Ad Hoc Lenders contemporaneously with taking any such action;

(2)    prior to the expiration of the Confirmation Order Milestone, the Company Parties may, directly or indirectly:

(A)    (x) actively initiate, solicit, and induce any Acceptable Alternative Restructuring Proposals, or (y) consider, develop, facilitate, and respond to any Alternative Restructuring Proposals (or inquiries or indications of interest with respect thereto); or

(B)    otherwise cooperate with, assist, participate in, or facilitate any inquiries, proposals, discussions, or negotiation of Alternative Restructuring Proposals; provided that if the Company Parties receive an Alternative Restructuring Proposal, or any update to an Alternative Restructuring Proposal from the counterparty thereto, then the Company Parties shall, and in each case subject to any confidentiality provisions contained therein:

I.     within two (2) Business Days of receiving such proposal, provide Counsel to the Ad Hoc Lender Group and Counsel to the Plan Sponsor with such Alternative Restructuring Proposal; provided that after submission by the Plan Sponsor of a proposal in any postpetition bidding process, then the Company Parties may, in their sole discretion, elect not to provide Counsel to the Plan Sponsor and Counsel to the Ad Hoc Lender Group with such Alternative Restructuring Proposal;

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II.     upon written request, provide Counsel to the Ad Hoc Lender Group and Counsel to the Plan Sponsor with timely updates as to the status and progress of such Alternative Restructuring Proposals; and

III.     respond to reasonable information requests and questions from Counsel to the Ad Hoc Lender Group and Counsel to the Plan Sponsor relating to such Alternative Restructuring Proposal; and

(C)    continue discussions or negotiations with holders of Claims against or Interests in a Company Party (including any Consenting Stakeholder), any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee), or any other Entity regarding the Restructuring Transactions or an Alternative Restructuring Proposal (in each case, consistent with the terms hereof).

(ii)    As soon as reasonably practicable (and in any case within one (1) Business Day) after the delivery of the Toggle Election Notice, the Company Parties shall publicly disclose the material terms of the Acceptable Alternative Restructuring Proposal referred to therein by filing material documentation thereof with the Bankruptcy Court or otherwise.

(iii)    Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require the Company (including in its capacity as a Debtor) or any of its subsidiaries or the board of directors or similar governing body of the Company or any of its subsidiaries, or its or their respective directors, managers, and officers, to take any action or to refrain from taking any action to the extent such person or persons determines, based on the advice of counsel, that taking or failing to take such action would be inconsistent with applicable Law or its or their respective fiduciary obligations under applicable Law.

(iv)    Nothing in this Agreement shall prevent the Company from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

Section 8.    Additional Covenants of the Backstop Parties.  Each of the Backstop Parties agrees with the Company, severally and not jointly, as follows:

(a)    Approvals. Except as set forth in this Agreement or with the prior written consent of the Company, during the period from the date of this Agreement to the earlier of the Plan Effective Date and the date on which this Agreement is terminated in accordance with its terms, the Backstop Parties shall use reasonable efforts to reasonably promptly take all actions and prepare and file all necessary documentation (including by reasonably cooperating with the Company as to the appropriate time of filing such documentation and its content and requesting early termination of any waiting period associated with any filing pursuant to the HSR Act) and to effect all applications that are necessary or advisable in connection with seeking any governmental approval, exemption or authorization from any Governmental Entity under any Antitrust Laws, that are necessary or advisable (as determined by the Debtors and the Required Backstop Parties) to consummate and make effective the transactions contemplated by this Agreement.

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Section 9.    Support of Plan.  Each Backstop Party agrees that, for the duration of the Agreement Effective Period (as defined in the RSA), such Backstop Party shall comply with the RSA (if in effect).

Section 10.    Conditions to the Obligations of the Backstop Parties.   The obligations of the Backstop Parties to purchase Rights Offering Shares and Backstop Shares pursuant hereto on the Plan Effective Date are subject to the satisfaction of the following conditions (unless waived by the Required Backstop Parties):

(a)    Plan and Confirmation Order. The Plan, as approved, and the Confirmation Order, as entered by the Bankruptcy Court and which shall have become a Final Order, shall each be consistent in all material respects with the RSA, New Corporate Governance Term Sheet, New Term Loan Exit Facility Term Sheet, Definitive Documents (as defined in the RSA), or otherwise with such amendments, modifications or changes that are approved by the Required Backstop Parties in writing (it being understood and agreed that any modifications that affect or impact the treatment of or distributions to claims, Backstop Equity Premium, the economic terms, including the Backstop Commitment Percentages, under this Agreement, the pro forma capital structure of the Reorganized Company, economic terms of the New Common Equity, or the means of implementation of the Plan, in each case shall be deemed to be material).

(b)    Conditions to the Plan. The conditions to the occurrence of the Plan Effective Date set forth in the Plan and the Confirmation Order shall have been satisfied in all material respects in accordance with the terms of the Plan or waived by the Required Backstop Parties in writing (it being understood and agreed that any modifications that affect or impact the treatment of or distributions to claims, Backstop Equity Premium, the economic terms, including the Backstop Commitment Percentages, under this Agreement, the pro forma capital structure of the Reorganized Company, economic terms of the New Common Equity, or the means of implementation of the Plan, in each case shall be deemed to be material), and the Plan Effective Date shall have occurred.

(c)    Approvals. All other notifications, consents, authorizations and approvals required to be made or obtained from any Governmental Entities under any Antitrust Law (including under the HSR Act) or any other applicable Law shall have been made or obtained for the transactions contemplated by this Agreement, and all terminations or expirations of waiting periods imposed by any Governmental Entities under any Antitrust Laws (including the HSR Act) or any other applicable Law, shall have occurred.

(d)    Funding Notice. The Backstop Parties shall have received a Funding Notice in accordance with Section 1(c).

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(e)    Valid Issuance. The Rights Offering Shares and the Backstop Shares shall be, upon (i) payment of the aggregate purchase price as provided herein and (ii) the Plan Effective Date, validly issued and outstanding, and free and clear of all Taxes, liens, pre-emptive rights, rights of first refusal, subscription and similar rights, except as set forth herein, and other than transfer restrictions pursuant to applicable securities laws.

(f)    No Restraint. No judgment, injunction, decree or other legal restraint or applicable Law shall be in effect that prohibits the consummation of the Restructuring Transactions.

(g)    Representations and Warranties.

(i)     The representations and warranties of the Company contained in Sections 5(a) (Organization and Qualification), (b) (Power and Authority), (c) (Execution and Delivery; Enforceability), (d) (Authorized Capital), (e) (Issuance), (f) (No Conflict), (i) (No Undisclosed Material Liabilities), (j) (Financial Statements), (k) (Internal Control over Financial Reporting), (m) (No Violation), (n) (Legal Proceedings), (o) (No Broker’s Fees), (p) (Absence of Certain Changes), (q) (Environmental), (r) (Insurance), (s) (Intellectual Property), (t) (Money Laundering Laws) and (w)(i) – (v) and (vii) (Tax Matters), (x) (Title to Property), (y) Labor Relations, (z)(ii) (Employment Benefit Plans), (aa) (Licenses and Permits), (bb)(i) (Material Contracts) and (cc) (Takeover Statutes) (A) that are qualified as to “materiality”, “Material Adverse Effect” or other qualifications based on the word “material” or similar phrases shall be true and correct in all respects, and (B) that are not so qualified shall be true and correct in all material respects, in each case, on and as of the date hereof and on and as of the Plan Effective Date as if made on and as of such date (or, to the extent made as of a specific date, as of such date); and

(ii)    all other representations and warranties of the Company contained in Section 5 shall be true and correct (without giving effect to any qualification set forth therein as to “materiality”, “Material Adverse Effect” or other qualifications based on the word “material” or similar phrases) on and as of the date hereof and on and as of the Plan Effective Date as if made on and as of such date (or, to the extent made as of a specific date, as of such date), except, where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h)    Covenants. The Reorganized Company shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by it on or prior to the Plan Effective Date.

(i)    Expenses and Premiums. All Restructuring Expenses (as defined in the RSA), Expense Reimbursement, premiums and other amounts, including the Backstop Equity Premium, required to be paid or reimbursed by the Reorganized Company to or on behalf of the Backstop Parties as of the Plan Effective Date shall have been so paid or reimbursed (or shall be paid concurrently with the occurrence of the Plan Effective Date) in accordance with the terms of this Agreement, the Plan or the RSA, as applicable.

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(j)    Material Adverse Effect. Since January 1, 2021 except for the Chapter 11 Cases and any adversary proceedings or contested motions in connection therewith, there shall not have occurred, and there shall not exist, any change, event, circumstance, effect, development, occurrence or state of facts that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(k)    Officer’s Certificate. The Backstop Parties shall have received on and as of the Plan Effective Date a certificate of the chief executive officer or chief financial officer of the Company, in his or her capacity as such and not in his or her individual capacity, confirming that the conditions set forth in Section 10(f), Section 10(g), Section 10(h) and Section 10(j) have been satisfied.

(l)    Entry of Order Approving the Backstop Commitment Agreement. The Bankruptcy Court shall have entered the Backstop Approval Order, which shall be in form and substance reasonably acceptable to the Required Backstop Parties and such Backstop Approval Order shall have become a final order.

(m)    No Termination Events under the RSA. No Termination Events (as defined in the RSA) shall have occurred.

Section 11.    Conditions to the Obligations of the Company.  The obligations of the Company to issue the Rights Offering Shares and the Backstop Shares pursuant to this Agreement are subject to satisfaction of the following conditions (unless waived by the Company):

(a)    Plan and Confirmation Order. The Plan, as approved, and the Confirmation Order, as entered by the Bankruptcy Court and which shall have become a Final Order, shall each be consistent in all material respects with the RSA, New Corporate Governance Term Sheet, New Term Loan Exit Facility Term Sheet (as defined in the RSA), Definitive Documents, or otherwise with such amendments, modifications or changes that are approved by the Required Backstop Parties in writing (it being understood and agreed that any modifications that affect or impact the treatment of or distributions to claims, Backstop Equity Premium, the economic terms, including the Backstop Commitment Percentages, under this Agreement, the pro forma capital structure of the Reorganized Company, economic terms of the New Common Equity, or the means of implementation of the Plan, in each case shall be deemed to be material).

(b)    Conditions to the Plan. The conditions to the occurrence of the Plan Effective Date set forth in the Plan and the Confirmation Order shall have been satisfied in all material respects in accordance with the terms of the Plan or waived by the Required Backstop Parties in writing (it being understood and agreed that any modifications that affect or impact the treatment of or distributions to claims, Backstop Equity Premium, the economic terms, including the Backstop Commitment Percentages, under this Agreement, the pro forma capital structure of the Reorganized Company, economic terms of the New Common Equity, or the means of implementation of the Plan, in each case shall be deemed to be material), and the Plan Effective Date shall have occurred.

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(c)    Funding Amount. Each Backstop Party shall have wired its portion of the Funding Amount, as applicable, into the bank account so designated by the Company.

(d)    Approvals. All other notifications, consents, authorizations and approvals required to be made or obtained from any Governmental Entities under any Antitrust Law (including under the HSR Act) or any other applicable Law shall have been made or obtained for the transactions contemplated by this Agreement, and all terminations or expirations of waiting periods imposed by any Governmental Entities under any Antitrust Laws (including the HSR Act) or any other applicable Law, shall have occurred.

(e)    Representations and Warranties. The representations and warranties of the Backstop Parties set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case, on and as of the date hereof and on and as of the Plan Effective Date as if made on and as of such date (or, to the extent given as of a specific date, as of such date).

(f)    Covenants. The Backstop Parties shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by the Backstop Parties on or prior to the Plan Effective Date.

(g)    No Restraint. No judgment, injunction, decree or other legal restraint shall be in effect that prohibits the consummation of the Restructuring Transactions.

Section 12.  Survival.  The representations, warranties, covenants and agreements made in this Agreement will not survive the Plan Effective Date, except that the covenants and agreements made in this Agreement that by their terms are to be satisfied after the Plan Effective Date shall survive until satisfied in accordance with their terms, subject to termination pursuant to Section 13. Notwithstanding the termination of this Agreement pursuant to Section 13, the agreements and obligations of the Parties in Sections 2(c) (Backstop Equity Premium), 2(d) (Expense Reimbursement), 13(d) (Effect of Termination), 13(e) (Backstop Break Payment), 14 (Indemnification Obligations), 15 (Notices), 16 (Assignment, Third Party Beneficiaries), 17 (Complete Agreement); 18 (Governing Law, Submission to Jurisdiction, Selection of Forum, Waiver of Trial by Jury); 19 (Counterparts); 20 (Consent or Approval of the Backstop Parties; Amendment or Waivers; Specific Performance, Damages) and 24 (Several Obligations, No Liability) shall survive such termination and shall continue in full force and effect for the benefit of the parties hereto in accordance with the terms hereof.

Section 13.    Termination.

(a)    Termination. This Agreement may be terminated by the mutual written consent of the Company and the Required Backstop Parties by written notice to the other such Party(ies).

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(b)    Termination by the Company. The Company may terminate this Agreement by written notice to each Backstop Party upon the occurrence and during the continuance of any of the following:

(i)    any Backstop Party shall have breached any representation, warranty, covenant or other agreement made by such Backstop Party in this Agreement, and such breach or inaccuracy would, individually or in the aggregate, result in a failure of a condition set forth in Section 11(d), Section 11(f) or Section 11(g), if continuing on the Plan Effective Date, being satisfied and such breach or inaccuracy is not cured by such Backstop Party by the tenth (10th) Business Day after the giving of notice thereof to such Backstop Party by the Company; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section if it is then in breach of any representation, warranty, covenant or other agreement hereunder that would result in the failure of any condition set forth in Section 10 being satisfied; and provided, further, that prior to the Company being permitted to terminate the Agreement under this Section each of the other non-breaching Backstop Parties shall have the right, but not the obligation, to assume its pro rata share of such breaching Backstop Party’s Backstop Commitment in accordance with Section 4, in which case (to the extent the full amount of such breaching Backstop Party’s Backstop Commitment is assumed by the non-breaching Backstop Parties) the Company shall not have the right to terminate this Agreement pursuant to this Section;

(ii)    subject to prior compliance by the Company and its subsidiaries with the terms of Section 7(j), the Company or the board of directors, board of managers, or similar governing body of the Company reasonably determining in good faith based upon the advice of outside counsel that failing to enter into an Alternative Restructuring Proposal would be inconsistent with the exercise of its fiduciary duties under applicable law;

(iii)    the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final ruling, judgment or order enjoining the consummation of a material portion of the Restructuring Transactions that remains in effect for fifteen (15) Business Days;

(iv)    the Bankruptcy Court denies entry of the Backstop Approval Order or any order approving this Agreement, or the RSA is reversed, stayed, dismissed or vacated and the Bankruptcy Court does not enter a Backstop Approval Order reasonably acceptable to the Required Backstop Parties within ten (10) Business Days; or

(v)    the RSA has been terminated in accordance with its terms other than a termination under Section 12.04 thereof;

provided, that any such termination shall not relieve the Company of its obligation with respect to the Backstop Break Payment as provided in Section 13(e) other than, if prior to or contemporaneously with such termination, the Company has terminated the RSA pursuant to Section 12.02(d) of the RSA.

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(c)    Termination by the Required Backstop Parties. The Required Backstop Parties may terminate this Agreement by written notice to the Company upon the occurrence and during the continuance of any of the following:

(i)    the Company or the Reorganized Company shall have breached any representation, warranty, covenant or other agreement made thereby in this Agreement, and such breach or inaccuracy would, individually or in the aggregate, result in a failure of a condition set forth in Section 10(e), Section 10(g) or Section 10(h), if continuing on the Plan Effective Date, being satisfied and such breach or inaccuracy is not cured by such Debtor by the tenth (10th) Business Day after the giving of notice thereof to the Company by the Required Backstop Parties; provided that the Required Backstop Parties shall not have the right to terminate this Agreement pursuant to this Section if any Backstop Party is then in breach of any representation, warranty, covenant or other agreement hereunder that would result in the failure of any condition set forth in Section 11 being satisfied;

(ii)    the Debtors breach in any material respect the terms of Section 7(b) or Section 7(j) of this Agreement;

(iii)    (A) the Debtors file any pleading, motion or document with the Bankruptcy Court proposing or seeking approval of an Alternative Restructuring Proposal that is not an Acceptable Alternative Restructuring Proposal, (B) the Bankruptcy Court approves or authorizes an Alternative Restructuring Proposal that is not an Acceptable Alternative Restructuring Proposal, at the request of any party in interest, or (C) the Company, its subsidiaries or any of its Affiliates enters into any contract or written agreement in principle providing for the consummation of any Alternative Restructuring Proposal that is not an Acceptable Alternative Restructuring Proposal (or the public announcement of any of the foregoing);

(iv)    the issuance by any Governmental Entity, including any regulatory authority or court of competent jurisdiction, of any final ruling, judgment or order enjoining the consummation of the Restructuring Transactions, the Rights Offering, or any material aspect of the transactions contemplated by the RSA or this Agreement and remains in effect for ten (10) Business Days;

(v)    the Backstop Approval Order is not entered within thirty (30) calendar days after the Petition Date or such other date as agreed in writing by the Company and the Required Backstop Parties;

(vi)    the RSA has been terminated in accordance with its terms other than a termination under Section 12.04 thereof; provided that the Required Backstop Parties acknowledge that the RSA and this Agreement may not be terminated for the reasons set forth in Section 15.02 of the RSA;

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(vii)    the occurrence of an “Event of Default” (as defined under the DIP Credit Agreement) that has not been waived or timely cured in accordance therewith for more than three (3) Business Days; or

(viii)    any of the Chapter 11 Cases shall have been dismissed or converted to a case under chapter 7 of the Bankruptcy Code, or the Bankruptcy Court has entered an order in any of the Chapter 11 Cases appointing an examiner or trustee with expanded powers to oversee or operate the Debtors in the Chapter 11 Cases.

(d)    Effect of Termination. Subject to Section 12 and the Company’s obligation to pay the Backstop Break Payment as provided in Section 13(e), upon termination of this Agreement, each party hereto shall be released from its commitments, undertakings and agreements under or related to this Agreement and shall have the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the transactions contemplated hereby or otherwise, that it would have been entitled to take had it not entered into this Agreement. Notwithstanding anything contained herein, if this Agreement is terminated as a result of a breach of this Agreement by a party hereto, such party shall not be released and shall remain liable for any damages resulting from such termination.

(e)    Backstop Break Payment. Notwithstanding anything to the contrary contained herein:

(i)    if the RSA has not been terminated by the Company Parties or the Plan Sponsor and the Company has consummated a Plan implementing the Toggle Restructuring, then upon the Plan Effective Date, the Company Parties shall, pay or cause to be paid to the Backstop Parties that are not (x) Defaulting Backstop Parties or (y) Backstop Parties whose material breach of this Agreement caused its termination by another Party, by wire transfer of immediately available funds in U.S. dollars to the accounts specified by such Backstop Parties free and clear of any withholding or deduction for any applicable Taxes, a nonrefundable aggregate cash amount equal to $27.5 million (the “Backstop Base Premium”), which shall be allocated among the Backstop Parties pro rata based on each Backstop Party’s Backstop Commitment Percentage (or as otherwise set forth in the schedules to the Backstop Commitment Agreement).  The Backstop Base Premium shall be deemed fully earned by the Backstop Parties upon the execution of this Agreement and, upon entry of an order approving the Backstop Commitment Agreement, shall constitute an allowed administrative expense of the Debtors’ estates under Sections 503(b) and 507 of the Bankruptcy Code.  For the avoidance of doubt, if the Company Parties effectuate a Plan that implements the Equitization Restructuring and the RSA has not been terminated then the Backstop Equity Premium (and not the Backstop Base Premium) shall be due and owed;

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(ii)    if the RSA is terminated for any reason or the Company Parties fail to consummate either the Equitization Restructuring or the Toggle Restructuring on terms consistent with the RSA, the Company and/or WPG LP (the “Break Payment Parties”) shall pay or cause to be paid to the Backstop Parties that are not (x) Defaulting Backstop Parties or (y) Backstop Parties whose material breach of this Agreement caused its termination by another Party, by wire transfer of immediately available funds in U.S. dollars to the accounts specified by such Backstop Parties free and clear of any withholding or deduction for any applicable Taxes, a nonrefundable aggregate cash amount equal to $65.0 million (the “Backstop Termination Premium”).  The Backstop Termination Premium shall be deemed fully earned by the Backstop Parties upon the execution of this Agreement and, upon entry of an order approving the Backstop Commitment Agreement, shall constitute an allowed administrative expense of Break Payment Parties’ estates under Sections 503(b) and 507 of the Bankruptcy Code, and shall be paid on the effective date of any chapter 11 plan, the consummation of any Alternative Restructuring Proposal or in the event that the Debtors’ chapter 11 proceedings are converted to chapter 7 or dismissed.  The Backstop Termination Premium shall be allocated among the Backstop Parties pro rata based on each Backstop Party’s Backstop Commitment Percentage (as otherwise set forth in the schedules to the Backstop Commitment Agreement); provided, however, that the Break Payment Parties shall instead pay the Backstop Base Premium and not the Backstop Termination Premium, if (1) confirmation of the Plan implementing the Equitization Restructuring (or any revised Equitization Restructuring that is consented to by the Plan Sponsor) is denied on “best interests” grounds after having been prosecuted by the Company Parties in good faith, (2) the RSA has not been terminated for any reason other than the failure to meet the Confirmation Order Milestone and/or Effective Date Milestone due to denial of confirmation of such plan implementing the Equitization Restructuring (or any revised Equitization Restructuring that is consented to by the Plan Sponsor) on “best interests” grounds, and (3) a Toggle Restructuring is actually consummated.

For the avoidance of doubt, the Backstop Parties shall only be entitled to one of the Backstop Equity Premium, Backstop Base Premium or Backstop Termination Premium. The term “Backstop Break Payment” shall refer to the Backstop Base Premium or Backstop Termination Premium, as applicable.

Section 14.    Indemnification Obligations.

(a)    Company Indemnity. Following entry by the Bankruptcy Court of the Backstop Approval Order, but effective as of the date hereof, the Reorganized Company (the “Indemnifying Parties”) shall indemnify and hold harmless each Backstop Party and its Affiliates, equity holders, members, partners, general partners, managers and its and their respective representatives and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and costs and expenses (other than Taxes of the Backstop Parties, except to the extent otherwise provided for in this Agreement) (collectively, “Losses”) that any such Indemnified Person may incur or to which any such Indemnified Person may become subject arising out of or in connection with this Agreement, the Plan and the transactions contemplated hereby and thereby, including the Backstop Commitments, the Rights Offering, the payment of the Backstop Equity Premium, the Backstop Break Payment, or the use of the proceeds of the Rights Offering, the Expense Reimbursement or any claim, challenge, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, whether or not such proceedings are brought by the Company or its equity holders, Affiliates, creditors or any other Person, and reimburse each Indemnified Person upon demand for reasonable documented (with such documentation subject to redaction to preserve attorney client and work product privileges) legal or other third party expenses incurred in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (including in connection with the enforcement of the indemnification obligations set forth herein), irrespective of whether or not the transactions contemplated by this Agreement or the Plan are consummated or whether or not this Agreement is terminated; provided, that the foregoing indemnity will not, as to any Indemnified Person, apply to Losses (i) as to any Defaulting Backstop Party or any Indemnified Person related thereto, caused by such default by such Backstop Party, or (ii) to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the bad faith, willful misconduct or gross negligence of such Indemnified Person.

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(b)    Indemnification Procedure. Promptly after receipt by an Indemnified Person of notice of the commencement of any claim, challenge, litigation, investigation or proceeding (an “Indemnified Claim”), such Indemnified Person will, if a claim is to be made hereunder against the Indemnifying Party in respect thereof, notify the Indemnifying Party in writing of the commencement thereof; provided, that (A) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have hereunder except to the extent it has been materially prejudiced by such failure and (B) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have to such Indemnified Person otherwise than on account of this Section 14. In case any such Indemnified Claims are brought against any Indemnified Person and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and, at its election by providing written notice to such Indemnified Person, the Indemnifying Party will be entitled to assume the defense thereof, with counsel reasonably acceptable to such Indemnified Person; provided, that if the parties (including any impleaded parties) to any such Indemnified Claims include both such Indemnified Person and the Indemnifying Party and based on advice of such Indemnified Person’s counsel there are legal defenses available to such Indemnified Person that are different from or additional to those available to the Indemnifying Party, such Indemnified Person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Indemnified Claims. Upon receipt of notice from the Indemnifying Party to such Indemnified Person of its election to so assume the defense of such Indemnified Claims with counsel reasonably acceptable to the Indemnified Person, the Indemnifying Party shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof or participation therein (other than reasonable costs of investigation) unless (i) such Indemnified Person shall have employed separate counsel (in addition to any local counsel) in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel representing the Indemnified Persons who are parties to such Indemnified Claims (in addition to one local counsel in each jurisdiction in which local counsel is required)), (ii) the Indemnifying Party shall not have employed counsel reasonably acceptable to such Indemnified Person to represent such Indemnified Person within a reasonable time after the Indemnifying Party has received notice of commencement of the Indemnified Claims from, or delivered on behalf of, the Indemnified Person, (iii) after the Indemnifying Party assumes the defense of the Indemnified Claims, the Indemnified Person determines in good faith that the Indemnifying Party has failed or is failing to defend such claim and provides written notice of such determination, and such failure is not reasonably cured within ten (10) Business Days of receipt of such notice, or (iv) the Indemnifying Party shall have authorized in writing the employment of counsel for such Indemnified Person. Notwithstanding anything herein to the contrary, the Company shall have sole control over any Tax controversy or Tax audit, in each case, relating to the Company or any of its subsidiaries.

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(c)    Settlement of Indemnified Claims. The Indemnifying Party shall not be liable for any settlement of any Indemnified Claims effected by such Indemnified Person without the written consent of the Indemnifying Party. If any settlement of any Indemnified Claims is consummated with the written consent of the Indemnifying Party or if there is a final judgment for the plaintiff in any such Indemnified Claims, the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Person from and against any and all Losses by reason of such settlement or judgment to the extent such Losses are otherwise subject to indemnification by the Indemnifying Party hereunder in accordance with, and subject to the limitations of, this Section 14. The Indemnifying Party shall not, without the prior written consent of an Indemnified Person (which consent shall be granted or withheld, conditioned or delayed in the Indemnified Person’s sole discretion), effect any settlement of any pending or threatened Indemnified Claims in respect of which indemnity or contribution has been sought hereunder by such Indemnified Person unless (i) such settlement includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability on the claims that are the subject matter of such Indemnified Claims and (ii) such settlement does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

(d)    Contribution. If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless from Losses that are subject to indemnification pursuant to Section 14(a), then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Person as a result of such Loss in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, but also the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, as well as any relevant equitable considerations. It is hereby agreed that the relative benefits to the Indemnifying Party, on the one hand, and all Indemnified Persons, on the other hand, shall be deemed, with respect to the Backstop Parties, to be in the same proportion as (i) the total value received or proposed to be received by the Company pursuant to the issuance and sale of the Rights Offering Shares in the Rights Offering contemplated by this Agreement and the Plan, bears to (ii) the Backstop Equity Premium paid or proposed to be paid to the Backstop Parties. The Indemnifying Parties also agree that no Indemnified Person shall have any liability based on their comparative or contributory negligence or otherwise to the Indemnifying Parties, any Person asserting claims on behalf of or in right of any of the Indemnifying Parties, or any other Person in connection with an Indemnified Claim.

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(e)    Treatment of Indemnification Payments. All amounts paid by an Indemnifying Party to an Indemnified Person under this Section 14 shall, to the extent permitted by applicable law, be treated for all Tax purposes as adjustments to the purchase price for the Rights Offering Shares subscribed for by such Indemnified Person in the Rights Offering and the Backstop Shares purchased by such Indemnified Person. The provisions of this Section 14 are an integral part of the transactions contemplated by this Agreement and without these provisions the Backstop Parties would not have entered into this Agreement, and the obligations of the Company under this Section 14 shall constitute allowed administrative expenses of the Debtors’ estate under Sections 503(b) and 507 of the Bankruptcy Code and are payable without further order of the Bankruptcy Court, and the Company may comply with the requirements of this Section 14 without further order of the Bankruptcy Court.

Section 15.    Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent via electronic mail (with acknowledgment received), (c) five (5) days after being deposited with the United States Post Office, by registered or certified mail (return receipt requested), postage prepaid, or (d) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses (or to such other address as a party hereto may have specified by like notice):

If to the Backstop Parties, to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention:	Damian S. Schaible
Angela M. Libby
Aryeh Ethan Falk
Email:	damian.schaible@davispolk.com
angela.libby@davispolk.com
aryeh.falk@davispolk.com

 If to the Company, to:

Washington Prime Group Inc.
180 East Broad Street
Columbus, Ohio 43215
Attention:	Robert Demchak
Email:	robert.demchak@washingtonprime.com

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with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:	Joshua A. Sussberg, P.C.
Alexander Nicas
Email:	joshua.sussberg@kirkland.com
alexander.nicas@kirkland.com

and

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, IL 60654
Attention:	Chad Husnick P.C.
Dan Latona
Email:	chad.husnick@kirkland.com
dan.latona@kirkland.com

Section 16.    Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any of the parties hereto without the prior written consent of the Company, with respect to any assignment by any Backstop Party, or the Required Backstop Parties, with respect to any assignment by the Company. Notwithstanding the previous sentence, the Backstop Parties’ obligations hereunder may be assigned, delegated or transferred, in whole or in part, without the Company’s consent by any Backstop Party in accordance with the terms of Section 3 or Section 4. Any purported assignment in violation of this Section 16 shall be void ab initio and of no force or effect. For the avoidance of doubt, except as provided herein, any Subscription Rights in the Rights Offering shall not be separately assigned, delegated, transferred or otherwise detached from Notes Claims and may only be assigned, delegated or transferred in the manner as permitted herein, together with the applicable Notes Claims. Except solely with respect to Indemnified Persons as set forth in Section 14 and the financial advisors and investment bankers as set forth in the final sentence of Section 6(f), each Party intends that this Agreement does not benefit or create any right or cause of action in or on behalf of any Person other than the Parties.

Section 17.    Complete Agreement.  This Agreement is the “Backstop Commitment Agreement” referred to in the RSA and this Agreement (including the exhibits, the schedules, and the other documents and instruments referred to herein and in the RSA) constitutes the entire agreement of the parties hereto and supersedes all prior agreements, arrangements or understandings, whether written or oral, among the parties hereto with respect to the subject matter of this Agreement, except that the parties hereto acknowledge that any confidentiality agreements heretofore executed among the parties hereto and the RSA will continue in full force and effect.

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Section 18.    Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.  This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement (including the exhibits and schedules hereto), or the negotiation, execution, termination, performance or nonperformance of this Agreement (including the exhibits and schedules hereto), shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State, without regard to any conflict of laws principles thereof, and, to the extent applicable, the Bankruptcy Code. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim based upon, arising out of, or related to this Agreement, any provision hereof or any of the transactions contemplated hereby, in the United States District Court for the Southern District of New York or any New York State court sitting in the Borough of Manhattan of New York City (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts and (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto; provided that upon the commencement of the Chapter 11 Cases, the Bankruptcy Court shall be the sole Chosen Court. Each party hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, MATTER OR PROCEEDING BASED UPON, ARISING OUT OF, OR RELATED TO THIS AGREEMENT, ANY PROVISION HEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 19.    Counterparts. This Agreement may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties hereto (including via electronic mail or other electronic transmission), it being understood that each party need not sign the same counterpart.

Section 20.    Consent or Approval of the Backstop Parties.  Whenever this Agreement refers to any consent or approval to be given by, or determination to be made by, the Backstop Parties, unless otherwise expressly provided in any particular instance, such reference shall be deemed to require the consent, approval or determination of the Required Backstop Parties only (and not any other Backstop Parties).

Section 21.    Amendments and Waivers.

(a)    This Agreement may be amended, modified or supplemented and the terms and conditions of this Agreement may be waived, only by a written instrument (with email being sufficient) signed by the Company and the Required Backstop Parties and subject, to the extent required after the Petition Date, to the approval of the Bankruptcy Court; provided that any modification of, or amendment or supplement to, this Agreement that would have the effect of (i) materially and adversely affecting any Backstop Party in a manner that is disproportionate to any other Backstop Party, (ii) increasing the aggregate purchase price to be paid by any of the Backstop Parties in respect of the Backstop Party Shares, (iii) increasing or decreasing any Backstop Party’s Backstop Commitment Percentage (as set forth on Schedule 1) (other than as a result of a permitted transfer to which such Backstop Party is a party or pursuant to Section 4 hereof), (iv) changing the terms of or the conditions to payment of the Backstop Equity Premium, (v) amending, modifying or supplementing the terms of Section 13 (or any other amendment, modification or supplement in respect of the matters governed by Section 13) or (vi) modifying this Section 21, shall require the prior written consent of each Backstop Party.

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(b)    No delay on the part of any party hereto in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any party hereto of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party hereto otherwise may have at law or in equity.

Section 22.    Specific Performance; Damages.  The parties hereto acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and, accordingly, the parties hereto agree that in addition to any other remedies to which they are entitled at law or in equity, each party hereto will be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting bond. Unless otherwise expressly stated in this Agreement, no right or remedy in this Section 22 is intended to be exclusive or to preclude a party hereto from pursuing other rights and remedies to the extent available under this Agreement, at law or in equity.

Section 23.    Other Interpretive Matters.

(a)    Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply: (i) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day; (ii) any reference in this Agreement to “$” shall mean U.S. dollars; (iii) all exhibits and schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein and any capitalized terms used in any exhibit or schedule but not otherwise defined therein shall be defined as set forth in this Agreement; (iv) words imparting the singular number only shall include the plural and vice versa; (v) the words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires; (vi) the word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (vii) the division of this Agreement into Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement; and (viii) all references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified. Unless the context otherwise requires, references herein to the “Company” after the Plan Effective Date shall be deemed to be references to the Reorganized Company and references to the “Reorganized Company” prior to the Plan Effective Date shall be deemed to be references to the Company, in each case for all purposes of this Agreement. For purposes of this Agreement, (A) “Reorganized Company” means Reorganized WPG and (B) “subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity as to which such Person (either alone or through or together with any other subsidiary), (x) owns, directly or indirectly, more than fifty percent (50%) of the capital stock or equity interests, (y) has the power to elect a majority of the board of directors or similar governing body or (z) has the power to direct the business and policies.

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(b)    The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

Section 24.    Several Obligations; No Liability. Notwithstanding anything to the contrary in this Agreement, the parties hereto agree that (1) the representations and warranties of each Backstop Party made in this Agreement are being made on a several, and not joint, basis, (2) the obligations of each Backstop Party under this Agreement are several, and not joint, obligations of each of them and (3) no Backstop Party shall have any liability for the breach of any representation, warranty, covenant, commitment, or obligation by any other Backstop Party. Nothing in this Agreement requires any Backstop Party to advance capital to any Company Party (as defined in the RSA) or incur any material liability.

Section 25.    Further Assurances. Without in any way limiting any other obligation of the Company or any Backstop Party in this Agreement, each Party shall use commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, and as the Company or the Required Backstop Parties, as applicable, may reasonably request, in order to consummate and make effective the transactions contemplated by this Agreement.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Washington Prime Group Inc.

By:
Name:
Title:

Signature Page to Backstop Commitment Agreement

[BACKSTOP SIGNATORIES]

By:
Name:
Title:

Signature Page to Backstop Commitment Agreement

Schedule 1

Backstop Commitment Percentages

[attached]

Schedule 2

Debtor Entities

Exhibit A

Rights Offering Procedures

[attached]

WASHINGTON PRIME GROUP INC. ET AL.

(COLLECTIVELY, THE “DEBTORS” OR “COMPANY”)

EQUITY RIGHTS OFFERING PROCEDURES

Each Equity Rights Offering Security (as defined below) distributed and issued by the Debtors upon the exercise of the Subscription Rights (as defined below) pursuant hereto is being distributed and issued by the Debtors without registration under the Securities Act of 1933, as amended (the “Securities Act”)1, in reliance upon the exemption in section 1145 of the Bankruptcy Code to the maximum extent permitted and applicable and, if that reliance on such section is either not permitted or not applicable, section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. None of the rights to subscribe to the Equity Rights Offering (the “Subscription Rights”) or purchase the Equity Rights Offering Securities issuable upon exercise of such Subscription Rights distributed pursuant to these Equity Rights Offering Procedures have been or will be registered under the Securities Act or any state or local law requiring registration for the offer and sale of a security.

Prior to the Subscription Tender Deadline (as defined below), and except as provided in the Backstop Commitment Agreement, the Subscription Rights are not detachable from the Allowed Unsecured Notes Claims and may not be sold, transferred, assigned, pledged, hypothecated, participated, donated or otherwise encumbered or disposed of, directly or indirectly (each a “Transfer”) separately from the Allowed Unsecured Notes Claims (including through derivatives, options, swaps, forward sales or other transactions in which any person receives the right to own or acquire any current or future interest in the Subscription Rights). Except as provided in the Backstop Commitment Agreement, the Subscription Rights are not detachable from the Allowed Unsecured Notes Claims and, such Subscription Rights will be cancelled and neither such Eligible Holder nor the purported transferee will receive any Equity Rights Offering Security otherwise purchasable on account of such Transferred Subscription Rights. Any Allowed Unsecured Notes Claim traded after the Subscription Tender Deadline will not be traded with the Subscription Rights, which shall have lapsed.

The Debtors, through their agents, distributed the Disclosure Statement in connection with the Debtors’ solicitation of votes to accept or reject the Plan. The Disclosure Statement sets forth important information, including risk factors, that each Equity Rights Offering Participant should carefully read and consider prior to making a decision to participate in the Equity Rights Offering. Additional copies of the Disclosure Statement are available upon request to Prime Clerk LLC (the “Subscription Agent”). The Disclosure Statement is also available on the Debtors’ case website at https://cases.primeclerk.com/washingtonprime.

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Capitalized terms used but not defined herein shall have the meanings assigned to them in the Joint Chapter 11 Plan of Reorganization of Washington Prime Group Inc., and its Debtor Affiliates [Docket No. [●]] (as may be amended, modified, or supplemented from time to time, the “Plan”).

Each Equity Rights Offering Security issued upon exercise of a Subscription Right pursuant to section 4(a)(2) of the Securities Act (and/or Regulation D promulgated thereunder) and each book entry position or certificate issued in exchange for or upon the sale, assignment, or transfer of any such Equity Rights Offering Security shall be deemed to contain or be stamped or otherwise imprinted with, as applicable, a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER.”

The Company is conducting the Equity Rights Offering on behalf of Reorganized WPG in good faith and in compliance with the Bankruptcy Code. In accordance with section 1125(e) of the Bankruptcy Code, a debtor or any of its agents that participates, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, in the offer, issuance, sale, or purchase of a security offered or sold under the plan of the debtor, of an affiliate participating in a joint plan with the debtor, or of a newly organized successor to the debtor under the plan is not liable, on account of such participation, for violation of any applicable law, rule, or regulation governing the offer, issuance, sale, or purchase of securities.

To exercise the Subscription Rights, beneficial holders of the Unsecured Notes (each, a “Beneficial Holder”) must instruct the bank, broker, or other financial institution holding its Unsecured Notes in “street name” at DTC (each a “Nominee”) to deliver electronically the Beneficial Holder’s Unsecured Notes into the appropriate “envelope” established through DTC’s Automated Tender Offer Program (“ATOP”), so that such delivery occurs on or before the Subscription Tender Deadline. Failure to timely tender your Notes by the Subscription Tender Deadline may result in the waiver and forfeiture of your Subscription Rights.

Further, Beneficial Holders of the Unsecured Notes must complete and submit a Subscription Form (as defined below) to the Subscription Agent on or before the Subscription Form and Payment Deadline (as defined below). In connection with participating in the Rights Offering, each Beneficial Holder is advised to allot sufficient time to coordinate with its Nominee, so that its completed Subscription Form includes the applicable ATOP numbers and wire transfer information and is actually received by the Subscription Agent on or before the Subscription Form and Payment Deadline. Beneficial Holders must also include a completed and executed IRS Form W-9 or IRS Form W-8, as applicable. In addition, each Beneficial Holder that is not a Backstop Party must submit (or cause to be submitted) a wire transfer of the Purchase Price to the Subscription Agent on or before the Subscription Form and Payment Deadline. Failure by a Beneficial Holder to submit a Subscription Form and/or applicable tax form and to wire the applicable Purchase Price by the Subscription Form and Payment Deadline will result in the waiver and forfeiture of its Subscription Rights.

Upon tendering their Unsecured Notes, Beneficial Holders of Unsecured Notes who are not Backstop Parties must receive their Equity Rights Offering Securities via their Nominees. For the avoidance of doubt, such Beneficial Holder cannot instruct DTC or the Subscription Agent to distribute its Equity Rights Offering Securities to another holder directly. To distribute its Equity Rights Offering Securities to another holder, such Beneficial Holder must instruct each of its Nominees to do so (or complete such a transfer after such Beneficial Holder receives its Equity Rights Offering Securities).

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Further, in connection with the Equity Rights Offering, Backstop Parties must deliver the appropriate funding amounts directly to the Subscription Agent or the Escrow Account (as defined in the Backstop Commitment Agreement), as applicable, no later than the deadline specified in the Funding Notice (the “Backstop Funding Deadline”).

Event	Date	Description
Subscription Commencement Date	[July 10], 2021	Commencement of the Equity Rights Offering.
Subscription Tender Deadline	[August 2, 2021 at 5:00 p.m. (Prevailing Eastern Time)]

On or before the Subscription Tender Deadline, the Beneficial Holder’s Nominee must tender the Unsecured Notes into the appropriate option on DTC’s ATOP platform. Unsecured Notes delivered into ATOP will be frozen and may not thereafter be transferred.

Subscription Form and Payment Deadline	[August 3], 2021 at 5:00 p.m. (Prevailing Eastern Time) (i.e., one (1) business day following the Subscription Tender Deadline)

On or before the Subscription Form and Payment Deadline, the Subscription Agent must receive the Beneficial Holder’s completed and executed Subscription Form (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable).

All participating Beneficial Holders must confirm that they are “accredited investors”.

Beneficial Holders who are not Backstop Parties must deliver the Purchase Price (as defined below) to the Subscription Agent by the Subscription Form and Payment Deadline.

Beneficial Holders who are Backstop Parties must deliver the Purchase Price no later than the Backstop Funding Deadline.

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To Equity Rights Offering Participants and Nominees of the Equity Rights Offering Participants:

On [●], 2021, the Debtors filed the Plan and the Disclosure Statement for the Joint Chapter 11 Plan of Reorganization of Washington Prime Group Inc., and its Debtor Affiliates [Docket No. [●]] (as may be amended, supplemented, or modified from time to time, the “Disclosure Statement”) in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Court”).

Pursuant to the Plan and as discussed in the Disclosure Statement, the Reorganized Company will offer and sell New Common Equity (such offering, the “Equity Rights Offering” and, such securities, the “Equity Rights Offering Securities”) at an aggregate purchase price equal to the sum of (i) $190 million plus (ii) the amount required to pay the DIP Claims in cash in full plus (iii) the amount required to fund anticipated emergence cash flows plus (iv) the amount required to fund cash payments to Allowed Existing Equity Interests, which in the aggregate shall not exceed $325.0 million (the “Maximum Rights Offering Amount”).

Each Eligible Holder of an Allowed Unsecured Notes Claim that is an “accredited investor” (as defined in Rule 501(a) promulgated under the Securities Act) (an “Accredited Investor” and each such Holder that is an Accredited Investor, an “Equity Rights Offering Participant”) has the right to participate in the Equity Rights Offering of Equity Rights Offering Securities (defined below) in accordance with the terms and conditions of these Equity Rights Offering Procedures; provided that such Equity Rights Offering Participant timely and validly arranges for its Nominee to tender the relevant portion of such holder’s Unsecured Notes via DTC’s ATOP. Fifty percent (50%) of the Equity Rights Offering Securities shall be reserved for the Backstop Parties pursuant to the Backstop Commitment Agreement and the remainder shall be made available to each Eligible Holder of Allowed Unsecured Notes Claims (including the Backstop Parties) on a pro rata basis based on the value of each holder’s Allowed Unsecured Notes Claims.

Each Equity Rights Offering Participant that is not a Backstop Party must return a duly completed and executed Beneficial Holder Subscription Form (the “Subscription Form”) (with accompanying IRS Form W-9 or IRS Form W-8 (together with any applicable attachments), as applicable, and Investor Questionnaire) to its Nominee (or otherwise follow the directions of its Nominee) so the Nominee may effect such Eligible Holder’s subscription instructions and deliver the applicable Unsecured Notes via DTC’s ATOP system prior to the Subscription Tender Date. Delivery of the Unsecured Notes via ATOP shall be the sole means for an Equity Rights Offering Participant that is not a Backstop Party to exercise the Subscription Rights associated with such Unsecured Notes. The amount of time necessary for a Nominee to process and deliver underlying Unsecured Notes via ATOP is variable, and Equity Rights Offering Participants are urged to consult with their Nominees to determine the necessary deadline to return their Subscription instructions. Failure to validly complete, execute, and return the Subscription Form (with accompanying IRS Form W-9 or IRS Form W-8, as applicable, and Investor Questionnaire) on a timely basis will result in forfeiture of an Equity Rights Offering Participant’s rights to participate in the Equity Rights Offering. None of the Debtors, the Subscription Agent, or any of the Backstop Parties will have any liability for any such failure.

Pursuant to the Plan, each Backstop Party will receive rights to subscribe for its applicable portion of the Equity Rights Offering Securities in accordance with the Backstop Commitment Agreement; provided that such Backstop Party timely and properly executes and delivers its Subscription Form (with accompanying IRS Form W-9 or IRS Form W-8, as applicable, and Investor Questionnaire) to the Subscription Agent in advance of the Subscription Form and Payment Deadline.

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Each Backstop Party shall deliver and pay its applicable Funding Amount in the manner specified in the Backstop Commitment Agreement and prior to the Backstop Funding Deadline.

No Equity Rights Offering Participant shall be entitled to participate in the Equity Rights Offering unless the Purchase Price for the Equity Rights Offering Securities it subscribes for is received by the Subscription Agent on or before Subscription Form and Payment Deadline (or in the case of the Backstop Parties, by the Backstop Funding Deadline). No interest is payable on any advanced funding of the Purchase Price. If the Equity Rights Offering is terminated for any reason, any Purchase Price that the Subscription Agent received previously will be returned to Equity Rights Offering Participants, as provided in Section 6 hereof. If the amount of the Rights Offering is reduced below the Maximum Rights Offering Amount, any excess Purchase Price that the Subscription Agent received previously from any Equity Rights Offering Participant will be returned to such Equity Rights Offering Participant as soon as reasonably practicable after the Effective Date. No interest will be paid on any returned Purchase Price. Any Equity Rights Offering Participant submitting payment via the Subscription Agent must coordinate with the Subscription Agent to ensure the Subscription Agent receives such payment (i) in the case of an Equity Rights Offering Participant that is not a Backstop Party, on or before the Subscription Form and Payment Deadline or (ii) in the case of an Equity Rights Offering Participant that is a Backstop Party, on or before the Backstop Funding Deadline.

An Equity Rights Offering Participant must complete all of the steps outlined below to participate in the Equity Rights Offering. If all of the steps outlined below are not completed on or before the Subscription Tender Deadline or the Subscription Form and Payment Deadline, as applicable, an Equity Rights Offering Participant shall be deemed to have forever and irrevocably relinquished and waived its right to participate in the Equity Rights Offering.

1.	Rights Offering

Equity Rights Offering Participants that are not Backstop Parties have the right, but not the obligation, to participate in the Equity Rights Offering. Equity Rights Offering Participants that are Backstop Parties must exercise their Subscription Rights pursuant to the Backstop Commitment Agreement. Such Equity Rights Offering Participants shall receive rights to subscribe for their pro rata portion of the Rights Offering Securities, as described in these Equity Rights Offering Procedures and the Plan. Subject to the terms and conditions set forth in the Plan and these Equity Rights Offering Procedures, each Equity Rights Offering Participant that is not a Backstop Party is entitled to subscribe, at a purchase price of $13.50 per share, for up to 16.7 shares of Equity Rights Offering Securities per $1,000 of Principal Amount of the Company’s 5.95% Senior Unsecured Notes due 2024; provided, however, that if the Rights Offering is reduced below the Maximum Rights Offering Amount, the number of shares of Equity Rights Offering Securities per $1,000 of Principal Amount will be reduced proportionately. With respect to any shares, the “Purchase Price” shall mean the price per share ($13.50) multiplied by the number of shares.

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There will be no over-subscription privilege in the Equity Rights Offering. Any Equity Rights Offering Securities that are unsubscribed by an Equity Rights Offering Participant entitled thereto will not be offered to other Equity Rights Offering Participants but will be purchased by the Backstop Parties in accordance with the Backstop Commitment Agreement. Subject to the terms and conditions of the Backstop Commitment Agreement, each Backstop Party is obligated to purchase (on a several and not joint basis) its portion of such unsubscribed shares of Equity Rights Offering Securities based on the Backstop Commitment Percentage (as defined in the Backstop Commitment Agreement).

Any Equity Rights Offering Participant that subscribes for Equity Rights Offering Securities and is deemed to be an “underwriter” under section 1145(b) of the Bankruptcy Code will be subject to restrictions under the Securities Act on its ability to resell those securities. Resale restrictions are discussed in more detail in Article XI of the Disclosure Statement entitled “Certain Securities Law Matters.”

SUBJECT TO THE TERMS AND CONDITIONS OF THE EQUITY RIGHTS OFFERING PROCEDURES AND THE BACKSTOP COMMITMENT AGREEMENT IN THE CASE OF ANY BACKSTOP PARTY, ALL SUBSCRIPTIONS SET FORTH IN THE APPLICABLE SUBSCRIPTION FORM ARE IRREVOCABLE.

2.	Subscription Period

The Equity Rights Offering will commence on the Subscription Commencement Date and will expire at the Subscription Tender Deadline. Each Equity Rights Offering Participant intending to purchase Equity Rights Offering Securities in the Equity Rights Offering must affirmatively elect to exercise its Subscription Rights in the manner set forth in the Subscription Form on or before the Subscription Tender Deadline. For administrative purposes, the Subscription Form and Payment Deadline shall be one (1) day after the Subscription Tender Deadline; however, each Equity Rights Offering Participant must provide its Subscription Form and wire its Purchase Price on or before the Subscription Form and Payment Deadline. Backstop Parties are required, pursuant to the Backstop Commitment Agreement, to subscribe in full with respect to their Subscription Rights.

An Equity Rights Offering Participant is not permitted to exercise any Subscription Rights after the Subscription Tender Deadline, and any purported exercise received by the Subscription Agent after the Subscription Tender Deadline, regardless of when the documents or payment relating to such exercise are sent, will not be honored; provided that the Company shall have the discretion, with the prior written consent of the Required Backstop Parties (for which email of counsel shall suffice), to allow any exercise of Subscription Rights after the Subscription Tender Deadline by extending the deadline through which Equity Rights Offering Participants can tender through DTC’s ATOP.

Each of the Subscription Tender Deadline and the Subscription Form and Payment Deadline may be extended by the Company with the prior written consent of the Required Backstop Parties (for which email of counsel shall suffice).

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3.	Delivery of Subscription Documents

Each Equity Rights Offering Participant may exercise all or any portion of such Equity Rights Offering Participant’s Subscription Rights, subject to the terms and conditions contained herein. On the Subscription Commencement Date, the applicable Subscription Form and these Equity Rights Offering Procedures will be sent to the Subscription Agent and each Equity Rights Offering Participant, together with appropriate instructions for the proper completion, due execution, and timely delivery of the executed Subscription Form (with accompanying IRS Form W-9 or IRS Form W-8 (together with any applicable attachments), as applicable, and Investor Questionnaire) and the payment of the applicable Purchase Price for its Equity Rights Offering Securities.

4.	Exercise of Subscription Rights

Each Equity Rights Offering Participant’s Nominee must submit the relevant portion of Unsecured Notes as to which the Subscription Rights pertain into the ATOP system to the account that the Subscription Agent maintains with DTC.

(a)         To validly exercise Subscription Rights, each Beneficial Holder that is not a Backstop Party must:

(i)

instruct its Nominee(s) to electronically deliver the Unsecured Notes underlying the Subscription Rights that are being exercised through ATOP such that they are received by the Subscription Tender Deadline;

(ii)

no later than the Subscription Form and Payment Deadline, pay the applicable Purchase Price to the Subscription Agent by wire transfer of immediately available funds in accordance with the instructions included in Item 4 of the Subscription Form; and

(iii)

return a duly completed and executed Subscription Form (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable) to the Subscription Agent (or its Nominee if otherwise directed by its Nominee) so that such documents are actually received by the Subscription Agent on or before the Subscription Form and Payment Deadline.

(b)         To validly exercise Subscription Rights, each Beneficial Holder that is a Backstop Party must:

(i)

instruct its Nominee(s) to electronically deliver the Unsecured Notes underlying the Subscription Rights that are being exercised through ATOP, such that they are received by the Subscription Tender Deadline;

(ii)

return a duly completed and executed Subscription Form (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable), including Item 6 thereto, to the Subscription Agent or its Nominee (as directed by its Nominee), so that such documents are actually received by the Subscription Agent on or before the Subscription Form and Payment Deadline; and

(iii)

no later than the deadline specified in the Funding Notice (as defined in the Backstop Commitment Agreement) (such deadline, the “Backstop Funding Deadline”), pay the applicable Purchase Price to the Subscription Agent or to the Escrow Account established and maintained in accordance with the Backstop Commitment Agreement by wire transfer of immediately available funds in accordance with the instructions included in the Funding Notice.

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(c)    The cash paid to the Subscription Agent (or, in the case of Equity Rights Offering Participants who are Backstop Parties, any other applicable third-party) in accordance with these Equity Rights Offering Procedures will be deposited and held by the Subscription Agent in a segregated escrow account until released to the Debtor in connection with the settlement of the Equity Rights Offering on the Effective Date. The Subscription Agent may not use such cash for any other purpose prior to the Effective Date and may not encumber or permit such cash to be encumbered with any lien or similar encumbrance. The cash held by the Subscription Agent hereunder or the cash deposited into the Account shall not be deemed part of the Debtors’ bankruptcy estates.

(d)    If the Subscription Agent receives funds from any Equity Rights Offering Participant that does not correspond to the amount of the Equity Rights Offering Securities elected to be purchased by such participant, the amount of Equity Rights Offering Securities deemed to be purchased by such participant will be the lesser of (a) the amount of Equity Rights Offering Securities elected to be purchased by such Equity Rights Offering Participant, as evidenced in the Subscription Form, and (b) the amount of the funds received, in each case up to such participant’s applicable portion of Equity Rights Offering Securities.

5.	Transfer Restriction; Revocation

Prior to the Subscription Tender Deadline, the Subscription Rights are not transferable or assignable except as otherwise provided in the Backstop Commitment Agreement. Once an Equity Rights Offering Participant has properly exercised its Subscription Rights, subject to the terms and conditions contained in these Equity Rights Offering Procedures and, in the case of any Backstop Party, the Backstop Commitment Agreement, such exercise will be irrevocable. Any Allowed Unsecured Notes Claim traded after the Subscription Tender Deadline will not be traded with the Subscription Rights, which shall have lapsed.

6.	Termination/Return of Payment

Unless the Effective Date has occurred, the Equity Rights Offering will be deemed automatically terminated without any action of any party upon the earlier of (i) termination of the Plan or rejection of the Plan by all classes entitled to vote, (ii) termination of the Restructuring Support Agreement in accordance with its terms, (iii) termination of the Backstop Commitment Agreement in accordance with its terms and (iv) the Outside Date (as defined in the Backstop Commitment Agreement and as may be extended pursuant to the terms of the Backstop Commitment Agreement). If the Equity Rights Offering is terminated other than through completion according to its terms, any payments received pursuant to these Equity Rights Offering Procedures will be returned, without interest, to the applicable Equity Rights Offering Participant as soon as reasonably practicable after the date of termination.

7.	Settlement of the Rights Offering

The settlement of the Equity Rights Offering is conditioned on confirmation of the Plan by the Court, compliance by the Debtors with these Equity Rights Offering Procedures, and the simultaneous occurrence of the Effective Date.

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The Debtors intend that the Equity Rights Offering Securities that are not issued to Backstop Parties will be DTC-eligible. DTC or its Nominee will be the holder of record of such Equity Rights Offering Securities.

The Debtors intend that the Equity Rights Offering Securities issued to Backstop Parties or their designee will not be DTC-eligible and will be issued in book-entry form on the books of the Company’s transfer agent.

8.	Minimum Tender Amounts

An Equity Rights Offering Participant must tender a minimum of $1,000 of Unsecured Notes to participate in the Equity Rights Offering.  Therefore, DTC will accept tenders of only $1,000 of Unsecured Notes or more.

9.	Fractional Shares

No fractional Subscription Rights or Equity Rights Offering Securities will be issued in the Equity Rights Offering. All share allocations (including each Equity Rights Offering Participant’s Equity Rights Offering Securities) will be calculated and rounded down to the nearest whole share. The total amount of Equity Rights Offering Securities that may be purchased pursuant to the Equity Rights Offering shall be adjusted as necessary to account for the rounding described in this Section 8. No compensation shall be paid, whether in cash or otherwise, in respect of any rounded-down amounts.

10.	Validity of Exercise of Subscription Rights and Delivery of Equity Rights Offering Materials

The Debtors shall determine all questions concerning the timeliness, viability, form and eligibility of any exercise of Subscription Rights in good faith and in consultation with the Required Backstop Parties, and may, with the prior written consent of the Required Backstop Parties (for which email of counsel shall suffice) waive or reject any defect or irregularity in or permit such defect or irregularity to be corrected within such time, as they may determine in good faith, the purported exercise of any Subscription Rights. Subscription Forms will be deemed not to have been received or accepted until all irregularities have been waived or cured within such time as the Debtors determine in good faith in consultation with the Required Backstop Parties.

Before exercising any Subscription Rights, Equity Rights Offering Participants should read the Disclosure Statement and the Plan for information relating to the Debtors and the risk factors to be considered.

All calculations, including the calculation of (i) the value of any Equity Rights Offering Participant’s Allowed Unsecured Notes Claims for the purposes of the Equity Rights Offering and (ii) any Equity Rights Offering Participant’s Equity Rights Offering Securities, shall be made in good faith by the Debtors in consultation with the Required Backstop Parties and, in each case, in accordance with any Claim amounts included in the Plan, and such calculations will be conclusive absent manifest error. Any disputes regarding such calculations shall be subject to a final and binding determination by the Court.

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11.	Modification of Procedures

The Debtors reserve the right to modify these Equity Rights Offering Procedures or adopt additional procedures consistent with these Equity Rights Offering Procedures to effectuate the Equity Rights Offering and to issue the Equity Rights Offering Securities, provided, however, that the Debtors shall provide prompt written notice to each Equity Rights Offering Participant of any material modification to these Equity Rights Offering Procedures made after the Subscription Commencement Date. In so doing, the Debtors may execute and enter into agreements and take further action that the Debtors determine in good faith is necessary and appropriate to effectuate and implement the Equity Rights Offering and the issuance of the Equity Rights Offering Securities.

12.	Inquiries and Transmittal of Documents; Subscription Agent

Questions relating to the Equity Rights Offering should be directed to the Subscription Agent via email to washingtonprimeballots@primeclerk.com (please reference “Washington Prime Group Inc. Equity Rights Offering” in the subject line) or at the following phone number: (877) 329-1913 (domestic) or (347) 929-5772 (international).

The risk of non-delivery of all documents and payments to the Subscription Agent is borne by the Equity Rights Offering Participant electing to exercise its Subscription Rights and not the Debtors, the Subscription Agent or the Backstop Parties.

The Subscription Tender Deadline is [August 2], 2021, at 5:00 p.m., prevailing Eastern Time.

The Subscription Form and Payment Deadline (for Non-Backstop Parties) is [August 3], 2021, at [5]:00 p.m., prevailing Eastern Time.

Backstop Parties must fund on or before [●], 2021, at 5:00 p.m., prevailing Eastern Time, which will be set forth in their Funding Notice.

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EXHIBIT F

DIP Commitments Schedule

DIP Commitment Parties	Percent Allocation	DIP Allocation
Dripsey LLC	64.6%	$64,606,409
Glendon Opportunities Fund II, L.P.	14.4%	$14,410,379
SCF II Group Holdings, LLC	11.4%	$11,368,647
Redwood Master Fund Ltd	9.6%	$9,614,565
TOTAL	100.0%	$100,000,000

EXHIBIT G

Form of Joinder

The undersigned (“Joinder Party”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of June 11, 2021 (the “Agreement”),1 by and among Washington Prime Group Inc. and its affiliates and subsidiaries bound thereto and the Consenting Stakeholders and agrees to be bound by the terms and conditions thereof to the extent the other Parties are thereby bound, and shall be deemed a “Consenting Stakeholder” under the terms of the Agreement.

The Joinder Party specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date hereof and any further date specified in the Agreement.

Date Executed:

______________________________________

Name:

Title:

Address:

E-mail address(es):

Aggregate Principal Amounts Beneficially Owned or Managed on Account of:
2015 Credit Facility
2018 Credit Facility
Unsecured Notes
Weberstown Term Loan Facility

[1]	Capitalized terms not used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

EXHIBIT H

Provision for Transfer Agreement

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of June 11, 2021 (the “Agreement”),2 by and among Washington Prime Group Inc. and its affiliates and subsidiaries bound thereto and the Consenting Stakeholders, including the transferor to the Transferee of any Company Claims/Interests (each such transferor, a “Transferor”), and agrees to be bound by the terms and conditions thereof to the extent the Transferor was thereby bound, and shall be deemed a “Consenting Stakeholder” under the terms of the Agreement.

The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of the Transfer, including the agreement to be bound by the vote of the Transferor if such vote was cast before the effectiveness of the Transfer discussed herein.

Date Executed:

______________________________________
Name:
Title:
Address:
E-mail address(es):

Aggregate Principal Amounts Beneficially Owned or Managed on Account of:
2015 Credit Facility
2018 Credit Facility
Unsecured Notes
Weberstown Term Loan Facility

[2]	Capitalized terms used but not otherwise defined herein shall having the meaning ascribed to such terms in the Agreement.

EXHIBIT I

DIP Interim Order

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

)
In re:	)	Chapter 11
)
WASHINGTON PRIME GROUP INC., et al.,[1]	)	Case No. 21-[ ] ( )
)
Debtors.	)	(Joint Administration Requested)
)

INTERIM ORDER

(A) AUTHORIZING THE DEBTORS TO OBTAIN

POSTPETITION FINANCING, (B) AUTHORIZING THE

DEBTORS TO USE CASH COLLATERAL, (C) GRANTING

LIENS AND PROVIDING SUPERPRIORITY ADMINISTRATIVE

EXPENSE STATUS, (D) GRANTING ADEQUATE PROTECTION TO

THE PREPETITION SECURED PARTIES, (E) MODIFYING THE AUTOMATIC

STAY, (F) SCHEDULING A FINAL HEARING, AND (G) GRANTING RELATED RELIEF

Upon the motion (the “DIP Motion”)2 of Washington Prime Group, Inc. (the “Company”), Washington Prime Group, L.P. (the “Borrower” or “WPG LP”), and each of their affiliates that are debtors and debtors-in-possession (each, a “Debtor” and collectively, the “Debtors”) in the above-captioned cases (the “Chapter 11 Cases”) and pursuant to sections 105, 361, 362, 363, 364, 503, 506 and 507 of title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”), Rules 2002, 4001, 6003, 6004 and 9013 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), and Rules 2002-1, 4001-1(b), 4002-1(i), and 9013-1 of the Local Rules of the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Local Rules”) and the Procedures for Complex Cases in the Southern District of Texas (the “Complex Case Procedures”), seeking the entry of an interim order (this “Interim Order”) and a Final Order (as defined below), among other things:

(i)

 authorizing the Borrower to obtain postpetition financing (“DIP Financing”)[2] pursuant to a senior secured, superpriority debtor‑in‑possession delayed draw term loan facility in an aggregate principal amount of up to $100,000,000 on the terms and conditions set forth in the Superpriority Debtor-in-Possession Delayed Draw Term Loan Credit Agreement attached to the DIP Motion as Exhibit C (as amended, restated, amended and restated, supplemented, waived and/or otherwise modified from time to time in accordance with the terms hereof and thereof, the “DIP Credit Agreement”), by and among the Borrower, as borrower, the Company, as a guarantor, the financial institutions or entities from time to time party thereto as lenders (collectively, and together with their respective successors and permitted assigns, the “DIP Lenders”), and GLAS USA LLC and GLAS Americas LLC, as administrative agent and collateral agent (in such capacities, and together with its successors and permitted assigns, the “DIP Agent”, and, together with the DIP Lenders, the “DIP Secured Parties,” and such facility being the “DIP Term Loan Facility”, and the loans made thereunder being the “DIP Term Loans”);

[1]

A complete list of each of the Debtors in these chapter 11 cases and the last four digits of their federal tax identification numbers may be obtained on the website of the Debtors’ proposed claims and noticing agent at https://cases.primeclerk.com/washingtonprime. The Debtors’ service address is 180 East Broad Street, Columbus, Ohio 43215.

[2]	Capitalized terms used herein and not herein defined have the meaning ascribed to such terms in the DIP Motion.

(a)

upon entry of this Interim Order, subject to the terms and conditions set forth in the DIP Credit Agreement and this Interim Order, an initial aggregate principal amount equal to $50,000,000 under the DIP Term Loan Facility shall be available to the Borrower;

(b)

upon entry of a final order substantially in the form of this Interim Order and in form and substance satisfactory to the Required DIP Lenders (the “Final Order”), subject to the terms and conditions set forth in the DIP Credit Agreement and the Final Order, the full remaining amounts under the DIP Term Loan Facility shall be available to the Borrower pursuant to the terms thereof;

(ii)

authorizing the Company and the other guarantors party to the Guaranty Agreement (as defined in the DIP Credit Agreement) (the “DIP Guarantors”) to jointly and severally guarantee on a superpriority basis the DIP Term Loans and the other DIP Obligations (as defined below) and authorizing each of the applicable Debtors to grant senior secured liens on the DIP Collateral (as defined below);

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(iii)

authorizing the Debtors to execute and deliver: (a) the DIP Credit Agreement and other applicable documentation, including credit agreements, security agreements, mortgages, deeds of trust, pledge agreements, guarantees, promissory notes, certificates, instruments, and notes; (b) such other documentation which may be necessary or required to implement the DIP Term Loan Facility and perform thereunder and/or that may be reasonably requested by each of the DIP Secured Parties, in each case, as amended, restated, supplemented, waived and/or otherwise modified from time to time in accordance with the terms thereof and hereof (collectively, together with the DIP Credit Agreement and in each case as amended, restated, amended and restated, supplemented, waived and/or otherwise modified from time to time, the “DIP Documents”); and otherwise incur all loans, advances, extensions of credit, financial accommodations, reimbursement obligations, fees (including commitment fees, administrative agency fees, and other fees payable pursuant to the DIP Documents), costs, expenses and other liabilities, all other obligations (including indemnities and similar obligations, whether contingent or absolute) and all other amounts due or payable under the DIP Documents including the Obligations (as defined in the DIP Credit Agreement) (collectively, the “DIP Obligations”), and (c) perform such other and further acts as may be necessary, desirable or appropriate in connection therewith;

(iv)

subject to the Carve Out (as defined below), granting to the DIP Agent for its own benefit and the benefit of the DIP Lenders allowed superpriority administrative claims in each of the Chapter 11 Cases or any Successor Cases pursuant to section 364(c)(1) of the Bankruptcy Code in respect of all DIP Obligations against each of the Debtors on a joint and several basis and valid, enforceable, non-avoidable and automatically perfected liens pursuant to sections 364(c)(2) and 364(c)(3) of the Bankruptcy Code on the DIP Collateral, including, subject only to and effective upon entry of the Final Order, any Avoidance Proceeds (as defined below);

(v)

authorizing the Debtors to waive the Debtors’ right to surcharge the DIP Collateral to surcharge Prepetition Collateral pursuant to section 506(c) of the Bankruptcy Code and any “equities of the case” exception under section 552(b) of the Bankruptcy Code;

(vi)	authorizing the Debtors to use proceeds of the DIP Term Loan Facility, solely in accordance with this Interim Order or the Final Order, as applicable, and the DIP Documents;

(vii)

authorizing the Debtors to pay the DIP Obligations, including principal, interest, fees, expenses and other amounts payable under the DIP Documents, as such becomes earned, due and payable to the extent provided in, and in accordance with, the DIP Documents;

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(viii)

subject to the restrictions set forth in the DIP Documents and this Interim Order, authorizing the Prepetition Grantors to use the Prepetition Collateral, including the Prepetition Secured Parties’ Cash Collateral, and authorizing the Prepetition Grantors to provide adequate protection to the Prepetition Secured Parties for any diminution in value of their respective interests in the Prepetition Collateral, including the Prepetition Secured Parties’ Cash Collateral, resulting from the imposition of the automatic stay and the Debtors’ use, sale, or lease of such Prepetition Collateral (all as defined below);

(ix)

approving certain stipulations by the Debtors with respect to the Prepetition Loan Documents and the Prepetition Collateral, including the Prepetition Secured Parties’ Cash Collateral, as set forth herein;

(x)	modifying the automatic stay to the extent set forth herein and in the DIP Documents; and

(xi)

scheduling a final hearing (the “Final Hearing”) to consider final approval of the DIP Term Loan Facility and use of the Prepetition Collateral, including the Prepetition Secured Parties’ Cash Collateral, pursuant to the proposed Final Order, as set forth in the DIP Motion and the DIP Documents filed with this Court.

This Court having considered the DIP Motion, the exhibits attached thereto, the Declaration of Elizabeth Abrams in Support of Debtors’ Emergency Motion for Entry of Interim and Final Orders (A) Authorizing the Debtors to Obtain Postpetition Financing, (B) Authorizing the Debtors to Use Cash Collateral, (C) Granting Liens and Providing Superpriority Administrative Expense Status, (D) Granting Adequate Protection to the Prepetition Secured Parties, (E) Modifying the Automatic Stay, (F) Scheduling a Final Hearing, and (G) Granting Related Relief (the “Abrams Declaration”), the Declaration of Marc Liebman in Support of Debtors’ Emergency Motion for Entry of Interim and Final Orders (A) Authorizing the Debtors to Obtain Postpetition Financing, (B) Authorizing the Debtors to Use Cash Collateral, (C) Granting Liens and Providing Superpriority Administrative Expense Status, (D) Granting Adequate Protection to the Prepetition Secured Parties, (E) Modifying the Automatic Stay, (F) Scheduling a Final Hearing, and (G) Granting Related Relief (the “Liebman Declaration”), the Declaration of Mark E. Yale, the Debtors’ Executive Vice President and Chief Financial Officer of Washington Prime Group Inc., in Support of the Debtors’ Chapter 11 Petitions and First Day Motions (the “First Day Declaration”), the DIP Credit Agreement, and the evidence submitted and arguments made at the interim hearing held on [●], 2021 (the “Interim Hearing”); and notice of the Interim Hearing having been given in accordance with Bankruptcy Rules 2002, 4001(b), (c) and (d) and all applicable Bankruptcy Local Rules and Complex Case Procedures; and the Interim Hearing having been held and concluded; and all objections, if any, to the interim relief requested in the DIP Motion having been withdrawn, resolved, or overruled by this Court; and it appearing that approval of the interim relief requested in the DIP Motion is necessary to avoid immediate and irreparable harm to the Debtors and their estates pending the Final Hearing, otherwise is fair and reasonable and in the best interests of the Debtors and their estates, and is essential for the continued operation of the Debtors’ businesses and the preservation of the value of the Debtors’ assets; and it appearing that the Debtors’ entry into the DIP Documents is a sound and prudent exercise of the Debtors’ business judgment; and after due deliberation and consideration, and good and sufficient cause appearing therefor.

4

BASED UPON THE RECORD ESTABLISHED AT THE INTERIM HEARING, THIS COURT MAKES THE FOLLOWING FINDINGS OF FACT AND CONCLUSIONS OF LAW:3

A.    Petition Date. On [June 13], 2021 (the “Petition Date”), each of the Debtors filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the Southern District of Texas (the “Court”).

B.    Debtors in Possession. The Debtors have continued in the management and operation of their businesses and properties as debtors in possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

C.    Jurisdiction and Venue. The Court has jurisdiction over this proceeding and the parties and property affected hereby pursuant to 28 U.S.C. § 1334. This is a core proceeding pursuant to 28 U.S.C. § 157(b). Venue for the Chapter 11 Cases and proceedings in the DIP Motion is proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409.

D.     Committee Formation. As of the date hereof, the United States Trustee for the Southern District of Texas (the “U.S. Trustee”) has not appointed an official committee of unsecured creditors in these Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code (a “Creditors’ Committee”).

E.    Notice. The Interim Hearing was held pursuant to Bankruptcy Rule 4001(b)(2) and (c)(2). Proper, timely, adequate and sufficient notice of the DIP Motion has been provided in accordance with the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Local Rules, and no other or further notice of the DIP Motion or the entry of this Interim Order shall be required.

F.    Debtors’ Stipulations. After consultation with their attorneys and financial advisors, and without prejudice to the rights of the Debtors’ estates or any other party in interest (but subject to the limitations thereon contained in paragraph 18 below), the Debtors admit, stipulate, and agree that:

[3]

The findings and conclusions set forth herein constitute the Court’s findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding pursuant to Bankruptcy Rule 9014. To the extent that any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

5

(i)    2018 Credit Facility. Pursuant to that certain Amended and Restated Revolving Credit and Term Loan Agreement, dated as of January 22, 2018 (as amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time, the “2018 Credit Facility Agreement”, and collectively with the other Loan Documents (as defined in the 2018 Credit Facility Agreement) and any other agreements and documents executed or delivered in connection therewith, each as may be amended, restated, amended and restated, supplemented, waived, and/or otherwise modified from time to time, the “2018 Loan Documents”), among (a) WPG LP as borrower (the “2018 Borrower”), (b) Bank of America, N.A., (and any successor agent) as administrative agent (in such capacity, the “2018 Credit Facility Agent”), and (c) the Term Lenders (as defined in the 2018 Credit Facility Agreement) party thereto (the “2018 Term Lenders”) and the Revolving Credit Lenders (as defined in the 2018 Credit Facility Agreement) party thereto (the “2018 Revolving Lenders”, together with the 2018 Term Lenders, the “2018 Credit Facility Lenders”) (the 2018 Credit Facility Lenders, collectively with the 2018 Credit Facility Agent and 2018 Credit Facility Lenders, the “2018 Credit Facility Secured Parties”), the 2018 Revolving Lenders provided revolving credit and other financial accommodations (the “2018 Revolving Loans”) to, and issued letters of credit for the account of, WPG LP pursuant to the 2018 Loan Documents (the “2018 Revolving Credit Facility”) and the 2018 Term Lenders provided term loans (the “2018 Term Loans”) to WPG LP pursuant to the 2018 Loan Documents (the “2018 Term Loan Facility”, and together with the 2018 Revolving Credit Facility, the “2018 Credit Facility”). Pursuant to that certain Continuing Parent Guarantee Agreement, dated as of August 13, 2020 (as amended, restated, amended and restated, supplemented, waived, and/or otherwise modified from time to time) and that certain Continuing Subsidiary Guaranty Agreement, dated as of August 13, 2020 (as amended, restated, amended and restated, supplemented, waived, and/or otherwise modified from time to time) the Company and the subsidiary Debtors set forth on Schedule C hereto (the “2018 Guarantors”) guaranteed on a joint and several basis the obligations of WPG LP under the 2018 Credit Facility Agreement and the other 2018 Loan Documents.

6

(ii)    2015 Credit Facility. Pursuant to that certain Term Loan Agreement, dated as of December 10, 2015 (as amended, restated, amended and restated, supplemented, waived, and/or otherwise modified from time to time, the “2015 Credit Facility Agreement”) and collectively with the other Loan Documents (as defined in the 2015 Credit Facility Agreement) and any other agreements and documents executed or delivered in connection therewith, each as may be amended, restated, amended and restated, supplemented, waived, and/or otherwise modified from time to time, the “2015 Loan Documents”), among (a) WPG LP, as borrower (the “2015 Borrower”), (b) GLAS USA LLC and GLAS America LLC (as successor to PNC Bank, National Association), as administrative agent (in such capacity, together with its permitted successors and assigns, the “2015 Credit Facility Agent”), and (c) the Term Lenders (as defined in the 2015 Credit Facility Agreement) party thereto (the “2015 Credit Facility Lenders” and together with the 2015 Credit Facility Agent, the “2015 Credit Facility Secured Parties”), the 2015 Credit Facility Lenders provided term loans (the “2015 Term Loans”) to WPG LP pursuant to the 2015 Loan Documents (the “2015 Credit Facility”). Pursuant to that certain Continuing Parent Guarantee Agreement, dated as of August 13, 2020 (as amended, restated, amended and restated, supplemented, waived, and/or otherwise modified from time to time) and that certain Continuing Subsidiary Guaranty Agreement, dated as of August 13, 2020 (as amended, restated, amended and restated, supplemented, waived, and/or otherwise modified from time to time) the Company and the subsidiary Debtors set forth on Schedule C hereto (the “2015 Guarantors” and together with the 2018 Guarantors, the “Prepetition Guarantors”) guaranteed on a joint and several basis the obligations of WPG LP under the 2015 Credit Facility Agreement and the other 2015 Loan Documents.

7

(iii)    Weberstown Term Loan Facility. Pursuant to that certain Senior Secured Term Loan Agreement, dated as of June 8, 2016 (as amended, restated, amended and restated, supplemented, waived, and/or otherwise modified from time to time), the “Weberstown Term Loan Facility Agreement” (together with the 2018 Credit Facility Agreement and the 2015 Credit Facility Agreement, the “Prepetition Credit Agreements”) and collectively with the other Loan Documents (as defined in the Weberstown Term Loan Facility Agreement) and any other agreements and documents executed or delivered in connection therewith, each as may be amended, restated, amended and restated, supplemented, waived, and/or otherwise modified from time to time), the “Weberstown Term Loan Documents” (together with the 2018 Loan Documents and the 2015 Loan Documents, the “Prepetition Loan Documents”)), among (a) WPG LP and WTM Stockton, LLC, as borrowers (the “Prepetition Borrowers”), (b) GLAS USA LLC and GLAS Americas LLC as successor to The Huntington National Bank, as administrative agent (in such capacity, together with its permitted successors and assigns, the “Weberstown Term Loan Agent” and together with the 2018 Credit Facility Agent and the 2015 Credit Facility Agent, the “Prepetition Agents”), and (c) the Term Lenders (as defined in the Weberstown Term Loan Facility Agreement) party thereto (the “Weberstown Term Loan Facility Lenders” and together with the 2018 Credit Facility Lenders and the 2015 Credit Facility Lenders, the “Prepetition Lenders”) (the Weberstown Term Loan Facility Lenders, collectively with the Weberstown Term Loan Agent, the “Weberstown Term Loan Facility Secured Parties” and together with the 2018 Credit Facility Secured Parties and the 2015 Credit Facility Secured Parties, the “Prepetition Secured Parties”), the Weberstown Term Loan Facility Lenders provided term loans (the “Weberstown Term Loans”) to the Prepetition Borrowers pursuant to the Weberstown Term Loan Documents (the “Weberstown Term Loan Facility” and, together with the 2018 Credit Facility and the 2015 Credit Facility, the “Prepetition Credit Facilities”). Pursuant to the Weberstown Term Loan Documents, the Weberstown Borrower and WTM Stockton, LLC granted to the Weberstown Term Loan Agent, on behalf of the Weberstown Term Loan Facility Lenders, a first priority liens and security interests in the “Mall” (the “Weberstown Term Loan Facility Collateral”) under and as defined in the Weberstown Term Loan Facility Agreement to secure the Weberstown Term Loans and other Obligations (as defined in the Weberstown Term Loan Facility Agreement).

8

(iv)    August 2020 Amendments. On August 13, 2020, WPG LP, the 2018 Credit Facility Secured Parties, and the 2015 Credit Facility Secured Parties, as applicable, amended the 2018 Credit Facility Agreement (as in effect immediately prior to August 13, 2020) and 2015 Credit Facility Agreement (as in effect immediately prior to August 13, 2020) to, among other things, modify and waive the Debtors’ compliance with certain debt covenants and bifurcate: (a) the 2018 Revolving Loans into (1) a $487.5 million secured portion and (2) a $162.5 million unsecured portion; (b) the 2018 Term Loan Facility into (1) a $262.5 million secured portion and (2) a $87.5 million unsecured portion; and (c) the 2015 Credit Facility into (1) a $255 million secured portion and (2) a $85 million unsecured portion. As further set forth below, the Company, WPG LP and certain of their subsidiaries pledged and granted security interests and liens in and on, certain income-producing properties and the equity interests in certain property‑owning subsidiaries to secure the secured portions of the 2018 Credit Facility and 2015 Credit Facility. WTM Stockton, LLC and WPG LP further amended the Weberstown Term Loan Facility Agreement (as in effect immediately prior to August 13, 2020) to, among other things, modify and waive the Debtors’ compliance with certain debt covenants.4

[4]	The amendments referred to in this paragraph are referred to herein as the “August 2020 Amendments.”

9

(v)    Prepetition Credit Facility Debt. As of the Petition Date, the Prepetition Borrowers and the Prepetition Guarantors were justly and lawfully indebted and liable to the Prepetition Secured Parties, as applicable, and pursuant to the applicable Prepetition Loan Documents, without defense, counterclaim or offset of any kind, in the aggregate principal amount of not less than $1.402 billion, including (w) $647 million in outstanding principal amount of 2018 Revolving Loans, (x) $350 million in outstanding principal amount of 2018 Term Loans, (y) $340 million in outstanding principal amount of 2015 Term Loans, and (z) $65 million in outstanding principal amount of Weberstown Term Loans (collectively, together with accrued and unpaid interest thereon (including default interest), outstanding letters of credit and bankers’ acceptances, any reimbursement obligations (contingent or otherwise) in respect of letters of credit and bankers’ acceptances or otherwise, any fees, expenses and disbursements (including attorneys’ fees, accountants’ fees, auditor fees, appraisers’ fees and financial advisors’ fees, and related expenses and disbursements), treasury, cash management, bank product and derivative obligations, indemnification obligations, guarantee obligations, and any other fees, charges, amounts, costs and expenses of whatever nature owing, whether or not contingent, whenever arising, accrued, accruing, due, owing, or chargeable in respect of any of the Prepetition Borrowers’ or the Prepetition Guarantors’ obligations pursuant to, or secured by, the Prepetition Loan Documents, including all Obligations (as defined in each of the Prepetition Credit Agreements), and all interest, fees, prepayment premiums, early termination fees, costs and other charges in connection therewith (the “Prepetition Credit Facility Debt”)).

10

(vi)    Validity, Perfection, and Priority of Prepetition Credit Facility Liens and Prepetition Credit Facility Debt. As more fully set forth in, and to the extent provided in, the Prepetition Loan Documents, in connection with the August 2020 Amendments, the Borrower and the Prepetition Guarantors listed on Schedule C hereto pledged, for the benefit of each of the 2015 Loan Agent and 2018 Loan Agent and the corresponding Prepetition Lenders, the equity interests held by them in certain of the Prepetition Guarantors as set forth on Schedule C hereto (such equity interests, the “Prepetition Pledged Equity”) and the Prepetition Guarantors listed on Schedule D granted to the 2018 Credit Facility Agent and the 2015 Credit Facility Agent, for the benefit of such agent and the 2018 Credit Facility Lenders and 2015 Credit Facility Lenders, respectively, security interests in and continuing liens on certain real property and other assets of the Prepetition Guarantors, including the real property listed on Schedule D hereto (the “Prepetition Mortgaged Properties” and together with the Weberstown Term Loan Facility Collateral, the Prepetition Pledged Equity, the Prepetition Secured Parties’ Cash Collateral, the proceeds of any of the foregoing and any other assets subject to the Prepetition Credit Facility Liens, the “Prepetition Collateral”).5 The Debtors acknowledge and agree that as of the Petition Date: (a) the Prepetition Credit Facility Liens on the Prepetition Collateral were valid, binding, enforceable, non-avoidable and properly perfected and were granted to, or for the benefit of, the Prepetition Secured Parties for fair consideration and reasonably equivalent value subject only to certain liens senior by operation of law or otherwise permitted by the Prepetition Loan Documents (solely to the extent any such permitted liens were valid, properly perfected, non-avoidable and senior in priority to the Prepetition Credit Facility Liens as of the Petition Date, the “Prepetition Credit Facility Permitted Prior Liens”); (b) the Prepetition Credit Facility Debt constitutes legal, valid, binding, and non-avoidable obligations of the Debtors enforceable in accordance with the terms of the applicable Prepetition Loan Documents; (c) no offsets, recoupments, challenges, objections, defenses, claims or counterclaims of any kind or nature to any of the Prepetition Credit Facility Liens or Prepetition Credit Facility Debt exist, and no portion of the Prepetition Credit Facility Liens or Prepetition Credit Facility Debt is subject to any challenge or defense, including avoidance, disallowance, disgorgement, recharacterization, or subordination (equitable or otherwise) pursuant to the Bankruptcy Code or applicable non-bankruptcy law; (d) the Debtors and their estates have no claims, objections, challenges, causes of action, and/or choses in action, including avoidance claims under Chapter 5 of the Bankruptcy Code or applicable state law equivalents or actions for recovery or disgorgement, against any of the Prepetition Secured Parties or any of their respective affiliates, agents, attorneys, advisors, professionals, officers, directors and employees arising out of, based upon or related to the Prepetition Credit Facilities; and (e) the Debtors waive, discharge, and release any right to challenge any of the Prepetition Credit Facility Debt, the priority of the Debtors’ obligations thereunder, and the validity, extent, and priority of the liens securing the Prepetition Credit Facility Debt. As of the Petition Date, the Prepetition Grantors have not entered into any deposit account control agreements in favor of the Prepetition Secured Parties. The Debtors further acknowledge and agree that prior to the Petition Date, certain defaults or potential defaults under the 2018 Credit Facility Agreement, the 2015 Credit Facility Agreement, and the Weberstown Term Loan Facility Agreement had occurred and were continuing, and that the Prepetition Lenders agreed to forebear from exercising remedies or directing the Prepetition Agents from exercising remedies in respect of certain specified defaults.

[5]

WPG Inc., WPG LP, WTM Stockton, LLC and the Prepetition Guarantors listed on Schedule C and Schedule D attached hereto that granted liens and security interests are collectively referred to herein as the “Prepetition Grantors.” The liens and security interests granted by the Prepetition Grantors to the Prepetition Agents for the benefit of each agent and the Prepetition Lenders are referred to herein as the “Prepetition Credit Facility Liens.”

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(vii)    Prepetition Secured Parties’ Cash Collateral. The Prepetition Grantors’ cash that is identifiable proceeds of the Prepetition Collateral constitutes “cash collateral” of the Prepetition Secured Parties within the meaning of section 363(a) of the Bankruptcy Code (the “Prepetition Secured Parties’ Cash Collateral”).

(viii)    Intercreditor Agreement. That certain Intercreditor Agreement, dated as of August 13, 2020 among the Prepetition Agents, the Prepetition Borrowers, and the other prepetition obligors party thereto (as amended, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Intercreditor Agreement”) is binding and enforceable against the parties thereto;

(ix)    No Control. None of the Prepetition Secured Parties control the Debtors or their properties or operations, have authority to determine the manner in which any Debtor’s operations are conducted, or are control persons or insiders of the Debtors by virtue of any of the actions taken with respect to, in connection with, related to, or arising from the Prepetition Loan Documents.

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(x)    Releases. Effective as of the date of entry of this Interim Order, the Debtors hereby absolutely and unconditionally release and forever discharge and acquit the Prepetition Secured Parties and the DIP Secured Parties, and each of the foregoing’s respective former, current and future subsidiaries, affiliates, officers, directors, managers, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives and other professionals and the respective successors and assigns thereof, in each case in their respective capacity as such (each, a “Representative” and, collectively, the “Representatives”) from any and all obligations and liabilities to the Debtors (and their successors and assigns) and from any and all claims, counterclaims, demands, debts, accounts, contracts, damages, remedies, liabilities, actions, suits, controversies and causes of action arising prior to the Petition Date (collectively, the “Released Claims”) of any kind, nature or description, whether matured or unmatured, fixed or contingent, asserted or unasserted, pending or threatened, known or unknown, foreseen or unforeseen, liquidated or unliquidated, arising in law or equity (including, without limitation, any theory of so-called “lender liability” or equitable subordination or any claim or defense asserting recharacterization, subordination, or avoidance, any claim arising under or pursuant to section 105 or Chapter 5 of the Bankruptcy Code or any other provision of the Bankruptcy Code or of applicable state or federal law, or any other claim, cause of action, or defense arising under the Bankruptcy Code or applicable non-bankruptcy law), upon contract or tort or under any state or federal law or otherwise, arising out of or related to (as applicable) the Prepetition Credit Facility Debt, the Prepetition Loan Documents, the DIP Documents, the obligations owing and the financial obligations made thereunder, the negotiation thereof and of the deal reflected thereby, and the obligations and financial obligations made thereunder, in each case that the Debtors at any time had, now have or may have, or that their successors or assigns hereafter can or may have against any of the Prepetition Secured Parties, the DIP Secured Parties or their respective Representatives for or by reason of any act, omission, matter, cause or thing whatsoever arising at any time on or prior to the date of this Interim Order.

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(xi)    No Claims or Causes of Action. No claims or causes of action exist against, or with respect to, the Prepetition Secured Parties under any agreements by and among the Debtors and any such party that is in existence as of the Petition Date.

G.    Findings Regarding the DIP Financing and Use of Prepetition Collateral.

(i)    Good and sufficient cause has been shown for the entry of this Interim Order.

(ii)    The Debtors have an immediate and critical need to obtain the DIP Financing and to use Prepetition Collateral in each case on an interim basis, in order to permit, among other things, the orderly continuation of the operation of their businesses, to maintain business relationships with counterparties, vendors, and tenants, to make payroll, to make capital expenditures, and to satisfy other working capital and operational needs. The access of the Debtors to sufficient working capital and liquidity through the use of the Prepetition Secured Parties’ Cash Collateral and other Prepetition Collateral, incurrence of new indebtedness under the DIP Term Loan Facility, and other financial accommodations provided under the DIP Documents are necessary and vital to the preservation and maintenance of the going concern value of the Debtors and to the Debtors’ successful reorganization.

(iii)    The Debtors are unable to obtain financing on more favorable terms from sources other than the DIP Lenders and are unable to obtain adequate unsecured credit allowable under section 503(b)(1) of the Bankruptcy Code as an administrative expense. The Debtors are also unable to obtain secured credit allowable under section 364(c)(1) of the Bankruptcy Code without the Debtors granting to the DIP Secured Parties, subject to the Carve Out, the DIP Liens and the DIP Superpriority Claims (as defined herein) and, subject to the Carve Out, incurring the Adequate Protection Obligations, in each case, under the terms and conditions set forth in this Interim Order and in the DIP Documents.

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(iv)    The assets of the Principal DIP Grantors (as defined below), including the Principal DIP Collateral, and the Principal DIP Pledged Equity (as defined below) are in each case unencumbered and are not subject to any of the Prepetition Credit Facility Liens, and the Borrower and the Debtors may grant the DIP Liens pursuant to sections 364(c)(2) and, with respect to assets encumbered by valid, duly perfected, and non-avoidable liens as of the Petition Date (or valid and non-avoidable liens in existence as of the Petition Date that are perfected subsequent to the Petition Date as permitted by Section 546(b) of the Bankruptcy Code), 364(c)(3) of the Bankruptcy Code.

(v)    Based on the DIP Motion, the Abrams Declaration, the Liebman Declaration, the First Day Declaration, and the record presented to the Court at the Interim Hearing, the terms of the DIP Financing and the terms on which the Debtors may continue to use the Prepetition Collateral (including the Prepetition Secured Parties’ Cash Collateral) pursuant to this Interim Order and the DIP Documents are fair and reasonable, reflect the Debtors’ exercise of prudent business judgment consistent with their fiduciary duties, and constitute reasonably equivalent value and fair consideration.

(vi)    The Prepetition Secured Parties have consented to the Debtors’ use of the Prepetition Collateral, and, to the extent such consent is necessary, the Debtors’ entry into the DIP Documents, in accordance with and subject to the terms and conditions in this Interim Order and the DIP Documents, including, subject to the Carve Out, the Prepetition Grantors incurring the Adequate Protection Obligations as set forth herein.

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(vii)    The DIP Financing has been negotiated in good faith and at arm’s‑length between the Debtors and the DIP Secured Parties, and all of the Debtors’ obligations and indebtedness arising under, in respect of, or in connection with, the DIP Financing and the DIP Documents, including all DIP Term Loans made to the Debtors pursuant to the DIP Documents, and any other DIP Obligations, shall be deemed to have been extended by the DIP Lenders in good faith, as that term is used in section 364(e) of the Bankruptcy Code, and in express reliance upon the protections offered by section 364(e) of the Bankruptcy Code, and the DIP Secured Parties shall be entitled to the full protection of section 364(e) of the Bankruptcy Code in the event that this Interim Order or any provision hereof is vacated, reversed or modified, on appeal or otherwise.

(viii)    The Prepetition Secured Parties have acted in good faith regarding the continued use of the Prepetition Collateral to fund the administration of the Debtors’ estates and continued operation of their businesses (including the incurrence and payment of the Adequate Protection Obligations and the granting of the Credit Facility Adequate Protection Liens (as defined herein)), in accordance with the terms hereof, and the Prepetition Secured Parties (and their successors and assigns) shall be entitled to the full protection of section 363(m) of the Bankruptcy Code in the event that this Interim Order or any provision hereof is vacated, reversed or modified, on appeal or otherwise.

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(ix)    The Prepetition Secured Parties are entitled to the adequate protection provided in this Interim Order as and to the extent set forth herein pursuant to sections 361, 362, and 363 of the Bankruptcy Code. Based on the DIP Motion and on the record presented to the Court, the terms of the proposed adequate protection arrangements and the use of the Prepetition Collateral, including the Prepetition Secured Parties’ Cash Collateral, are fair and reasonable, reflect the Debtors’ prudent exercise of business judgment, and constitute reasonably equivalent value and fair consideration for the use of the Prepetition Collateral (including the Prepetition Secured Parties’ Cash Collateral); provided that nothing in this Interim Order or the DIP Documents shall (x) be construed as the affirmative consent by any of the Prepetition Secured Parties for the use of Prepetition Secured Parties’ Prepetition Collateral other than on the terms set forth in this Interim Order or to the extent such consent has been or will be given, (y) be construed as a consent by any party to the terms of any other financing or any other lien encumbering the Prepetition Collateral (whether senior, pari passu or junior), or (z) prejudice, limit, or otherwise impair the rights of any of the Prepetition Secured Parties, subject to any applicable provisions of the Intercreditor Agreement, to seek new, different or additional adequate protection or assert the interests of any of the Prepetition Secured Parties, and the rights of any other party in interest to object to such relief are hereby preserved.

(x)    Each of the Prepetition Secured Parties shall be entitled to all of the rights and benefits of section 552(b) of the Bankruptcy Code and the “equities of the case” exception under section 552(b) of the Bankruptcy Code shall not apply to the Prepetition Secured Parties with respect to proceeds, product, offspring, or profits with respect to any of the Prepetition Collateral; provided that, with respect to the Prepetition Collateral, the foregoing shall be without prejudice to the terms of the Final Order with respect to the period from and after entry of the Final Order.

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H.    Immediate Entry. The Debtors have requested immediate entry of this Interim Order pursuant to Bankruptcy Rules 4001(b)(2) and 4001(c)(2) and the Bankruptcy Local Rules. Absent granting the relief set forth in this Interim Order, the Debtors’ estates will be immediately and irreparably harmed. Consummation of the DIP Financing and the use of Prepetition Collateral (including the Prepetition Secured Parties’ Cash Collateral) in accordance with this Interim Order and the DIP Documents are therefore in the best interests of the Debtors’ estates and consistent with the Debtors’ exercise of their fiduciary duties. Sufficient cause exists for immediate entry of this Interim Order pursuant to Bankruptcy Rule 4001(b)(2) and (c)(2) and the Bankruptcy Local Rules. The DIP Motion and this Interim Order comply with the requirements of Bankruptcy Local Rule 4001-1(b).

I.    Permitted Prior Liens; Continuation of Prepetition Liens. Nothing herein shall constitute a finding or ruling by this Court that any alleged Prepetition Credit Facility Permitted Prior Lien is valid, senior, enforceable, prior, perfected, or non-avoidable. Moreover, nothing herein shall prejudice the rights of any party-in-interest, including, but not limited to, the Debtors, each of the DIP Secured Parties, each of the Prepetition Secured Parties, or a Creditors’ Committee (if appointed), to challenge the validity, priority, enforceability, seniority, avoidability, perfection, or extent of any alleged Prepetition Credit Facility Permitted Prior Lien and/or security interests. The right of a seller of goods to reclaim such goods under section 546(c) of the Bankruptcy Code is not a Prepetition Credit Facility Permitted Prior Lien and is expressly subject to the DIP Liens.

Based upon the foregoing findings and conclusions, the DIP Motion and the record before the Court with respect to the DIP Motion, and after due consideration and good and sufficient cause appearing therefor,

IT IS HEREBY ORDERED THAT:

1.    Interim Financing Approved. The DIP Motion is granted as set forth in this Interim Order, the interim DIP Financing described herein is authorized and approved, and the use of the Prepetition Collateral on an interim basis is authorized, in each case subject to the terms and conditions set forth in the DIP Documents and this Interim Order. All objections to this Interim Order to the extent not withdrawn, waived, settled, or resolved are hereby denied and overruled.

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2.    Authorization of the DIP Financing and the DIP Documents.

(a)    The Debtors are hereby authorized to execute, deliver, enter into and, as applicable, perform all of their obligations in accordance with, and subject to the terms of this Interim Order and the DIP Documents, and take such other and further actions as may be necessary, appropriate or desirable in connection therewith. The Borrower is hereby authorized to borrow up to $50 million under the DIP Term Loan Facility pursuant to, and for the purposes permitted under, the DIP Credit Agreement and this Interim Order, and the DIP Guarantors are hereby authorized to jointly and severally guaranty the DIP Obligations, in each case, in accordance with this Interim Order and the DIP Documents, and, subject to entry of the Final Order, the Borrower shall be authorized to borrow an additional $50 million, which shall be used for the purposes permitted under the DIP Documents, including, to provide working capital for the Debtors and for general corporate purposes and to pay interest, fees, and expenses, in each case, in accordance with the Final Order and the DIP Documents, and which additional borrowings shall also be jointly and severally guaranteed by the DIP Guarantors. Any and all fees, costs, and expenses paid prior to the Petition Date by any of the Debtors to the DIP Secured Parties in connection with or with respect to the DIP Term Loan Facility, are hereby approved in full and shall not be subject to avoidance, disgorgement or any similar form of recovery by the Debtors or any other person.

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(b)    In furtherance of the foregoing and without further approval of this Court, each Debtor is authorized and directed to perform all acts, to make, execute and deliver all instruments, certificates, and agreements and documents (including the execution or recordation of security agreements, mortgages, deeds of trust (if applicable), and financing statements), and to pay all fees in connection with or that may be reasonably required, necessary, or desirable for the Debtors’ performance of their obligations under or related to the DIP Financing, including:

(i)	the execution and delivery of, and performance under, each of the DIP Documents;

(ii)

the execution and delivery of, and performance under, one or more amendments, waivers, consents or other modifications to and under the DIP Documents, in each case, in such form as the Debtors’ and the DIP Lenders may agree, it being understood that no further approval of this Court shall be required for any authorizations, amendments, waivers, consents, or other modifications to and under the DIP Documents (and any fees and other expenses (including attorneys’, accountants’, appraisers’ and financial advisors’ fees), amounts, charges, costs, indemnities, and other obligations paid in connection therewith) that do not (A) shorten the maturity of the extensions of credit thereunder or increase the aggregate commitments or the rate of interest payable thereunder or (B) increase existing fees or add new fees thereunder (excluding, for the avoidance of doubt, any amendment, consent or waiver fee);

(iii)

the non-refundable payment to the DIP Secured Parties, as the case may be, of all reasonable and documented fees, including, but only as applicable, unused facility fees, amendment fees, prepayment premiums, early termination fees, servicing fees, audit fees, liquidator fees, structuring fees, administrative agent’s or collateral agent’s fees, upfront fees, closing fees, commitment fees, exit fees, backstop fees, agency fees, and/or reasonable professional fees (which fees shall be irrevocable, and shall be deemed to have been, approved upon entry of this Interim Order, whether or not such fees arose before or after the Petition Date, and whether or not the transactions contemplated hereby are consummated, and shall not in any case be subject to any contest, attack, rejection, recoupment, reduction, defense, counterclaim, offset, subordination, recharacterization, avoidance or other claim, cause of action or other challenge of any nature under the Bankruptcy Code, under applicable non-bankruptcy law or otherwise) and any amounts payable (or that may become payable) in respect of the indemnification obligations, in each case referred to in the DIP Documents and the costs and expenses as may be due from time to time, including reasonable and documented fees and expenses of the professionals retained by any of DIP Secured Parties (including Davis Polk & Wardwell LLP and such other advisors as permitted under the DIP Documents), in each case, as provided for in the DIP Documents and this Interim Order, without the need to file retention motions or fee applications or to provide notice to any part; provided that, solely with respect to fees and expenses of professionals incurred following the Closing Date (as defined in the DIP Credit Agreement), (the “DIP Professional Fees”) such payment shall be subject to the review procedures set forth in paragraph 1(c); and

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(iv)	the performance of all other acts necessary, appropriate, or desirable under or in connection with the DIP Documents.

3.    DIP Obligations. Upon execution and delivery of the DIP Documents, (a) the DIP Documents shall constitute valid, binding and non-avoidable obligations of the Debtors, enforceable against each of the Debtors and their estates in accordance with the terms of the DIP Documents and this Interim Order, and any successors thereto, including any trustee appointed in the Chapter 11 Cases, or in any case under Chapter 7 of the Bankruptcy Code upon the conversion of any of the Chapter 11 Cases, or in any other proceedings superseding or related to any of the foregoing (collectively, the “Successor Cases”). Upon execution and delivery of the DIP Documents, the DIP Obligations will include all loans and any other indebtedness or obligations, contingent or absolute, which may now or from time to time be owing by any of the Debtors to the DIP Agent or any of the DIP Lenders, in each case, under, or secured by, the DIP Documents or this Interim Order, including the Obligations under, and as defined in the DIP Credit Agreement, and all principal, accrued interest, costs, fees, expenses, and other amounts under the DIP Documents. The Debtors shall be jointly and severally liable for the DIP Obligations. The DIP Obligations shall be due and payable, without notice or demand, and the use of DIP Collateral that constitutes cash collateral pursuant to section 363(a) of the Bankruptcy Code shall automatically cease, as set forth in the DIP Documents, on the Termination Declaration Date (as defined below) or the occurrence of any event or condition set forth in paragraph 1(b) of this Interim Order, except as provided in paragraph 17 herein. No obligation, payment, transfer, or grant of collateral security hereunder or under the DIP Documents (including any DIP Obligation or DIP Liens (as defined herein)), shall be limited, stayed, restrained, voidable, avoidable, or recoverable, under the Bankruptcy Code or under any applicable law (including under sections 502(d), 506(c), 544, 547 to 550, and 552 of the Bankruptcy Code or under any applicable state UCC, Uniform Voidable Transactions Act, Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act, or similar statute or common law), or subject to any avoidance, reduction, setoff, recoupment, offset, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaim, cross-claim, defense, or any other challenge under the Bankruptcy Code or any applicable law or regulation by any person or entity.

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4.    [Reserved]

5.    [Reserved]

6.    Carve Out.

(a)    Carve Out. As used in this Interim Order, the “Carve Out” means the sum of (i) all fees required to be paid to the Clerk of the Court and to the Office of the United States Trustee under section 1930(a) of title 28 of the United States Code plus interest at the statutory rate pursuant to 31 U.S.C. § 3717 (without regard to the notice set forth in (iii) below); (ii) all reasonable fees and expenses up to $75,000 incurred by a trustee under section 726(b) of the Bankruptcy Code (without regard to the notice set forth in (iii) below); (iii) to the extent allowed at any time, whether by interim order, procedural order, or otherwise, all unpaid fees and expenses (the “Allowed Professional Fees”) incurred by persons or firms retained by the Debtors pursuant to section 327, 328, or 363 of the Bankruptcy Code (the “Debtor Professionals”) and the Creditors’ Committee (if appointed), pursuant to section 328 or 1103 of the Bankruptcy Code, (the “Committee Professionals” and, together with the Debtor Professionals, the “Professional Persons”) at any time before or on the first business day following delivery by the DIP Agent of a Carve Out Trigger Notice (as defined below), whether allowed by the Court prior to or after delivery of a Carve Out Trigger Notice; and (iv) Allowed Professional Fees of Professional Persons in an aggregate amount not to exceed $5,000,000 incurred after the first business day following delivery by the DIP Agent of the Carve Out Trigger Notice, to the extent allowed at any time, whether by interim order, procedural order, or otherwise (the amounts set forth in this clause (iv)  being the “Post‑Carve Out Trigger Notice Cap”).  For purposes of the foregoing, “Carve Out Trigger Notice” shall mean a written notice delivered by email (or other electronic means) by the DIP Agent, at the direction of the Required DIP Lenders, to the Debtors, their lead restructuring counsel, the First Lien Advisors, the U.S. Trustee, and counsel to the Creditors’ Committee (if appointed), which notice may be delivered following the occurrence and during the continuation of an Event of Default (as defined in the DIP Credit Agreement) and acceleration of the DIP Obligations under the DIP Term Loan Facility, stating that the Post‑Carve Out Trigger Notice Cap has been invoked.

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(b)    Carve Out Reserves. On the day on which a Carve Out Trigger Notice is delivered by the DIP Agent to the Debtors with a copy to counsel to the Creditors’ Committee (if appointed) (the “Termination Declaration Date”), the Carve Out Trigger Notice shall (i) be deemed a draw request and notice of borrowing by the Debtors for Loans (as defined in the DIP Credit Agreement) under the DIP Term Loan Facility (on a pro rata basis based on the then outstanding Commitments (as defined in the DIP Credit Agreement)), in an amount equal to the then unpaid amounts of the Allowed Professional Fees (any such amounts actually advanced shall constitute Loans) and (ii) also constitute a demand to the Debtors to utilize all cash on hand as of such date and any available cash thereafter held by any Debtor to fund a reserve in an amount equal to the then unpaid amounts of the Allowed Professional Fees.  The Debtors shall deposit and hold such amounts in a segregated account at the DIP Agent in trust to pay such then unpaid Allowed Professional Fees (the “Pre-Carve Out Trigger Notice Reserve”) prior to any and all other claims.  On the Termination Declaration Date, the Carve Out Trigger Notice shall also (i) be deemed a request by the Debtors for Loans under the DIP Term Loan Facility (on a pro rata basis based on the then outstanding Commitments), in an amount equal to the Post‑Carve Out Trigger Notice Cap (any such amounts actually advanced shall constitute Loans) and (ii) also constitute a demand to the Debtors to utilize all cash on hand as of such date and any available cash thereafter held by any Debtor, after funding the Pre-Carve Out Trigger Notice Reserve, to fund a reserve in an amount equal to the Post‑Carve Out Trigger Notice Cap.  The Debtors shall deposit and hold such amounts in a segregated account at the DIP Agent in trust to pay such Allowed Professional Fees benefiting from the Post-Carve Out Trigger Notice Cap (the “Post‑Carve Out Trigger Notice Reserve” and, together with the Pre-Carve Out Trigger Notice Reserve, the “Carve Out Reserves”) prior to any and all other claims.  On the first business day after the DIP Agent delivers the Carve Out Trigger Notice, notwithstanding anything in the DIP Credit Agreement to the contrary, including with respect to the existence of a Default (as defined in the DIP Credit Agreement) or Event of Default, the failure of the Debtors to satisfy any or all of the conditions precedent for Loans under the DIP Term Loan Facility, any termination of the Commitments following an Event of Default, or the occurrence of the Maturity Date, each DIP Lender with an outstanding Commitment (on a pro rata basis based on the then outstanding Commitments) shall make available to the DIP Agent such DIP Lender’s pro rata share with respect to such borrowing in accordance with the DIP Term Loan Facility. All funds in the Pre-Carve Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clauses (i) through (iii) of the definition of Carve Out set forth above (the “Pre-Carve Out Amounts”), but not, for the avoidance of doubt, the Post-Carve Out Trigger Notice Cap, until paid in full, and then, to the extent the Pre‑Carve Out Trigger Notice Reserve has not been reduced to zero, to pay the DIP Agent for its own benefit and the benefit of the DIP Secured Parties, unless the DIP Obligations have been indefeasibly paid in full, in cash, and all Commitments have been terminated, in which case any such excess shall be paid to the Prepetition Secured Parties in accordance with their rights and priorities as of the Petition Date.  All funds in the Post-Carve Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clause (iv) of the definition of Carve Out set forth above (the “Post-Carve Out Amounts”), and then, to the extent the Post‑Carve Out Trigger Notice Reserve has not been reduced to zero, to pay the DIP Agent for its own benefit and the benefit of the DIP Secured Parties, unless the DIP Obligations have been indefeasibly paid in full, in cash, and all Commitments have been terminated, in which case any such excess shall be paid to the Prepetition Secured Parties in accordance with their rights and priorities as of the Petition Date.  Notwithstanding anything to the contrary in the DIP Documents, Prepetition Loan Documents, or this Interim Order, if either of the Carve Out Reserves is not funded in full in the amounts set forth in this paragraph 6(b), then, any excess funds in one of the Carve Out Reserves following the payment of the Pre-Carve Out Amounts and Post‑Carve Out Amounts, respectively, shall be used to fund the other Carve Out Reserve, up to the applicable amount set forth in this paragraph 6(b), prior to making any payments to the DIP Agent or the Prepetition Secured Parties, as applicable.  Notwithstanding anything to the contrary in the DIP Documents, Prepetition Loan Documents, or this Interim Order, following delivery of a Carve Out Trigger Notice, the DIP Agent and the Prepetition Agents shall not sweep or foreclose on cash (including cash received as a result of the sale or other disposition of any assets) of the Debtors until the Carve Out Reserves have been fully funded, but the DIP Liens (on a first priority basis) and the Adequate Protection Liens (on a second priority basis) shall attach to any residual interest in the Carve Out Reserves (provided that the DIP Liens shall not attach to any residual interest in the Carve Out Reserves with respect to any Prepetition Collateral held in the Carve Out Reserves) (and such liens shall be automatically valid and perfected), with any excess paid to the DIP Agent for application in accordance with the DIP Documents.  Further, notwithstanding anything to the contrary in this Interim Order, (i) disbursements by the Debtors from the Carve Out Reserves shall not constitute Loans (as defined in the DIP Credit Agreement) or increase or reduce the DIP Obligations, (ii) the failure of the Carve Out Reserves to satisfy in full the Allowed Professional Fees shall not affect the priority of the Carve Out, and (iii) in no way shall the Approved Budget (as defined in the DIP Credit Agreement), Carve Out, Post-Carve Out Trigger Notice Cap, Carve Out Reserves, or any of the foregoing be construed as a cap or limitation on the amount of the Allowed Professional Fees due and payable by the Debtors.  For the avoidance of doubt and notwithstanding anything to the contrary in this Interim Order, the DIP Documents, or in any Prepetition Loan Documents, the Carve Out shall be senior to all liens and claims securing the DIP Term Loan Facility, the Prepetition Credit Facility Liens, the Credit Facility Adequate Protection Liens, and the Credit Facility 507(b) Claims, and any and all other forms of adequate protection, liens, or claims securing the DIP Obligations or the Prepetition Credit Facility Debt. Notwithstanding anything in this Interim Order, in no event shall (i) the aggregate principal amount of the Loans available under the DIP Credit Agreement or pursuant to this Interim Order (after giving effect to all amounts requested, and including, for the avoidance of doubt, any funding of the Carve Out Reserves and any Loans repaid prior to the date of determination) exceed the total Commitments, or (ii) the aggregate principal amount of the Loans from any Lender to, or for the benefit of, the Borrower exceed such Lender’s Commitment.

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(c)    Payment of Allowed Professional Fees Prior to the Termination Declaration Date. Any payment or reimbursement made prior to the occurrence of the Termination Declaration Date in respect of any Allowed Professional Fees shall not reduce the Carve Out.

(d)    No Direct Obligation to Pay Allowed Professional Fees. None of the DIP Secured Parties, or the Prepetition Secured Parties shall be responsible for the payment or reimbursement of any fees or disbursements of any Professional Person incurred in connection with the Chapter 11 Cases or any Successor Cases under any chapter of the Bankruptcy Code. Nothing in this Interim Order or otherwise shall be construed to obligate the DIP Secured Parties or the Prepetition Secured Parties, in any way, to pay compensation to, or to reimburse expenses of, any Professional Person or to guarantee that the Debtors have sufficient funds to pay such compensation or reimbursement.

(e)    Payment of Carve Out On or After the Termination Declaration Date. Any payment or reimbursement made on or after the occurrence of the Termination Declaration Date in respect of any Allowed Professional Fees shall permanently reduce the Carve Out on a dollar-for-dollar basis. Any funding of the Carve Out from proceeds of the DIP Term Loan Facility shall be added to, and made a part of, the DIP Obligations secured by the DIP Collateral and shall be otherwise entitled to the protections granted under this Interim Order, the DIP Documents, the Bankruptcy Code, and applicable law.

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7.    DIP Superpriority Claims. Pursuant to section 364(c)(1) of the Bankruptcy Code, all of the DIP Obligations shall constitute allowed superpriority administrative expense claims against the Debtors (without the need to file any proof of claim) with priority over any and all claims against the Debtors, now existing or hereafter arising, of any kind whatsoever, including all administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code, and any and all administrative expenses or other claims arising under sections 105, 326, 328, 330, 331, 365, 503(b), 507(a), 507(b), 726, 1113, or 1114 of the Bankruptcy Code (including the Adequate Protection Obligations), whether or not such expenses or claims may become secured by a judgment lien or other non-consensual lien, levy or attachment, which allowed claims (the “DIP Superpriority Claims”) shall for purposes of section 1129(a)(9)(A) of the Bankruptcy Code be considered administrative expenses allowed under section 503(b) of the Bankruptcy Code, and which DIP Superpriority Claims shall be payable from and have recourse to all prepetition and postpetition property of the Debtors (subject to any liens on such property, including the Prepetition Credit Facility Liens, ranking senior to any liens on such property securing the DIP Superpriority Claims) and all proceeds thereof (excluding claims and causes of action under sections 502(d), 544, 545, 547, 548 and 550 of the Bankruptcy Code, or any other avoidance actions under the Bankruptcy Code or applicable state-law equivalents (“Avoidance Actions”), but including, subject to entry of the Final Order, any proceeds or property recovered, unencumbered or otherwise, from Avoidance Actions, whether by judgment, settlement or otherwise (“Avoidance Proceeds”)) in accordance with the DIP Documents and this Interim Order, subject only to (a) any valid, perfected, non-avoidable liens on such property and (b) the Carve Out. The DIP Superpriority Claims shall be entitled to the full protection of section 364(e) of the Bankruptcy Code including in the event that this Interim Order or any provision hereof is vacated, reversed or modified, on appeal or otherwise. The DIP Superpriority Claims shall be senior to the Credit Facility 507(b) Claims.

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8.    DIP Liens.

(a)    DIP Liens. As security for the DIP Obligations, effective and perfected upon the date of this Interim Order and without the necessity of the execution, recordation, or filing by the Debtors of mortgages, deeds of trust, security agreements, control agreements, pledge agreements, financing statements, notation of certificates of title for titled goods, or other similar documents, or the possession or control by the DIP Agent of, or over, any assets, security interests and liens are hereby granted to the DIP Agent for the benefit of the DIP Secured Parties on all prepetition and postpetition property of the Debtors, including the Principal DIP Collateral Properties (as defined below), the Principal DIP Pledged Equity,6 any and all cash of the Debtors and any investment of such cash, inventory, accounts receivable, other rights to payment whether arising before or after the Petition Date, contracts, properties, plants, fixtures, machinery, equipment, general intangibles, documents, instruments, securities, chattel paper, interests in leaseholds, real properties, deposit accounts, patents, copyrights, trademarks, trade names, rights under license agreements and other intellectual property, capital stock of subsidiaries, wherever located, and the proceeds, products, rents and profits of the foregoing, whether arising under section 552(b) of the Bankruptcy Code or otherwise, whether existing on the Petition Date or thereafter acquired, other than: (u) the Borrower’s equity interests in the seven O’Connor Joint Ventures listed on Schedule E hereto, (v) the outparcels listed on Schedule F hereto, (w) the Prepetition Collateral, (x) the Excluded Assets (as defined in the DIP Credit Agreement), (y) the Debtors’ cash and cash equivalents as of the Petition Date that are not held by or under the control of the Principal DIP Grantors78 and (z) Avoidance Actions (but including, subject to entry of the Final Order, Avoidance Proceeds) (such property collectively, the “DIP Collateral”), subject only to the payment of the Carve Out (all such liens and security interests granted to the DIP Agent, for the benefit of the DIP Secured Parties, pursuant to this Interim Order and the DIP Documents, the “DIP Liens”), as follows:

(i)

Liens on Unencumbered Property. Pursuant to section 364(c)(2) of the Bankruptcy Code, a valid, binding, continuing, enforceable, fully perfected first priority senior security interest in and lien upon all DIP Collateral that is not subject to (x) a valid, duly perfected, and non-avoidable lien as of the Petition Date or (y) valid and non-avoidable liens in existence as of the Petition Date that are perfected subsequent to the Petition Date as permitted by Section 546(b) of the Bankruptcy Code.

[6]	“Principal Pledged Equity” means 100% of the equity interests in the Debtors listed on Schedule B hereto under the heading “Issuer Name.”

[7]	“Principal DIP Grantors” means, collectively, the Debtors listed on Schedule B hereto under the heading “Issuer Name.”

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For the avoidance of doubt, all cash (whether from rents or otherwise) generated from any DIP Collateral following the Petition Date (or that is otherwise post-Petition Date proceeds of DIP Collateral) shall be subject to the uninterrupted and continuing liens of the DIP Secured Parties, whether such cash or other proceeds are deposited or maintained in accounts at the Company, Borrower, or any other affiliated entity.

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(ii)

 Liens Junior to Certain Other Liens.  Pursuant to section 364(c)(3) of the Bankruptcy Code, a valid, binding, continuing, enforceable, fully perfected security interest in and lien upon all DIP Collateral that is subject to either (x) valid, perfected and non-avoidable liens in existence at the time of the commencement of the Chapter 11 Cases or (y) valid and non-avoidable liens in existence at the time of such commencement that are perfected subsequent to such commencement as permitted by Section 546(b) of the Bankruptcy Code, which DIP Liens shall be junior and subordinate solely to (i) any such valid, perfected and non-avoidable liens in existence immediately prior to the Petition Date and (ii) any such valid and non-avoidable liens in existence immediately prior to the Petition Date that are perfected subsequent to the Petition Date as permitted by section 546(b) of the Bankruptcy Code; provided that nothing in the foregoing clauses (i) and (ii) shall limit the rights of the DIP Secured Parties under the DIP Documents to the extent such liens are not permitted thereunder.

(iii)

Liens Senior to Other Liens.  Aside from the liens described in (ii) above, the DIP Liens shall be senior to any other liens on the DIP Collateral and shall not be (x) subject or subordinate to or made pari passu with (1) any lien or security interest that is avoided and preserved for the benefit of the Debtors and their estates under section 551 of the Bankruptcy Code, (2) unless otherwise provided for in the DIP Documents or in this Interim Order, any liens or security interests arising after the Petition Date, including any liens or security interests granted in favor of any federal, state, municipal, or other governmental unit (including any regulatory body), commission, board or court for any liability of the Debtors, or (3) any intercompany or affiliate liens of the Debtors or their affiliates or security interests of the Debtors or their affiliates or (y) subordinated to or made pari passu with any other lien or security interest under section 363 or 364 of the Bankruptcy Code granted on or after the date hereof.

9.    Protection of DIP Lenders’ Rights.

(a)    So long as there are any DIP Obligations outstanding or the DIP Lenders have any outstanding DIP Commitments under, and as defined in, the DIP Documents (the “DIP Commitments”), the Prepetition Lenders shall: (i) have no right to and shall take no action to foreclose upon, or recover in connection with, the liens granted pursuant to this Interim Order, or otherwise seek to exercise or enforce any rights or remedies against the DIP Collateral; (ii) be deemed to have consented (to the extent any consent is required) to any transfer, disposition or sale of, or release of liens on, such DIP Collateral in connection with an exercise of remedies by the DIP Agent (but not any proceeds of such transfer, disposition or sale to the extent remaining after payment in cash in full of the DIP Obligations (other than contingent obligations for which no claim has then been asserted) and termination of the DIP Commitments) to the extent such transfer, disposition, sale or release is authorized pursuant to the DIP Documents; (iii) not file any further financing statements, trademark filings, copyright filings, mortgages, deeds of trust, notices of lien or similar instruments, or otherwise take any action to perfect their security interests in such DIP Collateral unless, solely as to this clause (iii), the DIP Agent or the DIP Lenders file financing statements or other documents to perfect the liens granted pursuant to this Interim Order, or as may be required by applicable state law to continue the perfection of valid and non-avoidable liens or security interests as of the Petition Date; provided, that nothing herein shall prevent any of the Prepetition Secured Parties to file financing statements or other documents in connection with the appointment of any successor administrative or collateral agent under any of the Prepetition Credit Agreements, and (iv) at the request of the DIP Agent, deliver or cause to be delivered, at the DIP Loan Parties’ cost and expense, any termination statements, releases and/or assignments in favor of each of the DIP Secured Parties or other documents necessary to effectuate and/or evidence the release, termination and/or assignment of liens on any portion of such DIP Collateral subject to any sale in connection with the exercise of remedies by the DIP Agent or court-approved disposition.

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(b)    Any proceeds of DIP Collateral subject to the DIP Liens received by any Prepetition Secured Party (other than as contemplated by this Order, including adequate protection payments), whether in connection with the exercise of any right or remedy (including setoff), by mistake or otherwise shall be segregated and held in trust for the benefit of and forthwith paid over to the DIP Agent for the benefit of the DIP Secured Parties in the same form as received, with any necessary endorsements. Notwithstanding the foregoing, the rights of setoff and first-priority security interests of the financial institutions providing cash management services (solely to the extent related to cash management obligations and as governed by the cash management order entered in these Chapter 11 Cases) are preserved.

(c)    The automatic stay provisions of section 362 of the Bankruptcy Code are hereby modified to the extent necessary to permit the DIP Agent, acting at the direction of the Requisite Lenders (as defined in the DIP Credit Agreement) (the “Required DIP Lenders”), to take any or all of the following actions, at the same or different times, in each case without further order or application of the Court and immediately upon the occurrence of an Event of Default or the Termination Declaration Date: (A) deliver a notice of an Event of Default to the Debtors; (B) declare the termination, reduction or restriction of any further DIP Commitment (including any commitment to make loans under the DIP Documents) to the extent any such DIP Commitment remains; (C) declare the termination of the DIP Documents as to any future liability or obligation of the DIP Agent and the DIP Lenders (but, for the avoidance of doubt, without affecting any of the DIP Liens or the DIP Obligations); and (D)  declare all applicable DIP Obligations to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Debtor, and (E) the termination of the DIP Secured Parties’ consent to the Debtors’ right to use cash collateral, that is DIP Collateral pursuant to Section 363(a) of the Bankruptcy Code, subject to the Debtors’ right to seek nonconsensual use of such DIP Collateral; provided, however, that prior to the enforcement of liens or exercise of remedies with respect to the DIP Collateral, the DIP Agent, shall provide the Debtors and their lead restructuring counsel with notice (with a copy to the Creditors’ Committee (if appointed), and the U.S. Trustee), and file such notice on the docket in the Case and request an emergency hearing (the “Stay Relief Hearing”) upon no less than five (5) business days’ notice (unless the Debtors and DIP Agent agree to request that the Court conduct the Stay Relief Hearing on shorter notice) to determine whether an Event of Default or the Termination Declaration Date has occurred, and the Debtors shall not object to the fact that the Stay Relief Hearing is being held on such shortened notice. Until the Stay Relief Hearing, the Debtors shall be permitted to use the Prepetition Secured Parties’ Cash Collateral to pay payroll and other administrative expenses to keep the business of the Debtors operating and maximize value of the DIP Collateral and in accordance with the Approved Budget attached hereto as Exhibit 1. Following the Stay Relief Hearing, and upon the Court’s determination that an Event of Default or the Termination Declaration Event has occurred, the Court may fashion an appropriate remedy including, whether or not the maturity of any of the DIP Obligations shall have been accelerated, authorizing the DIP Agent to proceed to protect, enforce, and exercise all other rights and remedies provided for in the DIP Documents and under applicable law, including by suit in equity, action at law or other appropriate proceeding, including for specific performance of any covenant or agreement contained in any DIP Document or any instrument pursuant to which the DIP Obligations are evidenced, and, if any amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of any of the DIP Secured Parties. This Court shall retain exclusive jurisdiction to hear and resolve any disputes and enter any orders required by the provisions of this paragraph 9 and relating to the application, re-imposition or continuance of the Automatic Stay as provided hereunder.

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(d)    No rights, protections or remedies of each of the DIP Secured Parties granted by the provisions of this Interim Order or the DIP Documents shall be limited, modified or impaired in any way by: (i) any actual or purported withdrawal of the consent of any party to the Debtors’ authority to continue to use Prepetition Grantors’ Prepetition Collateral; or (ii)  the terms of any other order or stipulation related to the Debtors’ continued use of Prepetition Grantors’ Prepetition Collateral or the provision of adequate protection to any party.

(e)    No Marshaling. In no event shall the DIP Secured Parties or the Prepetition Secured Parties be subject to the equitable doctrine of “marshaling” or any similar doctrine with respect to the DIP Collateral or the DIP Obligations; provided that, with respect to the Prepetition Collateral, the foregoing shall be without prejudice to the terms of the Final Order with respect to the period from and after entry of the Final Order.

10.    Limitation on Charging Expenses Against Collateral. Except to the extent of the Carve Out, no costs or expenses of administration of the Chapter 11 Cases or any future proceeding that may result therefrom, including liquidation in bankruptcy or other proceedings under the Bankruptcy Code, shall be charged against or recovered from the Prepetition Collateral or the DIP Collateral pursuant to section 506(c) of the Bankruptcy Code or any similar principle of law, without the prior written consent of, with respect to the Prepetition Collateral, the applicable Prepetition Agent(s) acting at the direction of the applicable Prepetition Lenders in accordance with the Prepetition Loan Documents and, with respect to the DIP Collateral, the DIP Agent acting at the direction of the Required DIP Lenders in accordance with the DIP Documents, and no such consent shall be implied from any other action, inaction, or acquiescence by any of the Prepetition Secured Parties or any of the DIP Secured Parties, and nothing contained in this Interim Order shall be deemed to be a consent by any Prepetition Secured Party or any DIP Secured Party to any charge, lien, assessment or claim against the DIP Collateral under section 506(c) of the Bankruptcy Code or otherwise; provided that, with respect to the Prepetition Collateral, the foregoing shall be without prejudice to the terms of the Final Order with respect to the period from and after entry of the Final Order.

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11.    Payments Free and Clear. Subject to the Carve Out, any and all payments or proceeds remitted by any DIP Secured Party or any Prepetition Secured Party pursuant to the provisions of this Interim Order, the Final Order (if and when entered), any subsequent order of the Court, or the DIP Documents shall be irrevocable, received free and clear of any claim, charge, assessment or other liability, including any such claim or charge arising out of or based on, directly or indirectly, section 506(c) of the Bankruptcy Code, whether asserted or assessed by, through or on behalf of the Debtors, or section 552(b) of the Bankruptcy Code.

12.    Use of Prepetition Secured Parties’ Prepetition Collateral. The Prepetition Grantors are hereby authorized, subject to the terms and conditions of this Interim Order, to use all of the Prepetition Secured Parties’ Prepetition Collateral; provided that the Prepetition Secured Parties are granted the adequate protection as hereinafter set forth.

13.    Disposition of DIP Collateral. The Debtors shall not sell, transfer, lease, encumber, or otherwise dispose of any portion of the Principal DIP Collateral Properties, the Principal DIP Pledged Equity, or any other DIP Collateral except in accordance with the DIP Documents.

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14.    Adequate Protection of Prepetition Secured Parties. The Prepetition Secured Parties are entitled, pursuant to sections 361, 362, 363(e) and 507 of the Bankruptcy Code, to adequate protection of their respective interests in all Prepetition Collateral (including the Prepetition Secured Parties’ Cash Collateral) in an amount equal to the aggregate diminution in the value of the Prepetition Secured Parties’ respective interests in the Prepetition Collateral (including the Prepetition Secured Parties’ Cash Collateral) from and after the Petition Date, if any, for any reason provided for under the Bankruptcy Code, including any diminution resulting from the sale, lease or use by the Debtors of the Prepetition Collateral, the payment of any amounts under the Carve Out or pursuant to this Interim Order or any other order of the Court or provision of the Bankruptcy Code or otherwise, and the imposition of the automatic stay (such amount with respect to the 2018 Credit Facility Secured Parties, the “2018 Credit Facility Adequate Protection Claim”; such amount with respect to the 2015 Credit Facility, the “2015 Credit Facility Adequate Protection Claim”; and such amount with respect to the Weberstown Term Loan Facility, the “Weberstown Adequate Protection Claim”). In consideration of the foregoing, the Prepetition Grantors are authorized to and hereby grant the following to the Prepetition Agents (collectively, the “Adequate Protection Obligations”):

(a)    Credit Facility Adequate Protection Liens. (i) Each of (x) the 2018 Credit Facility Agent, for itself and for the benefit of the 2018 Credit Facility Secured Parties, (y) the 2015 Credit Facility Agent, for itself and for the benefit of the 2015 Credit Facility Secured Parties, and (z) the Weberstown Term Loan Agent, for itself and for the benefit of the Weberstown Term Loan Facility Secured Parties, is hereby granted (effective and perfected upon the date of this Interim Order and without the necessity of the execution of any mortgages, deeds of trust, security agreements, pledge agreements, financing statements or other agreements), on a pari passu basis, a valid, perfected replacement security interest in and lien upon all DIP Collateral, in each case, subject and subordinate only to (i) the DIP Liens and any liens to which the DIP Liens are junior and (ii) and the Carve Out, to secure the 2018 Credit Facility Adequate Protection Claim, 2015 Credit Facility Adequate Protection Claim, and Weberstown Adequate Protection Claims, respectively (each as defined below) (collectively, the “Credit Facility Adequate Protection Liens”).

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(b)    Credit Facility 507(b) Claims. (i) Each of (x) the 2018 Credit Facility Agent, for itself and for the benefit of the 2018 Credit Facility Secured Parties, (y) the 2015 Credit Facility Agent, for itself and for the benefit of the 2015 Credit Facility Secured Parties, and (z) the Weberstown Term Loan Agent, for itself and for the benefit of the Weberstown Term Loan Facility Secured Parties, is hereby granted, on a pari passu basis, an allowed superpriority administrative expense claim as provided for in section 507(b) of the Bankruptcy Code in the amount of the 2018 Credit Facility Adequate Protection Claim, 2015 Credit Facility Adequate Protection Claim, and Weberstown Adequate Protection Claim, respectively, against each of the Prepetition Grantors with priority in payment over any and all administrative expenses of the kind specified or ordered pursuant to any provision of the Bankruptcy Code (the “Credit Facility 507(b) Claims”), which Credit Facility 507(b) Claims shall be payable from and have recourse to all prepetition and postpetition property of the Borrower and the Prepetition Grantors and all proceeds thereof, excluding Avoidance Actions (but including, subject to entry of the Final Order, Avoidance Proceeds). The Credit Facility 507(b) Claims shall be subject and subordinate only to (a) DIP Superpriority Claims, (b) DIP Liens, (c) Prepetition Credit Facility Permitted Prior Liens, (d) any valid, perfected, non‑avoidable liens on such property and the proceeds thereof, and (e) the Carve Out. For the avoidance of doubt, the Credit Facility 507(b) Claims shall not be payable from the DIP Collateral unless and until the DIP Obligations (other than contingent indemnification obligations as to which no claim has been asserted) have indefeasibly been paid in cash in full and all DIP Commitments have been terminated.

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(c)    Credit Facility Secured Parties Fees and Expenses. In each case, without duplication of amounts required to be paid pursuant to the DIP Documents, (i) the Debtors are authorized and directed to pay in cash without the necessity of filing formal fee applications or compliance with the U.S. Trustee’s fee guidelines all reasonable and documented out-of-pocket professional fees, expenses and disbursements arising before and after the Petition Date of (A)  the 2018 Credit Facility Agent, the 2015 Credit Facility Loan Agent, and the Weberstown Term Loan Agent, including of Mayer Brown LLP as counsel to GLAS USA LLC and GLAS Americas LLC, (B) Davis Polk & Wardwell LLP, Evercore Group LLC, Raider Hill Advisors, L.L.C. and Agora Advisors, LLC, advisors to Prepetition Lender SVP, LLC and its affiliated funds (“SVP”) and (C) Wachtell, Lipton, Rosen & Katz LLP and PJT Partners, Inc. as advisors to the ad hoc group of Prepetition Lenders; ((A) through (C), collectively, the “First Lien Advisors”) and (ii)  the Debtors shall pay in cash all reasonable and documented out-of-pocket professional fees, expenses and disbursements of the First Lien Advisors that will accrue on or after the Petition Date. The payment of the fees, expenses and disbursements set forth in clause (ii) of the foregoing sentence and the DIP Professional Fees shall be made within ten (10) days (which time period may be extended by the applicable professional) after the receipt by the Debtors, the U.S. Trustee and the Creditors’ Committee, if appointed (the “Review Period”) of invoices therefor without the necessity of filing formal fee applications or compliance with the U.S. Trustee’s fee guidelines. Such invoices provided to the Debtors, the U.S. Trustee and, as applicable, the Creditors’ Committee, shall be in summary format with reasonably sufficient detail such that the nature and extent of the services can be evaluated but which shall not be required to contain time entries and which may be redacted or modified to the extent necessary to delete any information subject to the attorney-client privilege, any information constituting attorney work product, or any other confidential information, and the provision of such invoices shall not constitute any waiver of the attorney client privilege or of any benefits of the attorney work product doctrine. Any objections raised by the Debtors, the U.S. Trustee or a Creditors’ Committee with respect to such invoices must be in writing and state with particularity the grounds therefor and must be submitted to the applicable professional so as to be actually received prior to the expiration of the Review Period. Following the Review Period, any such objection will be subject to resolution by the Court to the extent it remains unresolved. Pending such resolution, the undisputed portion of any such invoice will be paid promptly by the Debtors. Notwithstanding the foregoing, the Debtors are authorized and directed to pay on the Closing Date (as defined in the DIP Credit Agreement) all adequate protection fees and expenses incurred under this paragraph 1(c) on or prior to such date without the need for any applicable professional to first deliver a copy of its invoice or other supporting documentation.

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(d)    Adequate Protection Payments. Each of the Prepetition Agents, for the benefit of the applicable Prepetition Secured Parties, shall receive current payments in cash in an amount equal to interest accrued and accruing at the non-default base rate on account of the Prepetition Credit Facility Debt as set forth in the applicable respective Prepetition Loan Documents (without waiver of rights on behalf of any party to assert, or deny, the rights of the Prepetition Secured Parties to interest at the default rates provided for in the Prepetition Loan Documents) and on the respective payment dates provided therein, whether such interest accrued prior to or following the Petition Date; provided, that it is understood and agreed that such payments are being made as adequate protection of the secured portion of the Prepetition Credit Facilities.

(e)    Financial Reporting. The Debtors shall provide the Prepetition Agents with financial and other reporting that is provided to the DIP Secured Parties in accordance with the DIP Documents; provided that such reporting obligations shall continue to remain in effect with respect to the Prepetition Secured Parties following any termination of the DIP Term Loan Facility.

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15.    Reservation of Rights of Prepetition Secured Parties. Under the circumstances and given that the above-described adequate protection is consistent with the Bankruptcy Code, including section 506(b) thereof, the Court finds that the adequate protection provided herein is reasonable and sufficient to protect the interests of the Prepetition Secured Parties; provided that each Prepetition Agent, at the direction of the requisite Prepetition Secured Parties, may request further or different adequate protection, subject to and consistent with the terms of the applicable Prepetition Loan Document and/or Intercreditor Agreement, and the Debtors or any other party in interest may contest any such request.

16.    Perfection of DIP Liens and Adequate Protection Liens

(a)    Without in any way limiting the automatically effective perfection of the DIP Liens granted pursuant to paragraph 8 hereof and the Credit Facility Adequate Protection Liens granted pursuant to paragraph 1(a) hereof, the DIP Secured Parties and the Prepetition Secured Parties, respectively, are hereby authorized, but not required, to file or record (and to execute in the name of the Debtors, as their true and lawful attorneys, with full power of substitution, to the maximum extent permitted by law) financing statements, mortgages (if applicable) notices of lien or similar instruments in any jurisdiction, to take possession of or control over cash or securities, or take any other action in order to validate and perfect the liens and security interests granted to them hereunder. Whether or not the DIP Secured Parties or the Prepetition Secured Parties shall, in their sole discretion, choose to file such financing statements, mortgages (if applicable), notices of lien or similar instruments, to take possession of or control over cash or securities, or otherwise confirm perfection of the liens and security interests granted to them hereunder, such liens and security interests shall be deemed valid, perfected, allowed, enforceable, non-avoidable and not subject to challenge, dispute or subordination, at the time and on the date of entry of this Interim Order. Upon the request of the DIP Agent, without any further consent of any party, the DIP Agent and the Debtors are authorized and directed to take, execute, deliver and file such instruments (in each case, without representation or warranty of any kind) to enable the DIP Agent to further validate, perfect, preserve and enforce the DIP Liens. All such documents will be deemed to have been recorded and filed as of the Petition Date.

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(b)    A certified copy of this Interim Order may, in the discretion of the DIP Agent, be filed with or recorded in filing or recording offices in addition to or in lieu of such financing statements, mortgages, deeds of trust, notices of lien or similar instruments, and all filing offices are hereby authorized and directed to accept such certified copy of this Interim Order for filing and/or recording, as applicable. The automatic stay of section 362(a) of the Bankruptcy Code shall be modified to the extent necessary to permit the DIP Agent to take all actions, as applicable, referenced in this subparagraph (b) and the immediately preceding subparagraph (a).

17.    Preservation of Rights Granted Under this Interim Order.

(a)    Other than the Carve Out and other claims and liens expressly granted by this Interim Order, no claim (including any intercompany claim) or lien having a priority senior to or pari passu with those granted by this Interim Order to the DIP Secured Parties or the Prepetition Secured Parties shall be permitted while any of the DIP Obligations or the Adequate Protection Obligations, respectively, remain outstanding. Except as otherwise expressly provided in this Interim Order, (A) the DIP Superpriority Claims shall not be subject or junior to any intercompany or affiliate claims of the Debtors and (B) the DIP Liens and the Credit Facility Adequate Protection Liens shall not be: (i) subject or junior to any lien or security interest that is avoided and preserved for the benefit of the Debtors’ estates under section 551 of the Bankruptcy Code; (ii) subordinated to or made pari passu with any other lien or security interest, whether under section 364(d) of the Bankruptcy Code or otherwise; (iii) subordinated to or made pari passu with any liens arising after the Petition Date, including any liens or security interests granted in favor of any federal, state, municipal, or other domestic or foreign governmental unit (including any regulatory body), commission, board or court for any liability of the Debtors; or (iv) subject or junior to any intercompany or affiliate liens or security interests of the Debtors.

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(b)    The Debtors shall not seek, and it shall constitute an Event of Default and terminate the right of the Prepetition Grantors to use the Prepetition Collateral if any of the Debtors, without the prior written consent of the Prepetition Agents, seeks, proposes or supports (whether by way of motion or other pleadings filed with the Court or any other writing executed by the Debtors or by oral argument), or if there is entered or confirmed (in each case, as applicable), or if there occurs:

(i)

a failure of the Debtors to (x) observe or perform any of the material terms or provisions contained in this Interim Order (including the making of adequate protection payments) or (y) comply with any covenant or agreement in this Interim Order in any material respect; provided that such failure materially prejudices the interests of the Prepetition Secured Parties or the Prepetition Collateral;

(ii)	any modifications, amendments, reversal or extensions of this Interim Order in a manner adverse to the Prepetition Secured Parties;

(iii)	an order converting to a case under chapter 7 of the Bankruptcy Code or dismissing any of the Chapter 11 Cases;

(iv)	an order appointing a chapter 11 trustee in the Chapter 11 Cases;

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(v)

a plan of reorganization other than a plan that provides for the termination of the Commitments and payment in full in cash of the DIP Obligations, including payment of interest at the default base rate as set forth in the DIP Credit Agreement;

(vi)

the sale of all or substantially all of the assets of the Debtors (except to the extent permitted under the DIP Credit Agreement), which does not provide for the repayment in full in cash of all DIP Obligations (other than any contingent indemnification or expense reimbursement obligations for which no claim has been made);

(vii)

following the expiration of any notice or cure period as provided in the DIP Credit Agreement, the occurrence of any Event of Default (as defined in the DIP Credit Agreement), unless such Event of Default has been cured or waived or the DIP Agent or the Required DIP Lenders have agreed in writing with the Debtors not to exercise any further remedies; or

(viii)	an order appointing an examiner with enlarged powers in the Chapter 11 Cases (beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code);

In the case of the occurrence of any event of default described above (an “Event of Default”), the Prepetition Agents, at the direction of the applicable Prepetition Lenders, shall be entitled to move to terminate the Prepetition Grantors’ rights to use the Prepetition Collateral on five (5) business days’ notice, subject to the Debtors’ right to seek nonconsensual use of such Prepetition Collateral in accordance with paragraph 9(c) of this Interim Order. Notwithstanding any order that may be entered dismissing any of the Chapter 11 Cases under section 1112 of the Bankruptcy Code or otherwise: (i) the DIP Superpriority Claims, the Credit Facility 507(b) Claims, the DIP Liens, and the Credit Facility Adequate Protection Liens shall continue in full force and effect and shall maintain their priorities as provided in this Interim Order until all DIP Obligations and Adequate Protection Obligations (other than contingent obligations for which no claim has been asserted) shall have been indefeasibly paid in full in cash (and that such DIP Superpriority Claims, Credit Facility 507(b) Claims, DIP Liens, and Credit Facility Adequate Protection Liens shall, notwithstanding such dismissal, remain binding on all parties in interest); (ii) the other rights granted by this Interim Order shall not be affected; and (iii) this Court shall retain jurisdiction, notwithstanding such dismissal, for the purposes of enforcing the claims, liens and security interests referred to in this paragraph and otherwise in this Interim Order.

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(c)    The DIP Secured Parties shall not otherwise object to or hinder or delay the exercise by the Prepetition Secured Parties or the Prepetition Agents of their rights, remedies and privileges under the Prepetition Loan Documents, in respect of this Interim Order, or in respect of the Prepetition Collateral either prior to or after the occurrence of any Event of Default (as defined above).

(d)    If any or all of the provisions of this Interim Order are hereafter reversed, modified, vacated or stayed, such reversal, modification, vacatur, or stay shall not affect: (i) the validity, priority, or enforceability of any DIP Obligations or Adequate Protection Obligations incurred prior to the actual receipt of written notice by the DIP Agent or the Prepetition Agents, as applicable, of the effective date of such reversal, modification, vacatur, or stay; or (ii) the validity, priority, or enforceability of the DIP Liens or the Credit Facility Adequate Protection Liens. Notwithstanding any such reversal, modification, vacatur, or stay of any use of any Prepetition Secured Parties’ Cash Collateral, DIP Obligations, DIP Liens, Adequate Protection Obligations or Credit Facility Adequate Protection Liens incurred by the Debtors to the DIP Secured Parties, or the Prepetition Secured Parties, as the case may be, prior to the actual receipt of written notice by the DIP Agent or the Prepetition Agents, as applicable, of the effective date of such reversal, modification, vacatur or stay shall be governed in all respects by the original provisions of this Interim Order, and the DIP Secured Parties and the Prepetition Secured Parties, as applicable, shall be entitled to all the rights, remedies, privileges, and benefits granted in sections 364(e) and 363(m) of the Bankruptcy Code, this Interim Order, and the DIP Documents with respect to all uses of Prepetition Secured Parties’ Cash Collateral, DIP Obligations and Adequate Protection Obligations.

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(e)    Except as expressly provided in this Interim Order or in the DIP Documents, the DIP Liens, the DIP Superpriority Claims, the Credit Facility Adequate Protection Liens, the Adequate Protection Obligations, the Credit Facility 507(b) Claims, and all other rights and remedies of the DIP Secured Parties and the Prepetition Secured Parties granted by the provisions of this Interim Order and the DIP Documents shall survive, and shall not be modified, impaired or discharged by: (i) the entry of an order converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, dismissing any of the Chapter 11 Cases or terminating the joint administration of these Chapter 11 Cases or by any other act or omission; (ii) the entry of an order approving the sale of any DIP Collateral pursuant to section 363(b) of the Bankruptcy Code (except to the extent permitted by the DIP Documents); (iii) the entry of an order confirming a chapter 11 plan in any of the Chapter 11 Cases and, pursuant to section 1141(d)(4) of the Bankruptcy Code, the Debtors have waived any discharge as to any remaining DIP Obligations or Adequate Protection Obligations; or (iv) any other act or omission. The terms and provisions of this Interim Order and the DIP Documents shall continue in these Chapter 11 Cases, in any Successor Cases if these Chapter 11 Cases cease to be jointly administered, and in any superseding chapter 7 cases under the Bankruptcy Code, and the DIP Liens, the DIP Superpriority Claims, the Credit Facility Adequate Protection Liens, the Adequate Protection Obligations, and all other rights and remedies of the DIP Secured Parties and the Prepetition Secured Parties granted by the provisions of this Interim Order and the DIP Documents shall continue in full force and effect until the DIP Obligations (other than contingent obligations for which no claim has been asserted) are indefeasibly paid in full in cash, as set forth herein and in the DIP Documents, and the Commitments have been terminated.

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18.    Effect of Stipulations on Third Parties. The Debtors’ stipulations, admissions, agreements, and releases contained in this Interim Order shall be binding upon the Debtors, but not their estates, in all circumstances and for all purposes. The Debtors’ stipulations, admissions, agreements and releases contained in this Interim Order shall be binding upon all other parties in interest, including any statutory or non-statutory committees appointed or formed in the Chapter 11 Cases (including the Creditors’ Committee, if appointed) and any other person or entity acting or seeking to act on behalf of the Debtors’ estates, including any chapter 7 or chapter 11 trustee or examiner appointed or elected for any of the Debtors, in all circumstances and for all purposes unless: (a) such committee or any other party in interest with requisite standing (subject in all respects to any agreement or applicable law that may limit or affect such entity’s right or ability to do so), has timely filed an adversary proceeding or contested matter (subject to the limitations contained herein, including, inter alia, in this paragraph 18) by no later than (i) (x) with respect to parties in interest with requisite standing other than the Creditors’ Committee, 75 calendar days after entry of the Final Order and (y) with respect to the Creditors’ Committee, 60 calendar days after the entry of the Final Order, (ii) any such later date as has been agreed to, in writing, by the Prepetition Agents (with the consent of the Requisite Lenders (as defined in the Prepetition Credit Agreements)) and the DIP Agent (with the consent of the Required DIP Lenders), as applicable, and (iii) any such later date as has been ordered by the Court for cause upon a motion filed and served within any applicable period of time set forth in this paragraph (the time period established by the foregoing clauses (i), (ii), and (iii), the “Challenge Period”), in each case (A) objecting to or challenging the amount, validity, perfection, enforceability, priority, or extent of the Prepetition Credit Facility Debt, the Prepetition Loan Documents, the Prepetition Collateral, or the Prepetition Credit Facility Liens, or (B) otherwise asserting or prosecuting any action for preferences, fraudulent transfers or conveyances, other avoidance power claims or any other claims, counterclaims or causes of action, objections, contests or defenses (collectively, the “Challenges”) against the Prepetition Secured Parties or their Representatives in connection with matters related to the Prepetition Loan Documents, the Prepetition Credit Facility Debt, the Prepetition Credit Facility Liens, and the Prepetition Collateral; and (b) there is a final non-appealable order in favor of the plaintiff sustaining any such Challenge in any such timely filed adversary proceeding or contested matter; provided, however, that any pleadings filed in connection with any Challenge shall set forth with specificity the basis for such challenge or claim and any challenges or claims not so specified prior to the expiration of the Challenge Period shall be deemed forever, waived, released, and barred. Notwithstanding the foregoing, in the event that, prior to the expiration of the Challenge Period, (x) these Chapter 11 Cases are converted to cases under chapter 7 of the Bankruptcy Code or (y) a chapter 11 trustee is appointed in these Chapter 11 Cases, then in each such case, the Challenge Period shall be extended for a period of 60 days solely with respect to any Trustee. If no such Challenge is timely and properly filed during the Challenge Period or the Court does not rule in favor of the plaintiff in any such proceeding then: (a) the Debtors’ stipulations, admissions, agreements and releases contained in this Interim Order shall be binding on all parties in interest, including the Creditors’ Committee (if appointed); (b) the obligations of the applicable Debtors under the Prepetition Loan Documents, including the Prepetition Credit Facility Debt, shall constitute allowed claims not subject to defense, claim, counterclaim, recharacterization, subordination, recoupment, offset or avoidance, for all purposes in the Chapter 11 Cases, and any subsequent chapter 7 case(s); (c) the Prepetition Credit Facility Liens on the Prepetition Collateral shall be deemed to have been, as of the Petition Date, legal, valid, binding, perfected, security interests and liens, not subject to recharacterization, subordination, avoidance or other defense; and (d) the Prepetition Credit Facility Debt and the Prepetition Credit Facility Liens on the Prepetition Collateral shall not be subject to any other or further claim or challenge by the Creditors’ Committee (if appointed), any non-statutory committees appointed or formed in the Chapter 11 Cases, or any other party‑in‑interest acting or seeking to act on behalf of the Debtors’ estates, including any successor thereto (including any chapter 7 trustee or chapter 11 trustee or examiner appointed or elected for any of the Debtors) and any defenses, claims, causes of action, counterclaims and offsets by the Creditors’ Committee (if appointed), any non-statutory committees appointed or formed in the Chapter 11 Cases, or any other party acting or seeking to act on behalf of the Debtors’ estates, including any successor thereto (including any chapter 7 trustee or chapter 11 trustee or examiner appointed or elected for any of the Debtors), whether arising under the Bankruptcy Code or otherwise, against any of the Prepetition Secured Parties and their Representatives arising out of or relating to any of the Prepetition Loan Documents shall be deemed forever waived, released, and barred. If any such Challenge is timely filed during the Challenge Period, the stipulations, admissions, agreements and releases contained in this Interim Order shall nonetheless remain binding and preclusive (as provided in the second sentence of this paragraph) on any statutory or nonstatutory committee appointed or formed in the Chapter 11 Cases, including the Creditors’ Committee (if appointed), and on any other person or entity, except to the extent that such stipulations, admissions, agreements and releases were expressly and successfully challenged in such Challenge as set forth in a final, non-appealable order of a court of competent jurisdiction. Nothing in this Interim Order vests or confers on any Person (as defined in the Bankruptcy Code), including the Creditors’ Committee (if appointed) or any non‑statutory committees appointed or formed in these Chapter 11 Cases, standing or authority to pursue any claim or cause of action belonging to the Debtors or their estates, including Challenges with respect to the Prepetition Loan Documents, the Prepetition Credit Facility Debt, the Prepetition Collateral or the Prepetition Credit Facility Liens.

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19.    Limitation on Use of DIP Financing Proceeds, DIP Collateral, and the Prepetition Collateral. Notwithstanding anything to the contrary set forth in this Interim Order, none of the DIP Term Loan Facility, the DIP Collateral, the Prepetition Collateral, or the Carve Out or proceeds thereof may be used: (a) to investigate (including by way of threatened initiation or prosecution, examinations or discovery proceedings), initiate, assert, prosecute, join, commence support or finance the initiation or prosecution of any claim, counterclaim, action, suit, arbitration, proceeding, application, motion, objection, defense, adversary proceeding or other litigation of any type (i) against any of the DIP Secured Parties, the Prepetition Agents, or the Prepetition Lenders (each in their capacities as such), and each of their respective officers, directors, employees, agents, representatives, attorneys, consultants, financial advisors, affiliates, assigns, or successors, with respect to any transaction, occurrence, omission, action or other matter (including formal discovery proceedings in anticipation thereof), including any so-called “lender liability” claims and causes of action, or seeking relief that would impair the rights and remedies of the DIP Agent, the DIP Lenders, the Prepetition Agents, or the Prepetition Lenders (each in their capacities as such) under the DIP Documents, the Prepetition Loan Documents, or this Interim Order, including for the payment of any services rendered by the professionals retained by the Debtors or any Creditors’ Committee (if appointed) in connection with the assertion of or joinder in any claim, counterclaim, action, suit, arbitration, proceeding, application, motion, objection, defense, adversary proceeding or other contested matter, the purpose of which is to seek, or the result of which would be to obtain, any order, judgment, determination, declaration, or similar relief that would impair the ability of any of the DIP Secured Parties, the Prepetition Agents, or the Prepetition Lenders to recover on the DIP Collateral or the Prepetition Collateral or seeking affirmative relief against any of the DIP Secured Parties, the Prepetition Agents, or the Prepetition Lenders related to the DIP Obligations, DIP Liens, DIP Superpriority Claims, the Prepetition Credit Facility Liens or the Prepetition Credit Facility Debt; (ii) invalidating, setting aside, avoiding, or subordinating, in whole or in part, the DIP Obligations or the DIP Agent’s and the DIP Lenders’ liens or security interests in the DIP Collateral, the Prepetition Credit Facility Debt or the Prepetition Credit Facility Liens, as applicable; or (iii) for monetary, injunctive, or other affirmative relief against the DIP Agent, the DIP Lenders, the Prepetition Agents, or the Prepetition Lenders, or the DIP Lenders’ or the Prepetition Lenders’ respective liens on or security interests in the DIP Collateral or the Prepetition Collateral that would impair the ability of any of the DIP Secured Parties, the Prepetition Agents, or the Prepetition Lenders, as applicable, to assert or enforce any lien, claim, right, or security interest or to realize or recover on the DIP Obligations or the Prepetition Credit Facility Debt, to the extent applicable; (b) for objecting to or challenging in any way the legality, validity, priority, perfection, or enforceability of the claims, liens, or interests (including the Prepetition Credit Facility Liens) held by or on behalf of each of the Prepetition Secured Parties related to the Prepetition Credit Facility Debt or by or on behalf of the DIP Secured Parties related to the DIP Obligations; (c) for asserting, commencing, or prosecuting any claims or causes of action whatsoever, including any Avoidance Actions (as defined herein) related to the DIP Obligations, the DIP Liens, the Prepetition Credit Facility Debt, or the Prepetition Credit Facility Liens, including pursuant to sections 105, 510, 544, 547, 548, 549, 550 or 552 of the Bankruptcy Code, applicable non-bankruptcy law or otherwise; (d) for prosecuting an objection to, contesting in any manner, or raising any defenses to, the validity, extent, amount, perfection, priority, or enforceability of: (x) any of the DIP Liens or any other rights or interests of the DIP Secured Parties related to the DIP Obligations or the DIP Liens or (y) any of the Prepetition Credit Facility Liens or any other rights or interests of any of the Prepetition Secured Parties related to the Prepetition Credit Facility Debt or the Prepetition Credit Facility Liens; (e) to prevent, hinder, or otherwise delay or interfere with the Prepetition Secured Parties’ or the DIP Secured Parties’, as applicable, enforcement or realization on the Prepetition Credit Facility Debt, Prepetition Collateral, DIP Obligations, DIP Collateral, and the liens, claims, and rights granted to such parties under this Interim Order and the Final Order, each in accordance with the DIP Documents, the Prepetition Loan Documents or this Interim Order in contravention of the Debtors’ stipulations set forth herein; (f) to seek to modify any of the rights and remedies granted to the Prepetition Secured Parties, the DIP Secured Parties under this Interim Order, the Prepetition Loan Documents or the DIP Documents, as applicable; (g) to apply to the Court for authority to approve superpriority claims or grant liens (other than the liens permitted pursuant to the DIP Documents) or security interests in the DIP Collateral or any portion thereof that are senior to, or on parity with, the DIP Liens, DIP Superpriority Claims, adequate protection liens and superpriority claims and liens granted to the Prepetition Secured Parties; or (h) to pay or to seek to pay any amount on account of any claims arising prior to the Petition Date unless such payments are approved or authorized by the Bankruptcy Court, agreed to in writing by the Required DIP Lenders, expressly permitted under this Interim Order, or permitted under the DIP Documents (including the Approved Budget), in each case unless all DIP Obligations, Prepetition Credit Facility Debt, adequate protection obligations, and claims granted to the DIP Secured Parties or the Prepetition Secured Parties under this Interim Order, have been refinanced or paid in full in cash (including the cash collateralization of any letters of credit) or otherwise agreed to in writing by the Required DIP Lenders; provided, however, no more than $50,000 of the proceeds of the DIP Term Loan Facility, the DIP Collateral or the Prepetition Collateral in the aggregate, may be used by the Creditors’ Committee, if appointed, solely to investigate (but not objecting to, prosecuting, challenging, litigating (including by way of discovery), opposing, or seeking to subordinate or recharacterize), within the Challenge Period (as defined below), the legality, validity, priority, perfection, enforceability or extent of the claims, liens, or interests (including the Prepetition Credit Facility Liens) held by or on behalf of each of the Prepetition Secured Parties related to the Prepetition Credit Facility Debt.

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20.    Loss or Damage to Collateral. Nothing in this Interim Order, the DIP Documents, or any other documents related to the transactions contemplated by the DIP Documents shall in any way be construed or interpreted to impose or allow the imposition upon any of the DIP Secured Parties or any of the Prepetition Secured Parties of any liability for any claims arising from the prepetition or postpetition activities of the Debtors in the operation of their business, or in connection with their restructuring efforts. In addition, (a) the DIP Secured Parties (so long as such DIP Secured Party complies with its obligations under the DIP Documents and their obligations, if any, under applicable law (including the Bankruptcy Code)) and the Prepetition Secured Parties shall not, in any way or manner, be liable or responsible for (i) the safekeeping of the DIP Collateral or the Prepetition Collateral, as applicable, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, servicer, bailee, custodian, forwarding agency, or other person and (b) all risk of loss, damage, or destruction of the DIP Collateral and the Prepetition Collateral shall be borne by the Debtors other than such loss, damage or destruction caused by the DIP Secured Parties, or the Prepetition Secured Parties, as applicable.

21.    Interim Order Governs. In the event of any inconsistency between the provisions of this Interim Order and the DIP Documents or any other order entered by this Court, other than the Final Order, the provisions of this Interim Order shall govern. Notwithstanding anything to the contrary in any other order entered by this Court, any payment made pursuant to any authorization contained in any other order entered by this Court shall be consistent with and subject to the requirements set forth in this Interim Order and the DIP Documents.

22.    Binding Effect; Successors and Assigns. The DIP Documents and the provisions of this Interim Order, including all findings herein, shall be binding upon all parties in interest in these Chapter 11 Cases, including the DIP Secured Parties, the Prepetition Secured Parties, the Creditors’ Committee (if appointed), any other statutory or non‑statutory committees appointed or formed in these Chapter 11 Cases, the Debtors and their respective successors and assigns (including any chapter 7 or chapter 11 trustee hereinafter appointed or elected for the estate of any of the Debtors, an examiner appointed pursuant to section 1104 of the Bankruptcy Code, or any other fiduciary appointed as a legal representative of any of the Debtors or with respect to the property of the estate of any of the Debtors) and shall inure to the benefit of the DIP Secured Parties, the Prepetition Secured Parties, and the Debtors and their respective successors and assigns; provided that the DIP Secured Parties and the Prepetition Secured Parties shall have no obligation to permit the use of the DIP Collateral or the Prepetition Collateral, as applicable, by, or to extend any financing to, any chapter 7 trustee, chapter 11 trustee, or similar responsible person appointed for the estates of the Debtors.

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23.    Limitation of Liability.

(a)    In determining to make any loan or other extension of credit under the DIP Documents or in exercising any rights or remedies as and when permitted pursuant to this Interim Order, the DIP Documents, or the Prepetition Loan Documents, none of the DIP Secured Parties or the Prepetition Secured Parties shall (i) be deemed to be in “control” of the operations of the Debtors; (ii) owe any fiduciary duty to the Debtors, their respective creditors, shareholders or estates or constitute or be deemed to constitute a joint venture or partnership with any of the Debtors; or (iii) be deemed to be acting as a “Responsible Person” or “Owner” or “Operator” or “managing agent” with respect to the operation or management of the Debtors (as such terms or similar terms are used in the United States Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601, et seq., as amended, or any similar federal or state statute).

24.    Master Proof of Claim. The Prepetition Agents, any other Prepetition Secured Parties, the DIP Agent, any other Secured Parties and the indenture trustee under that certain Indenture dated as of March 24, 2015, as supplemented on August 4, 2017, by and among WPG LP, as issuer, and U.S. Bank National Association, as trustee shall not be required to file proofs of claim in the Chapter 11 Cases or any Successor Cases in order to assert claims for payment of, any principal, unpaid interest, fees, expenses and other amounts due under the Prepetition Credit Facility Debt arising under the Prepetition Loan Documents or the DIP Obligations arising under the DIP Documents, or such indenture, as applicable. However, in order to facilitate the processing of claims, to ease the burden upon the Court and to reduce an unnecessary expense to the Debtors’ estates, each of the Prepetition Agents and the DIP Agent is authorized to file in the Debtors’ lead chapter 11 case In re Washington Prime Group, Inc., Case No. [●], a master proof of claim on behalf of its respective Prepetition Secured Parties and DIP Secured Parties on account of any and all of their respective claims arising under the applicable Prepetition Loan Documents, the DIP Documents and hereunder (each, a “Master Proof of Claim”) against each of the applicable Debtors. Upon the filing of a Master Proof of Claim by any of the Prepetition Agents or the DIP Agent, such entity shall be deemed to have filed a proof of claim in the amount set forth opposite its name therein in respect of its claims against each of the applicable Debtors of any type or nature whatsoever with respect to the applicable Prepetition Loan Documents or the DIP Credit Documents, and the claim of each applicable Prepetition Secured Party or DIP Secured Party (and each of their respective successors and assigns) named in a Master Proof of Claim shall be treated as if such entity had filed a separate proof of claim in each of these Chapter 11 Cases. The Master Proof of Claim shall not be required to identify whether any Prepetition Secured Party or DIP Secured Party acquired its claim from another party and the identity of any such party or to be amended to reflect a change in the holders of the claims set forth therein or a reallocation among such holders of the claims asserted therein resulting from the transfer of all or any portion of such claims. The provisions of this paragraph 24 and each Master Proof of Claim are intended solely for the purpose of administrative convenience and shall not affect the right of each Prepetition Secured Party or DIP Secured Party (or their successors in interest) to vote separately on any plan proposed in these Chapter 11 Cases. The Master Proof of Claim shall not be required to attach any instruments, agreements or other documents evidencing the obligations owing by each of the applicable Debtors to the applicable Prepetition Secured Parties or DIP Secured Parties, which instruments, agreements or other documents will be provided upon written request to counsel to the Prepetition Agents or DIP Agent, as applicable.

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25.    Insurance. The DIP Agent, for the benefit of the DIP Secured Parties is deemed to be an additional insured and lender loss payee under the Debtors’ insurance policies, including those in respect of or relating to the DIP Collateral, and shall act in that capacity and distribute any proceeds recovered or received in respect of any such insurance policies (other than in respect of Prepetition Collateral) in accordance with the DIP Documents.

26.    Effectiveness. This Interim Order shall constitute findings of fact and conclusions of law in accordance with Bankruptcy Rule 7052 and shall take effect and be fully enforceable effective as of the Petition Date immediately upon entry hereof. Notwithstanding Bankruptcy Rules 4001(a)(3), 6004(h), 6006(d), 7062, or 9014 or any Bankruptcy Local Rule, or Rule 62(a) of the Federal Rules of Civil Procedure, this Interim Order shall be immediately effective and enforceable upon its entry and there shall be no stay of execution or effectiveness of this Interim Order.

27.    Headings; Rules of Construction. Section headings used herein are for convenience only and are not to affect the construction of or to be taken into consideration in interpreting this Interim Order. Where used in this Interim Order, the word “including” shall not imply limitation.

28.    Payments Held in Trust. Except as expressly permitted in this Interim Order or the DIP Documents, in the event that any person or entity receives any payment on account of a security interest in DIP Collateral, receives any DIP Collateral or any proceeds of DIP Collateral or receives any other payment with respect thereto from any other source prior to indefeasible payment in full in cash of all DIP Obligations (other than contingent obligations for which no claim has been asserted), and termination of the Commitments in accordance with the DIP Documents, such person or entity shall be deemed to have received, and shall hold, any such payment or proceeds of DIP Collateral in trust for the benefit of the DIP Secured Parties and shall immediately turn over such proceeds to the DIP Agent, or as otherwise instructed by this Court, for application in accordance with the DIP Documents and this Interim Order.

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29.    Taxing Authorities. Notwithstanding any other provisions included in this Interim Order, or any agreements approved hereby, any statutory liens (collectively, the “Tax Liens”) of any taxing authorities (collectively, the “Taxing Authorities”) shall not be primed by nor made subordinate to any liens granted to any party hereby to the extent such Tax Liens are valid, senior, perfected, and unavoidable, and all parties’ rights to object to the priority, validity, amount, and extent of the claims and liens asserted by the Taxing Authorities are fully preserved.

30.    Miscellaneous. Upon reasonable request of any of the DIP Secured Parties or the Prepetition Secured Parties, the Debtors shall make themselves (as well as, to the extent appropriate, their relevant advisors) reasonably available (including for reasonable weekly telephone conferences) to discuss with the DIP Secured Parties and the Prepetition Secured Parties and/or their counsel significant items and developments in the Chapter 11 Cases, including with respect to, as applicable, any material contracts, any material litigation, and any material operational or regulatory items; provided, that nothing in this paragraph 30 shall require the Debtors (or any of their advisors) to take any action that would conflict with any applicable requirements of law or any binding agreement, or that would waive any attorney‑client or similar privilege.

31.    Credit Bidding. (a) The DIP Agent, acting at the direction of the Required DIP Lenders, shall have the right, to credit bid, in accordance with the DIP Documents, including Section 12.13 of the DIP Credit Agreement, up to the full amount of the DIP Obligations in any sale of the DIP Collateral, and (b) subject to the Intercreditor Agreement and to any successful Challenge, the Prepetition Secured Parties shall have the right to credit bid up to the full amount of the Prepetition Credit Facility Debt secured by Prepetition Collateral in any sale of the Prepetition Collateral, in each case, as provided for in section 363(k) of the Bankruptcy Code, without the need for further Court order authorizing the same and whether any such sale is effectuated through section 363 or 1129(b) of the Bankruptcy Code, by a chapter 7 trustee under section 725 of the Bankruptcy Code, or otherwise. The DIP Agent (in accordance with the DIP Documents) shall be authorized to assign, sell or otherwise dispose of their respective rights to credit bid in connection with any credit bid by or on behalf of the DIP Lenders to any acquisition vehicle or vehicles formed in connection with such bid.

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32.    Bankruptcy Rules. The requirements of Bankruptcy Rules 4001, 6003 and 6004, in each case to the extent applicable, are satisfied by the contents of the DIP Motion.

33.    Necessary Action. The Debtors are authorized to take all such actions as are necessary or appropriate to implement the terms of this Interim Order.

34.    Retention of Jurisdiction. The Court shall retain jurisdiction to enforce the provisions of this Interim Order, and this retention of jurisdiction shall survive the confirmation and consummation of any chapter 11 plan for any one or more of the Debtors notwithstanding the terms or provisions of any such chapter 11 plan or any order confirming any such chapter 11 plan.

35.    Final Hearing. The Final Hearing is scheduled for [●], 2021 at [●] before this Court.

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36.    Objections. Any party in interest objecting to the relief sought at the Final Hearing shall file and serve written objections, which objections shall be served upon (a) the U.S. Trustee; (b) entities listed as holding the 50 largest unsecured claims against the Debtors (on a consolidated basis); (c) the Debtors; (d) counsel to the Debtors, Kirkland & Ellis LLP, 300 N. LaSalle Drive, Chicago, Illinois 60654 (Attn.: Chad J. Husnick, P.C.) and 601 Lexington Avenue, New York, New York 10022 (Attn.: Joshua A. Sussberg, P.C., Alexander J. Nicas, and Scott J. Vail); (e) counsel to the DIP Agent, Mayer Brown LLP, 1221 Avenue of the Americas, New York, NY 10019, Attn.: Lucy F. Kweskin; (f) counsel to certain DIP Lenders, Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, NY 10017, Attn.: Damian S. Schaible, Angela Libby, and Aryeh Ethan Falk; (g) counsel to certain DIP Lenders, Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, NY 10019, Attn.: Joshua A. Feltman; (h) counsel to Weberstown Term Loan Agent and the 2015 Credit Facility Agent, Mayer Brown LLP, 1221 Avenue of the Americas, New York, NY 10019, Attn.: Lucy F. Kweskin; the Prepetition Agents; (i) [__]; (j) [___] (k) the Office of the United States Attorney for the Southern District of Texas; (l) the state attorneys general for states in which the Debtors conduct business; (m) the Internal Revenue Service; (m) the Securities and Exchange Commission; and (n) any other party that has filed a request for notices with this Court, in each case to allow actual receipt by the foregoing no later than [●], 2021 at 4:00 p.m., prevailing Central Time.

37.    The Debtors shall promptly serve copies of this Interim Order (which shall constitute adequate notice of the Final Hearing, including notice that the Debtors will seek approval at the Final Hearing of waiver of rights under sections 506(c) and 552(b) of the Bankruptcy Code each with respect to the Prepetition Collateral for the period following entry of the Final Order) to the parties having been given notice of the Interim Hearing, to any party that has filed a request for notices with this Court and to the Creditors’ Committee after the same has been appointed, or such Creditors’ Committee’s counsel, if the same shall have been appointed.

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Dated: ____________, 2021

THE HONORABLE [●] UNITED STATES BANKRUPTCY JUDGE

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Exhibit 1

Approved Budget

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Schedule A

Principal DIP Collateral Properties

“Principal DIP Collateral Properties” shall mean, collectively, (1) the real property or ground leases described below in this Schedule A (the “Land”); (2) all rights, tenements, hereditaments, rights of way, easements, privileges, appendages and appurtenances relating or appertaining to the Land or Improvements (as defined below) in each case whether now owned or hereinafter acquired, and including all water and water rights, sewer and sewer rights, ditches and ditch rights, minerals, oil and gas rights, royalties, (to the extent assignable) lease or leasehold interests owned by the applicable Principal DIP Grantor, now or hereafter acquired or used in connection with or appurtenant to or related to the Land or Improvements (as defined below) and all interests of each of the applicable Debtors in and to streets, roads, alleys, and public places, now or hereafter acquired or used in connection with the Land or Improvements, and, to the extent assignable, all existing or future licenses, contracts, permits, and agreements required or used in connection with the ownership, operation, or maintenance of the Land or Improvements, and any and all insurance proceeds, and any and all awards, including interest, previously or hereafter made to the applicable Debtors for taking by eminent domain or in lieu thereof (collectively, the “Other Rights”); (3) all buildings, structures and other improvements of every kind and description now owned or hereafter acquired or erected or placed on the Land (the “Improvements”) and all materials intended for construction, reconstruction, alteration, and repair of such Improvements now or hereafter erected thereon, all of which materials shall be deemed to be included within the Premises (as defined below) immediately upon the delivery thereof to the Land, and all fixtures (excepting any item of tangible personal property belonging to tenants under leases or any management agreement) now owned or hereafter acquired by the applicable Debtors and attached to or contained in and used in connection with the Land and Improvements, including all non-portable apparatus, machinery, equipment, motors, elevators, supplies, fittings, radiators, ranges, awnings, shades, screens, blinds, carpeting, and all plumbing, heating, lighting, cooking, laundry, ventilating, refrigerating, incinerating, air conditioning, and sprinkler equipment and fixtures and appurtenances thereto and all renewals or replacements thereof or articles in substitution thereof and all equipment, inventory and other goods in which the applicable Principal DIP Grantor now has or hereafter acquires any rights and that are or are to become fixtures (as defined in the UCC, defined below), whether or not the same are or shall be attached to the Land and Improvements in any manner, together with all goods, accounts, raw materials, inventory, general intangibles, instruments, contract rights and chattel paper, including all such items as defined in the UCC, now owned or hereafter acquired by any Principal DIP Grantor and now or hereafter affixed to, placed upon, used in connection with, arising from or otherwise related to the Premises (the “Tangible Personalty”) and all proceeds of the Tangible Personalty (the Land, Other Rights, Improvements, Tangible Personalty, and all proceeds described in (1)–(3), together with all proceeds thereof, collectively, the “Premises”); (4) all of the applicable Debtors’ right, title and interest in all reserves, deferred payments, deposits, re-funds and claims of any nature relating to the Premises, security deposits (if permitted), rents, issues, profits, royalties, proceeds and revenues of the Premises from time to time accruing and all existing and future leases, subleases, licenses, concessions, occupancy agreements and other agreements (written or oral, now or at any time in effect) pursuant to which each such Debtor grants a possessory interest in, or right for the use and occupancy of all or part of the Premises, together with all related security, guarantees and security deposits (if permitted) of the lessee’s obligations thereunder, whether oral or written, for a definite term or month-to-month, and all of the related rents, fees, revenues, royalties, income, proceeds, profits, accounts receivable, security and other types of deposits, and other benefits paid or payable by parties in connection therewith for using, leasing, licensing, possessing, operating from, residing in, selling or otherwise enjoying the Premises; (5) all insurance policies and proceeds thereof, all condemnation awards, damages, remunerations, reimbursements, settlements or compensation hereafter to be made by any governmental authority pertaining to any condemnation or other taking (or purchase in lieu thereof) of all or any portion of the Premises; (6) to the extent assignable, any and all (to the extent assignable) leases of personal property (including equipment leases), rental agreements, sales contracts, management contracts, franchise agreements, construction contracts, architects’ contracts, technical services agreements, engineers contracts, maintenance agreements, service contracts, utility contracts, listing agreements, guaranties, indemnities, warranties, and other contracts, licenses, and permits now or hereunder affecting the Premises, refunds of real estate taxes and assessments and any other governmental impositions related to the Premises, approvals, actions, and causes of action that now or hereafter relate to, are derived from, or are used in connection with the Premises, or the use, operation, maintenance, occupancy, or enjoyment thereof or the conduct of any business or activities thereon, together with all accessions, replacements and substitutions for any of the foregoing and all proceeds thereof; and (7) any and all right, title and interest of the applicable Debtor in and to any and all drawings, plans, specifications, file materials, operating and maintenance records, catalogues, tenant lists, correspondence, advertising materials, operating manuals, warranties, guarantees, appraisals, studies and data relating to the Premises or the construction of any alteration relating to the Premises in each case, in the applicable Debtor’s possession and to the extent assignable.

[DESCRIPTION OF LAND TO BE ADDED]

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Schedule B

Principal DIP Pledged Equity

Schedule C

Prepetition Guarantors, Pledgors, and Pledged Subsidiaries

Schedule D

Prepetition Mortgaged Properties

Schedule E

O’Connor Joint Ventures

1.	WPG-OC JV, L.P. (a Delaware Limited Partnership)
2.	WPG-OC JV II, L.P. (a Delaware Limited Partnership)
3.	WPG-OC JV III, LP (a Delaware Limited Partnership)
4.	WPG-OC JV IV, L.P. (a Delaware Limited Partnership)
5.	WPG-OC JV V, L.P. (a Delaware Limited Partnership)
6.	WPG-OC JV VI, L.P. (a Delaware Limited Partnership)
7.	WPG-OC JV VII, L.P. (a Delaware Limited Partnership)

Schedule F

Outparcels